                                                     [LOGO]

July 30, 1999

Dear CAI Shareholder:

    I cordially invite you to attend a special meeting of the shareholders of CAI Wireless Systems, Inc. to be held on August 31, 1999, at 10:00 a.m., Eastern time, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103.

    At this meeting, shareholders of record on July 28, 1999 will vote upon a proposal to approve an Agreement and Plan of Merger, dated as of April 26, 1999, by and among CAI Wireless Systems, Inc., MCI WORLDCOM, Inc. and Cardinal Acquisition Subsidiary Inc., a wholly-owned subsidiary of MCI WorldCom, and the transactions contemplated by the merger agreement. The merger agreement provides, among other things, that:

    - Cardinal Acquisition Subsidiary will merge with and into CAI;

    - CAI will continue as the surviving corporation and will become a wholly-owned subsidiary of MCI WorldCom; and

    - each CAI common share issued and outstanding at the effective time of the merger (other than shares held by MCI WorldCom, Cardinal Acquisition Subsidiary, CAI, and shareholders, if any, who properly exercise their dissenters' rights under Connecticut law) will convert into the right to receive $28.00 per share in cash, without interest.

    Consummation of the merger is subject to certain conditions, including approval of the merger agreement by the affirmative vote of the holders of at least two-thirds of the outstanding CAI common shares. MCI WorldCom held approximately 62.0% of the outstanding CAI common shares as of the record date. MCI WorldCom has agreed to vote all CAI common shares held by it on the record date in favor of the merger. The merger agreement and the merger are more fully described in the accompanying proxy statement.

    The CAI board has reviewed and considered the terms and conditions of the merger agreement, has determined that the merger is in the best interests of CAI and its shareholders and has approved the merger agreement. CAI's financial advisor, BT Alex. Brown Incorporated, rendered to the CAI board a written opinion dated April 26, 1999 to the effect that, as of such date and based upon and subject to the matters stated in the opinion, the $28.00 per share price to be received in the merger by the holders of CAI common shares was fair, from a financial point of view, to such holders (other than MCI WorldCom and its affiliates).

    THE CAI BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

    Please read the enclosed information carefully before completing and returning your proxy card. Returning your proxy card as soon as possible will ensure your vote is counted at the meeting, whether or not you plan to attend. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF CAI COMMON SHARES YOU OWN.

Sincerely,

/s/ Jared E. Abbruzzese

JARED E. ABBRUZZESE
Chairman of the Board of Directors
and Chief Executive Officer

                           CAI WIRELESS SYSTEMS, INC.
                          18 CORPORATE WOODS BOULEVARD
                             ALBANY, NEW YORK 12211
                           TELEPHONE: (518) 462-2632

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 31, 1999

To Our Shareholders:

    We are contacting you to notify you that a special meeting of shareholders of CAI Wireless Systems, Inc., a Connecticut corporation, will be held on August 31, 1999, at 10:00 a.m., Eastern time, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103, for the following purposes:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of April 26, 1999, by and among CAI Wireless Systems, Inc., MCI WORLDCOM, Inc., a Georgia corporation, and Cardinal Acquisition Subsidiary Inc., a Connecticut corporation and a wholly-owned subsidiary of MCI WorldCom, and the transactions contemplated by the merger agreement. The merger agreement provides, among other things, that:

    - Cardinal Acquisition Subsidiary will merge with and into CAI;

    - CAI will continue as the surviving corporation and will become a wholly-owned subsidiary of MCI WorldCom; and

    - each CAI common share issued and outstanding at the effective time of the merger (other than shares held by MCI WorldCom, Cardinal Acquisition Subsidiary, CAI and shareholders, if any, who properly exercise their dissenters' rights under Connecticut law) will convert into the right to receive $28.00 per share in cash, without interest.

    2. To transact any other business that is properly brought before the special meeting or any adjournment or postponement of the special meeting.

    The CAI board fixed the close of business on July 28, 1999 as the record date to determine the shareholders who are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Therefore, only shareholders of record on that date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

    Shareholders who do not vote in favor of the merger agreement and who otherwise comply with the applicable procedures described in Sections 33-855 through 33-868 of the Connecticut Business Corporation Act will be entitled to dissenters' rights under Section 33-856 of that statute. We have summarized for you, in the section of the accompanying proxy statement called "The Merger-- Dissenters' Rights," the provisions of Sections 33-855 through 33-368 of the Connecticut Business Corporation Act. That summary includes a description of the procedure that dissenting shareholders must follow to assert dissenters' rights. The entire text of Sections 33-855 through 33-868 of the Connecticut Business Corporation Act is attached as Annex D to the accompanying proxy statement.

    The proxy statement mailed with this notice describes the merger agreement, the proposed merger and certain actions to be taken in connection with the merger. SINCE IT IS IMPORTANT THAT YOUR CAI COMMON SHARES BE REPRESENTED AT THE SPECIAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING. Your proxy, if properly executed, will be voted in the manner directed by you; if no direction is made, your proxy will be voted "FOR" approval of the merger agreement.

    PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, WE WILL SEND YOU INSTRUCTIONS FOR SURRENDERING YOUR CERTIFICATES.

                                          By Order of the Board of Directors,
                                          WAYNE BARR, JR.
                                          Secretary

Albany, New York
July 30, 1999

                           CAI WIRELESS SYSTEMS, INC.

                          18 CORPORATE WOODS BOULEVARD
                             ALBANY, NEW YORK 12211
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 31, 1999

    We are furnishing this proxy statement to the shareholders of CAI Wireless Systems, Inc., a Connecticut corporation, to solicit proxies for use at a special meeting of shareholders scheduled for 10:00 a.m., Eastern time, on August 31, 1999, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103, and at any adjournment or postponement of the special meeting.

    We are mailing this proxy statement and the accompanying notice, proxy card and letter on or about July 30, 1999, to shareholders entitled to receive notice of, and to vote at, the special meeting.

    At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of April 26, 1999, by and among CAI Wireless Systems, Inc., MCI WORLDCOM, Inc. and Cardinal Acquisition Subsidiary Inc., a wholly-owned subsidiary of MCI WorldCom, and the transactions contemplated by the merger agreement. The merger agreement provides, among other things, that:

    - Cardinal Acquisition Subsidiary will merge with and into CAI;

    - CAI will continue as the surviving corporation and will become a wholly-owned subsidiary of MCI WorldCom; and

    - each CAI common share issued and outstanding at the effective time of the merger (other than shares held by MCI WorldCom, Cardinal Acquisition Subsidiary, CAI and shareholders, if any, who properly exercise their dissenters' rights under Connecticut law) will convert into the right to receive $28.00 per share in cash, without interest.

    Shareholders who do not vote in favor of the merger agreement and who otherwise comply with the applicable procedures described in Sections 33-855 through 33-868 of the Connecticut Business Corporation Act will be entitled to dissenters' rights under Section 33-856 of that statute. We have summarized for you, in the section of this proxy statement called "The Merger--Dissenters' Rights," the provisions of Sections 33-855 through 33-868 of the Connecticut Business Corporation Act. That summary includes a description of the procedure that dissenting shareholders must follow to assert dissenters' rights.

    THE CAI BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

    All information in this proxy statement about MCI WorldCom and Cardinal Acquisition Subsidiary was supplied by MCI WorldCom, and CAI did not independently verify it. Except as otherwise indicated, CAI supplied or prepared all other information in this proxy statement.

Dated: July 30, 1999.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
CHAPTER I--THE MERGER......................................................................................          1
  FORWARD-LOOKING STATEMENTS...............................................................................          1
  QUESTIONS AND ANSWERS ABOUT THE MERGER...................................................................          1
  WHO CAN HELP ANSWER YOUR QUESTIONS?......................................................................          3
  MERGER INFORMATION SUMMARY...............................................................................          4
    The Companies (Page 13)................................................................................          4
    The Special Meeting (Page 57)..........................................................................          5
    Voting Rights; Votes Required for Approval (Page 57)...................................................          6
    Effects of the Merger; Merger Consideration (Page 21)..................................................          6
    Our Reasons for the Merger (Page 19)...................................................................          6
    Our Recommendation to Shareholders (Page 19)...........................................................          6
    Opinion of CAI's Financial Advisor (Page 22)...........................................................          6
    Dissenters' Rights (Page 37)...........................................................................          7
    MCI WorldCom's Interests in CAI and CS Wireless Securities; Recent Events (Pages 35 and 36)............          7
    Interests of Officers, Directors and Certain Persons in the Transaction (Page 29)......................          8
    Conditions to Closing the Transaction (Page 43)........................................................          9
    Regulatory Matters (Page 28)...........................................................................          9
    Termination of the Merger Agreement (Page 50)..........................................................         10
    Payment of Fees (Page 50)..............................................................................         11
    Restrictions on Alternative Transactions (Page 47).....................................................         11
    Accounting Treatment (Page 26).........................................................................         11
    Material Federal Income Tax Consequences (Page 27).....................................................         11
    Market Prices of CAI Common Stock (Page 115)...........................................................         11
    Selected Consolidated Financial Data...................................................................         12
  THE MERGER...............................................................................................         13
    The Companies..........................................................................................         13
      CAI Wireless Systems, Inc............................................................................         13
      MCI WORLDCOM, Inc....................................................................................         13
      Cardinal Acquisition Subsidiary Inc..................................................................         14
    Background of the Merger...............................................................................         14
    CAI's Reasons for the Merger; Recommendation of the CAI Board..........................................         19
    Effects of the Merger; Merger Consideration............................................................         21
    Opinion of CAI's Financial Advisor.....................................................................         22
      Analysis of Selected Public Companies................................................................         24
      Analysis of Selected Precedent Transactions..........................................................         24
      Discounted Cash Flow Analysis........................................................................         25
      Premium Analysis.....................................................................................         25
      Other Factors........................................................................................         25
    Accounting Treatment...................................................................................         26
    Material Federal Income Tax Consequences...............................................................         27
    Regulatory Matters.....................................................................................         28
      Antitrust............................................................................................         28
      FCC Approvals........................................................................................         28
    Interests of Certain Persons in the Merger.............................................................         29
      Interest in Options to Purchase Common Shares........................................................         29
        Management Options.................................................................................         29
        Directors' Options.................................................................................         33
      Employment Agreements and Other Arrangements.........................................................         33
      Indemnification and Insurance........................................................................         35
    Description of CAI and CS Wireless Securities Owned by MCI WorldCom....................................         35

                                                                                                               PAGE
                                                                                                             ---------
      CAI Common Shares....................................................................................         35
      Stock Option Agreement...............................................................................         35
      Senior Secured Notes Due 2000........................................................................         35
      13% Senior Notes Due 2004............................................................................         36
      Series B 11 3/8% Senior Discount Notes of CS Wireless................................................         36
    Description of Relationship Between MCI WorldCom and CS Wireless.......................................         36
    Recent Events..........................................................................................         36
    Dissenters' Rights.....................................................................................         37
  SUMMARY OF THE MERGER AGREEMENT..........................................................................         40
    General................................................................................................         40
    Merger Consideration...................................................................................         40
    Exchange of Shares.....................................................................................         41
    Treatment of Stock Options.............................................................................         41
    Representations and Warranties.........................................................................         42
    Conditions to Closing..................................................................................         43
    Covenants..............................................................................................         46
      No Solicitation......................................................................................         47
    Additional Agreements..................................................................................         48
      Shareholders Meeting.................................................................................         48
      Notification of Certain Matters......................................................................         48
      Access to Information; Confidentiality...............................................................         48
      Efforts; Cooperation.................................................................................         48
      Year 2000 Plan.......................................................................................         49
      Purchase of CAI Common Shares........................................................................         49
      Conversion of Options................................................................................         49
      Indemnification and Insurance........................................................................         49
      Fees and Expenses....................................................................................         50
      Amendment............................................................................................         50
      Extension; Waiver....................................................................................         50
    Termination, Fees, Amendment and Waiver................................................................         50
  SUMMARY OF STOCK OPTION AGREEMENT........................................................................         52
  SUMMARY OF SHAREHOLDER RIGHTS PLAN.......................................................................         54

CHAPTER II--INFORMATION ABOUT THE SPECIAL MEETING..........................................................         57
  THE SPECIAL MEETING......................................................................................         57
    General................................................................................................         57
    Matters to be Considered at the Special Meeting........................................................         57
    Record Date; Voting at the Special Meeting.............................................................         57
    Proxies, Revocation of Proxies.........................................................................         58
    Solicitation of Proxies................................................................................         59
  CERTAIN INFORMATION REGARDING CAI........................................................................         59
    General................................................................................................         59
    CAI Chapter 11 Case....................................................................................         59
    CAI Secured Facility...................................................................................         61
      General..............................................................................................         61
      Guaranties...........................................................................................         61
      Fees.................................................................................................         62
      Certain Covenants....................................................................................         62
    CAI Common Shares Issued to MLGAF......................................................................         65
    MCI WorldCom Acquisition of CAI Secured Facility.......................................................         65

                                                                                                               PAGE
                                                                                                             ---------
    CAI's 13% Senior Notes Due 2004........................................................................         65
      General..............................................................................................         65
      Maturity, Interest and Principal.....................................................................         66
      Optional Redemption..................................................................................         66
      Selection and Notice.................................................................................         66
      Certain Covenants....................................................................................         66
      Events of Default....................................................................................         67
      Defeasance or Covenant Defeasance of Indenture.......................................................         68
      Modification of the Indenture........................................................................         68
    Historical Background..................................................................................         69
    Business and Operating Strategy........................................................................         71
    CAI Markets............................................................................................         72
    CAI's Analog Subscription Video Business...............................................................         74
    Digital Subscription Video.............................................................................         75
    High-Speed Data Services...............................................................................         75
    Telephony..............................................................................................         76
    Management.............................................................................................         76
    Change of Control; Security Ownership of Certain Beneficial Owners and Management......................         78
    Employees..............................................................................................         81
    Properties.............................................................................................         81
    Legal Proceedings......................................................................................         82
  CERTAIN INFORMATION REGARDING CS WIRELESS................................................................         83
    General................................................................................................         83
    CS Wireless' Series B 11 3/8% Senior Discount Notes Due 2006...........................................         84
      General..............................................................................................         84
      Maturity, Interest and Principal.....................................................................         84
      Optional Redemption..................................................................................         84
      Certain Covenants....................................................................................         84
      Holders' Rights upon a Change of Control.............................................................         85
      Events of Default....................................................................................         86
      Defeasance or Covenant Defeasance of Indenture.......................................................         87
      Modification of the Indenture........................................................................         88
    Historical Background..................................................................................         88
    Business and Operating Strategy........................................................................         90
    CS Wireless Markets....................................................................................         91
    CS Wireless' Service Offerings And Marketing...........................................................         92
      Analog Subscription Video Services...................................................................         92
      Digital Subscription Video Services..................................................................         92
      Internet Access......................................................................................         93
      Telephone Services...................................................................................         94
      Marketing for Multiple Dwelling Units................................................................         94
  REGULATION IN THE MMDS INDUSTRY..........................................................................         94
    General................................................................................................         94
    Licensing Procedures...................................................................................         95
    Change in Control Issues...............................................................................         97
    Interference Issues....................................................................................         97
    The 1992 Cable Act.....................................................................................         98
    The Telecommunications Act of 1996.....................................................................         98
    Copyright..............................................................................................         99
    Retransmission Consent.................................................................................         99

                                                                                                               PAGE
                                                                                                             ---------
    Regulation by the FAA..................................................................................         99
    State Mandatory Access Laws............................................................................        100
  COMPETITION..............................................................................................        100
    Hard-Wire Cable........................................................................................        100
    Direct-to-Home (DTH)...................................................................................        100
    Private Cable..........................................................................................        101
    Telephone Companies....................................................................................        101
    Local Off-Air VHF/UHF Broadcasts.......................................................................        101
    Local Multi-Point Distribution Service (LMDS)..........................................................        101
    Other Competitive Factors..............................................................................        102
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................        103
  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...............................................        115
  RESIGNATION OF AUDITORS..................................................................................        115
  MARKET PRICES OF COMMON STOCK............................................................................        115
  DIVIDENDS................................................................................................        117
  INDEPENDENT AUDITORS.....................................................................................        117
  SHAREHOLDER PROPOSALS....................................................................................        117

CHAPTER III--WHERE YOU CAN FIND MORE INFORMATION...........................................................        118

FINANCIAL STATEMENTS.......................................................................................        F-1
  Financial Statements of CAI Wireless Systems, Inc. and Subsidiaries......................................        F-2
  Financial Statements of CS Wireless Systems, Inc. and Subsidiaries.......................................       F-48
  Unaudited Pro Forma Combined Financial Statements of CAI and CS Wireless.................................       F-77

AGREEMENT AND PLAN OF MERGER...................................................      ANNEX A
STOCK OPTION AGREEMENT.........................................................      ANNEX B
OPINION OF BT ALEX. BROWN INCORPORATED.........................................      ANNEX C
SECTIONS 33-855 THROUGH 33-868 OF THE CONNECTICUT BUSINESS CORPORATION ACT.....      ANNEX D

                             CHAPTER I--THE MERGER
                           FORWARD-LOOKING STATEMENTS

    This proxy statement contains certain forward-looking statements based on our estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of CAI and the surviving corporation after the merger. There are forward-looking statements throughout this proxy statement, including but not limited to in "Questions and Answers About the Transaction," "Merger Information Summary," "The Merger--Background of the Merger," "The Merger--CAI's Reasons for the Merger; Recommendation of the CAI Board," "The Merger-- Opinion of CAI's Financial Advisor," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other, similar expressions. For each of these statements, CAI claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    You should be aware that forward-looking statements involve known and unknown risks and uncertainties which may cause:

    - the actual results,

    - the financial condition of CAI and the surviving corporation,

    - the performance of CAI and the surviving corporation,

    - the achievements of CAI and the surviving corporation, or

    - industry results

to be worse than the future results, performance or achievements stated in, or implied by, those forward-looking statements.

    Do not rely on any forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of CAI and the surviving corporation. We assume no obligation to update any forward-looking statements to reflect future events or developments.

    In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

    - material adverse changes in the economic conditions in the markets served by CAI and its subsidiaries and by MCI WorldCom and its subsidiaries,

    - material changes in available technology,

    - the extent, timing and overall effects of competition from others in the subscription video, data transmission services and telephony industries, and

    - the timing of, and regulatory and other conditions associated with, the completion of the merger.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q-1:  WHY IS CAI PROPOSING THE MERGER?

A-1: For CAI, the merger presents an opportunity for it to implement its business plan with the support and assistance of a strategic partner. The merger represents the culmination of CAI's efforts to replace its former strategic partners with a large telecommunications company interested in developing its MMDS spectrum. The merger also provides CAI's shareholders the opportunity to realize a significant premium over recent market prices for their shares. In addition, the merger will enable CAI, which is currently constrained by liquidity concerns, to realize the potential advantages of its MMDS spectrum by becoming a wholly-owned subsidiary of one of the country's leading telecommunications companies. Throughout this proxy statement, when we use the term "MMDS spectrum," we mean the Multichannel Multipoint Distribution Service channels, Multichannel Distribution Service channels, Instructional Television Fixed Service channels and wireless communications service spectrum regulated by the FCC that are owned or controlled by CAI and its subsidiaries, including CS Wireless Systems, Inc., a Delaware corporation approximately 94% of the common stock of which is owned by CAI.

Q-2:  WHY IS THE CAI BOARD RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

A-2: In the opinion of the CAI board, the terms and provisions of the merger agreement and the merger are fair to and in the best interests of CAI and its shareholders. To review the background and reasons for the merger in greater detail, see pages 14 to 21.

Q-3:  PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A-3: If the merger is completed, you will receive $28.00 in cash, without interest, for each CAI common share you own.

Q-4:  WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF THE MERGER?

A-4: The merger will be taxable to you. You will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of your CAI common shares and the amount of cash you receive in the merger. If your CAI common shares are a capital asset, your gain or loss will be long-term gain or loss if your deemed holding period for your CAI common shares is more than one year at the effective time of the merger. As with any transaction of this type, you should consult your own tax advisor to understand how the merger will affect you personally.

Q-5:  WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A-5: Under Connecticut law, you are entitled to dissenters' rights. If you do not vote in favor of the merger and you properly elect to exercise your dissenters' rights as described under "The Merger-- Dissenters' Rights" and in Annex D, you may receive in the merger the "fair value" of your CAI common shares. The fair value could be equal to, less than or more than $28 per share, and a court will determine the fair value.

Q-6:  WHAT DO I NEED TO DO NOW?

A-6: PLEASE VOTE YOUR CAI COMMON SHARES AS SOON AS POSSIBLE SO THAT YOUR CAI COMMON SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. You may grant your proxy by signing your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting.

Q-7:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A-7: Send in a later-dated, signed proxy card to CAI's corporate secretary before the special meeting or attend the special meeting in person and vote.

Q-8:  IF MY CAI COMMON SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
  BROKER VOTE MY CAI COMMON SHARES FOR ME?

A-8: Your broker will vote your CAI common shares only if you provide instructions on how to vote. Your broker should contact you regarding the procedures necessary for him or her to vote your CAI common shares. Please tell your broker how you would like him or her to vote your CAI common shares. If you do not tell your broker how to vote, your CAI common shares will NOT be voted by your broker, which will have the effect of a vote "AGAINST" the transaction.

Q-9:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A-9: No. Soon after the merger is completed, we will mail you written instructions explaining how to obtain the merger consideration.

Q-10:  WHEN AND WHERE IS THE SPECIAL MEETING?

A-10: The special meeting will be held on August 31, 1999 at 10:00 a.m., Eastern time, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103.

Q-11:  WHAT IS THE EFFECT IF I DO NOT VOTE?

A-11: If you do not submit a proxy card or vote in person at the special meeting or if you abstain from voting, it will have the effect of a vote "AGAINST" the transaction. Your proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, your proxy will be voted "FOR" approval of the transaction.

Q-12:  WHO CAN VOTE AT THE SPECIAL MEETING?

A-12: Holders of CAI common shares at the close of business on July 28, 1999 may vote at the special meeting.

Q-13:  WHAT VOTE IS REQUIRED?

A-13: The merger must be approved by holders of two-thirds of the CAI common shares outstanding on July 28, 1999, the record date. MCI WorldCom recently completed the acquisition of approximately 62.0% of the outstanding CAI common shares. MCI WorldCom has agreed to vote its CAI common shares in favor of the merger.

Q-14:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A-14: We are working toward completing the merger as quickly as possible and hope to complete the merger before the end of the third calendar quarter of 1999.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

    If you have additional questions about the merger, you should contact:

                           CAI Wireless Systems, Inc.
                           18 Corporate Woods Blvd., 3rd Floor
                           Albany, New York 12211
                           (518) 462-2632
                           Attention: Corporate Secretary

    If you would like additional copies of this proxy statement or the proxy card, you should contact:

                           The Altman Group
                           60 East 42(nd) Street, Suite 1241
                           New York, New York 10165
                           (212) 681-9600
                           Attention: Ms. Jane Sullivan

                           MERGER INFORMATION SUMMARY

    THIS SECTION OF THE PROXY STATEMENT SUMMARIZES SELECTED INFORMATION ABOUT THE MERGER AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE DOCUMENTS FILED WITH SECURITIES AND EXCHANGE COMMISSION TO WHICH WE HAVE REFERRED YOU AND THE ANNEXES ATTACHED TO THIS PROXY STATEMENT. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION LATER IN THIS PROXY STATEMENT OF EACH TOPIC PRESENTED IN THIS SUMMARY. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, SINCE IT IS THE LEGAL DOCUMENT GOVERNING THE TRANSACTION.

    THROUGHOUT THIS PROXY STATEMENT WHEN WE REFER TO THE "MERGER," WE MEAN THE MERGER OF CARDINAL ACQUISITION SUBSIDIARY INC., A WHOLLY-OWNED SUBSIDIARY OF MCI WORLDCOM, WITH AND INTO CAI, AS DESCRIBED IN THE MERGER AGREEMENT. FROM AND AFTER THE CONSUMMATION OF THE MERGER, CAI WILL BE A WHOLLY-OWNED SUBSIDIARY OF MCI WORLDCOM AND WILL NO LONGER BE AN INDEPENDENTLY-OWNED ENTITY. THROUGHOUT THIS PROXY STATEMENT WHEN WE REFER TO "MMDS SPECTRUM," WE MEAN THE MULTICHANNEL MULTIPOINT DISTRIBUTION SERVICE CHANNELS, MULTICHANNEL DISTRIBUTION SERVICE CHANNELS, INSTRUCTIONAL TELEVISION FIXED SERVICE CHANNELS AND WIRELESS COMMUNICATIONS SERVICE SPECTRUM REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION THAT ARE OWNED OR CONTROLLED BY CAI AND ITS SUBSIDIARIES, INCLUDING CS WIRELESS SYSTEMS, INC., A DELAWARE CORPORATION APPROXIMATELY 94% OF THE COMMON STOCK OF WHICH IS OWNED BY CAI.

THE COMPANIES (PAGE 13)

    CAI WIRELESS SYSTEMS, INC. CAI is a Connecticut corporation, with its principal executive offices at 18 Corporate Woods Boulevard, Albany, New York 12211. CAI also maintains offices at 101 Ponds Edge Drive, Suite 300, Chadds Ford, Pennsylvania 19317, where its accounting department is located, and at 2101 Wilson Boulevard, Suite 100, Arlington, Virginia 22201, where its engineering and regulatory affairs departments are located.

    CAI, primarily through its operating subsidiaries, provided subscription television services to approximately 32,300 subscribers, as of March 31, 1999, in six operating markets utilizing MMDS spectrum. CAI also provides high-speed Internet access, utilizing its MMDS spectrum, on a wholesale basis in Boston, New York City and Rochester, New York. CAI believes that there are a total of approximately 16.1 million "estimated total service area households" (the approximate number of television households within a 35-mile radius of an operator's tower site) in the 14 primary markets where it holds significant MMDS spectrum. CAI has endeavored to develop alternative uses of its MMDS spectrum and has pursued development of other lines of business, including high-speed, two-way Internet and intranet access, as well as digital video and fixed wireless telephony services.

    CAI and one of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code on July 30, 1998. The plan of reorganization submitted by CAI and its subsidiary was confirmed by the United States Bankruptcy Court for the District of Delaware on September 30, 1998 and was consummated on October 14, 1998. CAI's business plan since emerging from bankruptcy has been to identify one or more strategic partners interested in utilizing CAI's MMDS spectrum.

    CS WIRELESS SYSTEMS, INC. In addition to its direct and indirect wholly-owned operating and licensing subsidiaries, CAI owns approximately 94% of CS Wireless Systems, Inc., a Delaware corporation with its principal executive offices at 1101 Summit Avenue, Plano, Texas 75074. As of March 31, 1999, CS Wireless provided subscription television services, utilizing its MMDS spectrum, to approximately 55,900 subscribers in 11 operating markets (exclusive of the Story City, Iowa market, contemplated to be transferred to Nucentrix Broadband Networks, Inc. (f/k/a Heartland Wireless Communications, Inc.) pursuant to the Master Agreement described in "Chapter II--Certain Information Regarding CS Wireless--Historical Background," beginning on page 88 of this proxy statement). CS Wireless also provides high-speed Internet access in its Dallas and Ft. Worth markets utilizing MMDS spectrum. CS Wireless believes that there are a total of approximately 7.7 million estimated total service area households in the 21 primary markets where it holds significant MMDS spectrum.

    CS Wireless and CAI entered into an Engineering Services and Spectrum Management Agreement, dated as of March 1, 1999, for the purpose of coordinating the efforts of CAI and CS Wireless with respect to the upcoming two-way application process at the FCC, described in this proxy statement beginning on page 96. Under the agreement, CS Wireless retained CAI's engineering staff and conferred upon CAI, subject to certain approvals by the CS Wireless board, the authority necessary for CAI to analyze, design and implement all aspects of the frequency coordination necessary for the two-way application process. CS Wireless must pay to CAI its pro rata share of the costs of the personnel provided, including related benefits, and the facility and equipment costs utilized by CAI in the delivery of the management services.

    MCI WORLDCOM, INC. MCI WORLDCOM, Inc., a Georgia corporation, is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. Organized in 1983, MCI WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers through its networks of primarily fiber optic cables, digital microwave and fixed and transportable satellite earth stations. Prior to September 15, 1998, MCI WorldCom was named WorldCom, Inc.

    MCI WorldCom is one of the first facilities-based telecommunications companies with the capability to provide consumers and businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, MCI WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, dedicated and dial-up Internet access, wireless services, 800 services, calling cards, private lines, broadband data services, debit cards, conference calling, messaging and mobility services, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to asynchronous transfer mode-based backbone service, web server hosting and integration services, dial-up networking services and interconnection via Network Access Points to Internet service providers.

    MCI WorldCom's core business is communications services, which includes voice, data, Internet, and international services. During each of the last three years, more than 90% of operating revenues were derived from communications services.

    MCI WorldCom's principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056, and its telephone number is (601) 460-5600.

    CARDINAL ACQUISITION SUBSIDIARY INC. Cardinal Acquisition Subsidiary Inc., a Connecticut corporation, is a wholly-owned subsidiary of MCI WorldCom that was created solely for the purpose of the merger described in this proxy statement. Upon consummation of the merger, Cardinal Acquisition Subsidiary's corporate existence will terminate, and CAI will continue as the surviving corporation, wholly owned by MCI WorldCom.

THE SPECIAL MEETING (PAGE 57)

    The special meeting of CAI shareholders will be held at 10:00 a.m., Eastern time, on August 31, 1999, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103. At the special meeting, CAI shareholders will be asked to approve the merger agreement providing for the merger of Cardinal Acquisition Subsidiary with and into CAI, and the transactions contemplated thereby, after which CAI will become a wholly-owned subsidiary of MCI WorldCom.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL (PAGE 57)

    You are entitled to vote at the special meeting if you owned CAI common shares as of the close of business on the record date of July 28, 1999. On the record date, there were 17,241,379 CAI common shares entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each CAI common share they owned on the record date.

    The affirmative vote of at least two-thirds of the outstanding CAI common shares is required to approve the merger agreement. MCI WorldCom recently completed the acquisition of approximately 62.0% of the outstanding CAI common shares. MCI WorldCom has agreed to vote its CAI common shares in favor of the merger.

EFFECTS OF THE MERGER; MERGER CONSIDERATION (PAGE 21)

    The merger agreement provides for the merger of Cardinal Acquisition Subsidiary, a wholly-owned subsidiary of MCI WorldCom, with and into CAI, with CAI becoming a wholly-owned subsidiary of MCI WorldCom. As a result of the merger, each CAI common share issued and outstanding at the effective time of the merger (other than shares held by MCI WorldCom, Cardinal Acquisition Subsidiary, CAI and shareholders, if any, who properly exercise their dissenters' rights under Connecticut law) will be converted into the right to receive $28.00 in cash, without interest. We suggest that you read the merger agreement carefully since it is the legal document governing the merger.

    We are working diligently to complete the merger during the third calendar quarter of 1999.

OUR REASONS FOR THE MERGER (PAGE 19)

    We believe that combining our MMDS spectrum with MCI WorldCom's access to capital and its other resources will result in a more complete exploitation of the capabilities of MMDS spectrum as a video, voice and data transmission platform. We further believe that the merger will:

    - bring together a complementary blend of assets and capabilities enabling MCI WorldCom to provide local telephony and data transmission services competitive with the nation's local exchange carriers, and thereby enhancing the competitive environment within which telecommunications services are offered to consumers; and

    - provide a significant return on investment to CAI's shareholders within one year of the consummation of CAI's bankruptcy.

OUR RECOMMENDATION TO SHAREHOLDERS (PAGE 19)

    The CAI board has unanimously approved the merger, believes that the merger is in your best interest as a shareholder and unanimously recommends that you vote "FOR" approval of the merger agreement.

OPINION OF CAI'S FINANCIAL ADVISOR (PAGE 22)

    The CAI board has received an opinion of CAI's financial advisor, BT Alex. Brown Incorporated (now merged with Deutsche Bank Securities Inc. and known as Deutsche Banc Alex. Brown), as to the fairness, from a financial point of view, of the merger consideration to the holders of CAI common shares, other than MCI WorldCom and its affiliates. The full text of the written opinion of BT Alex. Brown dated April 26, 1999 is attached to the back of this document as Annex C, and should be read carefully in its entirety. THE OPINION OF BT ALEX. BROWN IS DIRECTED TO THE CAI BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED MERGER.

DISSENTERS' RIGHTS (PAGE 37)

    CAI was incorporated under Connecticut law. The Connecticut Business Corporation Act provides that any CAI shareholder who does not vote in favor of the merger agreement and who properly exercises his or her dissenters' rights will be entitled to receive the court-determined "fair value" of his or her CAI common shares. To receive the fair value of their shares, dissenting CAI shareholders must deliver written notice of their intent to demand payment for their shares prior to any vote taken on the merger and must not vote their shares in favor of merger, as provided under Sections 33-855 through 33-868 of the Connecticut Business Corporation Act, a copy of which is attached as Annex D to this proxy statement. Any CAI shareholder who wishes to submit a notice of his or her intent to demand payment of the fair value of his or her CAI shares should deliver that notice to CAI, 18 Corporate Woods Boulevard, Third Floor, Albany, New York 12211, Attention: Corporate Secretary.

MCI WORLDCOM'S INTERESTS IN CAI AND CS WIRELESS SECURITIES; RECENT EVENTS (PAGES
  35 AND 36)

    As of July 28, 1999, MCI WorldCom owned 10,684,140 CAI common shares, representing approximately 62.0% of the issued and outstanding CAI common shares. MCI WorldCom has agreed to vote its CAI common shares in favor of the merger. On July 27, 1999, MCI WorldCom, in accordance with the Connecticut Business Corporation Act and CAI's bylaws, demanded that CAI hold a special meeting of shareholders for the purposes of removing CAI's current board of directors, amending CAI's bylaws to, among other things, provide for a two-member board of directors and electing a new CAI board consisting of two members. The removal of CAI's existing board and the amendment to CAI's bylaws, require the affirmative vote of the holders of a majority of the votes cast by the CAI common shares entitled to vote at the special meeting demanded by MCI WorldCom at which a quorum is present. The election of MCI WorldCom's nominees to the CAI board requires the affirmative vote of a plurality of the votes cast by the CAI common shares entitled to vote at the special meeting demanded by MCI WorldCom at which a quorum is present. MCI WorldCom has nominated Charles T. Cannada, Senior Vice President--Corporate Development of MCI WorldCom, and Bernard J. Ebbers, President and Chief Executive Officer of MCI WorldCom, to serve as the new CAI directors. Information regarding such proposals and nominees is included in the separate notice of special meeting demanded by MCI WorldCom forwarded to you under separate cover and is contained in a Current Report on Form 8-K anticipated to be filed by CAI on August 2, 1999.

    In response to MCI WorldCom's demand, CAI has scheduled such meeting for 11:00 a.m., Eastern time, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103, following the special meeting to which this proxy statement relates. CAI has also set July 28, 1999 as the record date for determining CAI shareholders entitled to notice of and to participate in the second special meeting. Materials relating to such second special meeting will follow under separate cover. Neither CAI, MCI WorldCom nor any other party is soliciting proxies for such second special meeting.

    In addition to demanding the special shareholders meeting described above, MCI WorldCom has indicated, in its public filings, that in the event the merger is not approved by CAI shareholders, MCI WorldCom expects to review its alternatives with respect to CAI, which may include, among other things, resubmitting the proposed merger between CAI and a wholly-owned subsidiary of MCI WorldCom, and/or submitting a merger agreement on different terms between CAI and MCI WorldCom or one of its subsidiaries.

    MCI WorldCom has also indicated in its public filings that it may also explore other forms of transactions with CAI or its subsidiaries, which may include stock sales, as described below, commercial transactions, or other types of transactions. CAI has previously reported that it believes it has sufficient cash to fund its capital requirements through November 1999 and that, if the merger is not approved, CAI would not have sufficient cash to implement its business plan. In view of CAI's liquidity needs, MCI WorldCom may propose to CAI that MCI WorldCom invest additional capital in CAI in exchange for additional CAI shares of capital stock. These additional shares, if so acquired, might result in MCI WorldCom's ownership of an aggregate number of shares that would be sufficient to approve the merger. Further, MCI WorldCom plans to review the businesses of CAI and make such changes as it deems appropriate at the time, which could include causing CAI to enter into commercial transactions, joint ventures, asset sales or other possible transactions.

    MCI WorldCom also holds:

    - $119,412,609 aggregate principal amount of unsecured 13% Senior Notes of CAI due October 14, 2004;

    - $239,200,000 aggregate principal amount at maturity of unsecured 11 3/8% Senior Discount Notes of CS Wireless due 2006; and

    - $80,000,000 aggregate principal amount of outstanding Senior Secured Notes of CAI due 2000.

    In addition, CAI has granted to MCI WorldCom an option to purchase, under certain circumstances, 6,090,481 CAI common shares at a per share exercise price of $28.00. The Stock Option Agreement reflects CAI's and MCI WorldCom's commitment to completing the merger. If the merger is not completed, it may, as a result of the Stock Option Agreement, be difficult and expensive for CAI to enter into an alternative transaction. The Stock Option Agreement is attached to this proxy statement as Annex B.

INTERESTS OF OFFICERS, DIRECTORS AND CERTAIN PERSONS IN THE TRANSACTION (PAGE
29)

    All directors and executive officers of CAI, as well as several other members of CAI's senior management and other key employees, have interests in the transaction as employees or directors that are different from, or in addition to, your interests as shareholders.

    STOCK OPTIONS. CAI previously granted to all outside directors, executive officers and several key employees options to purchase CAI common shares. CAI initially issued such options pursuant to CAI's plan of reorganization approved by the bankruptcy court in connection with its Chapter 11 case. See "Chapter II--Certain Information Regarding CAI--CAI Chapter 11 Case" beginning on page 59 of this proxy statement. On January 18, 1999, the Governance and Compensation Committee of the CAI board approved the surrender of such options in exchange for the management options outstanding as of the date hereof. See "The Merger--Interests of Certain Persons in the Merger-- Interest in Options to Purchase Common Shares." The merger agreement provides that all options to purchase CAI common shares, if exercisable at the time the merger is consummated, will convert into the right to receive cash equal to the product of the number of shares subject to such option times the excess, if any, of $28.00 per share over the exercise price for such options. All options issued to outside directors, executive officers and other key employees (representing options to purchase 1,581,500 CAI common shares) vested on or before June 15, 1999. CAI expects that all such options will continue to be fully exercisable at the time the merger is consummated, and that the total amount to be received by all CAI option holders in connection with the merger will be $42,755,438.

    No executive officer or director of CAI currently holds any CAI common shares, and therefore, none of these individuals will be eligible to vote on the merger at the special meeting.

    EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS. CAI previously entered into employment agreements with all of its executive officers and several of its key employees. If, following the merger, the employment of any such individual is terminated other than for cause (as defined in the individual agreements), CAI will be required to pay to such terminated individual a severance payment equal to such individual's annual base salary (except in the instance of Jared E. Abbruzzese, chairman and chief executive officer of CAI, who would be entitled to a severance payment equal to 1.5 times his annual base salary). Severance payments under the employment agreements are also payable in the event that CAI does not renew an individual's employment agreement at the end of a specified term.

    CAI has agreed to pay to Jared E. Abbruzzese, chairman and chief executive officer of CAI, incentive compensation in an amount not to exceed $2.75 million, consisting of a $500,000 retention bonus and a merger implementation bonus in the amount of $2.25 million. The incentive compensation is payable at the closing of the merger. All amounts owed by Mr. Abbruzzese under a promissory note dated March 31, 1997 in the principal amount of $780,054 to CAI will be satisfied at the time such bonus is paid. CAI has also agreed to pay, at the closing of the merger, a $25,000 bonus to each of Geoffrey R. Simmonds, a member of the board of directors of several CAI subsidiaries, and David Tallcott, a member of the board of directors of CS Wireless, and CAI has agreed to award cash retention bonuses to certain employees of CAI out of a $350,000 bonus pool. CS Wireless has also agreed to pay a $75,000 bonus to Mr. Tallcott at the closing of the merger.

CONDITIONS TO CLOSING THE TRANSACTION (PAGE 43)

    Completion of the merger requires, among other things:

    - approval of the merger by the CAI shareholders;

    - the absence of any law, injunction or other order prohibiting or preventing the merger;

    - the expiration of all relevant waiting periods imposed under the antitrust laws;

    - that the representations and warranties of each party that are modified by materiality or material adverse effect are true and correct in all respects, and those not so modified by materiality or material adverse effect are true and correct in all material respects, as of the date of the merger agreement and as of the closing date of the merger, except for such changes not prohibited under the merger agreement;

    - that none of CAI's representations and warranties, disregarding any materiality qualifications, are untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a material adverse effect on CAI; and

    - that each party performs and complies with all covenants and agreements in all material respects and satisfies in all material respects all conditions required to be performed or complied with or satisfied by it under the merger agreement at or prior to the closing date of the merger.

    In addition, MCI WorldCom has the right not to consummate the merger if:

    - all necessary approvals from governmental authorities are not obtained;

    - all material contractual consents required in connection with the merger are not obtained;

    - any governmental entity or other person institutes an action or other proceeding challenging or seeking to restrain or prohibit the merger; or

    - holders of more than 10% of the outstanding CAI common shares take action to assert dissenters' rights under Sections 33-855 through 33-868 of the Connecticut Business Corporation Act.

    In some instances, a condition to completion of the merger can be waived, but only if the party entitled to assert that condition agrees to waive it.

REGULATORY MATTERS (PAGE 28)

    CAI and MCI WorldCom have made filings and taken other actions, and will continue to take actions, necessary to obtain approvals from certain United States governmental authorities in connection with the proposed transactions, including the United States antitrust authorities and the FCC. The antitrust waiting period has expired. We hope to obtain all other required governmental approvals prior to the end of the third calendar quarter of 1999. We cannot be certain, however, that CAI and MCI WorldCom will obtain all required governmental approvals, or that we will obtain these approvals without conditions that would be detrimental to CAI or MCI WorldCom.

    CAI and MCI WorldCom have jointly filed applications with the FCC to transfer control of specified licenses and authorizations. In connection with such applications, the FCC considered whether MCI WorldCom is qualified to control the licenses and authorizations and whether the transfer of control is consistent with public interest, convenience and necessity.

    The FCC granted the application relating to the multichannel multipoint distribution service channels and multichannel distribution service channels on June 28, 1999, with one condition. On June 30, 1999, the FCC publicly announced that the condition had been fulfilled. The FCC has also granted several applications consenting to MCI WorldCom's acquisition of control of CAI with respect to wireless communications service and certain auxiliary spectrum. Under the FCC rules, interested parties may file a petition for reconsideration of any license grant at any time up to 30 days after public notice of the grant. The filing of a reconsideration petition does not stay the effectiveness of the grant, but would require the FCC to review its initial decision granting the application. To date, no parties have opposed the applications. On July 19, 1999, CAI and MCI WorldCom advised the FCC by letters that MCI WorldCom had consummated transactions resulting in MCI WorldCom owning a majority of CAI's common shares. CAI and MCI WorldCom intend to advise the FCC further upon consummation of the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 50)

    CAI and MCI WorldCom may agree to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if:

    - the parties do not complete the merger by February 1, 2000; provided, however, that if CAI or MCI WorldCom determines that additional time is necessary in connection with obtaining certain specified consents from governmental authorities, such date may be extended by CAI or MCI WorldCom to a date no later than May 1, 2000; provided, further, that the right to terminate the merger agreement will not be available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be completed by such time;

    - CAI shareholders do not approve the merger agreement;

    - there is any order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the transaction that has become final and nonappealable; or

    - the other party breaches its representations, warranties or obligations under the merger agreement in certain respects and does not or cannot cure the breach within a specified period.

    In addition, MCI WorldCom may terminate the merger agreement if:

    - the CAI board withdraws, modifies or proposes publicly to withdraw its approval of, or its recommendation that you vote in favor of, the merger agreement;

    - the CAI board recommends another transaction to you;

    - the CAI board announces an intention to enter into an alternative transaction with another person; or

    - CAI otherwise breaches the non-solicitation or shareholder recommendation provisions of the merger agreement.

PAYMENT OF FEES (PAGE 50)

    CAI must pay MCI WorldCom a fee of $18 million if the merger agreement:

    - is terminated after a Takeover Proposal (as that term is defined in the merger agreement and described in this proxy statement beginning on page
      47), or an intention to make a Takeover Proposal, has been made known to CAI or its shareholders or announced publicly; or

    - is terminated by MCI WorldCom as a result of a breach by CAI of the prohibitions against soliciting a Takeover Proposal, as described in this proxy statement beginning on page 47.

RESTRICTIONS ON ALTERNATIVE TRANSACTIONS (PAGE 47)

    The merger agreement generally limits the ability of the CAI board to solicit or participate in discussions with any third party about alternative transactions to the merger.

ACCOUNTING TREATMENT (PAGE 26)

    MCI WorldCom will account for the merger as a "purchase" in accordance with generally accepted accounting principles.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 27)

    The receipt of cash by a CAI shareholder as a result of the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A CAI shareholder will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of his or her CAI common shares and the amount of cash received in exchange for the CAI common shares in the merger. Such gain or loss will be a capital gain or loss if the CAI common shares are a capital asset in the hands of the shareholder and will be a long-term capital gain or loss if the holding period exceeds one year. See "The Merger--Material Federal Income Tax Consequences" beginning on page 27 of this proxy statement.

MARKET PRICES OF CAI COMMON STOCK (PAGE 115)

    The CAI common shares issued in connection with the CAI bankruptcy are traded in the over-the-counter market on the electronic bulletin board under the ticker symbol "CWSS." On July 26, 1999, the last day CAI common shares traded before the printing of this proxy statement, the high and low bid quotations for CAI common shares were $28.375 and $28.28125, respectively, per share. On April 26, 1999, the last trading day before the public announcement of the merger agreement, the high and low bid quotations for CAI common shares were $23.75 and $23.50, respectively, per share. On April 16, 1999, the last trading day before public announcement of the letter of intent, the high and low bid quotations for CAI common shares were $23.25 and $20.75, respectively, per share. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR CAI COMMON SHARES.

    The following table sets forth, on a per share basis, the range of reported high and low bid quotations on the over-the-counter electronic bulletin board, as derived from the National Association of Securities Dealers, Inc. for the first quarter and second quarter (through July 27, 1999) of CAI's fiscal year ending March 31, 2000. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions. Additional bid quotations and closing sale prices for prior periods are set forth in this proxy statement beginning on page 115.

                                                                                                BID QUOTATIONS
                                                                                            ----------------------
                                                                                               HIGH        LOW
                                                                                            ----------  ----------
Fiscal Year Ended March 31, 2000
  First Quarter:..........................................................................  $  28.8750  $   7.1875
  Second Quarter (through July 27, 1999)..................................................  $  28.8750  $  26.9375

SELECTED CONSOLIDATED FINANCIAL DATA

    We are providing the following selected consolidated financial data for CAI, as of the dates and for the periods indicated, to aid you in your analysis of the financial aspects of the merger. This information is only a summary, and you should read it in conjunction with CAI's historical consolidated financial statements (and related notes) contained in this proxy statement beginning on page F-1 (in thousands, except per share data):

                                             REORGANIZED
                                               COMPANY                          PREDECESSOR ENTITY
                                             PERIOD FROM  PERIOD FROM
                                             OCTOBER 15,   APRIL 1,
                                               1998 TO      1998 TO    YEAR ENDED   YEAR ENDED   YEAR ENDED   YEAR ENDED
                                              MARCH 31,   OCTOBER 14,   MARCH 31,    MARCH 31,    MARCH 31,    MARCH 31,
                                             1999(1)(2)     1998(2)       1998         1997        1996(3)      1995(4)
                                             -----------  -----------  -----------  -----------  -----------  -----------
Summary of Operations:
  Revenue..................................   $  15,433    $  11,481    $  28,622    $  36,327    $  30,682    $   5,148
  Interest expense.........................     (30,938)     (18,243)     (47,227)     (40,806)     (24,608)      (1,734)
  Equity in losses of affiliates...........     (38,741)     (45,484)     (31,747)     (17,600)          --           --
  Write-down of assets.....................          --           --      (73,500)          --           --           --
  Reorganization expense...................          --      (17,101)          --           --           --           --
  Write-down equity investment.............          --           --      (23,570)          --           --           --
  Loss before extraordinary item...........    (110,648)     (99,906)    (231,261)     (82,298)     (40,986)     (14,107)
  Extraordinary net gain from early
    extinguishment of debt.................          --       85,356        5,346           --           --           --
  Net loss.................................    (110,648)     (14,550)    (225,915)     (82,298)     (40,986)     (14,107)
  Preferred stock dividends................          --           --      (13,891)     (13,011)      (5,879)        (328)
  Basic and diluted loss per new common
    share(5)...............................       (6.42)
Weighted average number of common shares
  outstanding(5)...........................      17,241


                                              MARCH 31,                 MARCH 31,    MARCH 31,    MARCH 31,    MARCH 31,
                                             1999(1)(2)                   1998         1997         1996         1995
                                             -----------               -----------  -----------  -----------  -----------
Financial Condition:
  Wireless channel rights..................   $ 307,182                 $ 194,051    $ 207,681    $ 205,974    $  46,192
  Investment in CS Wireless................          --                    43,338       88,535      113,054           --
  Property and equipment...................      68,436                    49,898       69,767       52,569       21,840
  Total assets.............................     483,454                   351,466      542,340      698,795       78,461
  Long-term debt...........................     353,140                   312,089      311,787      318,435       29,532
  Redeemable preferred stock...............          --                        --       87,821       92,883       18,378
  Shareholders' equity (deficit)...........      34,643                   (23,402)     114,690      192,611       22,115

------------------------------

(1) The selected consolidated financial data include the accounts of CAI and its wholly-owned subsidiaries and, effective as of December 2, 1998, its approximately 94% ownership of CS Wireless and its 60% interest in TelQuest Satellite Services LLC. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial position and results of operations for CS Wireless and TelQuest are consolidated into the Company's financials as of and for the four months ended March 31, 1999. All acquisitions of companies have been accounted for on the purchase method of accounting, and the purchase prices have been pushed down to the acquired companies, primarily to wireless channel rights and goodwill.

(2) During the period from July 30, 1998, the date of CAI's Chapter 11 bankruptcy petition, through October 14, 1998, the date of bankruptcy consummation, contractual interest of $4,956 was not recorded because it was an unsecured, unallowed charge in the bankruptcy proceeding. In addition, financial accounting of CAI and its subsidiaries during the Chapter 11 proceeding utilized the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The emergence from the Chapter 11 proceeding resulted in the creation of a new reporting entity without any accumulated deficit and with assets and liabilities of CAI and its subsidiaries restated to their estimated fair values. Due to the application of fresh-start reporting, the financial statements for periods after the reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization, primarily with respect to depreciation and amortization. Accordingly, this period is separated in the selected consolidated financial data by a vertical black line.

(3) CAI acquired ACS Enterprises, Inc. and Eastern Cable Networks of Washington, Inc. on September 29, 1995. On February 23, 1996, CAI closed a series of transactions with Nucentrix Broadband Networks, Inc., wherein CS Wireless received certain assets from Nucentrix in exchange for CS Wireless common stock, cash and notes.

(4) CAI acquired the assets constituting its New York system on January 9, 1995.

(5) Per share data for the pre-reorganized periods are not presented as such amounts are not meaningful.

                                   THE MERGER

    THE DESCRIPTION IN THIS PROXY STATEMENT OF THE MERGER AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, THE LEGAL DOCUMENT GOVERNING THE MERGER. WE HAVE ATTACHED A COPY OF THE MERGER AGREEMENT TO THIS PROXY STATEMENT AS ANNEX A, AND RECOMMEND THAT YOU READ IT CAREFULLY.

THE COMPANIES

    CAI WIRELESS SYSTEMS, INC. CAI is a Connecticut corporation, with its principal executive offices at 18 Corporate Woods Boulevard, Albany, New York 12211. CAI also maintains offices at 101 Ponds Edge Drive, Suite 300, Chadds Ford, Pennsylvania 19317, where its accounting department is located, and at 2101 Wilson Boulevard, Suite 100, Arlington, Virginia 22201, where its engineering and regulatory affairs departments are located. CAI, primarily through its operating subsidiaries, provided subscription television services to approximately 32,300 subscribers, as of March 31, 1999, in six operating markets utilizing MMDS spectrum. CAI also provides high-speed Internet access utilizing its MMDS spectrum, on a wholesale basis in Boston, New York City and Rochester, New York. CAI believes that there are a total of approximately 16.1 million estimated total service area households in the 14 primary markets where it has significant MMDS spectrum.

    In addition to its wholly-owned operating subsidiaries, CAI owns approximately 94% of CS Wireless Systems, Inc., a Delaware corporation with its principal executive offices at 1101 Summit Avenue, Plano, Texas 75074. As of March 31, 1999, CS Wireless provided subscription television services, utilizing its MMDS spectrum, to approximately 55,900 subscribers in 11 operating markets (exclusive of the Story City, Iowa market, contemplated to be transferred to Nucentrix Broadband Networks, Inc. (f/k/a Heartland Wireless Communications, Inc.) pursuant to the Master Agreement described in "Chapter II--Certain Information regarding CS Wireless--Historical Background" beginning on page 88 of this proxy statement). CS Wireless also provides high-speed Internet access in its Dallas and Ft. Worth markets utilizing MMDS spectrum. CS Wireless believes that there are a total of approximately 7.7 million estimated total service area households in the 21 primary markets where it has significant MMDS spectrum.

    MCI WORLDCOM, INC. MCI WORLDCOM, Inc., a Georgia corporation, is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. Organized in 1983, MCI WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers through its networks of primarily fiber optic cables, digital microwave, and fixed and transportable satellite earth stations. Prior to September 15, 1998, MCI WorldCom was named WorldCom, Inc.

    MCI WorldCom is one of the first facilities-based telecommunications companies with the capability to provide consumers and businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, MCI WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, dedicated and dial-up Internet access, wireless services, 800 services, calling cards, private lines, broadband data services, debit cards, conference calling, messaging and mobility services, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to asynchronous transfer mode-based backbone service, web server hosting and integration services, dial-up networking services and interconnection via Network Access Points to Internet service providers.

    MCI WorldCom's core business is communications services, which includes voice, data, Internet, and international services. During each of the last three years, more than 90% of operating revenues were derived from communications services.

    MCI WorldCom's principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056, and its telephone number is (601) 460-5600.

    CARDINAL ACQUISITION SUBSIDIARY INC. Cardinal Acquisition Subsidiary Inc., a Connecticut corporation, is a wholly-owned subsidiary of MCI WorldCom which was created solely for the purpose of the merger described in this proxy statement. Upon consummation of the merger, Cardinal Acquisition Subsidiary's corporate existence will terminate, and CAI will continue as the surviving corporation, wholly owned by MCI WorldCom.

BACKGROUND OF THE MERGER

    CAI has, since its formation, focused on the development and operation of MMDS spectrum concentrated in major northeast and mid-Atlantic metropolitan areas in the United States. The development and operation of the MMDS spectrum has expanded from the provision of one-way, analog, subscription video service to the potential for fixed, flexible two-way uses of MMDS spectrum for digital subscription video, data transmission and telephony services. CAI recognized that the full potential of MMDS spectrum could best be realized through strategic relationships with significant telecommunications companies and, in 1995, consummated a strategic business relationship with two regional bell operating companies. Although that strategic relationship terminated without the commercial roll-out of a digital MMDS system as originally contemplated, CAI partially constructed digital systems in Boston, Massachusetts and Hampton Roads, Virginia. Following the termination of the joint venture, CAI was able to reconfigure such systems and has used the Boston facility to demonstrate expanded two-way uses of MMDS spectrum to several large telecommunications companies in search of strategic alternatives to permit such companies to compete effectively with other telecommunications concerns. During such time, CAI also designed, constructed and operated a two-way demonstration system in northern New Jersey for a large telecommunications company. The system was developed to transmit primarily data over the Internet and such company's corporate intranet. The demonstration was terminated in conjunction with the April 16, 1999 signing of the letter of intent with MCI WorldCom.

    Following the termination of its first strategic relationship, CAI committed its limited resources to improving its capital structure in an effort to better position itself to implement a two-way business plan. Consequently, CAI embarked upon a three-pronged strategy:

    - to seek expanded regulatory authority for fixed flexible two-way use of MMDS spectrum,

    - to increase the development of head-end and customer premises equipment for such expanded uses, and

    - to enter into one or more strategic partnerships intended to fully exploit CAI's significant MMDS spectrum.

    CAI led the MMDS industry's efforts to obtain regulatory authority to use MMDS spectrum for fixed, flexible two-way uses and demonstrated such uses to potential strategic partners. Facing continuing financial losses and the inability to repay outstanding, long-term indebtedness incurred in connection with the 1995 strategic business relationship, CAI sought protection under Chapter 11 of the United States Bankruptcy Code in July 1998. Pursuant to its plan of reorganization, CAI restructured its long-term indebtedness and, following its emergence from bankruptcy on October 14, 1998, CAI aggressively sought one or more strategic partners interested in developing and utilizing its MMDS spectrum.

    In light of preliminary discussions between representatives of CAI and various telecommunications entities expressing interest in post-bankruptcy CAI and its business, Jared E. Abbruzzese, chairman and chief executive officer of CAI, requested that BT Alex. Brown, CAI's financial advisor, review with the CAI board, at a meeting held on January 18, 1999, various strategic alternatives for CAI. At such meeting, BT Alex. Brown outlined alternative strategies with respect to the possible sale of CAI to a third party, a strategic investment in CAI by a third party or a "take-or-pay" arrangement whereby CAI would provide MMDS spectrum capacity on a wholesale basis to one or more strategic partners.

    In connection with discussions between CAI and MCI WorldCom regarding a proposed take-or-pay arrangement, the CAI board, at its January 18, 1999 meeting, reviewed the terms of the then-current take-or-pay proposal. Mr. Abbruzzese informed the CAI board that CAI management, with the assistance of its advisors, would continue to develop the take-or-pay proposal and that he would keep the CAI board apprised of further developments. No board action was taken in connection with any strategic partner efforts at this time.

    Following this review, Mr. Abbruzzese updated the CAI board on the status of discussions with various potential strategic partners. He indicated that CAI, in consultation with BT Alex. Brown, continued to approach several major telecommunications companies and potential financial partners since the consummation of its Chapter 11 case in October 1998. Since that time, CAI's discussions had increasingly focused on three of the largest telecommunications companies in the country. CAI's discussions with these entities were wide-ranging and included several different business structures, including possible equity investments and take-or-pay arrangements pursuant to which a strategic partner would purchase all or a portion of the MMDS spectrum capacity on CAI's network for the purposes of transmitting video, voice or data services. He reiterated to the CAI board that the economics of any take-or-pay proposal would have to be sufficient to support CAI as a stand-alone entity. During that time, CAI also continued to demonstrate two-way data and telephony services and was conducting a two-way data trial for one of the telecommunications companies.

    Late in February 1999, CAI and MCI WorldCom continued to discuss the possible terms of a potential take-or-pay arrangement. Simultaneously with these discussions, BT Alex. Brown was approached by the financial advisor to another of the three telecommunications companies regarding a potential acquisition of CAI. During these discussions, CAI was advised that a series of verbal offers to purchase CAI common shares may have been made to certain significant CAI common shareholders. CAI was advised that the offers ranged from $1.25 to $1.75 per CAI common share and were conditioned on other industry acquisitions. Also at that time, CAI was discussing with the third telecommunications company a possible joint venture that would include interim financing coupled with the acquisition of certain channel rights in CAI's markets.

    On March 1, 1999, CAI received a letter from Robert Finch, Vice President, Strategic Development of MCI WorldCom, expressing MCI WorldCom's continued interest in pursuing a take-or-pay arrangement with CAI. The March 1, 1999 letter also expressed MCI WorldCom's interest in negotiating a possible minority equity position in CAI. At a telephonic meeting of the CAI board held on March 2, 1999, CAI management updated the CAI board regarding the status of discussions with various potential strategic partners and discussed the March 1, 1999 MCI WorldCom letter. The CAI board encouraged management to continue its efforts to negotiate a take-or-pay arrangement with MCI WorldCom. No formal CAI board action was taken at that time.

    Later in March, as a result of the progress of the take-or-pay discussions at that time, CAI concluded that MCI WorldCom's existing proposal would not alone be sufficient to support all of CAI's financial needs. CAI then informed MCI WorldCom that MCI WorldCom would either have to increase the minimum take-or-pay commitment or make an equity investment in CAI. The parties then discussed various strategic alternatives. On or about March 15, 1999, discussions between CAI and MCI WorldCom ended without agreement on the terms of any arrangement between the companies. MCI WorldCom then terminated all direct discussions with CAI. At a March 16, 1999 telephonic meeting of the CAI board, Mr. Abbruzzese informed the CAI board about the events leading up to the termination of discussions with MCI WorldCom.

    On March 29, 1999, unconfirmed financial press reports appeared indicating that MCI WorldCom had purchased securities of certain MMDS operators, including CAI and CS Wireless, from certain large institutional holders. CAI had not been consulted with respect to any such sale and, at that time,

CAI was not aware that any such sale had occurred. Neither MCI WorldCom nor any alleged seller confirmed the reports. Subsequent to the reports, however, a major institutional holder advised CAI that its CAI securities were no longer for sale. CAI and MCI WorldCom continued to have no direct contact at that time. On April 1, 1999, CAI convened a telephonic board meeting, in which all CAI directors participated, at which the CAI board was apprised of these events. No formal action was taken by the CAI board at that time.

    During the first week of April 1999, another of the telecommunications companies that had previously approached certain CAI investors approached CAI and BT Alex. Brown. That telecommunications company expressed its desire to make an acquisition bid and sought the support of CAI. CAI and its advisors discussed the scope of the other telecommunications company's proposal with this entity and its advisors.

    On April 8, 1999, the other telecommunications company outlined for Mr. Abbruzzese and CAI's financial advisor a possible proposal that it might have been prepared to make, which proposal could have included an offer to purchase all of CAI's common shares for $6.00 per share. The discussions were followed by an unsolicited, unsigned draft letter of intent from the other telecommunications company, which letter contemplated the purchase of all of CAI's common shares and contained usual and customary conditions, including but not limited to the satisfactory completion of a due diligence investigation. The draft letter did not include a proposed price for CAI common shares.

    On April 9, 1999, CAI convened a telephonic board meeting, in which all CAI directors participated, to discuss the interest expressed by the other telecommunications company. Representatives from each of Day, Berry & Howard LLP, CAI's regular outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the CAI outside directors, and BT Alex. Brown participated in portions of the meeting. Mr. Abbruzzese and BT Alex. Brown reviewed with the CAI board the terms of the unsolicited proposal. Following this review, counsel to CAI and CAI's outside directors reviewed certain legal aspects of the unsolicited proposal, including a review of the CAI board's fiduciary duties in the context of the other telecommunications company's indication of interest. Counsel reminded the CAI board that an offer to acquire all of CAI's outstanding shares for $6.00 per share had not yet been made and that CAI could not confirm whether MCI WorldCom or anyone else might have acquired substantial rights in CAI securities. There followed a thorough discussion of the anticipated offer and draft letter of intent, including questions from various CAI board members. No formal action was taken by the CAI board at that time.

    On April 12, 1999, Mr. Abbruzzese, on behalf of CAI, informed the other telecommunications company that the CAI board was not prepared to entertain a potential proposal to acquire CAI at a $6.00 per share price. At that time, CAI and its advisors made additional attempts to contact MCI WorldCom and its advisors to determine the scope of any rights MCI WorldCom might have in CAI's securities.

    Also on April 12, 1999, another MMDS company announced that it had agreed to be acquired by a large telecommunications company. The per share price to be paid in connection with that acquisition was estimated by CAI to result in a per line-of-sight household value in the range of $50 to $54. At the direction of CAI, BT Alex. Brown met with the financial advisor to the telecommunications company that made the prior proposal to discuss its pricing methodology for the announced transaction. During this period, CAI's common share closing prices ranged from $9.50 on April 1, 1999 to $21.94 on April 14, 1999.

    Advisors to the other telecommunications company made it clear to CAI and its advisors that the other telecommunications company was interested only in a proposal for an acquisition of all and not less than all of the outstanding CAI common shares and in a transaction structure that would assure it of such an acquisition, whether by way of merger or otherwise. These advisors expressly indicated that the magnitude of the other telecommunciations company's offer would be conditioned on such an acquisition and that its offer would be considerably less, if it would be forthcoming at all, were CAI to propose a structure that merely eliminated the existence of any majority shareholder. In response to an inquiry from advisors to CAI, advisors to the other telecommunications company indicated that it would not consider under any circumstances a structure that would involve the other telecommunications company acquiring less than two-thirds voting control of CAI, the percentage needed to approve a merger.

    On April 14, 1999, MCI WorldCom informed CAI that it had previously entered into one or more contracts providing for its purchase, subject to regulatory approval, of more than half of the issued and outstanding CAI common shares from certain institutional holders. At that time, MCI WorldCom also confirmed to CAI that it had acquired a significant amount of CAI's 13% Senior Notes due 2004 and CAI's entire secured credit facility.

    Later that afternoon, CAI convened a telephonic meeting of the CAI board, in which all CAI directors participated. Representatives from each of Day, Berry & Howard, Skadden, Arps and BT Alex. Brown also participated in the meeting. The CAI board engaged in lengthy discussions regarding MCI WorldCom's interests in CAI's securities, the discussions among representatives of CAI and its advisors and the other telecommunications company regarding such company's interest in acquiring CAI, and the previously-announced acquisition of another MMDS company. While no formal action was taken by the CAI board at that time, the CAI board recommended that management continue its discussions with representatives of MCI WorldCom in an effort to determine MCI WorldCom's intentions with respect to its investment in CAI. The CAI board also recommended that management continue its discussions with the other telecommunications company to determine whether the other telecommunications company would be prepared to make an offer to CAI valued on an equivalent basis to the previously-announced acquisition of the other MMDS company.

    Also on April 14, 1999, the other telecommunications company made an unsolicited verbal offer to CAI to acquire all of the outstanding CAI common shares for $24.00 per share. The offer was conditioned on completion of a satisfactory due diligence investigation and contained usual and customary closing conditions. CAI informed the other telecommunications company that it was not prepared to consider a transaction that would be subject to completion of a satisfactory due diligence investigation. In response, at CAI's invitation, the other telecommunications company immediately began to perform its due diligence investigation of CAI. During that time, CAI management, together with CAI's legal and financial advisors, began to consider alternative transaction structures that might be pursued in connection with an acquisition by the other telecommunications company.

    On April 15, 1999, Mr. Finch of MCI WorldCom contacted Mr. Abbruzzese and arranged a discussion among Mr. Abbruzzese and certain members of MCI WorldCom's senior management. Following such discussion, Mr. Abbruzzese updated members of CAI's senior management and legal counsel. Mr. Abbruzzese arranged to have CAI management update the CAI board members telephonically. Later that day, John Sidgmore, Vice Chairman of MCI WorldCom, contacted Mr. Abbruzzese to discuss a possible acquisition of the balance of CAI's outstanding common shares not subject to MCI WorldCom's contractual rights to purchase CAI common shares from certain institutional holders. Mr. Sidgmore concluded with an unsolicited verbal offer to purchase all of such remaining outstanding CAI common shares for $24.00 in cash.

    Subsequently, after the close of business on April 15, 1999, each of MCI WorldCom and the other telecommunications company transmitted letters of intent to CAI containing the terms of their respective offers.

    On April 16, 1999, at a special telephonic meeting in which all CAI directors participated, the CAI board engaged in a lengthy discussion regarding the two letters of intent, including a discussion by outside legal counsel of the differences between the transactions contemplated by the letters of intent and the CAI board's fiduciary duties associated with a merger, in general, and in the context of each transaction outlined in the respective letters of intent.

    Counsel for CAI also reviewed with the CAI board the material terms of the shareholders' rights plan that was contemplated by each letter of intent. A representative of BT Alex. Brown participated in the discussions, reviewing with the CAI board certain financial parameters typically followed in connection with the approval of a shareholders' rights plan. CAI had been advised that MCI WorldCom had the right to acquire in excess of 50% of CAI's common shares, subject to regulatory approval, and counsel advised the CAI board with respect to the rights that attach to a majority shareholder under applicable law.

    Following thorough discussions of both letters of intent (including the fact that the termination fee proposed by MCI WorldCom was $18 million, while the termination fee proposed by the other telecommunications company was $35 million), the rights plan contemplated by each letter of intent, and related matters, during which discussions the directors asked numerous questions responded to by representatives of management and CAI's legal and financial advisors, the CAI board approved the execution of the MCI WorldCom letter of intent and implemented the shareholders' rights plan contemplated by such letter of intent.

    The MCI WorldCom letter of intent contemplated that MCI WorldCom would immediately begin a due diligence investigation and CAI would grant MCI WorldCom a 10 day exclusive dealing period during which CAI would be prohibited from having further discussions with potential strategic partners. Pursuant to the CAI board's actions following the April 16 meeting, CAI executed the MCI WorldCom letter of intent and issued a press release announcing the letter of intent, adoption of the rights plan, agreements of MCI WorldCom with third parties to acquire more than half of CAI's common shares, and the purchase by MCI WorldCom of a significant amount of CAI's debt securities. In accordance with CAI's exclusivity obligations contained in the MCI WorldCom letter of intent, CAI broke off discussions with all other strategic entities at that time.

    Shortly after the execution of the letter of intent, MCI WorldCom began its due diligence investigation. The due diligence investigation included on-site visits by MCI WorldCom representatives at CAI's Albany, New York, Chadds Ford, Pennsylvania and Arlington, Virginia facilities, and at CS Wireless' Plano, Texas facility. Simultaneously, the respective legal counsel to CAI and MCI WorldCom negotiated the terms of a definitive merger agreement.

    On April 21, 1999, the CAI board held a special meeting in New York, New York attended by all CAI directors except Mr. Fotheringham, who participated telephonically, and by representatives of each of Day, Berry & Howard, Skadden, Arps and BT Alex. Brown. BT Alex. Brown reviewed with the CAI board the valuation methodologies to be employed by BT Alex. Brown in its evaluation of the per share consideration proposed to be paid by MCI WorldCom pursuant to the MCI WorldCom offer. Counsel to CAI reviewed the material terms of the draft merger agreement that had been previously distributed to the CAI board and discussed various aspects of the directors' fiduciary duties under Connecticut law in the context of the merger. Thereafter, the CAI board once again discussed at length the MCI WorldCom merger proposal, including its request for an option to acquire, in certain events, approximately 6,000,000 authorized but unissued CAI common shares for the proposed merger consideration of $24.00 per share. During the meeting, the directors asked numerous questions that were responded to by representatives of management and by CAI's financial and legal advisors. At the conclusion of this meeting, a decision on the MCI WorldCom merger proposal was postponed pending the completion of the negotiation of, and the CAI board's receipt and review of, the definitive merger agreement.

    After the close of business on Friday, April 23, 1999, CAI received an unsolicited written offer from the other telecommunications company to acquire all of the outstanding CAI common shares for $28.00 per share and to re-finance CAI's senior secured indebtedness, which offer was communicated to MCI WorldCom as required by the terms of its letter of intent with CAI. CAI then advised its financial advisor and members of the CAI board of the new offer. On Monday afternoon, April 26, 1999, MCI WorldCom informed the CAI board that it was increasing its offer from $24.00 to $28.00 per CAI common share, subject to the definitive merger agreement being executed before the end of the day, the expiration of the exclusive dealing period. A special telephonic meeting of the CAI board was held later that afternoon in which all CAI directors participated, and in which representatives of each of Day, Berry & Howard, Skadden, Arps and BT Alex. Brown also participated. During the meeting, counsel to CAI reviewed the material changes to the proposed merger agreement that had been made since the April 21st meeting, including further discussions of the proposed issuance by CAI to MCI WorldCom of an option to purchase, in certain events, all remaining authorized and unissued CAI common shares, and the restrictions that would be imposed upon CAI with respect to considering any other acquisition proposal following the execution of the merger agreement. BT Alex. Brown rendered to the CAI board an oral opinion (subsequently confirmed by delivery of a written opinion dated April 26, 1999) to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the $28.00 per share merger consideration was fair, from a financial point of view, to the holders of CAI common shares (other than MCI WorldCom and its affiliates). Following further discussion, during which the directors asked numerous questions that were responded to by representatives of management and by CAI's financial and legal advisors, the CAI board unanimously approved the definitive merger agreement and stock option agreement and authorized the officers of CAI to execute and deliver such agreements. Following the adjournment of the CAI board meeting, MCI WorldCom and CAI executed the merger agreement and stock option agreement, and CAI issued a press release on April 26, 1999 announcing the merger.

CAI'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CAI BOARD

    CAI believes that combining its MMDS spectrum with MCI WorldCom's access to capital and its other resources will result in a more complete exploitation of the capabilities of MMDS spectrum as a video, voice and data transmission platform. CAI further believes that the merger will:

    - bring together a complementary blend of assets and capabilities enabling MCI WorldCom to provide local telephony and data transmission services competitive with the nation's local exchange carriers, and thereby enhancing the competitive environment within which telecommunications services are offered to consumers; and

    - provide a significant return on investment to CAI's shareholders within one year of the consummation of CAI's bankruptcy.

    Prior to approving the merger agreement, the CAI board consulted with CAI's management and legal and financial advisors, and carefully considered a variety of factors. After consideration of these factors and other relevant factors, the CAI board concluded that the merger and the transactions contemplated by the merger agreement are fair to and in the best interests of CAI and its shareholders. Other factors the CAI board considered include the following:

    - the CAI board's knowledge of the business, operations, properties, assets, financial condition and operating results of CAI;

    - a review of the possible alternatives to the merger, including the prospects of continuing to operate CAI as an independent company, the value to shareholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives, as well as other expressions of interest conveyed to CAI;

    - discussions with other bidders and possible acquirors of CAI;

    - the amount and type of consideration offered to CAI's shareholders, which represents an implied premium of 19.1%, 23.8% and 1180.0%, over the average price per CAI common share for one day, one week and one month prior to the public announcement of the merger;

    - MCI WorldCom's binding agreements with third parties to acquire more than 50% of the outstanding CAI common shares upon receipt of regulatory approvals, its statements to CAI that it intended to acquire, and to continue to hold, such shares upon receipt of such required approvals, the likelihood of MCI WorldCom's obtaining such approvals and the likely timing thereof;

    - the belief of CAI's management that the only other potential bidder for CAI was the other telecommunications company, and any transaction with that telecommunications company would have been subject to the same approval processes;

    - MCI WorldCom's status as the holder of CAI's secured facility, and its agreement to consent, as such holder, to the merger;

    - MCI WorldCom's disclosure to CAI that it had acquired a significant portion of CAI's 13% senior notes due 2004;

    - that the $28.00 per share offer from MCI WorldCom would expire upon the expiration of the exclusivity period contemplated by the letter of intent;

    - that (a) CAI had gone through a public bankruptcy process in which CAI's business plan reaffirmed CAI's need for a strategic partner, (b) following the bankruptcy, CAI had discussions with each of the major telecommunications companies likely to have an interest in utilizing MMDS spectrum and capable of becoming a suitable strategic partner, (c) only three major telecommunications companies continued to have meaningful discussions with CAI about a strategic relationship of a potentially sufficient magnitude to be consistent with the requirements of CAI's business plan, (d) two of those telecommunications companies had made offers to acquire all and not less than all of the outstanding CAI common shares and (e) the third telecommunications company with whom CAI had meaningful discussions, while capable of entering into a joint venture or take-or-pay arrangement with CAI, was barred by law from acquiring CAI;

    - the opinion of BT Alex. Brown as to the fairness, from a financial point of view, of the merger consideration to the holders of CAI common shares (other than MCI WorldCom and its affiliates) and the financial analyses performed by BT Alex. Brown in reaching its opinion, as described under "The Merger--Opinion of CAI's Financial Advisor;"

    - the interest of CAI's employees, customers, creditors and suppliers;

    - the community and societal considerations, including those of any community in which CAI or any of its subsidiaries has an office;

    - the terms and conditions of the merger agreement and the stock option agreement, including MCI WorldCom's obligation to vote any CAI common shares directly or indirectly beneficially owned by it in favor of the merger, the $28.00 price at which the stock issuable pursuant to the stock option agreement would be purchased if exercised, the number of shares subject to the stock option in relation to the number of shares needed to approve a merger under applicable law, and the ability of CAI to satisfy the conditions to closing the merger contained in those agreements;

    - the provisions of the merger agreement related to the prohibition on other Takeover Proposals, and the penalties applicable to a violation thereof, including the magnitude of the termination fee of $18 million, which was approximately equal to $1 per outstanding share;

    - the possibility and scope of litigation that CAI management believed might arise in the event that the acquisition proposal of the other telecommunications company was pursued, the resources required to manage any such litigation, the finite financial resources of CAI and the potential distraction to management in dealing with any such litigation; and

    - the availability of dissenters' rights.

    The CAI board also considered certain disadvantageous factors in its deliberations concerning the merger, including:

    - the potential disruption of CAI's business that might result from the announcement of the merger;

    - the uncertainty regarding shareholders', license holders', customers' and employees' perceptions of the merger;

    - the possibility that the merger may not be consummated;

    - the fact that shareholders will not participate in the future growth of CAI;

    - the required payment by CAI in certain circumstances of a termination fee under the merger agreement. See "Summary of the Merger
      Agreement--Termination, Fees, Amendment and Waiver;"

    - the fact that the termination fee of $18 million, while approximately one-half the termination fee contemplated by and included as a condition of the offer of the other telecommunications company, is approximately $1 per outstanding CAI common share if CAI considers other offers following the execution of the merger agreement; and

    - the fact that, upon exercise of the proposed stock option, in the event another offer was considered, MCI WorldCom might not have sufficient shares alone to control more than two-thirds of the outstanding CAI common shares.

    The CAI board may have discussed other factors in addition to those described above, but we believe our description includes all material factors considered by the CAI board. The CAI board did not quantify or attach any particular weight to the various factors it considered. Rather, the position and recommendation of the CAI board was, in the view of the CAI board, based on the totality of the information presented to and considered by it.

    THE CAI BOARD BELIEVES THAT THE TERMS OF THE MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, ARE FAIR TO AND IN THE BEST INTERESTS OF CAI AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

EFFECTS OF THE MERGER; MERGER CONSIDERATION

    The merger agreement provides, on and subject to its terms and conditions:

    - for the merger of Cardinal Acquisition Subsidiary with and into CAI with CAI surviving the merger as a wholly-owned subsidiary of MCI WorldCom, and

    - that each CAI common share outstanding immediately prior to the effective time of the merger (other than shares owned by MCI WorldCom, Cardinal Acquisition Subsidiary, CAI or shareholders, if any, who properly exercise their dissenters' rights under Connecticut law) be converted into the right to receive $28.00 in cash, without interest.

The effective time of the merger will be when a certificate of merger is filed with the Secretary of the State of Connecticut (or at such later time as specified in the certificate of merger), which we believe will occur before the end of the third calendar quarter of 1999, after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. See "Summary of the Merger Agreement--Conditions to Closing."

    The merger will have the effects set forth under Connecticut law. Specifically, at the effective time of the merger:

    - Cardinal Acquisition Subsidiary will merge into CAI, and the separate existence of Cardinal Acquisition Subsidiary will cease;

    - title to all real estate and other property owned by CAI and Cardinal Acquisition Subsidiary will vest in the surviving corporation without reversion or impairment;

    - the surviving corporation will have all liabilities of CAI and Cardinal Acquisition Subsidiary; and

    - any proceeding pending against CAI or Cardinal Acquisition Subsidiary may be continued as if the merger did not occur, or the surviving corporation may be substituted in any proceeding for Cardinal Acquisition Subsidiary.

    The directors and officers of Cardinal Acquisition Subsidiary immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation, respectively, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Pursuant to Rule 12g-4(a)(1)(i) under the Securities Exchange Act of 1934, as amended, on April 29, 1999, CAI filed a Form 15 with the SEC to deregister the CAI common shares under Section 12(g) of the Exchange Act, which Form 15 became effective on July 29, 1999. As a result, persons subject to the insider trading rules of Section 16 of the Exchange Act or the filing requirements of
Section 13(d) of the Exchange Act, and CAI, with respect to, among other things, the proxy and information statement rules of Section 14 the Exchange Act, are no longer subject to such rules or requirements. In addition, after completion of the merger, CAI intends to file a Form 15 with regard to its reporting obligations under Section 15(d) of the Exchange Act. Once that Form 15 is effective, CAI will no longer be required to file periodic and other reports required under the Exchange Act and the rules promulgated thereunder. Notwithstanding CAI's intent to be relieved from the filing requirements under the federal securities laws, the indenture governing CAI's 13% senior notes due 2004 requires CAI to make certain filings so long as such notes remain outstanding.

OPINION OF CAI'S FINANCIAL ADVISOR

    CAI engaged BT Alex. Brown to provide financial advisory services, including acting as exclusive financial advisor to CAI in connection with the merger. On April 26, 1999, at a meeting of the CAI board held to evaluate the proposed merger, BT Alex. Brown rendered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated April 26, 1999, to the effect that, as of that date and based upon and subject to matters stated in the opinion, the merger consideration was fair, from a financial point of view, to the holders of CAI common shares, other than MCI WorldCom and its affiliates.

    The full text of BT Alex. Brown's written opinion dated April 26, 1999, which describes the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this document and is incorporated herein by reference. BT ALEX. BROWN'S OPINION IS DIRECTED TO THE CAI BOARD, ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY CAI TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED MERGER. The summary of BT Alex. Brown's opinion described below is qualified in its entirety by reference to the full text of such opinion.

    In connection with BT Alex. Brown's role as CAI's financial advisor, and in arriving at its opinion, BT Alex. Brown:

    - reviewed publicly available financial and other information concerning CAI and internal analyses and other information furnished to or discussed with BT Alex. Brown by CAI and its advisors;

    - held discussions with members of the senior management of CAI regarding the business and prospects of CAI;

    - reviewed the reported prices and trading activity for CAI common shares;

    - compared financial and stock market information for CAI with similar information for other companies whose securities are publicly traded;

    - reviewed the financial terms of recent business combinations which BT Alex. Brown deemed comparable in whole or in part;

    - reviewed the terms of the merger agreement and certain related documents; and

    - performed other studies and analyses and considered other factors as BT Alex. Brown deemed appropriate.

    In addition, prior to CAI's execution of a letter of intent with MCI WorldCom in April 1999, BT Alex. Brown, in connection with its engagement, was authorized to approach, and held discussions with, third parties to solicit indications of interest with respect to a joint venture or business combination with CAI.

    BT Alex. Brown did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to BT Alex. Brown, concerning CAI, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. For purposes of its opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all information reviewed and BT Alex. Brown did not conduct a physical inspection of any of the properties or assets and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of CAI. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CAI as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expressed no view as to the reasonableness of the forecasts and projections or the assumptions on which they were based. BT Alex. Brown's opinion was necessarily based upon economic, market and other conditions existing on, and the information made available to BT Alex. Brown as of, the date of its opinion.

    For purposes of rendering its opinion, BT Alex. Brown assumed that, in all respects material to its analysis, the representations and warranties of CAI, MCI WorldCom and Cardinal Acquisition Subsidiary contained in the merger agreement are true and correct, CAI, MCI WorldCom and Cardinal Acquisition Subsidiary will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of CAI, MCI WorldCom and Cardinal Acquisition Subsidiary to consummate the merger will be satisfied without any waiver. BT Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either CAI or MCI WorldCom is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on CAI or MCI WorldCom or materially reduce the contemplated benefits of the merger to CAI. No instructions or limitations were imposed by the CAI board upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

    The following is a summary of the material analyses performed by BT Alex. Brown in connection with its opinion to the CAI board dated April 26, 1999. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND BT ALEX. BROWN'S FINANCIAL ANALYSES, THE TABULAR PRESENTATION MUST BE READ TOGETHER WITH THE TEXT OF THE SUMMARY. THE TABULAR PRESENTATION ALONE DOES NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSIS. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF BT ALEX. BROWN'S FINANCIAL ANALYSES.

    ANALYSIS OF SELECTED PUBLIC COMPANIES. BT Alex. Brown compared financial and stock market information for CAI and the following four selected publicly held companies in the wireless cable industry, otherwise known as the MMDS industry:

    - American Telecasting, Inc.

    - Nucentrix Broadband Networks, Inc. (formerly Heartland Wireless Communications, Inc.)

    - People's Choice TV Corp.

    - Wireless One, Inc.

The analytic work performed included, among other things, a comparison of each company's markets, channels, line of sight households, liquidity and leverage. In order to provide wireless broadband services, MMDS spectrum requires an unobstructed line of sight from a transmission facility to a receiving antenna. A company's line of sight households serves as a proxy for the potential market size of a company's services and provides a basis for comparison of valuations of companies in the MMDS industry. BT Alex. Brown calculated total enterprise values, calculated as equity market value, plus debt, preferred stock and minority interests, less cash and cash equivalents, as a multiple of line of sight households based on closing stock prices on April 15, 1999, the last trading day prior to CAI's execution of a letter of intent with MCI WorldCom to be acquired for $24.00 per share, and on April 23, 1999, the last trading day prior to MCI WorldCom's final offer of $28.00 per share. Applying an implied range of total enterprise value per line of sight households for the selected companies to CAI's line of sight households resulted in an implied reference range for CAI of approximately $6.87 to $20.02 per share based on closing stock prices on April 15, 1999 and approximately $16.30 to $24.76 per share based on closing stock prices on April 23, 1999, as compared to the merger consideration of $28.00 per share.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. BT Alex. Brown reviewed the implied transaction multiples for over 60 acquisitions in the MMDS industry over the last five years. BT Alex. Brown focused on the following nine proposed, pending or completed acquisition transactions announced between May 1996 and April 26, 1999, the date of its opinion, involving large markets in which a change of control of most of the MMDS channels occurred or in which the acquiror was an established telecommunications company:

ACQUIROR                                   TARGET OR MARKET
-----------------------------------------  -----------------------------------------

Sprint Corporation                         People's Choice TV Corp.

Prime One                                  Los Angeles/Orange County

BellSouth Corporation                      Florida

BellSouth Corporation                      Wireless Cable of Atlanta

BellSouth Corporation                      Miami

BellSouth Corporation                      Adairsville, Atlanta BTA

CS Wireless Systems, Inc.                  Kansas City, Missouri

People's Choice TV Corp.                   Salt Lake City/Provo, Utah

BellSouth Corporation                      New Orleans, Louisiana

    BT Alex. Brown calculated total enterprise values in the selected transactions as a multiple of line of sight households based on publicly available information at the time of announcement of the relevant transaction. Applying an implied range of total enterprise value per line of sight household for the selected transactions to CAI's line of sight households resulted in an implied reference range for CAI of approximately $12.79 to $26.46 per share, as compared to the merger consideration of $28.00 per share.

    DISCOUNTED CASH FLOW ANALYSIS. BT Alex. Brown performed a discounted cash flow analysis on CAI's business plan to estimate the present value of the unlevered, after-tax free cash flows that CAI could generate based on internal estimates of the management of CAI for fiscal years 2000 through 2009. The range of estimated terminal values for CAI was calculated by applying terminal value multiples ranging from 9.0x to 11.0x to CAI's projected fiscal year 2009 earnings before interest, taxes, depreciation and amortization. The present value of the cash flows and terminal values were calculated using discount rates ranging from 15% to 20%. Based on a sensitivity analysis around the value derived by utilizing a terminal value multiple of 10.0x and a discount rate of 17.5%, this analysis yielded an implied reference range for CAI of approximately $2.63 to $13.37 per share, as compared to the merger consideration of $28.00 per share.

    PREMIUM ANALYSIS. BT Alex. Brown analyzed the premiums paid in 142 selected transactions effected since January 1, 1995 with transaction values of between $750 million and $1.25 billion, based on the target company's stock price one day, one week and one month prior to public announcement of the transaction. This analysis indicated the following average, average adjusted to exclude the high and low, and median premiums in the selected transactions, as compared to the implied premiums in the CAI merger one day, one week and one month prior to public announcement of the merger:

                                      PREMIUM                  PREMIUM                 PREMIUM
                                 ONE DAY PRIOR TO         ONE WEEK PRIOR TO      ONE MONTH PRIOR TO
                                PUBLIC ANNOUNCEMENT      PUBLIC ANNOUNCEMENT     PUBLIC ANNOUNCEMENT
                              -----------------------  -----------------------  ---------------------

Average.....................              27.3%                    29.9%                   33.5%

Adjusted Average............              27.7%                    28.6%                   32.4%

Median......................              19.7%                    23.0%                   30.1%

Implied Premiums in
  the Merger for CAI........              19.1%                    23.8%                 1180.0%

    OTHER FACTORS. In rendering its opinion, BT Alex. Brown also reviewed and considered, among other things:

    - historical and projected financial data for CAI, and

    - historical market prices and trading volumes for CAI common shares and the common stock of the selected companies and the relationship between movements in CAI common shares and movements in the common stock of selected companies.

    The above summary is not a complete description of the opinion of BT Alex. Brown to the CAI board or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BT Alex. Brown's analyses and opinion.

    In performing its analyses, BT Alex. Brown considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of CAI. No company, transaction or business used in such analyses as a comparison is identical to CAI or the proposed merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in BT Alex. Brown's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, BT Alex. Brown's analyses and estimates are inherently subject to substantial uncertainty.

    BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. CAI selected BT Alex. Brown based on BT Alex. Brown's reputation, expertise and familiarity with CAI. BT Alex. Brown and its affiliates have provided financial services in the past to CAI and MCI WorldCom unrelated to the proposed merger, including having acted as financial advisor to CAI in connection with its Chapter 11 bankruptcy proceeding in 1998, for which services BT Alex. Brown received approximately $2.75 million and warrants to purchase 86,640 CAI common shares, as described in the following paragraph. BT Alex. Brown also acted as managing agent in connection with MCI WorldCom's senior bank debt financing in August 1998.

    BT Alex. Brown currently holds warrants to purchase 86,640 shares of CAI common shares and will receive in the merger $2,374,802 in respect of such warrants (net of the aggregate exercise price). BT Alex. Brown maintains a market in the securities of CAI and MCI WorldCom and regularly publishes research reports regarding MCI WorldCom and the businesses and securities of other publicly traded companies in the telecommunications industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of CAI and MCI WorldCom for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

    The type and amount of consideration payable in the merger was determined through negotiation between CAI and MCI WorldCom. Although BT Alex. Brown provided financial advice to CAI during the course of negotiations, the decision to enter into the merger was solely that of the CAI board. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the CAI board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the CAI board or management with respect to the merger consideration or the merger.

    Pursuant to the terms of BT Alex. Brown's engagement, CAI has agreed to pay BT Alex. Brown upon completion of the merger a substantial financial advisory fee based on a percentage of the aggregate consideration, including liabilities assumed, payable in connection with the merger. In addition, CAI has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify BT Alex. Brown and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

ACCOUNTING TREATMENT

    MCI WorldCom will account for the merger as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration MCI WorldCom pays in connection with the merger will be allocated to CAI's assets and liabilities based upon their fair values and any excess will be treated as goodwill.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes material United States federal income tax consequences relevant to the merger. The discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

    The receipt of cash in exchange for CAI common shares pursuant to the merger will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences may vary depending upon, among other things, your particular circumstances. In general, you will recognize a gain or a loss for federal income tax purposes equal to the difference between the adjusted tax basis of your CAI common shares and the amount of cash received in exchange for your CAI common shares in the merger. Such gain or loss generally will be (a) calculated separately for each block of shares (I.E., shares acquired at the same cost in a single transaction) sold or exchanged pursuant to the merger, (b) a capital gain or loss if the CAI common shares are a capital asset of yours and
(c) a long-term gain or loss if the holding period for your CAI common shares is more than one year at the effective time of the merger.

    The holding period for federal income tax purposes of a shareholder that received its shares in connection with the satisfaction of its note claims upon consummation of CAI's bankruptcy plan depends primarily on whether the exchanged claim was an obligation that constitutes a "security" for federal income tax purposes. The term "security" is not defined in the Internal Revenue Code of 1986, as amended, or the Treasury regulations promulgated thereunder. Whether the note claim constituted a "security" is based on the facts and circumstances surrounding the origin and nature of the note claim, including its maturity date. Generally, stock and bonds or debentures with an original term of at least ten years have been considered to be "securities." In contrast, instruments with terms of five years or less rarely qualify as "securities." CAI believes that it is likely, although not entirely free from doubt, that the notes the claims with respect to which were satisfied, in part, by receipt of new CAI common shares should be treated as "securities." Consequently, CAI believes that the holding period for the CAI common shares received by such shareholders in exchange for the note claims upon consummation of the CAI bankruptcy should include such shareholders' holding periods for the notes underlying those claims.

    Your receipt of cash pursuant to the merger may be subject to backup withholding at the rate of 31% unless you provide a certified taxpayer identification number on Form W-9 and you otherwise comply with the backup withholding rules or demonstrate an exemption from backup withholding. Backup withholding is not an additional tax; any amounts withheld may be credited against your federal income tax liability subject to the withholding.

    The foregoing discussion does not address all aspects of federal income taxation that may be relevant to you and may not apply to you if you (a) acquired your CAI common shares pursuant to the exercise of employee stock options or other compensation arrangements with CAI, (b) are not a citizen or resident of the United States, (c) exercise your dissenters' rights under Connecticut law or (d) are subject to special tax treatment under the Internal Revenue Code (such as if you are a dealer in securities, a tax-exempt entity, an insurance company, another financial institution, or a regulated investment company or you hold your shares as part of a hedge, straddle, conversion or other special transaction).

    This tax discussion is for your general information only. Due to the individual nature of tax consequences, you are strongly urged to consult with your tax advisor as to the specific tax consequences of the merger to you, including the effects of applicable state, local or foreign income or other tax laws or federal tax laws other than those pertaining to income tax.

REGULATORY MATTERS

    Before the merger can be completed, we must receive the approvals of certain governmental agencies. It is possible that those authorities may seek various concessions as conditions for granting approval. We are not aware of any other material governmental consents or approvals that are required for the merger, other than those described below. If such additional governmental consents and approvals are required, we will seek them. Although we expect to obtain all required regulatory approvals, we cannot assure you that we will obtain the required regulatory approvals within the time frame contemplated by the merger agreement or on terms satisfactory to us or to MCI WorldCom.

    ANTITRUST. We must comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, which provide that certain acquisition transactions may not be consummated until (1) certain information has been furnished to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and (2) certain waiting periods have been terminated or have expired. MCI WorldCom and CAI filed Notification and Report Forms with the Antitrust Division and the Federal Trade Commission on April 29, 1999. The waiting period under the HSR Act expired at 11:59 p.m., May 30, 1999.

    Despite the expiration of the Hart-Scott-Rodino waiting period, the Antitrust Division, the Federal Trade Commission or any state may still challenge the merger on antitrust grounds. Any time before or after the effective time of the merger, the Antitrust Division, the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. In addition, certain other persons, including private parties, could take action under the antitrust laws and could seek to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of CAI or the businesses of CAI or MCI WorldCom as a result of the merger. Based on information available to us, we believe we can effect the merger in compliance with federal and state antitrust laws. We cannot assure you, however, that there will not be a challenge to the merger or that, if such a challenge is made, we will prevail.

    FCC APPROVALS. The Federal Communications Commission must approve the transfer of control to MCI WorldCom of those subsidiaries of CAI that hold FCC licenses and authorizations. The FCC must decide whether MCI WorldCom is qualified to control such licenses and authorizations and whether the transfer of control is consistent with public interest, convenience and necessity. The FCC may examine, among other things, the competitive effects of the merger and other benefits and alleged harms to the public.

    Although the FCC retains broad discretion with regard to the proposed transaction, there are relatively few well-established bases upon which an interested party can successfully challenge a transfer-of-control application in the MMDS industry. Generally, unless the prospective owners of the licensed entity (1) are not citizens of the United States or (2) hold significant interests in hard-wire cable companies whose franchises overlap with the licensed entity's areas of operation, the FCC will approve the subject transaction. Thus, absent a challenge, and upon concluding that the proposed transaction is in the public interest, the FCC will generally grant a transfer-of-control application within approximately two to four months from the date it is filed.

    On June 28, 1999, the FCC granted the transfer-of-control application relating to CAI's Multichannel Multipoint Distribution Service channels and Multichannel Distribution Service channels with one condition. On June 30, 1999, the FCC publicly announced that such condition had been fulfilled. The FCC has also granted several applications consenting to MCI WorldCom's acquisition of control of CAI with respect to wireless communications service and certain auxiliary spectrum. Although the grants are effective, the FCC's rules allow interested parties, as well as the FCC on its own motion, to request reconsideration of any grant within thirty days of the FCC's announcement of the grant. Given that the applications were not challenged by any party prior to their grant, CAI does not expect that any challenges will now be filed; however, we cannot assure you that there will not be a challenge to any grant or that, if such a challenge is made, we will prevail. On July 19, 1999, CAI and MCI WorldCom advised the FCC by letters that MCI WorldCom had consummated transactions resulting in MCI WorldCom owning a majority of CAI's common shares, CAI and MCI WorldCom intend to advise the FCC further upon the consummation of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the CAI board with respect to the merger, you should be aware that the directors, executive officers and several key employees of CAI have certain interests in the merger that may be different from, or in addition to, yours. The CAI board was aware of such interests, summarized below, as they existed on April 26, 1999, and considered them, among other factors, in approving the merger agreement. In addition, MCI WorldCom has certain interests in CAI and its securities. See "Description of CAI and CS Wireless Securities Owned by MCI WorldCom" beginning on page 35 of this proxy statement.

    INTEREST IN OPTIONS TO PURCHASE COMMON SHARES. As of April 26, 1999, directors, executive officers and several key employees of CAI owned options to purchase an aggregate of 1,581,500 CAI common shares. Upon the consummation of the merger, all holders of CAI stock options that have not been exercised prior to the merger will be entitled to receive, for each exercisable option, an amount in cash equal to the excess of $28.00 per share over the exercise price per share of such option. The aggregate consideration that will be received in the merger by the directors, executive officers and key employees of CAI in respect of such stock options (net of the aggregate exercise price) is $42,755,438.

      MANAGEMENT OPTIONS. In connection with the consummation of CAI's bankruptcy, CAI adopted the 1998 Stock Option Plan for key employees. The 1998 Stock Option Plan is intended to provide key employees with a meaningful incentive to pursue CAI's strategic business plan. The 1998 Stock Option Plan also is intended to align the interests of those employees with those of CAI's shareholders. CAI has reserved 1,500,000 CAI common shares for issuance upon the exercise of options granted pursuant to the 1998 Stock Option Plan.

      All options granted under the 1998 Stock Option Plan are intended to be 10-year options. Options may lapse, however, and expire prior to the expiration of such 10-year period in certain circumstances more fully described in the 1998 Stock Option Plan. The vesting terms and exercise price of options granted under 1998 Stock Option Plan are determined by a committee designated by the CAI board to administer the 1998 Stock Option Plan.

      On October 14, 1998, as part of the consummation of CAI's bankruptcy, options to purchase 1,500,000 CAI common shares were granted with the following exercise prices:

    - 20% of the options granted to an individual had an exercise price of $4.76;

    - 20% of the options granted to an individual had an exercise price of $6.78;

    - 20% of the options granted to an individual had an exercise price of $8.79; and

    - 40% of the options granted to an individual had an exercise price of $10.81.

      The options granted in October were to vest and become exercisable upon the occurrence of one or more "trigger events", including:

    - a material third-party acquisition or merger,

    - a material equity investment in CAI,

    - a material joint venture and/or a material take-or-pay arrangement,

    - any other material third-party transaction with respect to the use of CAI's spectrum, and/or

    - any other material third-party transaction having a substantially similar economic effect as the foregoing, as determined by the CAI board in its good faith, reasonable judgment.

      Vesting of the options granted in October would accelerate for 50% of the options if the average trading price of CAI's common shares after the consummation of the bankruptcy was at or above $12.82 per share, corresponding to a 100% recovery for the holders of CAI's 12 1/4% Senior Notes due 2002, which were restructured in the CAI bankruptcy, for 60 consecutive trading days following October 14, 1998 (assuming an appropriate average trading volume). The unvested portion of the options granted in October would decrease by 50% (on a pro rata basis from each price tranche) after April 14, 2000. The unvested portion of the options granted in October would decrease by 100% after October 14, 2000.

      On January 18, 1999, the Governance and Compensation Committee of the CAI board approved the surrender of the options granted in October and approved the issuance of new options having different exercise prices and different vesting events. Although the total number of employees receiving options in January was greater than the number of employees who received options in October, the aggregate number of options granted in January was less than the aggregate number of options granted in October and, for the most part, officers were awarded fewer new options than the number of options surrendered. All of the options granted in January have an exercise price of $0.875, the closing price of the CAI common shares on January 19, 1999. CAI subsequently issued options to certain additional employees with exercise prices equal to the closing share price of CAI common shares on the date such options were granted, ranging from $0.875 per share to $1.625 per share.

      The CAI options outstanding as of April 26, 1999 are 10-year options and are subject to a variety of vesting provisions that vary depending upon the department in which the option holder is employed. The vesting provisions fall into four categories, each of which is summarized below.

      EXECUTIVE VESTING EVENTS. Options in this category provided that they would vest and become exercisable in their entirety on the earlier to occur of:

       - a change of control of CAI;

       - the consummation of:

           --  a material third-party acquisition or merger,

           --  a material equity investment in the Company,

           --  a material joint venture, and/or a take-or-pay arrangement,

           -- any other material third-party transaction with respect to the use of CAI's MMDS spectrum, and/or

           -- any other material third-party transaction having a substantially similar economic effect as the foregoing, as determined by the CAI Governance and Compensation Committee, in its good faith, reasonable judgment; provided that, in the case of any such event OTHER THAN an acquisition, merger or equity investment, when considered together with any other such event in which CAI is participating, such event(s) taken together, in the good faith judgment of the Governance and Compensation Committee, based upon the advice of CAI's financial advisors, would permit the financing of CAI's business plan;

       - to the extent of one-half ( 1/2) of the number of options when the average trading price of CAI's common shares has been at or above $12.82 per share for 60 consecutive trading days; and

       - in whole, when the average trading price of CAI's common shares has been at or above $19.23 per share for 45 consecutive trading days.

      CAI granted such options to purchase 645,000 CAI common shares to five individuals, including Jared E. Abbruzzese, chairman and chief executive officer of CAI, and James P. Ashman, executive vice president and chief financial officer of CAI.

      REGULATORY AND ENGINEERING VESTING EVENTS. Options in this category provided that they would will vest and become exercisable on the earlier to occur of:

       - in their entirety, on the one hundred twentieth (120(th)) day following a change of control;

       - to the extent of 60% of the unvested options, on the one hundred twentieth (120(th)) day after a determination has been made by CAI's Governance and Compensation Committee, in its sole discretion, that the optionee has worked effectively with a team of colleagues at the direction of CAI's senior management to substantially complete a set of two-way filings for one primary market, and time permitting, one or more secondary markets (specific markets to be identified by CAI's senior management) and has made such filings with the FCC by the first FCC two-way filing window;

       - to the extent of 40% of the unvested options, on the one hundred twentieth (120(th)) day after a determination has been made by CAI's Governance and Compensation Committee, in its sole discretion, that, following the close of the first FCC filing window, and during the period allocated by the FCC, the optionee has substantially completed the analysis of competing applications, the preparation and filing of amendments to CAI's applications and/or petitions to deny competing applications, as well as all other steps reasonably necessary and appropriate to maximize the prospects of achieving a grant of the applications for the optionee's applicable market(s) on a timely basis, under the direction of CAI's senior management;

       - to the extent of one-half ( 1/2) of the number of options, when the average trading price of CAI's common shares has been at or above $12.82 per share for 60 consecutive trading days; and

       - in whole, when the average trading price of CAI's common shares has been at or above $19.23 per share for 45 consecutive trading days.

      CAI granted such options to purchase 480,000 CAI common shares to 21 individuals, including Gerald Stevens-Kittner, senior vice president--spectrum management of CAI, and Bruce Kostreski, senior vice president--engineering and chief technical officer of CAI.

      OPERATIONS VESTING EVENTS. Options in this category provided that they would vest and become exercisable as follows:

       - with respect to 80% of the options granted to such individuals, on the earlier to occur of:

           -- the one hundred twentieth (120(th)) day following a change of control,

           --  December 31, 1999,

           -- to the extent of one-half ( 1/2) of the number of options, when the average trading price of CAI's common shares has been at or above $12.82 per share for 60 consecutive trading days, and

           -- in whole when the average trading price of CAI's common shares has been at or above $19.23 per share for 45 consecutive trading days; and

       - 20% of such options will vest and become exercisable on the same terms as those options described in "REGULATORY AND ENGINEERING VESTING EVENTS" described above.

      CAI granted such options to purchase 206,500 CAI common shares to 12 individuals, including Derwood (Roddy) Edge, senior vice president and chief systems officer of CAI.

      FINANCE AND ACCOUNTING VESTING EVENTS. Options in this category, provided that they would vest and become exercisable in their entirety on the earlier to occur of:

     - the one hundred twentieth (120(th)) day following the earlier to occur of:

       --  a change of control, and

       -- the relocation of CAI's accounting department from Chadds Ford, Pennsylvania to a location designated by the CAI board, which relocation shall include the maintenance, through retention or new hiring, of an accounting staff that, in the opinion of the Audit Committee of the CAI board, is sufficient to perform the day-to-day accounting duties necessary for the operation of the business of CAI, and the timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 with the SEC;

     - to the extent of one-half ( 1/2) of the number of options, when the average trading price of CAI's common shares has been at or above $12.82 per share for 60 consecutive trading days; and

     - in whole, when the average trading price of CAI's common shares has been at or above $19.23 per share for 45 consecutive trading days.

      CAI granted such options to purchase 125,000 CAI common shares to four individuals, including George Parise, senior vice president-finance of CAI, and Arthur J. Miller, vice president and controller of CAI.

      Of the options to purchase CAI common shares issued to key employees and outstanding on the date hereof, options to purchase 645,000 CAI common shares vested on June 4, 1999, the date on which MCI WorldCom acquired 48% of the issued and outstanding CAI common shares from a third party. All of the remaining outstanding CAI options vested, and became exercisable, on June 15, 1999, the 46(th) consecutive trading day that the average trading price of CAI's common shares was at or above $19.23 per share.

      The following table provides information on certain executive officers' options to purchase CAI common shares, granted on January 19, 1999, as described above. (Each of the option holders set forth below was required to surrender to CAI all options previously granted to him by CAI in connection with the consummation of CAI's reorganization plan.)

                                                                                % OF TOTAL
                                                                              OPTIONS GRANTED
                                         NUMBER OF                             TO EMPLOYEES      EXERCISE
                                         SECURITIES                           BETWEEN 1/19/99      PRICE
NAME                                 UNDERLYING OPTIONS     VESTING TYPE        AND 3/31/99      ($/SHARE)   EXPIRATION DATE
-----------------------------------  ------------------  ------------------  -----------------  -----------  ---------------

Jared E. Abbruzzese................         300,000      Executive                   20.60%      $   0.875        01/19/09

James P. Ashman....................         150,000      Executive                   10.30%      $   0.875        01/19/09

Bruce W. Kostreski.................         110,000      Regulatory &                 7.55%      $   0.875        01/19/09
                                                           Engineering

Gerald Stevens-Kittner.............         110,000      Regulatory &                 7.55%      $   0.875        01/19/09
                                                           Engineering

George Parise......................          80,000      Finance &                    5.49%      $   0.875        01/19/09
                                                           Accounting

Executive Officers as a Group (6
  persons).........................         775,000      Various                     53.21%      $   0.875        01/19/09

      DIRECTORS' OPTIONS. As of April 26, 1999, there were outstanding options to purchase 125,000 CAI common shares granted under CAI's 1998 Outside Directors' Stock Option Plan. Under the Outside Directors' Plan, which was adopted on November 17, 1998, each CAI director who is not an officer or employee of CAI is entitled to an initial grant of options to purchase 25,000 CAI common shares at an exercise price equal to the closing trading price on the day on which such individual is deemed to have become a CAI director. The initial options vest over a one-year period, with options to purchase 10,000 CAI common shares vesting on the date that is three months after such individual becomes a CAI director, options to purchase 7,500 CAI common shares vesting on the date that is eight months after such individual becomes a CAI director and the remaining options to purchase 7,500 CAI common shares vesting on the one-year anniversary of the date such individual becomes a CAI director.

      In addition to the initial grant of option, each individual who has been a CAI director for at least six months prior to each April 1, beginning on April 1, 2000, shall receive options to purchase 7,500 CAI common shares at an exercise price equal to the closing trading price on the date of grant, which options vest on the one-year anniversary of the date of grant.

      All options granted under the Outside Directors' Plan are intended to be 10-year options; however, options may lapse and expire prior to the expiration of such 10-year period in certain circumstances more fully described in the Outside Directors' Plan. Options granted under the Outside Directors' Plan become immediately exercisable upon certain events, including certain business combinations. In addition, options under the Outside Directors' Plan vest in their entirety upon a change of control of CAI, as defined in the stock option agreements. The acquisition by MCI WorldCom of 48% of the CAI common shares from a third party on June 4, 1999 (see "Description of CAI and CS Wireless Securities Owned by MCI WorldCom" beginning on page 35 of this proxy statement) constituted a change of control under the Outside Directors' Plan that caused all outstanding options to become vested in their entirety.

      The following table provides information on Outside Directors' options to purchase CAI common shares, granted during the fiscal year ended March 31, 1999.

                                                                                       NO. OF
                                                                                       VESTED
                                                                       EXERCISE      OPTIONS AS
                                     NUMBER OF SHARES    DATE WHEN       PRICE           OF
NAME                                UNDERLYING OPTIONS    GRANTED      ($/SHARE)    JUNE 4, 1999  EXPIRATION DATE
----------------------------------  ------------------  -----------  -------------  ------------  ---------------
Paul M. Albert, Jr................          25,000        12/09/98     $  0.8125         25,000        12/09/08

Vernon Fotheringham...............          25,000        12/09/98     $  0.8125         25,000        12/09/08

Robert D. Happ....................          25,000        10/14/98     $    0.01         25,000        10/14/08

Martin G. Mand....................          25,000        12/16/98     $  1.4375         25,000        12/16/08

John B. Newman....................          25,000        12/09/98     $  0.8125         25,000        12/09/08

Totals:...........................         125,000         Various       Various        125,000         Various

    EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS. CAI previously entered into employment agreements with all CAI executive officers and certain key CAI employees. The agreements are one-year agreements beginning on October 14, 1998 (the date on which CAI consummated its bankruptcy) and automatically renewing for successive one-year terms, unless otherwise terminated by either party. Each agreement provides for a severance payment equal to the employee's annual base salary if such individual's employment with CAI is terminated other than for cause (as defined in the employment agreement and described below). In the case of Mr. Abbruzzese, however, severance is equal to 1.5 times his annual base salary. The severance amount payable in the event of termination of employment as a result of an individual's death or disability is also equal to the annual base salary, except in the case of Mr. Abbruzzese, for whom the severance amount is equal to 1.5 times his annual base salary. Any severance payment made to an individual as a result of disability will be reduced by the amount of disability insurance proceeds received by the individual pursuant to a policy provided by CAI. Severance payments under the employment agreements are also payable in the event CAI does not renew an individual's employment agreement.

    The employment agreements define "cause" to mean a finding by the CAI board that the employee has:

    - acted with gross negligence or willful misconduct in connection with the performance of his duties under the employment agreement,

    - engaged in a material act of insubordination or of common law fraud against CAI or its employees, or

    - acted against the best interests of CAI in a manner that has or could have a material adverse affect on the financial condition of CAI.

    The employment agreements also provide for the same severance payments if the employee voluntarily terminates his or her employment for "Good Reason" within 18 months after the consummation of CAI's Chapter 11 case on October 14, 1998. "Good Reason" means, with respect to the employee:

    - the assignment to the employee of any material duties materially inconsistent with the employee's position, authority, duties or responsibilities immediately before October 14, 1998, the consummation date of CAI's bankruptcy, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by CAI promptly after receipt of notice of such action given by the affected employee;

    - any material reduction in the employee's base salary, opportunity to earn annual bonuses or other compensation or employee benefits, other than as a result of an isolated and inadvertent action not taken in bad faith that is remedied by CAI promptly after receipt of notice of such action given by the affected employee;

    - CAI's requiring the employee to relocate his or her principal place of business to a place that is more than thirty-five miles from his or her previous principal place of business; or

    - any purported termination of the agreement other than as expressly permitted by the agreement.

    Under the terms of their respective employment agreements: Mr. Abbruzzese serves as chairman and chief executive officer of CAI and is entitled to an annual base salary of $350,000; Mr. Ashman serves as executive vice president and chief financial officer of CAI and is entitled to an annual base salary of $183,000; Mr. Stevens-Kittner serves as senior vice president-spectrum management and is entitled to an annual base salary of $180,000; Mr. Kostreski serves as a senior vice president-engineering and chief technical officer and is entitled to an annual base salary of $180,000; and Mr. Parise serves as senior vice president-finance and is entitled to an annual base salary of $165,000. The aggregate annual base salary of the executive officers of CAI as a group (6 persons) equals $1,150,400. There is a potential, in certain circumstances, for a bonus payment, as a prescribed percentage of such employee's annual salary, under each of the employment agreements.

    In April 1999, CAI agreed to pay to Jared E. Abbruzzese, chairman and chief executive officer of CAI, incentive compensation in an amount not to exceed $2.75 million, consisting of a $500,000 retention bonus and a merger implementation bonus in the amount of $2.25 million. The incentive compensation is payable at the closing of the merger. All amounts owed by Mr. Abbruzzese under a promissory note dated March 31, 1997 in the aggregate principal amount of $780,054 to CAI will be satisfied at the time such bonus is paid. CAI has also agreed to pay at the closing of the merger, a $25,000 bonus to each of Geoffrey R. Simmonds, a member of the board of directors of several CAI subsidiaries, and David Tallcott, a member of the board of directors of CS Wireless. CAI also agreed to award cash retention bonuses to certain employees of CAI out of a $350,000 bonus pool. CS Wireless also has agreed to pay a $75,000 bonus to Mr. Tallcott at the closing of the merger.

    INDEMNIFICATION AND INSURANCE. The merger agreement requires MCI WorldCom or the surviving corporation to continue to provide, for a period of six years after the merger, indemnification to directors and officers of CAI and its subsidiaries (determined as of the effective time of the merger) for actions based on matters and events occurring prior to the merger to the same extent as currently provided in the applicable charter documents of CAI. The merger agreement requires MCI WorldCom or the surviving corporation to provide to the current and former officers and directors of CAI, for a period of six years after the merger, director and officer liability insurance substantially similar to such insurance currently provided by CAI, provided that neither MCI WorldCom nor the surviving corporation will be required to pay premium for such insurance in excess of 175% of the last annual premium paid prior to April 26, 1999. In that event, MCI WorldCom or the surviving corporation would be required to purchase as much coverage as possible for such amount. See "Summary of Merger Agreement--Additional Agreements--Indemnification and Insurance" on page 49 of this proxy statement.

DESCRIPTION OF CAI AND CS WIRELESS SECURITIES OWNED BY MCI WORLDCOM

    MCI WORLDCOM HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS SECTION, AND CAI HAS NOT INDEPENDENTLY VERIFIED SUCH INFORMATION, OTHER THAN PURSUANT TO ITS REVIEW OF MCI WORLDCOM'S SCHEDULE 13D AND THE AMENDMENTS THERETO.

    CAI COMMON SHARES. On March 23, 1999, MCI WorldCom entered into certain separate agreements to acquire, among other things, an aggregate of approximately 10,555,140 CAI common shares, constituting approximately 61.2% of the outstanding CAI common shares eligible to vote at the special meeting. The purchase price for such CAI common shares under the agreements is less than the purchase price of $28 per share to be paid to CAI shareholders in connection with the merger described in this proxy statement. On June 4, 1999, following expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (see "Regulatory Matters" on page 28 of this proxy statement), MCI WorldCom acquired 8,284,425 of the outstanding CAI common shares. Additionally, on July 9, 1999, MCI WorldCom acquired 2,270,715 CAI common shares pursuant to one of the separate agreements described above. Taking into account certain other acquisitions of CAI common shares, MCI WorldCom beneficially owned 10,684,140 CAI common shares, constituting approximately 62.0% of the outstanding CAI common shares eligible to vote at the special meeting as of July 28, 1999. MCI WorldCom, directly or indirectly, may purchase additional CAI common shares, subject to certain conditions, in open market or privately negotiated transactions, to the extent permitted by applicable law, including federal securities laws, in order to facilitate its efforts to consummate the merger.

    STOCK OPTION AGREEMENT. On April 26, 1999, CAI entered into a stock option agreement granting to MCI WorldCom an option to acquire, under certain circumstances, up to 6,090,481 CAI common shares, at a price of $28.00 per share. See "Summary of Stock Option Agreement," beginning on page 52 of this proxy statement, and Annex B attached to this proxy statement.

    SENIOR SECURED NOTES DUE 2000. MCI WorldCom holds the $80,000,000 aggregate principal amount of outstanding Senior Secured Notes of CAI due 2000. The Senior Secured Notes of CAI were issued under a Note Purchase Agreement dated as of October 14, 1998 between CAI and the purchasers named therein. MCI WorldCom and the original purchasers closed the acquisition of the Senior Secured Notes of CAI on March 26, 1999, at which time MCI WorldCom was assigned all right, title and interest in and to the Senior Secured Notes of CAI, and assumed all of the sellers' obligations under the Senior Secured Notes of CAI and the Note Purchase Agreement. The closing of the merger requires the consent of the holders of CAI's Senior Secured Notes, which consent MCI WorldCom has agreed to give under the merger agreement. For additional information regarding the Note Purchase Agreement, see "Chapter II--Certain Information Regarding CAI--CAI Secured Facility" beginning on page 61 of this proxy statement.

    13% SENIOR NOTES DUE 2004. MCI WorldCom holds $119,412,609 aggregate principal amount of unsecured 13% Senior Notes of CAI due October 14, 2004, issued pursuant to the Indenture dated October 14, 1998 between CAI and State Street Bank and Trust Company, as trustee thereunder. For additional information regarding CAI's indenture, see "Chapter II--Certain Information Regarding CAI--CAI's 13% Senior Notes Due 2004" beginning on page 65 of this proxy statement.

    SERIES B 11 3/8% SENIOR DISCOUNT NOTES OF CS WIRELESS. MCI WorldCom also holds $239,200,000 aggregate principal amount of unsecured Series B 11 3/8% Senior Discount Notes of CS Wireless due 2006, issued pursuant to an Indenture dated February 15, 1996 between CS Wireless and State Street Bank and Trust Company, as trustee thereunder. For additional information regarding the indenture of CS Wireless, see "Chapter II--Certain Information Regarding CS Wireless--CS Wireless' Series B 11 3/8% Senior Discount Notes Due 2006" beginning on page 84 of this proxy statement.

DESCRIPTION OF RELATIONSHIP BETWEEN MCI WORLDCOM AND CS WIRELESS

    CS Wireless is an authorized representative of TTI National, Inc., a wholly-owned subsidiary of MCI WorldCom, for the purpose of selling certain long-distance services, including switched and dedicated (outbound and inbound) and calling card services. The terms of the relationship are described in a Representation Agreement executed by CS Wireless on December 12, 1997. To date, CS Wireless has not sold any services pursuant to the agreement, which has a term of five years. Additionally, CS Wireless utilizes, on a month-to-month basis, dedicated circuits and other basic telephony services offered by MCI WorldCom and its affiliates at the headquarters and each of the operating systems of CS Wireless. CS Wireless has entered into a two-year contract with UUNet Technologies, Inc., a subsidiary of MCI WorldCom, for the provision of tiered T-3 internet backbone service. CS Wireless is obligated to pay to UUNet approximately $6,000 per month through January, 2001.

RECENT EVENTS

    DIRECTORS AND OFFICERS LIABILITY INSURANCE. CAI maintains a directors, officers and corporate liability insurance policy provided by National Union Fire Insurance Company of Pittsburgh, Pennsylvania. The July 9, 1999 acquisition by MCI WorldCom of 2,270,715 CAI common shares resulted in MCI WorldCom owning more than 50% of the voting power with respect to the election of CAI directors. This acquisition constituted a change of control under CAI's insurance policy. A change of control under CAI's insurance policy cancels insurance coverage for any actual or alleged wrongful act occurring after the change of control. Accordingly, as of July 9(th), CAI's insurance policy will cover only those acts occurring prior to that date. MCI WorldCom has confirmed that, as of July 9, 1999, CAI will be treated as a subsidiary under MCI WorldCom's directors and officers liability insurance policy and, therefore, CAI's directors and officers will be covered under that policy. In addition, under the merger agreement, either MCI WorldCom or the surviving corporation is required, for a period of six years after the effective time of the merger, to maintain officers' and directors' liability insurance, to the extent available, with respect to those individuals covered by CAI's insurance policy. The policy required under the merger agreement must be on terms and in amounts no less favorable than those in effect on the date of the merger agreement. MCI WorldCom is not required, however, to expend in any one year an amount in excess of 175% of the annual premiums paid by CAI for the insurance.

    MCI WORLDCOM'S DEMAND FOR SPECIAL MEETING OF CAI SHAREHOLDERS. On July 27, 1999, MCI WorldCom, in accordance with the Connecticut Business Corporation Act and CAI's bylaws, demanded that CAI hold a special meeting of shareholders for the purposes of removing CAI's current board of directors, amending CAI's bylaws to, among other things, provide for a two-member board of directors and electing a new CAI board consisting of two members. The removal of CAI's existing board and the amendment to CAI's bylaws require the affirmative vote of the holders of a majority of the votes cast by the CAI common shares entitled to vote at the special meeting demanded by MCI WorldCom at which a quorum is present. The election of MCI WorldCom's nominees to the CAI board requires the affirmative vote of a plurality of the votes cast by the CAI common shares entitled to vote at the special meeting demanded by MCI WorldCom at which a quorum is present. MCI WorldCom has nominated Charles T. Cannada, Senior Vice President--Corporate Development of MCI WorldCom, age 40, and Bernard J. Ebbers, President and Chief Executive Office of MCI WorldCom, age 57, to serve as the new CAI directors. Information regarding such proposals and nominees is included in the separate notice of special meeting demanded by MCI WorldCom forwarded to you under separate cover and is contained in a Current Report on Form 8-K anticipated to be filed by CAI on August 2, 1999.

    In response to MCI WorldCom's demand, CAI has scheduled such meeting for 11:00 a.m., Eastern time, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103, following the special meeting to which this proxy statement relates. CAI has also set July 28, 1999 as the record date for determining CAI shareholders entitled to notice of and to participate in the second special meeting. Materials relating to such second special meeting will follow under separate cover. Neither CAI, MCI WorldCom nor any other party is soliciting proxies for such second special meeting.

    In addition to demanding the special shareholders meeting described above, MCI WorldCom has indicated in its public filings, that in the event the merger is not approved by shareholders, MCI WorldCom expects to review its alternatives with respect to CAI, which may include, among other things, resubmitting the proposed merger between CAI and a wholly-owned subsidiary of MCI WorldCom, and/or submitting a merger agreement on different terms between CAI and MCI WorldCom or one of its subsidiaries.

    MCI WorldCom has also indicated in its public filings that it may also explore other forms of transactions with CAI or its subsidiaries, which may include stock sales, as described below, commercial transactions, or other types of transactions. CAI has previously reported that it believes it has sufficient cash to fund its capital requirements through November 1999 and that, if the merger is not approved, CAI would not have sufficient cash to implement its business plan. In view of CAI's liquidity needs, MCI WorldCom may propose to CAI that MCI WorldCom invest additional capital in CAI in exchange for additional CAI shares of capital stock. These additional shares, if so acquired, might result in MCI WorldCom's ownership of an aggregate number of shares that would be sufficient to approve the merger. Further, MCI WorldCom plans to review the businesses of CAI and make such changes as it deems appropriate at the time, which could include causing CAI to enter into commercial transactions, joint ventures, asset sales or other possible transactions.

DISSENTERS' RIGHTS

    Holders of CAI common shares are entitled to relief as dissenting shareholders under Sections 33-855 through 33-868 of the Connecticut Business Corporation Act. You will be entitled to such relief, however, only if you comply strictly with all of the procedural and other requirements of Sections 33-855 through 33-868. The following summary is qualified in its entirety by reference to Sections 33-855 through 33-868, a copy of which is attached to this proxy statement as Annex D.

    Throughout this section of the proxy statement, when we refer to the "CBCA," we mean the Connecticut Business Corporation Act as in effect on the date of this proxy statement. In accordance with the provisions of Sections 33-855 to 33-872 of the CBCA, a copy of which is set forth in Annex D to this proxy statement, you are entitled to dissent from, and shall have the right to be paid the fair value of all CAI common shares you own in the event of consummation of the merger. As provided in CBCA Section 33-861(a), any CAI shareholder who wishes to assert dissenters' rights:

    - must deliver to CAI before the vote is taken on the merger written notice of such shareholder's intent to demand payment for such shareholder's CAI common shares if the merger is consummated; and

    - must not vote such CAI common shares in favor of the merger.

That notice may be addressed to CAI's registered agent at its registered office or to CAI or its corporate secretary at the following address: 18 Corporate Woods Boulevard, Third Floor, Albany, New York 12211. Your rights to be paid the value of your CAI common shares pursuant to Sections 33-855 to 33-872 of the CBCA are your exclusive remedy as a holder of such CAI common shares with respect to the merger, whether or not you proceed as provided in the statute.

    As provided in CBCA Section 33-862, if the merger is approved and the merger is consummated, we must deliver a written dissenters' notice to all shareholders who have satisfied the above-described requirements of CBCA Section 33-861(a) no later than ten days after such consummation. That dissenters' notice must:

    - state where the payment demand must be sent and where and when certificates for certificated CAI common shares must be deposited;

    - inform holders of uncertificated CAI common shares to what extent transfer of the CAI common shares will be restricted after the payment demand is received;

    - supply a form for demanding payment that both includes the date of the first announcement to news media or to shareholders of the terms of the merger agreement and requires that each shareholder asserting dissenters' rights certify whether or not such shareholder acquired beneficial ownership of the CAI common shares before that date;

    - set a date by which we must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date we deliver the written dissenters' notice; and

    - be accompanied by a copy of CBCA Sections 33-855 to 33-872.

    As provided in CBCA Section 33-863(a), a shareholder receiving a dissenters' notice must:

    - demand payment;

    - certify whether such shareholder acquired beneficial ownership of his or her CAI common shares before the date of the first announcement to news media or to shareholders of the terms of the merger agreement as set forth in the dissenters' notice; and

    - deposit the certificate or certificates representing such shareholder's CAI common shares in accordance with the terms of the dissenters' notice. A shareholder who does not demand payment or deposit his or her CAI common share certificates, each by the date set forth in the dissenters' notice, will not be entitled to payment for his or her CAI common shares under CBCA Sections 33-855 to 33-872.

    Except as provided below, upon receipt of a payment demand, we will pay each shareholder who makes a proper demand for payment pursuant to CBCA Section 33-863(a) the amount we estimate to be the fair value of such shareholder's CAI common shares, plus accrued interest, as provided in CBCA Section 33-865(a). That payment must accompanied by:

    - our balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year and a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    - a statement of our estimate of the fair value of the CAI common shares;

    - an explanation of how the interest was calculated;

    - a statement of the shareholder's right to demand payment under CBCA
      Section 33-868; and

    - a copy of CBCA Sections 33-855 to 33-872.

    Pursuant to CBCA Section 33-868, a dissenting shareholder may notify us in writing of such shareholder's own estimate of the fair value of his or her CAI common shares and the amount of interest due, and demand payment of his or her estimate, less any payment we make under CBCA Section 33-865, if:

    - such shareholder believes that the amount paid under CBCA Section 33-865 is less than the fair value of such shareholder's CAI common shares or that the interest due is incorrectly calculated;

    - we fail to make payment under CBCA Section 33-865 within 60 days after the date set for such shareholder's demand payment; or

    - we fail to close the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated CAI common shares within 60 days after the date set for demanding payment.

    A dissenting shareholder will waive his or her right to demand payment under CBCA Section 33-868 if such shareholder does not notify us of his or her demand in writing within 30 days after we make payment for such shareholder's CAI common shares.

    Pursuant to CBCA Section 33-871(a) and (b), if a dissenting shareholder's demand for payment under CBCA Section 33-868 remains unsettled, we must commence a proceeding within 60 days after receipt of such shareholder's demand for payment and petition the superior court for the judicial district where our registered office in the State of Connecticut is located to determine the fair value of such shareholder's CAI common shares and accrued interest. If we fail to timely commence such proceeding, we must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders making such demand for payment as described above, whose demands remain unsettled, shall be made parties to the proceeding, and all parties must be served with a copy of the petition. Dissenting shareholders not resident in Connecticut may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court is plenary and exclusive. The court may, but need not, appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If appointed, the appraiser will have the powers described in the order appointing them, or in any amendment to it. The dissenting shareholders will be entitled to the same discovery rights as parties in other civil proceedings. Each CAI shareholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of such shareholder's CAI common shares, plus interest, exceeds the amount paid by CAI.

    The costs and expenses, including the reasonable compensation and expenses of court-appointed appraisers, of any such proceeding will be determined by the court and will be assessed against CAI, except that the court may assess costs against all or some dissenting shareholders, in amounts the court finds equitable, to the extent the court finds that they acted arbitrarily, vexatiously or not in good faith in demanding payment under CBCA Section 33-868. The court may also assess the fees and expenses of counsel and experts employed by any party, in amounts the court finds equitable:

    - against us in favor of any or all dissenting shareholders if the court finds that we failed to substantially comply with the requirements of CBCA Sections 33-860 to 33-868, inclusive, or

    - against either us or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CBCA Sections 33-855 to 33-872, inclusive.

If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that such fees should not be assessed against CAI, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefitted.

    The foregoing is only a summary of the dissenters' rights of holders of CAI common shares. Any CAI shareholder who intends to exercise dissenters' rights should carefully review the text of the applicable provisions of the CBCA set forth in Annex D to this proxy statement and should also consult with his or her attorney. The failure of a holder of CAI common shares to follow precisely the procedures summarized above and set forth in Annex D may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of CAI common shares, except as otherwise required by law.

                        SUMMARY OF THE MERGER AGREEMENT

    WE BELIEVE THAT THIS SUMMARY DESCRIBES ALL MATERIAL TERMS OF THE MERGER AGREEMENT. HOWEVER, WE RECOMMEND THAT YOU READ CAREFULLY THE COMPLETE TEXT OF THE MERGER AGREEMENT FOR THE PRECISE LEGAL TERMS OF THE MERGER AGREEMENT AND OTHER INFORMATION THAT MAY BE IMPORTANT TO YOU. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A.

GENERAL

    Pursuant to the merger agreement, at the effective time of the merger, MCI WorldCom will acquire CAI through the merger of Cardinal Acquisition Subsidiary with and into CAI. At the effective time of the merger, Cardinal Acquisition Subsidiary will cease to exist, and CAI will be the surviving corporation and a wholly-owned subsidiary of MCI WorldCom.

MERGER CONSIDERATION

    At the effective time of the merger, by virtue of the merger and without any action on the part of any shareholder, each issued and outstanding CAI common share held by CAI shareholders will be converted into the right to receive $28.00 in cash, without interest, except for shares canceled as described below and shares as to which dissenters' rights are exercised by a dissenting shareholder.

    All CAI common shares held as treasury shares will automatically be canceled and retired at the effective time of the merger and will cease to exist. No consideration will be delivered in exchange for these shares. Each CAI common share issued and outstanding immediately prior to the effective time of the merger that is owned by MCI WorldCom, Cardinal Acquisition Subsidiary, CAI or a subsidiary of CAI will be canceled as of the effective time of the merger, and no merger consideration will be payable with respect to such CAI common shares.

    As of the effective time of the merger, certificates representing all CAI common shares issued and outstanding immediately prior to the effective time (except for shares as to which dissenters' rights are exercised by a dissenting shareholder) will cease to have any rights with respect to those CAI common shares, except the right to receive the merger consideration in accordance with the terms of the merger agreement.

    As of the effective time of the merger, all shares of Cardinal Acquisition Subsidiary issued and outstanding immediately prior to the effective time of the merger will be converted into one CAI common share and will represent all of the issued and outstanding CAI common shares after the merger.

    No dissenting shareholder will be entitled to any portion of the merger consideration or other distributions unless and until the dissenting shareholder fails to exercise or otherwise effectively withdraws or loses his or her rights to payment under Connecticut law. CAI common shares as to which dissenters' rights have been exercised will be treated in accordance with Sections 33-855 through 33-868 of the Connecticut Business Corporation Act. If any person, who otherwise would be deemed a dissenting shareholder, fails to properly exercise or effectively loses dissenters' rights with respect to any CAI common shares, those CAI common shares will be treated as though they had been converted as of the effective date of the merger into the right to receive the merger consideration, without interest. See "The Merger--Dissenters' Rights."

EXCHANGE OF SHARES

    Prior to the effective time of the merger, MCI WorldCom will appoint an exchange agent, and immediately prior to the effective time of the merger, MCI WorldCom will deposit with the exchange agent funds in an amount sufficient to make the payments contemplated by the merger agreement. Soon after the completion of the merger, MCI WorldCom or the exchange agent will send a letter to each person who was a CAI shareholder as of the date the merger became effective. The letter will contain instructions on how to surrender CAI common share certificates to the exchange agent and receive the merger consideration. CAI shareholders have no right to any interest on the cash payable upon the surrender of CAI common share certificates.

    Any time following the sixth month after the effective time of the merger, CAI, as the surviving corporation, may require the exchange agent to deliver to it any portion of the funds deposited by MCI WorldCom with the exchange agent not already disbursed to CAI shareholders. In the event CAI requires the exchange agent to deliver such funds, CAI shareholders must thereafter look to CAI, as the surviving corporation, for payment of any merger consideration that may be payable to them upon surrender of their CAI common share certificates. Any such shareholders will be deemed general creditors of CAI, as the surviving corporation, for such purpose.

    MCI WorldCom, CAI (as the surviving corporation) and the exchange agent will be entitled to withhold from the merger consideration payable to any CAI shareholder those amounts required to be deducted under tax law. All amounts so withheld will be deemed to have been paid to the applicable CAI shareholder.

TREATMENT OF STOCK OPTIONS

    Prior to the effective time of the merger, each outstanding and unexpired option to purchase CAI common shares issued pursuant to our 1998 Stock Option Plan or our 1998 Outside Directors' Stock Option Plan that is exercisable on the effective date of the merger in accordance with its terms will be converted into the right to receive for each share subject to such option an amount in cash, subject to any applicable withholding tax, equal to the difference between $28 and the per share exercise price of such option to the extent such difference is a positive number. At the effective time of the merger, all CAI options will be canceled. The payment of these amounts will be made by the surviving corporation promptly following the effective time of the merger, provided that MCI WorldCom verifies the options and the optionee delivers a written instrument setting forth:

    - his or her number of options, their respective issue dates and exercise prices;

    - certain representations by the optionee; and

    - a confirmation of and consent to the conversion of the options as provided in the merger agreement.

    CAI agrees to cause all outstanding options to be amended to provide for and give effect to the transactions contemplated by the merger agreement.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, we make representations and warranties to MCI WorldCom and Cardinal Acquisition Subsidiary with respect to, among other things:

    - due organization and good standing of CAI and its subsidiaries;

    - capitalization, ownership of subsidiaries and other investments;

    - corporate authorization;

    - the vote required by the shareholders of CAI in connection with the merger agreement;

    - governmental approvals;

    - the opinion of BT Alex. Brown;

    - absence of any breach of organizational documents or material agreements or applicable law as a result of the contemplated transactions;

    - required third-party consents under material contracts or any other obligation of CAI or any of its subsidiaries;

    - absence of any lien or encumbrance upon any asset of CAI or any of its subsidiaries;

    - accuracy of our filings with the Securities and Exchange Commission and other regulatory entities;

    - litigation, investigations or proceedings regarding violations of law;

    - accuracy of financial statements;

    - the absence of specified changes or events;

    - compliance with applicable law;

    - required licenses, permits and related FCC regulatory matters;

    - engagement of and payments to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

    - material contracts;

    - matters relating to compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

    - tax matters;

    - liabilities;

    - environmental matters affecting CAI;

    - intellectual property matters;

    - owned and leased real property;

    - corporate records;

    - title to and condition of CAI's personal property;

    - absence of adverse actions against CAI and its subsidiaries or challenging the merger agreement;

    - labor and employee relations matters;

    - change of control agreements;

    - insurance;

    - satisfaction of Connecticut takeover statutes;

    - CAI's shareholder rights plan;

    - efforts to resolve any "Year 2000" computer problems;

    - outstanding CAI options;

    - transactions with affiliates;

    - absence of existing discussions by CAI with any third party relating to an alternative transaction;

    - various matters relating to CAI's investment in TelQuest Satellite Services LLC;

    - the accuracy of other information supplied by CAI; and

    - the preparation of this proxy statement.

    In the merger agreement, MCI WorldCom makes representations and warranties to us with respect to, among other things:

    - due organization and good standing of MCI WorldCom and Cardinal Acquisition Subsidiary;

    - corporate authorization;

    - governmental approvals;

    - absence of any breach of organizational documents or material agreements or applicable law as a result of the contemplated transactions;

    - required third-party consents under any material contracts or any other obligation of MCI WorldCom or Cardinal Acquisition Subsidiary;

    - absence of any lien or encumbrance upon any asset of MCI WorldCom or Cardinal Acquisition Subsidiary;

    - engagement of and payments to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

    - MCI WorldCom's ownership of CAI debt and equity securities; and

    - the accuracy of information regarding MCI WorldCom and Cardinal Acquisition Subsidiary contained in this proxy statement, and the preparation of this proxy statement.

CONDITIONS TO CLOSING

    CAI's and MCI WorldCom's obligation to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of the following customary closing conditions:

    - the requisite approval by CAI shareholders of the merger agreement;

    - no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction enacted, entered, promulgated, or enforced by any court or other governmental authority being in effect prohibiting or preventing the consummation of the merger or the other transactions contemplated under the merger agreement (CAI and MCI WorldCom being required to use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the effective time of the merger);

    - the waiting period, including any extensions, applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated;

    - the opinion of BT Alex. Brown described herein and attached as Annex C to this proxy statement not being withdrawn; and

    - all consents, approvals and actions of, filings with and notices to any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement having been obtained by final order (other than those consents the failure of which to obtain, in MCI WorldCom's judgment, would not have a material adverse effect on the surviving corporation); the agreement providing that any approval relating to any FCC license must be obtained; and this condition may be waived by MCI WorldCom, in its sole judgment.

    In addition, MCI WorldCom's and Cardinal Acquisition Subsidiary's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

    - the representations and warranties of CAI which are modified by materiality or material adverse effect being true and correct in all respects, and those not so modified by materiality or material adverse effect being true and correct in all material respects, as of the date of the merger agreement and as of the closing date, except for such changes not prohibited under the merger agreement, and none of CAI's representations and warranties being untrue or incorrect to the extent that such untrue or incorrect, disregarding any materiality qualifications, representations and warranties, when taken as a whole, have had or would have a material adverse effect on CAI;

    - CAI having performed and complied with all covenants and agreements in all material respects and having satisfied in all material respects all conditions required to be performed or complied with or satisfied by it under the merger agreement at or prior to the effective time of the merger;

    - there having been no event that has or reasonably could be expected to have a material adverse effect on CAI or the surviving corporation, except as specified in the merger agreement;

    - no action, investigation or proceeding having been instituted, pending or threatened by any governmental authority, and there not being instituted, pending or threatened any action or proceeding by any other person, before any governmental authority, which is reasonably likely to be determined adversely to MCI WorldCom or Cardinal Acquisition Subsidiary:

       -- challenging or seeking to make illegal, delay materially or restrain or prohibit the consummation of the merger or seeking to obtain material damages or imposing any material adverse conditions in connection with the merger or otherwise directly or indirectly relating to the transactions contemplated by the merger,

       -- seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by MCI WorldCom or Cardinal Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of CAI and its subsidiaries, taken as a whole, or of MCI WorldCom or Cardinal Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of CAI and its subsidiaries, taken as a whole, or of MCI WorldCom or Cardinal Acquisition Subsidiary or any of their affiliates,

       -- seeking to impose or confirm material limitations on the ability of MCI WorldCom or Cardinal Acquisition Subsidiary or any of their affiliates to exercise full rights of ownership of the CAI common shares,

       -- seeking to require divestiture by MCI WorldCom or Cardinal Acquisition Subsidiary or any of their affiliates of the CAI common shares, or

       -- that otherwise would reasonably be expected to have a material adverse effect on CAI;

    - at the effective time of the merger, holders of no more than 10% of the outstanding CAI common shares having taken action to assert dissenters' rights under Connecticut law;

    - CAI having obtained or made the consents, approvals, waivers, authorizations or filings required in connection with the merger under all agreements or instruments to which it or any of its subsidiaries is a party, on terms and conditions reasonably acceptable to MCI WorldCom, and such consents and approvals being in full force and effect, except those for which failure to obtain such consents and approvals would not in the judgment of MCI WorldCom have a material adverse effect prior to or after the effective time of the merger; PROVIDED THAT any consents relating to channel or tower site leases the failure of which to obtain in the aggregate are or would be material to CAI and its subsidiaries or are or would be material to the future plans or objectives of MCI WorldCom or the failure of which to obtain would otherwise have a material adverse effect, must have been obtained by CAI; and

    - CAI having furnished MCI WorldCom and Cardinal Acquisition Subsidiary with:

       -- a certificate dated the closing date signed on its behalf by an executive officer to the effect that certain specified conditions regarding accuracy of its representations and warranties and performance of its obligations have been satisfied,

       --  certificates of good standing,

       --  duly adopted Board and shareholder resolutions,

       --  copies of charter documents and by-laws,

       -- certain Noncompete and Confidentiality Agreements with specified executives of CAI,

       --  certain resignations,

       --  a list of shareholders of record,

       --  comfort letters,

       --  an opinion of counsel, and

       -- such other documents and instruments as MCI WorldCom reasonably may request.

    In addition, CAI's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

    - the representations and warranties of MCI WorldCom which are modified by materiality or material adverse effect being true and correct in all respects, and those not so modified by materiality or material adverse effect being true and correct in all material respects, as of the date of the merger agreement and as of the closing date, except for such changes not prohibited under the merger agreement, and none of the representations and warranties of MCI WorldCom being untrue or incorrect, disregarding any materiality qualifications, to the extent that such untrue or incorrect representations or warranties, when taken as a whole, have had or would have a material adverse effect on MCI WorldCom;

    - MCI WorldCom having performed and complied with all covenants and agreements in all material respects and having satisfied in all material respects all conditions required to be performed or complied with or satisfied by it under the merger agreement at or prior to the effective time of the merger; and

    - MCI WorldCom having furnished CAI with a certificate dated the closing date signed on its behalf by an authorized officer to the effect that certain specified conditions have been satisfied.

COVENANTS

    The merger agreement provides that, until the merger is completed, we will conduct our business in the ordinary course and consistent with past practice. We have agreed to use our reasonable business efforts to:

    - preserve our business organizations;

    - maintain and protect our FCC assets and channel leases;

    - maintain our insurance;

    - pay our accounts payable when due;

    - comply with all laws;

    - retain the services of our officers, agents and employees; and

    - maintain satisfactory existing business relationships.

    During the interim period between signing the merger agreement and the completion of the merger, we have agreed that we will not take certain actions without the consent of MCI WorldCom. More specifically, we have agreed not to:

    - amend our organizational documents or shareholder rights plan or merge with any person;

    - issue, sell, dispose of or encumber any shares of capital stock, options or warrants to acquire any shares of such capital stock;

    - declare or pay dividends or recapitalize or redeem capital shares;

    - incur any indebtedness, except for debt set forth in certain approved budgets;

    - assume or guarantee any obligations of another person;

    - make any capital expenditures or loans, advances or investments in another person, except as provided in the merger agreement;

    - acquire the stock or assets of, or merge or consolidate with, any other person or business;

    - voluntarily incur any material liability or obligation;

    - sell, lease or encumber property or assets;

    - increase any compensation or benefits payable, except for changes that are required under certain material contracts and increases in the ordinary course consistent with past practice of the lesser of 8% of the current compensation or $10,000 per annum, or increase in any manner the compensation of any director;

    - approve, enter into or otherwise increase, reprice or accelerate the payment or vesting of amounts, benefits or other rights payable or accrued under any employee benefit plan or terminate any employment, consulting or related arrangement;

    - enter into any employment agreement;

    - make certain elections with respect to taxes;

    - compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or litigation owed to or involving CAI or its subsidiaries, other than in the ordinary course of business consistent with past practice, subject to certain limitations;

    - enter into or amend any lease as to real property;

    - enter into or amend certain agreements;

    - terminate any channel lease;

    - enter into, amend, modify or waive any rights under any channel lease other than in the ordinary course of business and subject to certain limitations and requirements;

    - enter into, amend, modify, terminate or waive any rights under any material contract, other than channel leases and FCC licenses, any material agreement or material obligation that restricts in any material respect our activities or the activities of our subsidiaries, or any agreement or obligation that restricts in any material respect any other person;

    - enter into any leasing or licensing arrangements, take-or-pay arrangements or other affiliations, arrangements or agreements with respect to any channel lease, subject to certain limitations;

    - take any action with respect to indemnification of any person;

    - change accounting practices or policies; and

    - take any action that would reasonably be expected to result in a breach of any of our covenants, representations or warranties or to have a material adverse effect.

    NO SOLICITATION. We agreed (1) to immediately terminate any discussions or negotiations with any parties with respect to a Takeover Proposal (as described below) and (2) that neither CAI nor any of its officers, directors, employees, subsidiaries or advisors will, directly or indirectly through another person:

    - solicit, initiate or encourage or take any other action designed to facilitate any Takeover Proposal; or

    - participate in any discussions or negotiations regarding any Takeover Proposal.

    A "Takeover Proposal" means any inquiry, proposal or offer relating to:

    - any direct or indirect acquisition or purchase of 15% or more of the assets of CAI or any of its subsidiaries or 5% or more of any class of equity securities of CAI or any of its subsidiaries;

    - any tender offer or exchange offer that could result in any person owning 15% or more of any class of equity securities of CAI or any of its subsidiaries; or

    - any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CAI or any of its subsidiaries (other than the merger described in this proxy statement); or

    - any other transaction reasonably expected to impede, interfere with, prevent or materially delay the merger or which could reasonably be expected to dilute materially the benefits to MCI WorldCom of the transactions contemplated by the merger agreement.

    The merger agreement requires us to recommend to you that you approve the merger agreement and the transactions contemplated by the merger agreement. The CAI board and its committees are prohibited from:

    - withdrawing or modifying, or proposing publicly to withdraw or modify, the approval of the CAI board or its recommendation to you;

    - approving or recommending, or proposing publicly to approve or recommend, any Takeover Proposal; and

    - causing CAI to enter into any letter of intent, agreement in principal, acquisition agreement or other agreement related to any Takeover Proposal.

    In addition, we are required to immediately advise MCI WorldCom of any request for information or of any Takeover Proposal, the material terms and conditions of any such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. We are also required to keep MCI WorldCom fully informed of the status and details of any such request or Takeover Proposal.

    The merger agreement does not prohibit us from (1) taking and disclosing to our shareholders a position consistent with our obligations under the merger agreement with respect to a tender offer required by law or (2) making any disclosure consistent with our obligations under the merger agreement to our shareholders if, in the good faith judgment of the board of directors, after receipt of advice from outside counsel, failure to disclose would be inconsistent with applicable law. The board of directors, however, cannot withdraw or modify our position or recommendation of the merger contemplated by the merger agreement.

ADDITIONAL AGREEMENTS

    SHAREHOLDERS MEETING. We have agreed to hold a meeting of our shareholders to vote on the merger and to use our reasonable best efforts to obtain your approval. The board of directors has unanimously recommended the merger and the merger agreement.

    NOTIFICATION OF CERTAIN MATTERS. We are required to notify MCI WorldCom promptly if:

    - we receive any notice of, or other communication relating to, a default or an event which, with notice or lapse of time or both, would become a default under any material contract of CAI;

    - we receive any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the merger agreement;

    - we receive any material notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement;

    - an event occurs which would have a material adverse effect on CAI;

    - any litigation commences or is threatened involving or affecting CAI or any of its subsidiaries or affiliates, or any of their respective properties or assets, or, to our knowledge, any employee, agent, director or officer of CAI or any of its subsidiaries, in his or her capacity as such or as a fiduciary under a benefit plan of CAI, which, if pending on the date of the merger agreement, would have been required to have been disclosed or which relates to the consummation of the merger, or any material development occurs in connection with any litigation previously disclosed by CAI; and

    - any event occurs that would cause a breach by CAI of any provision of the merger agreement or a related agreement, including any such breach that would occur if such event had taken place on or prior to the date of the merger agreement.

    ACCESS TO INFORMATION; CONFIDENTIALITY. We have agreed to give MCI WorldCom and its officers, employees, accountants, counsel, financial advisors and other representatives full access during normal business hours, upon reasonable notice, during the period prior to the effective time of the merger, to all of CAI's properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as MCI WorldCom reasonably requests.

    EFFORTS; COOPERATION. Subject to the terms and conditions provided in the merger agreement, we have agreed to cooperate and use reasonable efforts to make, or cause to be made, all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement, including cooperation in the preparation and filing of this proxy statement, any required filings under the Hart-Scott-Rodino Act or other filings and any amendments. We have also agreed that if, at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, including the execution of additional instruments, we will take all such necessary action.

    We have agreed to use reasonable efforts to obtain as promptly as practicable all required consents and approvals of any governmental entity or any other person required in connection with, the consummation of the transactions contemplated by the merger agreement. In addition, we have agreed to coordinate with MCI WorldCom in advance of sending any communications to or scheduling any meetings with any governmental entity relating to the merger agreement or the merger and agreed to promptly share all correspondences or other communications received from any governmental entity relating to the merger agreement or the merger.

    YEAR 2000 PLAN. We are required to use all commercially reasonable efforts to ensure that our "Year 2000" plan is completed in a timely manner. We must:

    - allow MCI WorldCom to monitor our Year 2000 compliance issues and our Year 2000 plan;

    - notify MCI WorldCom if we do not achieve, or if we reasonably expect that we will not achieve, milestones and objectives identified in our Year 2000 plan; and

    - cooperate in good faith with MCI WorldCom's efforts to cause CAI to be Year 2000 compliant.

    PURCHASE OF CAI COMMON SHARES. We may not prohibit MCI WorldCom or any of its affiliates or associates from purchasing CAI common shares or entering into option, lock-up, voting or proxy agreements or any other similar agreements with respect to CAI common shares at any time prior to the consummation of the merger.

    CONVERSION OF OPTIONS. Subject to certain limitations and requirements, we must:

    - modify each outstanding option exercisable on or prior to the effective time of the merger, and cause each such option either to be exercised (if otherwise exercisable) prior to the effective time of the merger, or to be canceled as of the effective time of the merger, in exchange for the option consideration previously described in this proxy statement (see page 41 of this proxy statement); and

    - modify each outstanding option not exercisable on or prior to the effective time of the merger to be converted, as of the effective time of the merger, to the right to receive solely the option consideration previously described in this proxy statement (see page 41 of this proxy statement), with such option otherwise becoming exercisable following the effective time of the merger, in accordance with its terms.

    INDEMNIFICATION AND INSURANCE. The merger agreement provides that the certificate of incorporation and bylaws of the surviving corporation must contain similar provisions with respect to indemnification and exculpation from liability set forth in the certificate of incorporation and bylaws of CAI. MCI WorldCom may not, and shall cause the surviving corporation not to, amend, repeal or otherwise modify these provisions for a period of six years from the effective time of the merger in any manner that would materially and adversely affect the rights of individuals who at the effective time of the merger were directors, officers, employees or agents of CAI, unless such modification is required by law.

    MCI WorldCom has agreed to indemnify and hold each director and officer of CAI (determined as of the effective time of the merger) harmless against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after such time, to the fullest extent that CAI would have been permitted to indemnify such person under Connecticut law and CAI's certificate of incorporation or bylaws in effect on April 26, 1999.

    The merger agreement also provides that for six years after the effective time of the merger, and to the extent available, the surviving corporation or MCI WorldCom will maintain officers' and directors' liability insurance with respect to those persons who were covered by CAI's directors' and officers' liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. MCI WorldCom, however, is not required to expend in any one year an amount in excess of 175% of the annual premiums currently paid by CAI for the insurance.

    If MCI WorldCom, the surviving corporation or any of its successors or assigns (1) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or (2) transfers all or substantially all of its properties and assets to any person, corporation or entity, then, and in each case, proper provisions will be made so that the successors and assigns of MCI WorldCom or the surviving corporation, as the case may be, assume the indemnification and insurance obligations set forth in the merger agreement.

    FEES AND EXPENSES. Except as described below under "Termination, Fees, Amendment and Waiver," whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring these fees or expenses.

    AMENDMENT. To the extent permitted by law, the merger agreement may be amended by the parties at any time before or after the approval of the merger agreement by the CAI shareholders. After approval, however, the parties may not make any amendment that by law requires further approval by the CAI shareholders.

    EXTENSION; WAIVER. At any time prior to the effective time of the merger, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) subject to the second sentence of the immediately preceding paragraph, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in writing signed on behalf of the party extending or waiving the condition or agreement. The failure of any party to the merger agreement to assert its rights under the merger agreement or otherwise will not constitute a waiver of these rights.

TERMINATION, FEES, AMENDMENT AND WAIVER

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval:

    - by mutual written consent of MCI WorldCom and CAI;

    - by either MCI WorldCom or CAI:

     -- if the merger has not been completed by February 1, 2000; PROVIDED, HOWEVER, that either party may extend such date to a date no later than May 1, 2000, if such party determines that additional time is necessary in connection with obtaining certain specified consents from governmental authorities; AND PROVIDED, FURTHER, that the right to terminate the merger agreement will not be available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be completed by such time;

     -- if the special meeting has concluded and the approval of the shareholders of CAI has not been obtained; or

     -- if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree or ruling or other action shall have become final and nonappealable;

    - by MCI WorldCom, if CAI:

     -- breaches any of its representations modified by materiality or material adverse effect,

     -- materially breaches any of its representations not modified by materiality or material adverse effect, or

     -- breaches or fails to perform any material covenant or agreement contained in the merger agreement about which MCI WorldCom notifies CAI, if CAI fails to cure or otherwise resolve such breach or failure to perform to the reasonable satisfaction of MCI WorldCom within 20 days after CAI receives MCI WorldCom's notice;

    - by CAI, if MCI WorldCom:

     -- breaches any of its representations modified by materiality or material adverse effect,

     -- materially breaches any of its representations not modified by materiality or material adverse effect, or

     -- breaches or fails to perform any material covenant or agreement contained in the merger agreement about which CAI notifies MCI WorldCom, if MCI WorldCom fails to cure or otherwise resolve such breach or failure to perform to the reasonable satisfaction of CAI within 20 days after MCI WorldCom receives CAI's notice; or

    - by MCI WorldCom, if CAI breaches the no solicitation and shareholder recommendation provisions of the merger agreement described in this proxy statement beginning on page 47.

    If either CAI or MCI WorldCom terminates the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of CAI, MCI WorldCom or Cardinal Acquisition Subsidiary, other than the following provisions, which survive termination:

    - the obligation of CAI and MCI WorldCom to keep all non-public information connected with the merger confidential;

    - the agreement between CAI and MCI WorldCom to each pay their own fees and expenses, and CAI's obligation to pay MCI WorldCom a termination fee in certain circumstances;

    - the agreement among CAI, MCI WorldCom and Cardinal Acquisition Subsidiary to consult with each other before issuing press releases or other public statements and to only issue press releases or other public statements if required by law or a national securities exchange; and

    - the effects of termination as described under this "Termination, Fees, Amendment and Waiver" section.

    We are obligated to pay to MCI WorldCom a termination fee of $18,000,000 if the merger agreement:

    - is terminated after a Takeover Proposal (or an announced intention to make a Takeover Proposal) has been made known to us or our shareholders or announced publicly; or

    - is terminated by MCI WorldCom as a result of a breach by us of the prohibitions against soliciting a Takeover Proposal, as described in this proxy statement beginning on page 47.

                       SUMMARY OF STOCK OPTION AGREEMENT

    WE BELIEVE THAT THIS SUMMARY DESCRIBES ALL MATERIAL TERMS OF THE STOCK OPTION AGREEMENT. HOWEVER, WE RECOMMEND THAT YOU READ CAREFULLY THE COMPLETE TEXT OF THE STOCK OPTION AGREEMENT FOR THE PRECISE LEGAL TERMS OF THE STOCK OPTION AGREEMENT AND OTHER INFORMATION THAT MAY BE IMPORTANT TO YOU. A COPY OF THE STOCK OPTION AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX B.

    On April 26, 1999, CAI entered into a stock option agreement granting to MCI WorldCom an option to acquire up to 6,090,481 CAI common shares, at a price of $28.00 per share. The number of CAI common shares subject to the option represents all of the authorized but unissued CAI common shares available to CAI to be issued and is subject to adjustment in particular instances. The remaining terms of the stock option agreement are summarized below.

    MCI WorldCom may exercise its option only upon the occurrence of any of the following "purchase events":

    - if CAI recommends to its shareholders, or it or any person other than MCI WorldCom or its affiliates publicly proposes or publicly announces a Takeover Proposal (as defined on page 47 of this proxy statement) that is not withdrawn at the time of the option exercise;

    - if any person other than MCI WorldCom or its affiliates acquires beneficial ownership of 15% or more of the voting securities of CAI; or

    - if the CAI board withdraws or modifies in any adverse manner its recommendation with respect to the merger agreement and the merger.

    The option terminates:

    - if the merger is consummated, upon the completion of the merger;

    - if the merger agreement is terminated for any reason and a purchase event (described above) has occurred prior to such termination, 18 months after the occurrence of such purchase event;

    - if the merger agreement is terminated:

       --  by mutual consent of the parties,

       -- because the merger has not occurred within the time frame contemplated by the merger agreement,

       -- as a result of a final, non-appealable order, decree or ruling enjoining or otherwise prohibiting the consummation of the merger,

       -- as a result of breach by MCI WorldCom of any of its representations modified by materiality or material adverse effect,

       -- as a result of material breach by MCI WorldCom of any of its representations not modified by materiality or material adverse effect, or

       -- as a result of breach or failure to perform by MCI WorldCom of any material covenant or agreement contained in the merger agreement about which CAI notifies MCI WorldCom, if MCI WorldCom fails to cure or otherwise resolve such breach or failure to perform to the reasonable satisfaction of CAI within 20 days after MCI WorldCom receives CAI's notice;

    - if the merger agreement is terminated for any reason other than those specified in the immediately preceding bullet point, 18 months after such termination; or

    - 30 months from the date of the stock option agreement.

    We are required to notify MCI WorldCom if:

    - we recommend to you, or we or any person (other than MCI WorldCom or any affiliate or associate of MCI WorldCom) publicly proposes or publicly announces a bona fide Takeover Proposal that is not withdrawn at the time of the exercise of the option;

    - any person (other than MCI WorldCom or any affiliate or associate of MCI WorldCom) acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of or has the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act), other than a group of which MCI WorldCom or any affiliate or associate of MCI WorldCom is a member, is formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the voting power of CAI; or

    - the CAI board withdraws or modifies in a manner adverse to MCI WorldCom its recommendation with respect to the merger agreement and the merger.

    MCI WorldCom's right to exercise the option will not be affected if we fail to notify MCI WorldCom of any such event.

    MCI WorldCom will send us notice if it wishes to exercise the option. If prior notification to or approval of any governmental authority is required in connection with MCI WorldCom's purchase of the CAI common shares, we must cooperate in the filing of the required notice or application for approval and the obtaining of such approval. MCI WorldCom's purchase of the CAI common shares will close immediately after such regulatory approvals are obtained (and any mandatory waiting periods expire or are terminated).

    MCI WorldCom granted us, or a nominee of ours, a power of attorney to vote, at any meeting of our shareholders called to consider the merger agreement, any option shares acquired by it on or prior to the record date. The power of attorney and proxy granted by MCI WorldCom lasts from the date of the stock option agreement to the earlier to occur of the termination of the merger agreement or the effective time of the merger and includes the right to sign its name (as shareholder) to any consent, certificate or other document relating to CAI that the law of the State of Connecticut may permit or require:

    - in favor of the merger agreement and the merger; and

    - against any proposal for any recapitalization, merger (other than the merger described in this proxy statement), sale of assets or other business combination between CAI and any person or entity (other than MCI WorldCom or Cardinal Acquisition Subsidiary or other permitted assignee thereof under the merger agreement) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MCI WorldCom under the merger agreement, or which could result in any of the conditions to the merger agreement not being fulfilled.

    The stock option agreement contains representations and warranties of CAI, including:

    - corporate authority;

    - beneficial ownership;

    - capitalization and shares reserved for issuance upon exercise of the option; and

    - absence of any breach of organizational documents or material agreements as a result of the contemplated transactions.

    The stock option agreement also contains representations and warranties of MCI WorldCom, including corporate authority and investment representations.

    The stock option agreement also contains standard demand and piggyback registration rights relating to the CAI common shares underlying the option represented by the stock option agreement, as well as certain other customary terms.

                       SUMMARY OF SHAREHOLDER RIGHTS PLAN

    On April 16, 1999, the CAI board adopted a shareholder rights plan in connection with the execution and delivery on the same date of a letter of intent with MCI WorldCom with respect to the merger. In connection with the rights plan, the CAI board declared a dividend on April 16, 1999 of one preferred share purchase right for each outstanding CAI common share. The dividend was payable on April 27, 1999 to the shareholders of record on that date. Subject to certain terms and conditions contained in the Shareholders Rights Agreement dated as of April 16, 1999 between CAI and ChaseMellon Shareholder Services, L.L.C., as rights agent, each right entitles the registered holder to purchase from CAI one one-hundredth of a share of Series A Preferred Stock, $.01 par value, of CAI at a price of $96.00 per one one-hundredth of a share of CAI Series A Preferred Stock, subject to adjustment.

    Until the earlier to occur of:

    - 10 days following a public announcement that a person or group of affiliated or associated persons have become an "acquiring person" (as defined) by acquiring "beneficial ownership" (as defined) of 15% or more of the outstanding CAI common shares, and

    - 10 business days (or such later date as may be determined by the CAI board prior to the time any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated persons of 15% or more of the outstanding CAI common shares (we refer to the earlier of such dates as the "distribution date"), the rights will be evidenced, with respect to any of the CAI common share certificates outstanding as of April 27, 1999, by such CAI common share certificate together with a copy of the summary of rights distributed to such holders of CAI common shares. The rights agreement specifically provides that MCI WorldCom and its affiliates and associates and transferees of all of its CAI common shares will not be considered to be an "acquiring person."

    The rights agreement provides that, until the "distribution date" (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the CAI common shares. Until the distribution date (or earlier redemption or expiration of the rights), new CAI common share certificates issued after April 27, 1999 upon transfer or new issuances of CAI common shares will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for CAI common shares outstanding as of April 27, 1999, even without such notation or a copy of the summary of rights, will also constitute the transfer of the rights associated with the CAI common shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the CAI common shares as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

    The rights are not exercisable until the distribution date. The rights will expire on April 15, 2009 (which we refer to as the "final acquisition date"), unless the final expiration date is advanced or extended or unless the rights are earlier redeemed or exchanged by CAI, in each case as described below.

    The purchase price payable, and the number of shares of CAI Series A Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

    - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the CAI Series A Preferred Stock,

    - upon the grant to holders of the CAI Series A Preferred Stock of certain rights or warrants to subscribe for or purchase CAI Series A Preferred Stock at a price, or securities convertible into CAI Series A Preferred Stock with a conversion price, less than the then-current market price of the CAI Series A Preferred Stock, or

    - upon the distribution to holders of the CAI Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in CAI Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding rights is also subject to adjustment in the event of a stock split of CAI common shares or a stock dividend on CAI common shares payable in CAI common shares or subdivisions, consolidations or combinations of CAI common shares occurring, in any such case, prior to the distribution date.

    Shares of CAI Series A Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of CAI Series A Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per CAI common share. In the event of liquidation, dissolution or winding up of CAI, the holders of the CAI Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per CAI common share. Each share of CAI Series A Preferred Stock will have 100 votes, voting together with CAI common shares. Finally, in the event of any merger, consolidation or other transaction in which CAI common shares are converted or exchanged, each share of CAI Series A Preferred Stock will be entitled to receive 100 times the amount received per CAI common share. These rights are protected by customary antidilution provisions.

    Because of the nature of the CAI Series A Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of CAI Series A Preferred Stock purchasable upon exercise of each right should approximate the value of one CAI common share.

    In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will then become void), will then have the right to receive upon exercise of a right at the then-current exercise price of the right, that number of CAI common shares having a market value of two times the exercise price of the right.

    In the event that, after a person or group of affiliated persons has become an acquiring person, CAI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will have become void) will then have the right to receive, upon their exercise at then-current exercise price of the right, that number of shares of common stock of the person with whom CAI has engaged in the transaction (or its parent), which number of shares at the time of that transaction will have a market value of two times the exercise price of the right.

    At any time after any person or group of affiliated persons becomes an acquiring person and prior to the occurrence of an event described in the prior paragraph, the CAI board may exchange the rights (other than rights owned by that person or group of affiliated persons which will have become void), in whole or in part, at an exchange ratio of one CAI common share, or one one-hundredth of a share of CAI Series A Preferred Stock (or of a share of a class or series of the CAI Series A Preferred Stock or preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

    With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of CAI Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of CAI Series A Preferred Stock, which may, at the election of CAI, be evidenced by depositary receipts) and in lieu of fractions, an adjustment in cash will be made based on the market price of the CAI Series A Preferred Stock on the last trading day prior to the date of exercise.

    At any time prior to the earlier of:

    - the close of business on the tenth day following the "stock acquisition date" (defined as a public announcement that a person or group of affiliated persons has become an "acquiring person"), subject to extension by the CAI board, or

    - the close of business on the final expiration date of the rights,

the CAI board may redeem the rights in whole, but not in part, at a price of $.001 per right.

    The redemption of the rights may be made effective at that time, on any basis and with any conditions as the CAI board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders will be to receive the redemption price.

    For so long as the rights are then redeemable, CAI may, except with respect to the redemption price, amend the rights in any manner. After the rights are no longer redeemable, CAI may, except with respect to the redemption price, amend the rights in any manner that does not adversely affect the interests of holders of the rights.

    Until a right is exercised, the holder, as such, will have no rights as a shareholder of CAI, including, without limitation, the right to vote or to receive dividends.

    The foregoing summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which has been filed as an exhibit to a Current Report on Form 8-K filed with the SEC by CAI on April 28, 1999.

               CHAPTER II--INFORMATION ABOUT THE SPECIAL MEETING
                              THE SPECIAL MEETING

GENERAL

    This proxy statement is being furnished to holders of CAI common shares in connection with the solicitation of proxies by and on behalf of the CAI board for use at the special meeting to be held at 10:00 a.m., Eastern time, on August 31, 1999, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103, and at any adjournment or postponement thereof. We mailed this proxy statement, the accompanying notice, proxy card and letter on or about July 30, 1999, to holders of CAI common shares entitled to notice of, and to vote at, the special meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, shareholders will be asked to consider and vote on the merger agreement and the transactions contemplated thereby. The CAI board has unanimously determined that the merger agreement and the merger and the other transactions contemplated thereby are fair to and in the best interests of CAI and its shareholders and has approved the merger agreement. THEREFORE, THE CAI BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Merger--Background of the Merger" and "The Merger--CAI's Reasons for the Merger; Recommendation of the CAI Board."

    WE REQUEST THAT YOU COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY TO CAI IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; VOTING AT THE SPECIAL MEETING

    July 28, 1999 has been fixed as the record date for the determination of the holders of CAI common shares entitled to receive notice of, and to vote at, the special meeting. Only shareholders of record at the close of business on that date will be entitled to receive notice of, and to vote at, the special meeting. At the close of business on the record date, there were 17,241,379 CAI common shares outstanding, held by approximately 100 shareholders of record as determined in accordance with Rule 12g5-1 under the Securities Exchange Act of 1934, as amended.

    Shareholders of record on the record date are entitled to one vote per CAI common share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of shareholders at the special meeting. The presence, in person or by properly executed proxy, of the holders of the outstanding CAI common shares entitling them to exercise a majority of the voting power is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum at the special meeting.

    The affirmative vote of the holders of two-thirds ( 2/3) of the outstanding CAI common shares is required to approve the merger agreement. The required vote of the shareholders on the merger agreement is based on the total number of CAI common shares outstanding as of the record date. Abstentions and broker non-votes with respect to voting on the merger will have the effect of a negative vote.

    MCI WorldCom recently completed the acquisition of 10,684,140 CAI common shares, representing approximately 62.0% of the outstanding CAI common shares entitled to vote on the merger. MCI WorldCom has agreed to vote its CAI common shares in favor of the merger. Accordingly, the approval of the holders of only an additional approximately 4 2/3% of the outstanding CAI common shares will be required to approve the merger.

    Holders of CAI common shares on the record date who do not vote in favor of approving the merger agreement and who otherwise comply with the applicable procedures of Sections 33-855 through 33-868 of the Connecticut Business Corporation Act will be entitled to dissenters' rights under Connecticut law in connection with the merger. Shareholders of CAI who vote in favor of approving the merger agreement, however, will thereby waive their dissenters' rights. See "The Merger-- Dissenters' Rights."

    The CAI board is not aware of any matters other than the approval of the merger agreement that may be brought before the special meeting. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE SPECIAL MEETING, THE PERSONS NAMED IN THE ACCOMPANYING PROXY CARD WILL VOTE THE SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES ON SUCH MATTERS IN SUCH MANNER AS IS DETERMINED BY THE PROXY COMMITTEE. Members of the Proxy Committee are Messrs. Jared E. Abbruzzese and John B. Newman of the CAI board.

PROXIES, REVOCATION OF PROXIES

    Because many of CAI's shareholders are unable to attend shareholders' meetings, the CAI board solicits proxies to give each shareholder an opportunity to vote on the proposal to approve the merger agreement, which is set forth in this proxy statement. You are urged to read carefully the material in this proxy statement; specify your choice on the proposal by marking the appropriate box on the enclosed proxy card; and sign, date and return the card in the enclosed postage-paid envelope. If you do not specify a choice and the card is properly executed and returned, the shares will be voted by the Proxy Committee "FOR" for the proposal to approve the merger agreement and the transactions contemplated thereby. The Proxy Committee will vote "FOR" the approval of the merger agreement and the transactions contemplated thereby with respect to all properly executed proxies that are not timely revoked unless it receives contrary instructions.

    You can revoke your proxy by:

    - delivering to the corporate secretary of CAI, at or before the special meeting, a written instrument bearing a later date than the proxy, which instrument, by its terms, revokes the proxy,

    - duly executing a subsequent proxy relating to the same shares and delivering it to the corporate secretary of CAI at or before the special meeting or

    - attending the special meeting and casting a contrary vote.

    Attendance at the special meeting without taking other affirmative action as previously described will not constitute a revocation of a proxy. Any written instrument revoking a proxy should be sent to: CAI Wireless Systems, Inc., 18 Corporate Woods Boulevard, Third Floor, Albany, New York 12211, Attention:
Corporate Secretary.

    If a quorum is not obtained, or if fewer CAI common shares than the number required are voted in favor of approving the merger agreement, it is expected that the special meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been revoked or withdrawn. In the absence of a quorum, the special meeting may be adjourned from time to time by the holders of a majority of the shares represented at the special meeting in person or by proxy.

    The obligations of CAI and MCI WorldCom to consummate the merger are subject to, among other things, the condition that the shareholders of CAI, by a two-thirds vote, approve the merger agreement and the transactions contemplated thereby. See "Summary of the Merger Agreement-- Conditions to Closing."

    DO NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON SHARES WITH YOUR PROXY CARD. IF THE MERGER IS CONSUMMATED, DELIVER YOUR CERTIFICATES IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH MCI WORLDCOM WILL SEND TO YOU PROMPTLY AFTER THE EFFECTIVE TIME OF THE MERGER.

SOLICITATION OF PROXIES

    CAI will pay all costs of soliciting proxies in the accompanying form from shareholders. In addition to soliciting proxies by mail, directors, officers and employees of CAI may solicit proxies by telephone, by telegram, or in person, but will not receive additional compensation for doing so. In addition, CAI has retained The Altman Group, 60 East 42nd Street, Suite 1241, New York, New York 10165, to assist CAI in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. The Altman Group, Inc. will be paid a fee estimated at $20,000, plus reimbursement of expenses. We will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of CAI common shares held of record by such persons, and CAI will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, certain directors, officers, employees and representatives of MCI WorldCom, who may include financial advisors, may solicit proxies by telephone, telegram or in person but will not receive additional compensation for doing so.

                       CERTAIN INFORMATION REGARDING CAI

    THIS SECTION OF THE PROXY STATEMENT SUMMARIZES THE BUSINESS OF CAI. TO FULLY UNDERSTAND THE BUSINESS, WE STRONGLY ENCOURAGE YOU TO READ CAREFULLY THE DOCUMENTS WE HAVE IDENTIFIED IN "CHAPTER III" AS DOCUMENTS WHICH CAI PREVIOUSLY FILED WITH THE SEC. FOR INFORMATION ON HOW TO OBTAIN THE DOCUMENTS WE HAVE FILED WITH THE SEC, SEE "WHERE YOU CAN FIND MORE INFORMATION" IN "CHAPTER III."

GENERAL

    CAI is a Connecticut corporation, with its principal executive offices at 18 Corporate Woods Boulevard, Albany, New York 12211. CAI also maintains offices at 101 Ponds Edge Drive, Suite 300, Chadds Ford, Pennsylvania 19317, where its accounting department is located, and at 2101 Wilson Boulevard, Suite 100, Arlington, Virginia 22201, where its engineering and regulatory affairs departments are located. CAI, primarily through its operating subsidiaries, provided subscription television services to approximately 32,300 subscribers, as of March 31, 1999, in six markets utilizing MMDS spectrum. Additionally, CAI provides high-speed Internet access on a wholesale basis in Boston, New York City and Rochester, New York, utilizing MMDS spectrum. CAI believes that there are a total of approximately 16.1 million estimated total service area households in 14 primary markets where it has significant MMDS spectrum.

CAI CHAPTER 11 CASE

    On July 30, 1998, CAI and one of its wholly-owned subsidiaries, Philadelphia Choice Television, Inc., a Delaware corporation, filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware, Wilmington, Delaware. The bankruptcy cases of CAI and Philadelphia Choice were jointly administered, for procedural purposes only, before the bankruptcy court under Case No. 98-1765
(JJF). Pursuant to Sections 1107 and 1108 of the bankruptcy code, CAI and Philadelphia Choice, as debtors and debtors-in-possession, managed and operated their assets and businesses pending the September 30, 1998 confirmation of a joint reorganization plan under the supervision and orders of the bankruptcy court. The companies filed the plan of reorganization with the bankruptcy court on July 30, 1998 and with the SEC on a Current Report on Form 8-K on July 2, 1998.

    The primary purpose of the CAI plan of reorganization was to restructure CAI's capital structure in order to align its capital with its present and future operating prospects. In addition, CAI anticipated that the restructuring would serve as the vehicle for the prompt and efficient sale by CAI, and distribution of the proceeds of the sale and assignment by Philadelphia Choice Television pursuant to Section 363(b) of the United States Bankruptcy Code, of approximately 64 contracts (16 by CAI and 48 by Philadelphia Choice) to provide cable television programming to certain multi-dwelling units in the Philadelphia, PA market to an unaffiliated third party.

    Prior to the commencement of CAI's reorganization, the funds generated by CAI were insufficient to meet its then-existing debt service requirements. The restructuring reduced significantly the principal amount of CAI's outstanding indebtedness by converting a substantial portion of CAI's indebtedness into new CAI common shares. By offering the holders of its 12 1/4% Senior Notes due 2002 ninety-one percent (91%) of the equity of CAI on a post-bankruptcy basis, CAI intended that such holders would participate in the long-term appreciation of CAI's business, which CAI expected would be enhanced by the reduction of its debt service and the implementation of the new business plan focusing on identifying one or more strategic partners interested in utilizing CAI's MMDS spectrum in a take-or-pay or other business relationship. The CAI plan of reorganization contemplated that CAI's general unsecured creditors, including trade creditors and MMDS spectrum lessors, would not be impaired by the CAI bankruptcy. Consequently, during the CAI bankruptcy case, CAI paid in the ordinary course all general unsecured claims, including the claims of trade creditors, and continued to operate its business in the ordinary course.

    CAI implemented a "pre-packaged" bankruptcy, which means that CAI solicited and received the required impaired creditor approvals prior to filing a bankruptcy petition. Specifically, CAI sought and received the requisite approval of the holders of its 12 1/4% Senior Notes due 2002 and the holders of certain subordinated indebtedness of CAI. CAI did not solicit the vote of its shareholders, for whom CAI's plan of reorganization provided no right to receive or retain any property of CAI post-reorganization. Once CAI received the requisite acceptances, it filed a bankruptcy petition on July 30, 1998.

    A confirmation hearing was held in the bankruptcy court on September 9, 1998. CAI's plan of reorganization was confirmed on September 30, 1998 and consummated on October 14, 1998. Under CAI's confirmed plan of reorganization, each holder of the 12 1/4% Senior Notes received a pro rata portion of $212,909,624 aggregate principal amount at maturity ($100,000,000 aggregate principal amount at issuance) of 13% Senior Notes due 2004, 91% of the equity of reorganized CAI and approximately $17,000,000 in cash. Holders of subordinated indebtedness claims against CAI received a pro rata portion of 9% of the equity of reorganized CAI. All equity received by the CAI debtholders was subsequently diluted by equity reserved for issuance upon the exercise of options granted to members of CAI's senior management and for equity of reorganized CAI issued in connection with the senior secured credit facility CAI then obtained. See "CAI Secured Facility" beginning on page 61 below.

    Because the CAI plan of reorganization did not contemplate any recovery for equity-based claims against, or interests in, CAI, the U.S. Bankruptcy Code deemed such class to have rejected CAI's plan of reorganization, without the necessity of soliciting the vote of such class. Equity holders included all holders of CAI common stock immediately prior to the bankruptcy, as well as holders of options, warrants, preferred stock and claims against CAI that were based upon or arose out of the purchase and sale of equity securities of CAI at any time prior to the bankruptcy. The confirmation of CAI's plan of reorganization by the bankruptcy court on September 30, 1998 extinguished all such equity claims against CAI, and on October 14, 1998, in connection with consummating the bankruptcy, CAI amended its certificate of incorporation to delete the existence of the old common stock and authorized 25,000,000 shares of new common stock, par value $.01 per share, for issuance in accordance with the plan of reorganization.

    In connection with the CAI bankruptcy, CAI consummated a $60,000,000 Debtor-in-Possession, or DIP, financing provided by Merrill Lynch Global Allocation Fund, Inc. ("MLGAF"). The DIP financing was governed by an Amended and Restated Note Purchase Agreement dated as of July 30, 1998 between CAI and MLGAF, a copy of which was filed as an exhibit to CAI's Current Report on Form 8-K dated August 3, 1998 and filed with the SEC on August 4, 1998. Indebtedness under the DIP facility was evidenced by certain promissory notes, which accrued interest at 13% per annum and had a maturity date of January 29, 1999.

    Of the $60,000,000 provided to CAI under the DIP facility, $49,105,894 represented the outstanding principal, interest and fees due to the MLGAF under a prior note purchase agreement among CAI, certain of its subsidiaries and MLGAF. All such amounts outstanding under that note purchase agreement were converted into DIP notes as if there had been a purchase thereof under the DIP agreement in the amount of $49,105,894. The remaining $10,894,106 was made available to CAI for its use during the CAI bankruptcy, in accordance with the terms of an approved budget.

    On October 14, 1998, in connection with consummating CAI's plan of reorganization, all outstanding amounts under the DIP facility, including the $60,000,000 aggregate principal amount, accrued and unpaid interest in the amount of $1,646,667 and a $600,000 commitment fee, were repaid out of the proceeds of the senior secured credit facility described below.

    Although CAI has emerged from bankruptcy, there continues to be substantial doubt as to its ability to continue as a going concern. Reference is made to "Management's Discussion and Analysis of Results of Operations and Financial Condition" beginning on page 103 of this proxy statement and the Report of Independent Auditors and the Report of the Independent Public Accountants included with the CAI financial statements herein.

    CAI's consolidated financial statements included herein have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities and commitments in the normal course of business. The appropriateness of reporting on a going concern basis is dependent upon, among other things, future operations and the ability to generate sufficient cash from operations and financing sources to meet obligations.

CAI SECURED FACILITY

    GENERAL. On October 14, 1998, in connection with consummating the CAI bankruptcy, CAI obtained an $80,000,000 secured credit facility from MLGAF. CAI realized net proceeds from that secured facility of $15,953,000, after repaying all outstanding amounts under its financing and certain commitment fees associated with the facility. The secured facility is governed by the terms of a Note Purchase Agreement dated October 14, 1998. CAI filed a copy of the note purchase agreement with the SEC as an exhibit to CAI's Current Report on 8-K dated October 15, 1998. The secured facility consists of two tranches: Tranche A and Tranche B. Tranche A is a $30,000,000 senior secured loan due October 14, 2000 bearing interest at 10.5% compounded semi-annually and evidenced by a Senior Secured A Note. CAI granted a first priority lien on and security interest in and to all of its assets to secure performance of CAI's obligations with respect to Tranche A. Tranche B is a $50,000,000 senior secured loan due October 14, 2000 bearing interest at 13% per annum and evidenced by a Senior Secured B Note. When we refer in this section to the "Senior Secured Notes" we mean both the Senior Secured A Note and the Senior Secured B Note. CAI granted a second priority lien on and security interest in and to all of its assets to secure performance of its obligations with respect to Tranche B.

    GUARANTIES. In addition to the liens granted by CAI, substantially all of CAI's subsidiaries have guaranteed the obligations of CAI with respect to the secured facility. The subsidiaries have granted a lien on and security interest in and to all of their respective assets to secure their performance under such subsidiary guaranties.

    FEES. The secured facility is a two-year credit facility, maturing on October 14, 2000. CAI was required to pay a 1% facility fee equal to $300,000 on the Tranche A amount at the closing of the CAI secured facility. In addition, CAI is required to pay an 8% facility fee equal to $4,000,000 on the Tranche B amount. CAI paid $1,500,000 of that 8% facility fee at the closing of the secured facility. The remaining $2,500,000 balance of the Tranche B facility fee is payable at maturity of the CAI secured facility (by its term, acceleration, or otherwise).

    CERTAIN COVENANTS. The CAI secured facility contains, among others, the following affirmative covenants:

    - notice and copies of financial and business information, including but not limited to requested information about CAI and its subsidiaries, auditor's reports, SEC and other reports, notice of default or events of default, material adverse change in CAI and its subsidiaries, litigation, and Employee Retirement Income Security Act of 1974 matters;

    - compliance with law;

    - maintenance of insurance;

    - maintenance of properties and assets;

    - payment of taxes and claims;

    - performance of material obligations;

    - preservation of corporate existence;

    - maintenance and inspection of books and records;

    - use of proceeds;

    - capital stock;

    - full cooperation;

    - obligations of additional obligors;

    - payment of fees;

    - maintenance of separateness of the obligors and subsidiaries;

    - performance of material contracts;

    - maintenance of accounts;

    - tower site leases, channel leases and programming agreements; and

    - blue sky survey.

    The CAI secured facility contains certain restrictive covenants that may have a negative effect on CAI's business or results of operations. Specifically, the CAI secured facility prohibits CAI from: incurring additional indebtedness or issuing capital stock, granting liens on or pledging any of its property to secure repayment of indebtedness, declaring dividends to the CAI shareholders or redeeming or purchasing any of its own stock, making investments that are not previously approved by the secured lender, canceling or terminating any MMDS spectrum license or material contract (including contracts relating to MMDS spectrum), and making any capital expenditures that are not previously contemplated by a budget submitted by CAI to the secured lender from time to time throughout the term of the secured facility. In addition, the CAI secured facility contains, among others, the following negative, restrictive covenants which limit:

    - transactions with affiliates;

    - lease obligations;

    - mergers, consolidations, sales of assets and other, similar transactions;

    - prepayments of indebtedness;

    - changes in fiscal year;

    - speculative real estate investments;

    - asset purchases;

    - line of business;

    - termination of employer plans;

    - Investment Company Act;

    - press releases;

    - creation of subsidiaries;

    - employment contracts;

    - amendment to confirmation order; and

    - becoming a general partner.

    The note purchase agreement provides that certain events are "events of default," including if:

    - CAI defaults in the payment of any principal on any secured note when the same becomes due and payable, whether by scheduled maturity or at a date fixed for prepayment or repurchase or by declaration, demand or otherwise; or

    - CAI defaults in the payment of any interest on any secured note, or any obligor thereon defaults in the payment of any other amount owing under any of the note documents, when the same becomes due and payable, whether by scheduled maturity or at a date fixed for prepayment or repurchase or by declaration, demand or otherwise; or

    - CAI defaults in the performance of or compliance with any term, covenant or agreement contained in the note purchase agreement on its part to be performed or complied with; or

    - any obligor defaults in the performance of or compliance with any term, covenant or agreement contained in any of the note documents (other than specified terms, covenants and agreements) on its part to be performed or complied with and such default remains unremedied for 5 days after the earlier of the first date on which (i) a responsible officer of the obligor becomes aware of such default and (ii) CAI receives written notice of such default from any holder of a secured note; or

    - any representation or warranty made or deemed made by or on behalf of any obligor or by any officer of any obligor under or in connection with the note purchase agreement or any other note document or in any writing furnished in connection with the issuance of the secured notes proves to have been false or incorrect in any material respect on the date as of which it was made or deemed to have been made; or

    - CAI or any of its subsidiaries fails to pay any principal of, premium or interest on or any other amount payable in respect of, any indebtedness that is outstanding in a principal or notional amount of at least $1,500,000 (or the equivalent thereof in one or more other currencies), either individually or in the aggregate (but excluding indebtedness outstanding under the note purchase agreement), of CAI and its subsidiaries, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event occurs or condition exists under any agreement or instrument evidencing, securing or otherwise relating to any such indebtedness and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness or otherwise to cause, or to permit the holder or holders thereof (or a trustee or agent on behalf of such holders) to cause such indebtedness to mature; or any such indebtedness is declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such indebtedness is required to be made, in each case prior to the stated maturity thereof; or

    - CAI or any of its subsidiaries generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against CAI or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding remains undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) occurs, or CAI or any of its subsidiaries takes any corporate action to authorize certain specified actions; or

    - one or more judgments or orders for the payment of money aggregating $1,000,000 (or the equivalent thereof in one or more other currencies) or more are rendered against one or more of CAI and its subsidiaries and remain unsatisfied and either (i) enforcement proceedings are commenced by any creditor upon any such judgment or order or (ii) there is a period of at least 30 days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, is not in effect; PROVIDED, HOWEVER, that any such judgment or order shall not give rise to an event of default if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

    - any provision of any note document after delivery thereof for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against any obligor intended to be a party to it or to give the lender or its agent any of the rights, powers or privileges purported to be created thereunder, or any such obligor so states in writing; or

    - any document relating to collateral pledged by CAI and its subsidiaries in connection with the secured notes after delivery thereof for any reason (other than pursuant to the terms thereof) ceases to create a valid and perfected first priority lien on and security interest in the collateral purported to be covered thereby; or

    - certain events occur relating to plans governed by ERISA; or

    - any event occurs after October 14, 1998, the date on which CAI consummated its reorganization plan, which results in a material adverse change to CAI and its subsidiaries; or

    - a material disruption occurs in the senior management of CAI or a material change occurs in the composition of the CAI board; or

    - the confirmation order entered in connection with CAI's bankruptcy case fails to be in full force and effect; or

    - any person (other than any holder of more than 50% of the aggregate principal amount of secured notes outstanding at such time) or two or more persons (other than two or more holders of more than 50% of the aggregate principal amount of secured notes outstanding at such time) acting in concert acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of voting stock of CAI (or other securities convertible into voting stock) representing 35% or more of the combined voting power of all voting stock of CAI; or (ii) any person (other than any holder of more than 50% of the aggregate principal amount of secured notes outstanding at such time) or two or more persons (other than two or more holders of more than 50% of the aggregate principal amount of the secured notes outstanding at such time) acting in concert acquires by contract or otherwise, or enters into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CAI; or

    - any default occurs under the 13% senior note indenture.

    CAI COMMON SHARES ISSUED TO MLGAF. CAI issued 2,241,379 CAI common shares to MLGAF as additional consideration to MLGAF for providing the secured facility. The additional CAI common shares issued to MLGAF represented 13% of the total CAI common shares issued and outstanding on October 14, 1998, and increased the ownership percentage of MLGAF to approximately 48% of the outstanding CAI common shares. (The foregoing is a summary of certain terms of the secured facility and is qualified in its entirety by reference to the note purchase agreement, which CAI filed as an exhibit to its Current Report Form 8-K dated October 15, 1998.) See the information with respect to beneficial ownership of CAI common shares beginning on page 79 of this proxy statement.

    MCI WORLDCOM ACQUISITION OF CAI SECURED FACILITY. MCI WorldCom currently holds the $80,000,000 aggregate principal amount of Senior Secured Notes of CAI. MCI WorldCom closed its acquisition of the Senior Secured Notes on March 26, 1999, at which time MCI WorldCom was assigned all rights, title and interest in and to the Senior Secured Notes, and assumed all of the seller's obligations under the Senior Secured Notes and the Note Purchase Agreement. See "Chapter I--The Merger--Interests of Certain Persons in the Merger-Description of CAI and CS Wireless Securities Owned by MCI WorldCom--Senior Secured Notes Due 2000" beginning on page 35 of this proxy statement.

CAI'S 13% SENIOR NOTES DUE 2004

    In connection with the consummation of the CAI bankruptcy, CAI issued $212,909,624 aggregate principal amount at maturity of 13% Senior Notes due 2004. The senior notes were issued under an indenture dated as of October 14, 1998 between CAI and State Street Bank and Trust Company, as Trustee. The following summary of the material provisions of the indenture does not purport to be complete, and we strongly encourage you to read the indenture, as it is the legal document that governs the CAI senior notes. A copy of the indenture is filed as Exhibit 4.1 to CAI's Current Report on Form 8-K filed with the SEC on October 15, 1998.

    GENERAL. The senior notes are unsecured senior obligations of CAI and rank PARI PASSU with all unsecured indebtedness of CAI which is not by its terms expressly subordinated to the senior notes. The senior notes are effectively subordinated to all indebtedness and other liabilities (including trade payables) of CAI's subsidiaries, and are effectively subordinated to all secured indebtedness of CAI to the extent of the value of the assets securing such indebtedness.

    MATURITY, INTEREST AND PRINCIPAL. The senior notes are limited to an aggregate principal amount at maturity of $212,909,624 and will mature on October 14, 2004. The senior notes accrete in value from October 14, 1998 to October 14, 2004, at a rate of 13% per annum, compounded semi-annually. Cash interest on the senior notes will neither accrue nor be payable prior to maturity. CAI will pay interest on overdue principal from time to time on demand at the rate of 15% per annum. CAI shall, to the extent lawful, pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate of 15% per annum. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months, and, in the case of a partial month, the actual number of days elapsed.

    The senior notes are not entitled to the benefit of any mandatory sinking fund.

    OPTIONAL REDEMPTION. The senior notes are redeemable, at the option of CAI, in whole or in part, at any time on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to the accreted value of the senior notes.

    SELECTION AND NOTICE. The indenture provides that in the event that less than all of the senior notes are to be redeemed at any time, selection of such senior notes for redemption will be made by the Trustee PRO RATA, by lot or by such method as the Trustee shall deem fair and appropriate.

    CERTAIN COVENANTS. The indenture contains certain restrictive covenants that may have a negative effect on CAI's business or results of operations. Specifically, the indenture prohibits CAI from: incurring additional indebtedness or issuing certain types of capital stock prior to raising at least $25,000,000 in equity financing and maintaining a specific debt ratio, granting liens on or pledging any of its property to secure repayment of indebtedness, declaring dividends to the CAI shareholders or redeeming or purchasing any of its own stock, making certain investments, and selling assets, unless such asset sale is conducted in accordance with the indenture and the proceeds from such sale are applied in the manner specified by the indenture, which application requires the redemption of 13% senior notes in certain circumstances. In addition, the indenture contains, among others, covenants relating to the following:

    - payment of securities;

    - maintenance of office or agency;

    - corporate existence;

    - payment of taxes and other claims;

    - maintenance of properties; insurance; books and records; compliance with law;

    - compliance certificate;

    - SEC reports;

    - limitation on issuance and sale of capital stock of restricted subsidiaries and permitted joint ventures;

    - limitation on transactions with affiliates;

    - limitation on restricted and unrestricted subsidiaries;

    - limitation on dividends and other payment restrictions affecting restricted subsidiaries and permitted joint ventures;

    - limitation on sale and leaseback transactions;

    - limitation on line of business; and

    - waiver of stay, extension or usury laws.

    EVENTS OF DEFAULT. The indenture provides that certain events are "events of default," including:

    - the failure to pay the principal or accreted value of any senior note when such principal or accreted value becomes due and payable, at maturity, upon acceleration, redemption, pursuant to a required offer to purchase or otherwise;

    - a default in the observance or performance of any other covenant or agreement contained in the senior notes or the indenture which default continues for a period of 60 days after CAI receives written notice thereof from the Trustee;

    - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by CAI or certain of its subsidiaries (or the payment of which is guaranteed by CAI or certain of its subsidiaries), whether such indebtedness or guarantee now exists, or is created after the issue date of the senior notes, which default:

      -- is caused by a failure to pay when due principal on such indebtedness within the grace period provided in such indebtedness (which failure continues beyond any applicable grace period), or

      -- results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

    - one or more judgments in an aggregate amount in excess of $5,000,000 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) being rendered against CAI or certain of its subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

    - certain events of bankruptcy, insolvency or reorganization affecting CAI or any of its subsidiaries; or

    - if any holder of at least $5,000,000 in aggregate principal amount of indebtedness of CAI or certain of its subsidiaries shall foreclose upon assets of CAI or certain of its subsidiaries having an aggregate fair market value, individually or in the aggregate, of at least $5,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure.

    The indenture provides that in the event of an event of default, the Trustee may, or the holders of at least 25% in principal amount of outstanding senior notes may, declare the accreted value of all the senior notes to be due and payable by notice in writing to CAI and the Trustee specifying the respective event of default and that it is a "notice of acceleration" and upon such declaration the same shall become immediately due and payable, notwithstanding anything contained in the senior notes or the indenture to the contrary. If an event of default with respect to bankruptcy proceedings relating to CAI occurs and is continuing, then such amount will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the senior notes. Holders of the senior notes may not enforce the indenture or the senior notes except as provided in the indenture. Subject to certain limitations, holders of not less than a majority in aggregate principal amount of the then-outstanding senior notes may direct the Trustee in its exercise of any trust or power. If an event of default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the senior notes notice of the event of default within 10 days. The Trustee may withhold from holders of the senior notes notice of any continuing event of default (except an event of default relating to the payment of principal or interest or a failure to comply with certain covenants) if it determines that withholding notice is in their interest.

    The indenture provides that, at any time after a declaration of acceleration as described in the preceding paragraph but before a judgment or decree of money due in respect of the senior notes has been obtained, the holders of not less than a majority in principal amount of the senior notes then outstanding by written notice to CAI and the Trustee may rescind such declaration and its consequences if:

    - CAI has paid or deposited with the Trustee a specified sum of money sufficient to pay all amounts then due under the indenture;

    - the rescission would not conflict with any court judgment or decree; and

    - all events of default, other than the non-payment of principal of, premium, if any, and interest on the senior notes that have become due solely by such declaration of acceleration, have been cured or waived.

    Prior to the declaration of acceleration, the holders of not less than a majority in principal amount of the senior notes may waive any existing event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any senior notes or any default in respect of any covenant which cannot be amended without the consent of each holder affected.

    DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE. The indenture provides that CAI may, at its option and at any time, terminate the obligations of CAI with respect to the outstanding senior notes, a right called "defeasance," which means that CAI will be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior notes, except for:

    - the rights of holders of outstanding senior notes to receive payment in respect of the principal of, premium, if any, and interest on those senior notes when such payments are due,

    - CAI's obligations to issue temporary senior notes, register the transfer or exchange of any senior notes, replace mutilated, destroyed, lost or stolen senior notes and maintain an office or agency for payments in respect of the senior notes,

    - the rights, powers, trusts, duties and immunities of the Trustee, and

    - the defeasance provisions of the indenture.

    In addition, CAI may, at its option and at any time, elect to terminate its obligations with respect to certain covenants, a right called "covenant defeasance," that are set forth in the indenture, and any subsequent failure to comply with those obligations will not constitute an event of default with respect to the senior notes.

    The indenture contains specific requirements that CAI must meet to exercise either defeasance or covenant defeasance.

    MODIFICATION OF THE INDENTURE. The indenture provides that CAI, when authorized by a board resolution, and the Trustee may amend, waive or supplement the indenture or the senior notes without notice to or consent of any holder in certain circumstances. However, the Trustee and CAI may not make any change that adversely affects the rights of any holder under the indenture. Other modifications and amendments of the indenture or the senior notes may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then-outstanding senior notes, except that the consent of each holder of the senior notes affected thereby is required for amendments to, or waivers of, certain provisions of the indenture, including provisions relating to the amount of senior notes outstanding, the applicable interest rate and the timing of any payments due under the senior notes and the indenture.

HISTORICAL BACKGROUND

    CAI was formed in 1991 to invest in and operate MMDS subscription television systems. Initially, CAI focused on the development of analog MMDS subscription television systems in major metropolitan markets, primarily in the northeast and mid-Atlantic regions of the United States. Starting with an operating analog system in Albany, NY, and systems planned for Rochester, NY, Norfolk, VA, Hartford, CT and Boston, MA, CAI made its initial public offering of common stock on February 17, 1994, raising $34,782,000, after deduction of underwriting discounts and commissions. CAI used the proceeds of the initial public offering for capital expenditures and operating expenses incurred in connection with the construction, launch, and development of the Rochester system, the acquisition, construction, launch and development of the Norfolk system, the upgrading and further development of the Albany system, and the launch and development of the Hartford system.

    Prior to the CAI bankruptcy, CAI's common stock was listed under the symbol "CAWS" on various Nasdaq markets until trading of that common stock was transferred to the Electronic Bulletin Board system on January 13, 1998. Immediately prior to filing for bankruptcy, CAI had 40,543,039 shares of common stock issued and outstanding, which shares were canceled in connection with the consummation of the bankruptcy. The CAI common shares currently trade in the over-the-counter market on the electronic bulletin board under the symbol "CWSS." As of the date of this proxy statement, there are 17,241,379 CAI common shares issued and outstanding.

    CAI believed that the MMDS spectrum had greater potential than simply the delivery of analog subscription video services. It also recognized that expanded use of MMDS spectrum presented several challenges, including substantial development costs, lack of brand identity and infrastructure, and the absence of head-end and customer premises equipment designed and manufactured for use with MMDS spectrum. To address many of these issues, CAI devised a business plan that required one or more strategic partners that would purchase MMDS spectrum capacity from CAI. CAI identified the regional bell operating companies ("RBOCs") as likely partners. CAI believed that RBOCs would be interested in developing a digital video strategy using a delivery platform that could be implemented faster than the contemplated plant upgrades many RBOCs faced in order to offer enhanced services. CAI targeted Bell Atlantic Corporation and NYNEX Corporation and began to negotiate a strategic relationship.

    Simultaneously with these negotiations, CAI began to acquire additional MMDS spectrum to attempt to replicate the Bell Atlantic/NYNEX operating territories. Through a series of acquisitions culminating in the September 29, 1995 acquisition of ACS Enterprises, Inc., an MMDS operator based in Philadelphia, Pennsylvania (with operating systems in Philadelphia, Cleveland, Ohio and Bakersfield, California), and Eastern Cable Networks of Washington, Inc., which operated the Washington, D.C. MMDS system, CAI aggregated a significant amount of owned and leased MMDS spectrum in the Bell Atlantic/NYNEX operating territories. CAI enhanced its spectrum capacity during 1996 by being the top bidder in an FCC auction with bids totaling $36.2 million for the Basic Trading Area ("BTA") rights for its existing markets as well as for certain new markets.

    Joint venture negotiations with Bell Atlantic and NYNEX culminated in the March 1995 execution of a Business Relationship Agreement and a Securities Purchase Agreement with affiliates of Bell Atlantic and NYNEX. By the end of September 1995, CAI completed the transactions contemplated by these agreements, including the purchase on May 9, 1995 by Bell Atlantic and NYNEX of $30 million of convertible debt and warrants to purchase convertible voting preferred stock of CAI. On September 29, 1995, Bell Atlantic and NYNEX purchased $70 million of 14% senior convertible preferred stock and additional warrants. The CAI securities purchased by Bell Atlantic and NYNEX entitled them to own approximately 45% of CAI if Bell Atlantic and NYNEX had exercised all of the conversion rights of the securities and made an additional investment in CAI, at that time, of approximately $202 million.

    Simultaneous with the consummation of these transactions, CAI raised approximately $266 million, through an offering of $275 million in aggregate principal amount of its 12 1/4% Senior Notes due 2002. The proceeds from the issuance and sale of the 12 1/4% Senior Notes were used by CAI to fund the cash portion of certain acquisitions, to fund a debt service escrow account required under the indenture governing the terms of the 12 1/4% Senior Notes, to fund capital expenditures, and for working capital and other general corporate purposes.

    In connection with the Bell Atlantic/NYNEX joint venture, CAI substantially completed the construction of digital video delivery systems in Boston, MA and Hampton Roads, VA. Through December 12, 1996, however, neither Bell Atlantic nor NYNEX elected to launch a video service in these or any other CAI market. During the construction of these systems, the environment in which the RBOCs decided to pursue a subscription video strategy was changing dramatically. CAI believes that Bell Atlantic and NYNEX decided to alter their video strategy as a result of (a) the Telecommunications Act of 1996 which, among other things, permitted RBOCs to enter the long distance business under certain circumstances, (b) Bell Atlantic's and NYNEX's announced plans to merge, and (c) the acknowledgment by certain cable companies that their plans to deploy the "Information Superhighway" complete with phone service and expanded cable services, were substantially behind anticipated schedules. With these changes, CAI began to realize that Bell Atlantic/ NYNEX's priorities were shifting away from subscription video, and any commitment these entities had to the CAI joint venture. In response, CAI devised a plan that would allow it to re-focus its efforts and seek to sever all relationships it then had with Bell Atlantic/NYNEX.

    On December 12, 1996, CAI and Bell Atlantic and NYNEX reached an agreement modifying certain terms of the joint venture and providing CAI or its designee with the right to acquire the securities originally issued to Bell Atlantic and NYNEX. This agreement was subsequently amended on April 29, 1997 to provide CAI with an option to repurchase the $100 million face amount of CAI securities held by Bell Atlantic and NYNEX. The repurchase consideration contemplated was $40 million in cash and a new class of non-voting convertible junior preferred stock of CAI. The repurchase option was exercisable through February 28, 1998.

    As part of the amendment, Bell Atlantic and NYNEX also immediately released CAI from its joint venture obligation to make CAI's wireless MMDS spectrum in Boston, MA, Pittsburgh, PA and Albany, Syracuse and Buffalo, NY available to them at a future date. Further, upon a repurchase of the securities by CAI, the joint venture would terminate. Bell Atlantic and NYNEX also suspended or released CAI from a number of covenant restrictions and governance rights and provided CAI with a blanket proxy on the approximately 10% interest in CS Wireless they held. The parties also exchanged mutual releases and reached an agreement to share certain patent and intellectual property rights related to their digital wireless venture.

    On February 17, 1998, CAI consummated a series of transactions, including the purchase of the remaining contractual rights Bell Atlantic and NYNEX had under the joint venture. CAI also acquired the approximately 10% equity interest in CS Wireless held by Bell Atlantic and NYNEX. The parties exchanged general releases in connection with the transaction.

    As part of the transactions comprising the termination of the joint venture, MLGAF advised CAI that it had completed the purchase from Bell Atlantic and NYNEX of all of the CAI securities held by them. On March 3, 1998, CAI exchanged these securities for a new $30 million subordinated 12% note due October 1, 2005. As a result of the exchange transaction, CAI (i) eliminated approximately $117 million of senior preferred stock, accumulated preferred stock dividends thereon, and accrued interest on the indebtedness originally issued to Bell Atlantic and NYNEX, of which approximately $102 million was reclassified as paid-in capital, and (ii) recorded a $10.0 million extraordinary gain from the early extinguishment of debt net of related costs. CAI also exchanged 2,500 shares of common stock for all warrants to purchase CAI stock that were held by Bell Atlantic and NYNEX and acquired by MLGAF on February 17, 1998.

BUSINESS AND OPERATING STRATEGY

    CAI, since its formation, has focused on the development and operation of MMDS subscription television systems concentrated in major metropolitan areas located in the northeast and mid-Atlantic regions of the United States. With the suspension of the joint venture with Bell Atlantic and NYNEX and the receipt of regulatory approvals not previously sought by MMDS operators or granted by the FCC, CAI has endeavored to develop the full capabilities of its MMDS spectrum in addition to subscription television. CAI believes that its MMDS spectrum can be utilized as a transport system for fixed, flexible two-way uses that eventually could be combined into a wireless broadband network ("WBN"). Although CAI recognizes that there are significant regulatory, technological and financial issues surrounding the development of such a system in any of CAI's markets, CAI believes that such systems can be deployed in a reasonable manner to develop a commercially-viable means of delivering video, voice and data transmission services.

    CAI has been aggressively seeking one or more strategic partners interested in developing and utilizing wireless broadband networks through either strategic business relationships or an acquisition. As part of its efforts to secure a strategic partner, CAI has demonstrated its technological capabilities for the transmission of digital video, voice and data services to several potential strategic partners and has engaged in wide-ranging discussions with several large telecommunications companies.

    CAI is in the process of preparing the necessary applications for two-way use of its MMDS spectrum in accordance with the rules released by the FCC on September 25, 1998 with respect to two-way transmissions. Although the FCC has not yet announced a definitive date for filing such applications, CAI anticipates that the first "filing window" will open at the FCC for two-way applications late in the fourth quarter of calendar year 1999, or in the first quarter of calendar year 2000. In accordance with the FCC's two-way rules, following the first filing window, the FCC will accept two-way transmission applications on an on-going, daily, first-come basis.

    The application process involves the formulation of a frequency plan and coordination of such frequency plan both with internal market, as well as adjacent market license holders in each market in which an operator seeks two-way approval. The FCC reviews completed applications in the order in which they are filed at the FCC, and the granting of an application in a particular market may limit the utilization of contiguous markets. The frequency plan is also dependent upon the two-way uses of the MMDS spectrum proposed by the applicant in any given market.

    CAI, in consultation with other companies in the industry, developed a generic frequency plan that can be used as a template for its markets and has begun to adapt such template to its various markets in an effort to complete the FCC's two-way applications. Adaptation of the generic frequency plan is necessary because of the different channel groups and channels that are available to CAI in its various markets and the potential interference that could result from, or be encountered by, CAI as a result of an operator's activities in a contiguous market. Although CAI has devised such a template, CAI cannot assure that it will be able to complete the necessary processes to enable it to file two-way applications for each of its markets during the first filing window, nor can its assure that applications filed after the first filing window will not be preempted or otherwise limited by previously filed applications of other operators. Moreover, the plan for which CAI applied may not be the frequency plan necessary for the requirements of the business ultimately conducted in a particular market.

    CAI believes that MMDS spectrum, in general, can be utilized in a two-way environment to provide data, telephony and video transmission services. In accordance with certain authorizations granted specifically to CAI by the FCC prior to the release of the FCC's two-way rules, CAI has performed certain demonstrations and conducted limited testing of fixed, two-way data and telephony transmission as well as digital video transmission using its MMDS spectrum. Use of MMDS spectrum in a two-way environment on a widespread basis, however, involves the deployment of new technology and engineering, most of which will be developed for the first time in response to the expanded authority recently granted by the FCC to use MMDS spectrum for two-way transmissions, and the coordinated efforts of MMDS operators in contiguous and adjacent markets. Although CAI believes that it will be able to adapt its two-way transmission engineering plans to provide widespread deployment of its MMDS spectrum in a two-way environment, CAI cannot assure that new technology and such engineering will be developed by CAI, or that it will be able to deploy MMDS spectrum in a two-way environment in any of its markets on a competitive, cost-effective basis. Furthermore, CAI cannot assure that MMDS operators in markets that are contiguous or adjacent to its markets will cooperate to enable CAI to maximize the use of its MMDS spectrum in a two-way environment.

    The deployment of MMDS spectrum in a digital two-way environment requires significant capital expenditure. Implementation of two-way operations requires an MMDS operator to build an infrastructure that is significantly more complex than the infrastructure necessary to operate a one-way analog or digital video system using MMDS spectrum. CAI's business plan contemplated that CAI would become a wholesale provider of fixed, two-way transmission services, and did not contemplate retail distribution by CAI of wireless services. CAI's business plan, which assumes the presence of one or more strategic partners purchasing or otherwise utilizing its two-way capacity for consideration, also contemplates that CAI will be able to share certain capital expenditures necessary for the build-out of digital two-way MMDS systems with such strategic partners.

    CAI owns approximately seven of the available commercial channels in each of its markets. The balance of the commercial channels, as well as the ITFS channels owned by educational institutions, available to CAI in its various markets is provided to it through long-term leases. Certain of CAI's more recent leases contain provisions that contemplate the use of the leased spectrum for fixed, two-way transmissions. The majority of the spectrum leases to which CAI, through wholly-owned subsidiaries, is a party do not contemplate two-way usage. CAI is negotiating with the lessors of these MMDS spectrum leases to enable it to use the leased spectrum for two-way services. CAI has previously completed a series of such negotiations with spectrum lessors in its Boston market, resulting in leases between CAI and various spectrum lessors in the Boston market that contemplate two-way transmission services. CAI believes that these leases are on terms and conditions that are fair and reasonable to CAI, and believes that it will continue to be able to negotiate revised leases with spectrum lessors in markets other than Boston on terms and conditions that are fair and reasonable to CAI.

CAI MARKETS

    CAI has assembled significant spectrum rights in the northeast and mid-Atlantic regions of the United States. The table below outlines as of January 31, 1999 (except as indicated in the footnotes) the characteristics of the markets in which CAI has an operational subscription television system or in which CAI holds significant spectrum rights:

                                                     ESTIMATED         NUMBER OF
                                                       TOTAL        ANALOG/DIGITAL         NEW ANALOG/
                                                    SERVICE AREA       CHANNELS         DIGITAL CHANNELS       NUMBER OF
MARKET                                             HOUSEHOLDS(A)     AVAILABLE(B)          APPLIED FOR       SUBSCRIBERS(C)
-------------------------------------------------  --------------  -----------------  ---------------------  -------------
New York City....................................      4,997,000              40                    0              4,400
Long Island(d)...................................      1,084,000              22                    6                  *
Philadelphia.....................................      2,154,000              37                    2             17,000
Boston...........................................      1,007,000              31                    2                  *
Washington, DC...................................      1,479,000              25                    0                400
Pittsburgh.......................................      1,011,000              32                    1                  *
Baltimore........................................      1,054,000              32                    1                  *
Hartford.........................................        472,000              22                    0                  *
Buffalo..........................................        501,000              33                    0                  *
Norfolk..........................................        532,000              32                    1              1,400
Providence.......................................        843,000              28                    5                  *
Albany...........................................        321,000              32                    0              7,200
Syracuse.........................................        279,000              22                    3                  *
Rochester........................................        402,000              27                    6              1,500
                                                   --------------                                                 ------
SUB TOTAL........................................     16,136,000                                                  32,300
BTA MARKETS (SEE TABLE BELOW)....................      3,021,000
                                                   --------------                                                 ------
GRAND TOTAL......................................     19,157,000                                                  32,300
                                                   --------------                                                 ------
                                                   --------------                                                 ------

------------------------

    *   Market not yet in service.

    (a) The Estimated Total Service Area Households in the service area represents the approximate number of households within a 35 mile radius of CAI's tower sites. These households may have been adjusted downward if any of CAI's markets overlapped with a subsequently acquired market (see table below). This information is based on estimates CAI obtained using two EDX Engineering software programs, MSITE and POP90. Both of these programs use 1990 Census data to compile their information. Some of these households will be "shadowed" and therefore unable to receive CAI's service due to line-of-sight, or "LOS," constraints. The percentage of estimated households in the service area that CAI estimates may be shadowed due to LOS constraints generally ranges from 10% to 60% depending upon the market. A certain amount of these LOS constraints may be overcome by the placement of beam benders and/or signal boosters or by properly designing a cellular network within a service area.

    (b) The Number of Analog/Digital Channels Available comprises wireless cable channels and local broadcast channels that can be received by subscribers. Wireless cable channels are either licensed to CAI or leased to CAI from other license holders. There are no automatic rights to renew ITFS leases or certain MDS leases. The Number of Analog/Digital Channels Available includes 10 off-air channels in Philadelphia and 11 in New York City and certain channels that are subject to FCC approvals or third-party interference agreements. CAI has pending FCC applications concerning co-location of transmission sites and/or an increase in broadcast power with respect to 4 channels in Hartford, 8 channels in New York City, 9 channels in Providence, 9 channels in Norfolk, 5 channels in Boston and 4 channels on Long Island. The Number of Analog/Digital Channels Available includes ITFS channels that may not be available for commercial programming by CAI. CAI also has rights, either through licenses or leases, to 5 channels in Greensboro (1 available and 4 applied for), 4 available channels in Memphis, 2 available channels in Winston-Salem, 4 channels (applied for) in Raleigh/Durham and 4 channels (applied for) in Savannah, GA.

    (c) The Number of Subscribers represents the number of analog subscription video subscribers as of March 31, 1999. See "--CAI's Analog Subscription Video Business" description set forth below.

    (d) The Long Island market includes Nassau and Suffolk counties in New York State.

    The table below outlines as of January 31, 1999 the characteristics of the potential markets for which CAI was the successful bidder at the completion of the FCC auction described below. The estimated total service area households in the table above may have been adjusted if the 35-mile Protected Service Area
(PSA) overlapped with any of the markets identified below. To the extent there was overlap between two PSAs, the number of estimated total service area households in such overlapping area was divided equally between the two affected markets.

                                                                       ESTIMATED         NUMBER OF             NEW
                                                                         TOTAL        ANALOG/DIGITAL     ANALOG/DIGITAL
                                                                      SERVICE AREA       CHANNELS           CHANNELS
MARKET                                                                 HOUSEHOLDS      AVAILABLE(A)        APPLIED FOR
-------------------------------------------------------------------  --------------  -----------------  -----------------
Dover, DE..........................................................        155,000               3                 12
Hyannis, MA........................................................        214,000               1                  0
Manchester, NH.....................................................        316,000               1                  0
Worcester, MA......................................................        353,000               9                  0
New Haven, CT......................................................        541,000               3                  6
New London, CT.....................................................         96,000               1                  0
Springfield, MA....................................................        366,000              13                  0
Poughkeepsie, NY...................................................        258,000               2                  4
Pittsfield, MA.....................................................        116,000               1                  0
Glens Falls, NY....................................................        142,000               4                  9
Ithaca, NY.........................................................        183,000               1                  8
Utica, NY..........................................................        153,000               2                  4
Summit, NJ.........................................................        128,000               8                  0
                                                                     --------------
TOTAL..............................................................      3,021,000
                                                                     --------------
                                                                     --------------

------------------------

    (a) The number of channels currently owned or leased by CAI.

    CAI has focused on preserving these substantial channel rights in anticipation of developing digital systems that will allow CAI to utilize higher output power and compression technologies to increase channel capacity. CAI began to acquire its spectrum capacity in preparation for its obligations under the joint venture with Bell Atlantic and NYNEX, which required CAI to deliver a minimum number of channels in each of the markets subject to the agreement governing the joint venture. With the termination of the rights of Bell Atlantic and NYNEX under the joint venture, CAI continued to implement a preservation strategy that allowed CAI to utilize its significant spectrum capacity for the delivery of video, voice and data services, or various combinations thereof, subject to regulatory approval, as necessary for one or more strategic partners. This preservation strategy includes the continued build-out of the transmission facilities in conformity with the FCC license perfection regulations, as well as the re-negotiation of spectrum leases when and as such leases mature.

CAI'S ANALOG SUBSCRIPTION VIDEO BUSINESS

    CAI currently operates six analog-based subscription video systems in New York City, Rochester and Albany, NY; Philadelphia, PA; Washington, DC, and Norfolk/Virginia Beach, VA. As of March 31, 1999, CAI provided subscription video services to approximately 32,300 subscribers. CAI's principal subscription video competitors in each of its markets are the hard-wire cable companies, and include

Comcast Corp., Tele-Communications, Inc., Cox Cable Communications, Time Warner Cable and Cablevision Systems Corp.

    CAI has not actively sought to increase its video subscriber base in its existing analog operating systems. Originally, this decision was made in connection with the joint venture, which contemplated that CAI would be required to transfer all of its analog video subscribers to the appropriate affiliate of Bell Atlantic or NYNEX at the time such affiliate of Bell Atlantic or NYNEX became the provider of video programming in a particular market. CAI was not entitled to any compensation for subscribers so transferred, and there was no incentive for CAI to increase its subscriber base. With the suspension of the joint venture, CAI continues to explore the full capabilities of its MMDS spectrum, including uses for such spectrum other than subscription video delivery. Consequently, CAI has maintained its strategy of not pursuing video subscriber growth while it evaluates its business opportunities other than subscription video services. The policy of not pursuing subscriber growth has had a negative impact on CAI's revenues, which is only partially mitigated by the cost-savings associated with reduced marketing and other efforts ordinarily pursued in connection with increasing a subscriber base.

    In each of the principal analog-based subscription video markets served by CAI there is, and CAI believes there will continue to be, significant competition for households from hard-wire cable operators and digital satellite television operators. Additionally, CAI has experienced loss of subscribers to hard-wire cable providers in markets where CAI's channel offering is significantly less than the hard-wire cable providers, such as in CAI's New York City market, as a result of channel capacity limitations inherent in an analog-based MMDS operation.

DIGITAL SUBSCRIPTION VIDEO

    CAI committed significant funds and substantial engineering and regulatory efforts to the build-out of its digital MMDS system in Boston, MA. Initially, construction of the Boston system was undertaken in fulfillment of CAI's obligations under its agreements with Bell Atlantic and NYNEX for the provision of subscription video services by Bell Atlantic and NYNEX using MMDS spectrum. When Bell Atlantic and NYNEX abandoned digital video plans, CAI continued to construct the Boston system. In its continuation of the construction, however, CAI sought to build into the system the flexibility it believed was necessary to offer one-way, high-speed data services, as well as two-way MMDS services. CAI's Boston system is currently used for demonstrating digital video, voice and data transmission services.

    In connection with the build-out of the digital system in Boston, CAI, Bell Atlantic and NYNEX converted nearly 100% of the ITFS receive sites in Boston to enable the receive sites to receive the ITFS signals, as transmitted from CAI's digital head-end and repeater sites located in the Boston metropolitan area. The technology and equipment deployed and being used in Boston for digital video and other uses was devised primarily by CAI's engineering staff, working in conjunction with various equipment vendors.

    CAI has no definitive plans to launch, on its own, a full-scale commercial digital subscription video service in its Boston market at this time. CAI is fully committed to ensuring that its ITFS license holders in Boston can serve their respective receive sites with such license holders' digital video programming, a project that CAI believes is substantially completed in Boston. CAI has, however, delayed the full-scale launch of a commercial video service for the immediate future.

HIGH-SPEED DATA SERVICES

    CAI believes that, subject to regulatory approval, MMDS technology presents a viable option to traditional telephony providers as a "pipeline" through which Internet and commercial on-line services can be carried, especially for residential and small-to-medium sized businesses seeking a cost-effective means of accessing such on-line services. CAI also believes that the MMDS industry's systems, which can currently reach more than 50% of the nation's households, are superior to traditional telephone lines in terms of speed. An MMDS system is capable of transmitting data significantly faster than traditional telephony rates of 28.8 Kbps. Several MMDS operators, including CAI and CS Wireless, have successfully tested Internet access capabilities over their existing systems, using a traditional telephone line for the typically less data-intensive return path.

TELEPHONY

    CAI also believes that, subject to regulatory approval, two-way, fixed flexible use of its MMDS spectrum includes telephony delivery services. CAI believes that the combination of digital compression, fiber loop and cellular technologies can be integrated into the MMDS spectrum, resulting in a single wireless platform capable of delivering a wide range of services, including telephony delivery services. CAI has explored adaptation of newly available, but as of yet commercially untested, technologies and intends to assess broadband MMDS spectrum's ability to simultaneously provide a combination of video, voice and data delivery services. CAI believes that an MMDS system having one main transmitter and multiple booster sites can be designed using standard cellular network design principles to produce a relatively low-cost telephony delivery platform. CAI has commenced preliminary testing and has taken initial steps in furtherance of developing a telephony application for its MMDS spectrum. Although CAI believes that an MMDS system can be designed to provide telephony delivery services, it cannot assure that such a system could be designed, or that CAI would be capable of designing and constructing such a system. Furthermore, in the event that such a system could be designed, CAI cannot assure that it would receive the requisite regulatory approval to offer a telephony delivery service, that it would have the financial resources, alone or in conjunction with MCI WorldCom, necessary to design and construct a telephony delivery service in one or more of its markets, or that such service, if it was designed and constructed by CAI in one or more markets, could be successfully deployed in a commercially successful manner.

MANAGEMENT

    The following table sets forth certain information regarding each of CAI's directors and executive officers.

NAME                                      AGE                           POSITIONS/OFFICES WITH CAI
------------------------------------      ---      ---------------------------------------------------------------------
Jared E. Abbruzzese.................          44   Chairman, Chief Executive Officer and Director(1)
James P. Ashman.....................          45   Executive Vice President and Chief Financial Officer
Bruce W. Kostreski..................          48   Senior Vice President and Chief Technical Officer
Gerald Stevens-Kittner..............          46   Senior Vice President--Spectrum Management
George Parise.......................          38   Senior Vice President--Finance
Arthur J. Miller....................          40   Vice President and Controller
Paul M. Albert, Jr..................          56   Director(1)(2)(3)
Vernon L. Fotheringham..............          51   Director(1)(2)(3)
Robert D. Happ......................          58   Director(1)(2)(3)
Martin G. Mand......................          62   Director(1)(2)(3)
John B. Newman......................          64   Director(1)(2)(3)

------------------------

    (1) Member of the Finance/Strategic Partner Committee. The Finance/Strategic Partner Committee, which is currently chaired by John B. Newman, reviews and approves management's recommendations regarding major financial and capital structure matters, oversees relationships with major security holders, monitors cash flow and capital expenditures and evaluates and recommends to the CAI board modification to CAI's strategic goals.

    (2) Member of the Governance and Compensation Committee. The Governance and Compensation Committee, which is currently chaired by Paul M. Albert, Jr., reviews and approves management's recommendations as to executive compensation, reviews, approves and administers executive compensation and CAI's stock option plans, reviews and approves management's recommendations for organizational structure and recommends to the CAI board nominees for election as directors of CAI, including nominees recommended by shareholders.

    (3) Member of the Audit Committee. The Audit Committee, which is currently chaired by Robert D. Happ, recommends to the CAI board independent auditors to serve CAI, reviews the scope and results of the annual audit, assures that the independent auditors act independently, reviews and approves any substantial change in CAI's accounting policy or practices, reviews with management and the independent auditors CAI's internal accounting controls and reviews CAI's annual report and non-audit professional services provided to CAI by the independent auditors.

    JARED E. ABBRUZZESE has been chairman of the CAI board and chief executive officer of CAI since its formation in August 1991. From August 1992 until September 1993, he served in various capacities for the prior operator of a wireless cable system in Albany, New York. Since February 1996, he also has served as chairman of CS Wireless, and since February 1999, Mr. Abbruzzese has been CS Wireless' acting chief executive officer.

    JAMES P. ASHMAN has been executive vice president and chief financial officer of CAI since December 1995. Prior to his appointment to these positions, Mr. Ashman was senior vice president and treasurer of CAI, positions he held since September 1994. From November 1992 to September 1994, Mr. Ashman was a senior advisor of, and independent consultant affiliated with, Carolina Barnes Capital, Inc., a registered broker dealer. Carolina Barnes served as financial advisor to CAI from January 1993 until September 1994. Mr. Ashman was a director of CAI from March 1994 to October 1998, and has been a director of CS Wireless since its formation in February 1996.

    BRUCE W. KOSTRESKI joined CAI as senior vice president--engineering in March 1996, and became CAI's chief technical officer in March 1997. Prior to joining CAI, Mr. Kostreski was employed by Bell Atlantic Corporation in a variety of capacities since 1980. Mr. Kostreski's last position with Bell Atlantic was that of executive director--corporate development. Mr. Kostreski is the primary or sole inventor of 13 patents relating to fiber optics, digital subscriber line
(DSL), video and wireless networks.

    GERALD STEVENS-KITTNER joined CAI as senior vice president--regulatory and governmental affairs in March 1996, and currently serves as senior vice president--spectrum management, overseeing CAI's and CS Wireless' portfolio of owned and leased MMDS spectrum. Prior to joining CAI, Mr. Stevens-Kittner was a partner in the national law firm of Arter & Hadden, where he practiced extensively in the area of telecommunications law. Mr. Stevens-Kittner holds a Juris Doctor from George Washington University National Law Center.

    GEORGE PARISE has been senior vice president--finance of CAI since May 1997 and was senior vice president and general manager of CAI's New York system from April 1996 to May 1997. Prior to joining CAI, Mr. Parise was chief financial officer of Bell Atlantic Corporation's CellularVision LMDS project, a position he held from September 1993 to April 1996. Mr. Parise served as vice president of accounting for TriCon Leasing, a financing subsidiary of Bell Atlantic from April 1989 to September 1993. Mr. Parise is a certified public accountant.

    ARTHUR J. MILLER has been a vice president and controller and chief accounting officer of CAI since May 1997. Mr. Miller served CAI in such capacities prior to and during CAI's 1998 Chapter 11 proceeding. Prior to joining CAI, Mr. Miller was employed by Tyco Toys, Inc., an international toy manufacturer, since June 1986, most recently as vice president of finance. Mr. Miller is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

    PAUL M. ALBERT, JR., a consultant and private investor, has been a director of CAI since December 9, 1998. From 1996 to the present, Mr. Albert has been retained as a consultant primarily for The Globecon Group and Eccles Associates. From 1983 to 1996, Mr. Albert was a managing director, investment banking, at Prudential Securities.

    VERNON L. FOTHERINGHAM has been a director of CAI since December 9, 1998. Mr. Fotheringham is chairman and chief executive officer of Composite Group, Inc., a product development and venture formation firm located in Woodlinville, WA. From November 1997 until June 1998, Mr. Fotheringham served as vice chairman of the board of directors of Advanced Radio Telecom Corporation ("ART"). Prior to that, Mr. Fotheringham served as chairman of the board of directors and chief executive officer of ART from 1995 to November 1997. From 1993 to 1995, Mr. Fotheringham served as president and chief executive officer of Norcom Networks Corporation, a nationwide provider of mobile satellite services. He presently serves as chairman of Angel Broadband Productions, an Internet content provider, and as vice chairman of Angel Technology Corp.

    ROBERT D. HAPP has been a director of CAI since 1995. Mr. Happ served as senior managing partner of the Boston, Massachusetts office of KPMG LLP from 1985 until his retirement in 1994. Mr. Happ also is a director of Galileo Corporation and Cambridgeport Bank, and since February 1996, has served as a director of CS Wireless.

    MARTIN G. MAND has been a director of CAI since December 16, 1998. Since 1995, Mr. Mand has been chairman, president and chief executive officer of Mand Associates, Limited, a financial consulting, speaking and writing firm located in Wilmington, Delaware. Mr. Mand previously served as executive vice president and chief financial officer of Northern Telecom, Ltd., a global manufacturer of telecommunications equipment from 1990 to 1994. Prior to that, Mr. Mand served in various senior management positions at E.I. du Pont de Nemours & Co., a chemical, allied products and energy company. Mr. Mand currently serves on the board of directors of Sun Healthcare Group Inc. and Fuji Bank and Trust Company.

    JOHN B. NEWMAN has been a director of CAI since December 9, 1998. Mr. Newman currently serves as chairman of MBNT Financial Holdings Limited, a private investment vehicle located in Toronto, Ontario, a position he has held since 1990. Mr. Newman is a director of a number of public and private Canadian corporations engaged in real estate, insurance, investment, manufacturing, distribution and financing.

    MCI WorldCom has demanded that CAI hold a special shareholders meeting for the purposes of removing CAI's current board of directors, amending CAI's bylaws to, among other things, provide for a two-member board of directors and electing a new CAI board consisting of two members. See "The Merger--Recent Events" beginning on page 36.

CHANGE OF CONTROL; SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT.

    There was a change of control at CAI as a result of the consummation of the CAI plan of bankruptcy on October 14, 1998. In connection with the consummation, pursuant to the CAI reorganization, the then-existing, no par value CAI common stock was canceled and its existence deleted by the filing of an amendment to the CAI certificate of incorporation with the Secretary of the State of the State of Connecticut. The amendment also authorized a new capital structure for CAI consisting of 25,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, the terms of which preferred stock can be designated by the CAI board from time to time. A total of 17,241,379 CAI common shares were issued on October 14,

1998 in accordance with the CAI plan of reorganization. The stock was issued to debt holders of CAI in partial satisfaction of such holders' claims against CAI. As part of the consummation and resulting change of control, CAI sought, and obtained, the required regulatory approvals for such change of control from the FCC.

    In addition to the changes in stock ownership in connection with the consummation of the CAI bankruptcy, CAI was required to appoint a new board of directors. The CAI board was reduced from nine members to six members. Only Jared E. Abbruzzese and Robert D. Happ remained as CAI directors from the CAI board in place prior to the consummation of the CAI bankruptcy. Four new members, identified to CAI by certain significant CAI securities holders, were appointed to the CAI board in December 1998. For more information regarding the members of the CAI board, see "--Management," above.

    See also "Chapter I--The Merger--Interests of Certain Persons in the Merger--Description of CAI and CS Wireless Securities Owned by MCI WorldCom," beginning on page 35 of this proxy statement.

    The following table sets forth information with respect to beneficial ownership of CAI common shares as of July 27, 1999 by each shareholder who, based on public filings, is known to CAI to be the beneficial owner of more than 5% of CAI common shares.

                                                                               AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP  PERCENT CLASS
-----------------------------------------------------------------------------  --------------------  -------------
MCI WORLDCOM, Inc............................................................       10,684,140(1)          62.0%
  500 Clinton Center Drive
  Clinton, Mississippi 39056

James B. Rubin (2)...........................................................        1,782,514             10.3%
  c/o Resurgence Asset Management LLC
  10 New King Street
  Suite 107
  White Plains, New York 10604

Paul Tudor Jones, II(3)......................................................        1,048,200              6.1%
  c/o Tudor Investment Corporation
  600 Steamboat Road
  Greenwich, Connecticut 06830

------------------------

    (1)According to a Schedule 13D, as amended, filed with the SEC by MCI WorldCom, as amended, MCI WorldCom possesses sole voting and dispositive power with respect to the CAI common shares listed in the above table. See "Description of CAI and CS Wireless Securities Owned by MCI WorldCom," beginning on page 35 of this proxy statement. In addition, according to the Schedule 13D, as amended, filed with the SEC, MCI WorldCom, directly or indirectly, may purchase additional CAI common shares, subject to certain circumstances, in open market or privately negotiated transactions, to the extent permitted by applicable law, including federal securities laws, in order to facilitate its efforts to consummate the merger.

       MCI WorldCom has also indicated that in the event the merger is not approved, MCI WorldCom expects to review its alternatives with respect to CAI, which may include, among other things, resubmitting the proposed merger between CAI and a wholly-owned subsidiary of MCI WorldCom, and/or submitting a merger agreement on different terms between CAI and MCI WorldCom or one of its subsidiaries. MCI WorldCom may also explore other forms of transactions with CAI or its subsidiaries, which may include stock sales, as described below, commercial transactions, or other types of transactions. CAI has previously reported that it believes it has sufficient cash to fund its capital requirements through November 1999 and that, if the merger is not approved, CAI would not have sufficient cash to implement its business plan. In view of CAI's liquidity needs, MCI WorldCom may propose to CAI that MCI WorldCom invest additional capital in CAI in exchange for additional CAI shares of capital stock. These additional shares, if so acquired, might result in MCI WorldCom's ownership of an aggregate number of shares that would be sufficient to approve the merger. Further, MCI WorldCom plans to review the businesses of CAI and make such changes as it deems appropriate at the time, which could include causing CAI to enter into commercial transactions, joint ventures, asset sales or other possible transactions. See "The Merger--Recent Events" beginning on page 36.

    (2)According to an Initial Statement of Beneficial Ownership of Securities on Form 3, filed with the Securities and Exchange Commission by Resurgence Asset Management, L.L.C., Resurgence Asset Management International, L.L.C., Re/Enterprise Asset Management, L.L.C., Kingstreet, Ltd., M.D. Sass Corporate Resurgence Partners, L.P., M.D. Sass Corporate Resurgence International, Ltd., M.D. Sass Re/Enterprise Partners, L.P., M.D. Sass Re/Enterprise--II, L.P., M.D. Sass Re/Enterprise International, Ltd., M.D. Sass Associates, Inc., M.D. Sass Management, Inc., M.D. Sass Investors Services, Inc., Resurgence Parallel Fund LLC, M.D. Sass Re/Enterprise International Irrevocable Trust II, M.D. Sass Associates, Inc. Employees Profit Sharing Plan. The Form 3 identifies James B. Rubin as (i) the chief investment officer of, and as responsible for the day-to-day investment activities of Resurgence Asset Management, L.L.C. ("RAM") and Resurgence Asset Management International, L.L.C. ("RAMI"), and (ii) manager of and as responsible for the day-to-day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). RAM may be deemed to share voting and dispositive power with respect to 626,994 CAI common shares, which power it exercises solely in its capacity as sole general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. RAMI may be deemed to share voting and dispositive power with respect to 417,095 CAI common shares, which power it exercises (i) solely in its capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd., and (ii) pursuant to a subadvisory agreement with M.D. Sass Management, Inc. with respect to M.D. Sass Re/Enterprise International Ltd. REAM may be deemed to share voting and dispositive power with respect to 700,751 CAI common shares, which power it exercises pursuant to a subadvisory services agreement with M.D. Sass Management, Inc. and M.D. Sass Associates, Inc. with respect to two employee benefit or retirement plans, M.D. Sass Re/Enterprise Partners, L.P. and M.D. Sass Re/Enterprise-II, L.P. M.D. Sass Investors Services, Inc. may be deemed to beneficially own 485,833 CAI common shares, held of record by two employee benefit plans. M.D. Sass Investors Services, Inc. acts as an investment advisor to both of these plans.

     The Form 3 indicates that the reporting persons beneficially own an aggregate of 1,782,514 CAI common shares, representing 10.3% of the total outstanding CAI common shares. The parties had previously filed a Schedule 13D with the Commission, which Schedule 13D includes an agreement of joint filing among all reporting persons. The Schedule 13D also states that the reporting persons have questions and concerns regarding the merger, the stock option agreement and the shareholders rights plan, and whether the transaction will maximize value for all CAI shareholders.

     Mr. Rubin, on behalf of the reporting persons, contacted CAI requesting a meeting to ask questions of management, as well as additional information. CAI responded that this proxy statement would be distributed to CAI shareholders describing the transactions and addressing related matters. In response, the Schedule 13D states that the reporting persons are considering further action. CAI has agreed to provide RAM with certain information relating to the merger.

    (3)According to Schedule 13G dated June 29, 1999 filed by Tudor Investment Corporation ("TIC"), Paul Tudor Jones, II, Tudor BVI Futures, Ltd. ("Tudor BVI"), Tudor Proprietary Trading, L.L.C. ("TPT"), The Raptor Global Fund L.P. ("Raptor L.P."), The Raptor Global Fund Ltd. ("Raptor Ltd.") and The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill"), Mr. Jones possesses shared voting and investment power with respect to the 1,048,200 CAI common shares listed in the table above. Tudor Investment Corporation is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI and Upper Mill. TIC may be deemed to beneficially own the CAI common shares owned by each of such reporting persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the CAI common shares deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

    The following table sets forth certain information with respect to beneficial ownership of CAI common shares as of July 27, 1999 by all CAI directors, the chief executive officer and certain other executive officers of CAI and all directors and executive officers of CAI as a group.

                                                                         AMOUNT AND NATURE OF
                                                                              BENEFICIAL
BENEFICIAL OWNER                                                             OWNERSHIP(1)        PERCENT OF CLASS(2)
----------------------------------------------------------------------  ----------------------  ---------------------
Jared E. Abbruzzese...................................................           300,000                    1.7%
James P. Ashman.......................................................           150,000                      *
Bruce Kostreski.......................................................           110,000                      *
Gerald Stevens-Kittner................................................           110,000                      *
George J. Parise......................................................            80,000                      *
Paul M. Albert, Jr....................................................            25,000                      *
Vernon L. Fotheringham................................................            25,000                      *
Robert D. Happ........................................................            25,000                      *
Martin G. Mand........................................................            25,000                      *
John B. Newman........................................................            25,000                      *
All directors and executive officers as a group (11 persons)..........           900,000                    5.0%

------------------------

    * Less than 1%

    (1) Each named individual possesses sole voting and dispositive power with respect to the CAI common shares shown for such person. The CAI common shares shown include only shares issuable upon the exercise of options exercisable currently or within 60 days of July 27, 1999. None of the named individuals is the record holder of any CAI common shares as of July 28, 1999. See "The Merger--Interests of Certain Persons in the Merger--Interests in Options to Purchase Common Shares."

    (2) Percentages of ownership are based on 17,241,379 CAI common shares issued and outstanding as of July 27, 1999. CAI common shares that may be acquired pursuant to options that are exercisable within 60 days of July 27, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership for any other person.

EMPLOYEES

    As of July 27, 1999, 1999, CAI had a total of 278 employees, including 158 employees of CS Wireless. CAI has experienced no work stoppages and believes that it has good relations with its employees.

PROPERTIES

    CAI leases various office sites in Albany, New York; Arlington, Virginia; Chadds Ford, Pennsylvania; and in each region in which an operating system exists. CAI also leases transmission tower sites in the regions of its operating systems. CAI believes adequate office space and tower sites are readily available in all markets.

    CAI owns substantially all of the equipment which is necessary to conduct its operations, except certain vehicles, test equipment, and office equipment. A significant portion of CAI's investment in plant and equipment consists of subscriber equipment, which includes antennas, block downs, converters and remotes, and related installation costs, principally located at the subscribers' premises, and the reception and transmitter equipment located at the transmitter sites.

LEGAL PROCEEDINGS

    IN RE CAI WIRELESS SYSTEMS, INC., DEBTOR, Chapter 11 Case No. 98-1766 (JJF) and IN RE PHILADELPHIA CHOICE TELEVISION, INC., DEBTOR, Chapter 11 Case No. 98-1765 (JJF). On July 30, 1998, CAI and one of its wholly-owned subsidiaries, Philadelphia Choice Television, Inc., filed voluntary petitions under Chapter 11, Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware. The reorganization plan proposed by CAI and Philadelphia Choice Television was confirmed by the bankruptcy court on September 30, 1998. CAI and Philadelphia Choice Television consummated the reorganization plan and emerged from Chapter 11 on October 14, 1998. The case remains open, with the bankruptcy court retaining limited jurisdiction, pending the entry of a final decree closing the case.

    IN RE CAI WIRELESS SYSTEMS, INC. SECURITIES LITIGATION. CAI and certain individuals were named in six class action lawsuits alleging various violations of the federal securities laws filed in the United States District Court for the Northern District of New York. The actions were consolidated into one lawsuit entitled IN RE CAI WIRELESS SYSTEMS, INC. SECURITIES LITIGATION (96-CV-1857), which is currently pending in the Northern District of New York against Jared E. Abbruzzese, chairman and chief executive officer of CAI, John J. Prisco, a former president, chief operating officer and director of CAI, and Alan Sonnenberg, a former president and director of CAI. The amended, consolidated complaint alleges a variety of violations of the anti-fraud provisions of the federal securities laws by CAI arising out of its alleged disclosure (or alleged omission from disclosure) regarding its Internet and other flexible use of MMDS spectrum, as well as its business relationship with Bell Atlantic and NYNEX. Specifically, the complaint alleges that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated under the Securities Exchange Act, during the specified class period, May 23, 1996 through December 6, 1996. CAI notified the carrier of its directors' and officers' liability insurance policy, which is intended to cover not only CAI's officers and directors, but also CAI, itself, against claims such as those made in the securities lawsuit. The policy covers up to $5,000,000 of any covered liability, subject to a retention amount of $500,000. The securities lawsuit is in its preliminary stages. A scheduling conference was held on June 3, 1997, at which the briefing schedule for defendants' motion to dismiss was agreed upon among the parties. The defendants' motion to dismiss was heard by the Northern District of New York on October 17, 1997 and is still pending. While the motion is pending, all other deadlines affecting motions and discovery have been postponed. CAI's plan of reorganization provided no recovery to any holder of CAI's equity or to any holder of an equity-based claim, such as the claims made against CAI in the securities lawsuit. Upon the confirmation of CAI's plan of reorganization on September 30, 1998 and the October 14, 1998 consummation of the plan of reorganization, plaintiffs' claims against CAI in the securities lawsuit were discharged and released by order of the bankruptcy court. Furthermore, the securities lawsuit plaintiffs were enjoined from continuing their action against CAI. A memorandum of understanding outlining a settlement in the amount of $3,000,000 (all of which will be covered by the proceeds from the above-referenced liability insurance policy) has been executed by counsel to all parties. The parties have executed a settlement agreement and anticipate submitting such agreement to the court for final disposition of this action shortly. Accordingly, CAI's management believes the securities lawsuit will not have a material adverse effect on CAI's earnings, financial condition or liquidity.

    JOE HAND PROMOTIONS, INC. V. CAI WIRELESS SYSTEMS, INC. D/B/A POPVISION WIRELESS CABLE and as a third party defendant in JOE HAND PROMOTIONS, INC. V. 601 L & P BAR, INC. in the U.S. District Court for the Eastern District of Pennsylvania. These actions arise out of the alleged improper broadcasts of certain sporting events in commercial establishments in violation of the alleged distributor's exclusive broadcast rights. The complaints seek actual compensatory damages in unspecified amounts, together with statutory penalties claimed for alleged violations of federal statutes. The plaintiff, Joe Hand Promotions, alleged that it is the exclusive distributor of certain televised sporting events in the greater Philadelphia area for commercial establishments, and alleged the improper broadcast by CAI of such events in approximately five instances. The lawsuits were in the preliminary stages when CAI commenced its Chapter 11 case. Action against CAI in these lawsuits has been suspended by the court. CAI believes that in the event of an adverse outcome, the amount would not be material given the nature of the claims.

    OTHER LITIGATION. CAI is the defendant in two separate breach of contract actions arising out of separate alleged marketing agreements entered into by ACS Enterprises, Inc. prior to its merger with CAI in September 1995. The first action, pending in the Court of Common Pleas, Montgomery County, Pennsylvania, seeks unspecified damages in excess of $30,000. The action has been stayed as a result of the CAI bankruptcy. The second lawsuit, pending in the Court of Common Pleas in Philadelphia County, seeks unspecified damages in excess of $50,000. Plaintiff is currently conducting its discovery.

    On or about June 18, 1999, an action was filed in the New York Supreme Court for the County of Albany captioned BOGDAN AND FAIST, P.C. V. CAI WIRELESS SYSTEMS, INC., Index No. 3463-99. The complaint asserts that CAI has failed to transfer to the plaintiff unspecified property and property rights in breach of an alleged contract between the plaintiff and CAI. The complaint seeks to require CAI to specifically perform under the alleged contract. CAI has removed this action to the United States District Court for the Northern District of New York and is seeking to transfer such action to the United States Bankruptcy Court for the District of Delaware. Management believes that this action is without merit and intends to vigorously defend this lawsuit.

                   CERTAIN INFORMATION REGARDING CS WIRELESS

    THIS SECTION OF THE PROXY STATEMENT SUMMARIZES THE BUSINESS OF CS WIRELESS. TO FULLY UNDERSTAND THE BUSINESS, WE STRONGLY ENCOURAGE YOU TO READ CS WIRELESS'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1999, PREVIOUSLY FILED WITH THE SEC. FOR INFORMATION ON HOW TO OBTAIN THAT ANNUAL REPORT, SEE "WHERE YOU CAN FIND MORE INFORMATION" IN "CHAPTER III."

GENERAL

    CS Wireless Systems, Inc. is a Delaware corporation, with its principal executive offices located at 1101 Summit Avenue, Plano, Texas 75074. As of March 31, 1999, CS Wireless provided subscription television services, utilizing its MMDS spectrum, to approximately 55,900 subscribers in eleven operating markets (exclusive of the Story City, Iowa market, contemplated to be transferred to Nucentrix Broadband Network, Inc. (f/k/a Heartland Wireless Communications, Inc.) pursuant to the Master Agreement described in "--Historical Background" below). In addition, CS Wireless provides high-speed Internet access services in its Dallas and Ft. Worth markets utilizing MMDS spectrum. CS Wireless believes that there are a total of approximately 7.7 million estimated total service area households in 21 primary markets where CS Wireless holds significant MMDS spectrum. CAI holds approximately 94% of the issued and outstanding common stock of CS Wireless.

CS WIRELESS' SERIES B 11 3/8% SENIOR DISCOUNT NOTES DUE 2006

    In connection with the consummation of the February 23, 1996 contributions by CAI and Heartland to CS Wireless described below, CS Wireless issued $400,000,000 aggregate principal amount at maturity of 11 3/8% Senior Discount Notes due 2006, which were subsequently exchanged for CS Wireless' Series B
11 3/8% Senior Discount Notes due 2006. The senior discount notes were issued under an indenture dated as of February 15, 1996 between CS Wireless and State Street Bank and Trust Company, successor in interest to Fleet National Bank of Connecticut, as Trustee. The following summary of the material provisions of the indenture does not purport to be complete, and we strongly encourage you to read the indenture as it is the legal document that governs the CS Wireless senior discount notes. A copy of the indenture is filed as Exhibit 4.1 to CS Wireless' Registration Statement on Form S-1, File No. 333-3288.

    GENERAL. The senior discount notes are unsecured senior obligations of CS Wireless and rank PARI PASSU with all unsecured indebtedness of CS Wireless which is not by its terms expressly subordinated to the senior discount notes. The senior discount notes are effectively subordinated to all indebtedness and other liabilities (including trade payables) of CS Wireless' subsidiaries, and are effectively subordinated to all secured indebtedness of CS Wireless to the extent of the value of the assets securing such indebtedness.

    MATURITY, INTEREST AND PRINCIPAL. The senior discount notes are limited to an aggregate principal amount at maturity of $400,000,000 and will mature on March 1, 2006. The senior discount notes accrete in value from February 23, 1996 to March 1, 2001, at a rate of 11 3/8% per annum, and cash interest is payable beginning on September 1, 2001 on the accreted value of the senior discount notes until maturity. Interest is compounded semi-annually. CS Wireless will pay interest on overdue principal from time to time on demand at the rate of 13 3/8% per annum. CS Wireless will, to the extent lawful, pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate of 13 3/8% per annum. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months, and, in the case of a partial month, the actual number of days elapsed.

    The senior discount notes are not entitled to the benefit of any mandatory sinking fund.

    OPTIONAL REDEMPTION. The senior discount notes are redeemable, at the option of CS Wireless, in whole or in part, at any time on or after March 1, 2001, upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, to the redemption date if redeemed during the 12-month period beginning on March 1 of the years indicated below:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2001........................................................................        105.688%
2002........................................................................        103.792%
2003........................................................................        101.896%
2004 and thereafter.........................................................        100.000%

    The indenture provides that if less than all of the senior discount notes are to be redeemed at any time, the Trustee will select the senior discount notes for redemption PRO RATA, by lot or by any method the Trustee deems fair and appropriate.

    CERTAIN COVENANTS. The indenture contains certain covenants that may have a negative effect on the operation of CS Wireless' business or results of operations. Specifically, CS Wireless will have significant debt service payments due beginning on September 1, 2001, when interest on the senior discount notes shall be due and payable for the preceding six-month period. Thereafter, CS Wireless will be required to make semi-annual interest payments at 11 3/8% per annum on the outstanding principal amount of senior discount notes until such notes are repaid, at maturity, by acceleration or otherwise. Additionally, the indenture prohibits CS Wireless from: incurring additional indebtedness or issuing certain types of capital stock except in limited circumstances and under specified conditions that are more fully set forth in the indenture, granting liens on or pledging any of its property to secure repayment of indebtedness, declaring dividends to the CS stockholders or redeeming or purchasing any of its own stock, making certain investments, and selling assets, unless such asset sale in conducted in accordance with the indenture and the proceeds from such sale are applied in the manner specified by the indenture, which application requires the redemption of Series B 11 3/8% senior discount notes in certain circumstances. In addition, the indenture contains, among others, the following covenants:

    - payment of securities;

    - maintenance of office or agency;

    - corporate existence;

    - payment of taxes and other claims;

    - maintenance of properties; insurance; books and records;

    - compliance with law;

    - compliance certificate;

    - SEC reports and other information;

    - limitation on issuance and sale of capital stock of restricted subsidiaries;

    - change of control;

    - limitation on transactions with affiliates;

    - limitation on restricted and unrestricted subsidiaries;

    - limitation on dividends and other payment restrictions affecting restricted subsidiaries;

    - limitation on sale and leaseback transactions;

    - limitation on line of business; and

    - waiver of stay, extension or usury laws.

    HOLDERS' RIGHTS UPON A CHANGE OF CONTROL. The indenture provides that upon a change of control, CS Wireless must offer to all holders of senior discount notes to purchase their notes at 101% of the accreted value of the senior discount notes (if prior to March 1, 2001) or 101% of the aggregate principal amount of the senior discount notes plus accrued and unpaid interest, if any, to the change of control payment date (if on or after March 1, 2001). A change of control is defined in the indenture to include:

    - any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of CS Wireless and certain of its subsidiaries to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (whether or not in compliance with the provisions of the indenture), other than to a strategic equity investor, in any such event pursuant to a transaction in which immediately after its consummation the person or persons owning a majority of the voting power of the voting stock of CS Wireless immediately prior to the consummation of the transaction, or a strategic equity investor and the persons owning a majority of the voting stock of CS Wireless immediately prior to the transaction will not own, directly or indirectly, a majority of the voting power of the voting stock of the person to whom the sale, lease, exchange or other disposition has been made;

    - if during any consecutive two-year period, individuals who at the beginning of the period constituted the CS Wireless board (together with any new directors whose election to such board or whose nomination for election by the CS Wireless stockholders was approved by a vote of a majority of the CS Wireless directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the CS Wireless board then in office; or

    - if any person or group, excluding any strategic equity investor and permitted holder either:

      -- is or becomes, by purchase, tender offer, exchange offer, open market purchases, privately negotiated purchases or otherwise, the "beneficial owner," directly or indirectly, of more than 50% of the total then-outstanding voting power of the voting stock of CS Wireless (for purposes of this definition, a person or group will be deemed to be the beneficial owner of the voting power of the voting stock of CS Wireless held by CAI or any other corporation if such person or group holds a majority of the voting power of the voting stock of CAI or the other corporation), or

      -- otherwise has the ability to elect, directly or indirectly, a majority of the members of the CS Wireless board; or

    - if CS Wireless consolidates with or merges into another person (other than a strategic equity investor), and the CS Wireless stockholders immediately prior to the consolidation or merger, or a strategic equity investor and the CS Wireless stockholders immediately prior to the consolidation or merger, hold less than a majority of the voting power of the voting stock of the resulting entity.

    MCI WorldCom falls within the definition of a strategic equity investor under the indenture. Consequently, the merger and other transactions contemplated by the merger agreement will not constitute a change of control at CS Wireless for purposes of the indenture.

    EVENTS OF DEFAULT. The indenture provides that certain events are "events of default" including:

    - the failure to pay interest on any senior discount note when it becomes due and payable, and the failure continues for a period of 30 days;

    - the failure to pay the principal or accreted value of any senior discount note when the principal or accreted value becomes due and payable, at maturity, upon acceleration, redemption, pursuant to a required offer to purchase or otherwise;

    - a default in the observance or performance of any other covenant or agreement contained in the senior discount notes or the indenture which continues for a period of 60 days after CS Wireless receives written notice of default from the Trustee;

    - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by CS Wireless or certain of its subsidiaries (or the payment of which is guaranteed by CS Wireless or certain of its subsidiaries), whether that indebtedness or guarantee existed on the date of the indenture, or is created after the issue date of the senior discount notes, which:

      -- is caused by a failure to pay when due principal on the indebtedness within the grace period provided for the indebtedness (which failure continues beyond any applicable grace period), or

      -- results in the acceleration of the indebtedness prior to its express maturity and, in each case, the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been accelerated, aggregates $5,000,000 or more;

    - one or more judgments in an aggregate amount in excess of $5,000,000 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) being rendered against CS Wireless or certain of its subsidiaries and the judgments remain undischarged or unstayed for a period of 60 days after the judgment or judgments become final and non-appealable;

    - certain events of bankruptcy, insolvency or reorganization affecting CS Wireless or any of its subsidiaries; or

    - if any holder of at least $5,000,000 in aggregate principal amount of indebtedness of CS Wireless or certain of its subsidiaries forecloses upon assets of CS Wireless or certain of its subsidiaries having an aggregate fair market value, individually or in the aggregate, of at least $5,000,000 or exercises any right under applicable law or applicable security documents to take ownership of any assets in lieu of foreclosure.

    The indenture provides that upon the happening of any event of default, the Trustee may, or the holders of at least 25% in principal amount of outstanding senior discount notes may, declare the accreted value of all the senior discount notes to be due and payable by notice in writing to CS Wireless and the Trustee specifying the event of default and that it is a "notice of acceleration." Upon that declaration, the senior discount notes will become immediately due and payable, notwithstanding anything contained in the senior discount notes or the indenture to the contrary. If an event of default with respect to bankruptcy proceedings relating to CS Wireless occurs and is continuing, then the amount will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the senior discount notes. Holders of the senior discount notes may not enforce the indenture or the senior discount notes except as provided in the indenture. Subject to certain limitations, holders of not less than a majority in aggregate principal amount of the then-outstanding senior discount notes may direct the Trustee in its exercise of any trust or power. If an event of default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the senior discount notes notice of the event of default within 10 days. The Trustee may withhold from holders of the senior discount notes notice of any continuing event of default (except an event of default relating to the payment of principal or interest or a failure to comply with certain covenants) if it determines that withholding notice is in their interest.

    The indenture provides that, at any time after a declaration of acceleration as described in the preceding paragraph but before a judgment or decree of money due in respect of the senior discount notes has been obtained, the holders of not less than a majority in principal amount of the senior discount notes then outstanding by written notice to CS Wireless and the Trustee may rescind the declaration and its consequences if:

    - CS Wireless has paid or deposited with the Trustee a specified sum of money sufficient to pay all amounts then due under the indenture;

    - the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

    - all events of default, other than the non-payment of principal of, premium, if any, and interest on the senior discount notes that have become due solely by the declaration of acceleration, have been cured or waived.

    Prior to the declaration of acceleration of the senior discount notes, the holders of not less than a majority in principal amount of the senior discount notes may waive any existing event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any senior discount notes or any default in respect of any covenant which cannot be amended without the consent of each holder affected.

    DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE. The indenture provides that CS Wireless may, at its option and at any time, terminate the obligations of CS Wireless with respect to the outstanding senior discount notes, a right called "defeasance," which means that CS Wireless will be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior discount notes, except for:

    - the rights of holders of outstanding senior discount notes to receive payment in respect of the principal of, premium, if any, and interest on their senior discount notes when such payments are due,

    - CS Wireless' obligations to issue temporary senior discount notes, register the transfer or exchange of any senior discount notes, replace mutilated, destroyed, lost or stolen senior discount notes and maintain an office or agency for payments in respect of the senior discount notes,

    - the rights, powers, trusts, duties and immunities of the Trustee, and

    - the defeasance provisions of the indenture.

    In addition, CS Wireless may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the indenture, a right called "covenant defeasance," and any subsequent failure to comply with those obligations will not constitute an event of default with respect to the senior discount notes.

    The indenture contains specific requirements that CS Wireless must meet to exercise either defeasance or covenant defeasance.

    MODIFICATION OF THE INDENTURE. The indenture provides that CS Wireless, when authorized by a board resolution, and the Trustee may amend, waive or supplement the indenture or the senior discount notes without notice to or consent of any holder in certain circumstances. However, the Trustee and CS Wireless may not make any change that adversely affects the rights of any holder under the indenture. Other modifications and amendments of the indenture or the senior discount notes may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then-outstanding senior discount notes, except that the consent of each holder of the senior discount notes affected thereby is required for amendments to, or waivers of, certain provisions of the indenture, including provisions relating to the amount of senior discount notes outstanding, the applicable interest rate and the timing of any payments due under the indenture and the senior discount notes.

HISTORICAL BACKGROUND

    CS Wireless was incorporated in December 1993 under the name ACS Ohio, Inc. and was dormant until March 1994 when its then-parent company, ACS Enterprises, Inc., acquired MetroCable, Inc. (a company organized on June 4, 1993 as the successor in interest to a unit of Cablevision) and Metropolitan Satellite Services, Inc., the operators of a wireless subscription television system in Cleveland, Ohio. CAI, which presently owns approximately 94% of CS Wireless's outstanding common stock, acquired ACS Enterprises, Inc. on September 29, 1995.

    CAI and Heartland contributed to CS Wireless the majority of the assets presently owned or leased by it pursuant to the terms of a Participation Agreement consummated on February 23, 1996. In exchange for approximately 60% of the common stock of CS Wireless, CAI, directly or indirectly, contributed to CS Wireless the wireless cable television assets and all related liabilities, or the stock of subsidiaries owning wireless cable television assets associated with the wireless cable television markets, of Bakersfield and Stockton/Modesto, California; Charlotte, North Carolina; and Cleveland, Ohio. Simultaneously, in exchange for approximately 40% of the common stock of CS Wireless, cash, a short-term note and a long-term note, Heartland, directly or indirectly, contributed or sold to CS Wireless the wireless cable television assets and all related liabilities associated with the wireless cable television markets of Grand Rapids, Michigan; Minneapolis, Minnesota; Kansas City (suburbs), Missouri; Dayton, Ohio; Dallas, Fort Worth and San Antonio, Texas; and Salt Lake City, Utah.

    On February 23, 1996, in connection with the consummation of the contributions described above, CS Wireless closed a private placement of 100,000 units consisting of $400 million aggregate principal amount at maturity of 11 3/8% Senior Discount Notes due 2006 and 110,000 shares of the common stock of CS Wireless. The original issue price for each $1,000 principal amount of the senior discount notes of CS Wireless was $571.71. Each of the senior discount notes of CS Wireless accretes at a rate of 11 3/8% per annum computed on a semi-annual bond equivalent basis during the initial five years of the 10-year term; cash interest is payable beginning in September 2001 at a rate of 11 3/8% per annum; and the yield to maturity (compounded semi-annually) is 11.45%. Including amounts attributable to the common stock of CS Wireless, the issuance of the units resulted in net proceeds to CS Wireless of approximately $162.9 million after (i) underwriting discounts and other debt issuance costs, (ii) note payments, and (iii) certain distributions made in connection with the participation agreement.

    As part of the formation of CS Wireless, each of CAI and Heartland successfully bid on a number of BTA market authorizations on behalf of CS Wireless. To be eligible for the BTA auction held by the FCC during the summer of 1996, a potential bidder was required to file an application with, and make up-front payments to, the FCC prior to the start of the FCC's BTA auction. Each of CAI and Heartland made such filings and up-front payments, entitling each of them to participate in the FCC's BTA auction. The closing of the participation agreement had not occurred by the date those applications were due, and as a consequence, CS Wireless was not an active participant in the FCC's BTA auction. CAI and Heartland, however, agreed to convey to CS Wireless, at their cost, and CS Wireless agreed to purchase, any rights acquired in the FCC's BTA auction relating to CS Wireless' markets, as well as certain other BTA markets. CAI acquired rights to BTA markets for CS Wireless' Bakersfield and Stockton/Modesto, California; Charlotte, North Carolina; and Cleveland, Ohio markets for approximately $5.6 million. In addition, CAI purchased BTA authorizations relating to Atlanta, Georgia and Louisville, Kentucky for approximately $7.0 million. CAI paid an aggregate of $12.6 million to the FCC in accordance with the rules of the FCC's BTA auction. Heartland purchased BTA rights relating to Little Rock, Arkansas; Oklahoma City, Oklahoma; Dayton, Ohio; Minneapolis, Minnesota; Dallas and San Antonio, Texas; Sedallia and St. Josephs, Missouri; Lawrence and Emporia, Kansas; and Benton Harbor, Battle Creek/Kalamazoo, Grand Rapids and Muskegon, Michigan for approximately $4.4 million. Of this amount, Heartland has paid to the FCC approximately $1.1 million for these BTA rights. CS Wireless will continue to reimburse Heartland for any and all costs relating to the BTA rights. Those costs are estimated to be up to an additional $3.8 million, excluding interest expense which accrues at 9.5% per annum, in accordance with the terms of the Participation Agreement. The FCC has approved assignment of all of CAI's BTA rights to CS Wireless. CS Wireless and Heartland entered into a BTA lease and an option agreement pursuant to which Heartland leases to CS Wireless rights to 10 BTA markets and portions of four additional BTA markets, and CS Wireless has the option to purchase the leased BTA markets.

    CS Wireless acquired wireless cable television rights and related assets in certain Midwest markets including the Effingham and Wellsville, Kansas; Story City, Iowa; Scottsbluff, Nebraska; Kalispell, Montana and Rochester, Minnesota markets in connection with its acquisition of USA Wireless Cable, Inc. on October 11, 1996. On September 3, 1997, CS Wireless consummated an exchange of its wireless cable rights and related assets in Salt Lake City, Utah for wireless cable rights and related assets in Kansas City, Missouri pursuant to an agreement dated as of November 6, 1996 with People's Choice TV Corp.

    On December 2, 1998, CS Wireless, CAI and Heartland executed a master agreement providing for, among other things, the termination of Heartland's rights in, and claims against, CS Wireless. The master agreement is to be performed in two stages. Stage I, which has been consummated, required the lease by CS Wireless to Heartland of certain assets related to the Story City, Iowa market, the sale to Heartland by CS Wireless of certain consumer premises equipment at agreed upon prices and the payment by CS Wireless to Heartland of $366,000. In consideration, Heartland leased to CS Wireless certain assets related to the Portsmouth, New Hampshire market, effected a partial satisfaction of the long-term note and agreed to various mutual cooperation obligations relative to developmental applications filed by Heartland or CS Wireless for two-way authority in adjacent and overlapping markets, including Dallas-Ft. Worth. At the Stage II closing, which is to occur following receipt of certain necessary governmental approvals, CS Wireless and Heartland will transfer to one another their respective ownership interests in the Story City, Iowa and Portsmouth, New Hampshire markets, the long-term note will be canceled and CS Wireless will pay Heartland $100,000; additionally, CS Wireless agreed to transfer certain inventory to Heartland. In connection with the master agreement, the three Heartland designees to the CS Wireless board resigned and the stockholders agreement among CAI, CS Wireless and Heartland was terminated. At the Stage I closing, CAI purchased from Heartland all of its CS Wireless common stock in consideration for $1,534,000. Subsequent to the Stage I closing, CS Wireless redeemed the shares of CS common stock that CAI acquired from Heartland in consideration for payment of approximately $1.5 million in cash. CS Wireless solicited and obtained written consents and waivers from the holders of a majority of the outstanding CS Wireless senior discount notes relative to the transactions described in this paragraph. CS Wireless agreed to pay to the holders of the CS Wireless senior discount notes, as of December 3, 1998, the aggregate sum of $1.25 million in connection with the consents and waivers that were deemed by CS Wireless to be necessary under the terms of the indenture governing the CS Wireless senior discount notes. The payment will be made upon the latter to occur of (i) three business days following the Stage II closing and (ii) the date on which CS Wireless may be legally permitted to make such payment.

    The redemption of the CS Wireless common stock that CAI acquired from Heartland reduced the total number of CS Wireless common shares outstanding to 6,864,471. This reduction in outstanding shares had the effect of increasing CAI's percentage ownership of CS Wireless to approximately 94%.

    Pursuant to the master agreement, any indemnification obligations of CS Wireless to directors previously designated by Heartland and to a certain former employee of CS Wireless now employed by Heartland will survive the resignation of such individuals from CS Wireless. CS Wireless' indemnification obligations include those under its certificate of incorporation, by-laws, contracts and insurance policies (to the extent applicable) and indemnification obligations of CS Wireless otherwise existing as of December 2, 1998. CS Wireless expressly agreed to assume any such indemnification obligation in any bankruptcy proceeding filed by or against CS Wireless.

BUSINESS AND OPERATING STRATEGY

    CS Wireless, in conjunction with CAI, has also developed a business plan that contemplates the development and construction of a wireless broadband network capable of providing various combinations of video, voice and data transmission services to one or more strategic partners. In furtherance of developing such a network and attracting one or more strategic partners, CS Wireless entered into an agreement with CAI for the purpose of coordinating the efforts of both companies with respect to two-way applications and the various agreements required in order to submit such filings with the FCC. CS Wireless has agreed to retain the engineering staff of CAI and has conferred upon CAI, subject certain approvals of the CS Wireless board, the authority necessary for CAI to analyze, design and implement all aspects of the frequency coordination necessary for the two-way applications. The agreement calls for CS Wireless to pay to CAI the costs of the personnel provided, including benefits, and the facility and equipment utilized by the CAI personnel in delivering the services.

CS WIRELESS MARKETS

    The table below outlines as of December 31, 1998 (except as indicated in the footnotes) the characteristics of the markets in which CS Wireless has an operational subscription television system or in which CS Wireless holds significant spectrum rights:

                                                                        ESTIMATED
                                                                          TOTAL
                                                                       SERVICE AREA    WIRELESS CABLE      NUMBER OF
MARKET                                                                HOUSEHOLDS(A)      CHANNELS(B)     SUBSCRIBERS(C)
--------------------------------------------------------------------  --------------  -----------------  -------------
Bakersfield, CA.....................................................        162,000              32            7,100
Battle Creek/Kalamazoo, MI..........................................        231,000              12                *
Cameron/Maysville, MO...............................................         65,000              33            3,100
Charlotte, NC(d)....................................................        580,000              13                *
Cleveland, OH.......................................................      1,178,000              29           18,200
Dallas, TX..........................................................        981,000              29            1,500
Dayton, OH(e).......................................................        610,000              33            7,500
Fort Worth, TX......................................................        540,000              33            1,100
Grand Rapids, MI....................................................        346,000              16              300
Kalispell, MT(d)....................................................         33,000              21                *
Kansas City, MO(f)..................................................        432,000              25                *
Minneapolis, MN.....................................................        959,000              28            3,100
Napoleon/Bloom Center, IN(e)........................................        141,000              20                *
Nortonville/Effingham, KS...........................................         53,000              33            1,700
Rochester, MN.......................................................         57,000              25                *
San Antonio, TX.....................................................        550,000              33           10,500
Scottsbluff, NE.....................................................         25,000              20                *
Stockton/Modesto, CA................................................        350,000              33                *
Story City, IA(g)...................................................         77,000              27               --
Sweet Springs, MO(e)................................................         61,000              33            1,800
Wellsville, KS(e)...................................................        229,000              33                *
                                                                      --------------                          ------
TOTAL...............................................................      7,660,000                           55,900
                                                                      --------------                          ------
                                                                      --------------                          ------

------------------------

    * Market not yet in service.

    (a) The Estimated Total Service Area Households in the service area represents the approximate number of households within the service area for the primary transmitter in each market based on census data. The service area for a market varies based on a number of factors, including transmitter height, transmitter power and the proximity of adjacent wireless cable systems.

    (b) The Number of Channels Available comprises 6 MHz of bandwidth and are commonly referred to as wireless cable channels. Wireless cable channels are either licensed to CS Wireless or leased to CS Wireless from other license holders. There are no automatic rights to renew ITFS leases or certain MDS leases. The Number of Channels also includes certain channels that are subject to FCC approval of applications for new station authorizations, power increases, transmitter relocations, as well as third party interference agreements. The FCC's failure to grant one or more new station applications could decrease the number of channels. The FCC's failure to grant one or more power increase or transmitter relocation applications, or the failure to obtain certain third party interference agreements, could delay the initiation of service and/or reduce the coverage area of the affected system or systems. CS Wireless has the exclusive right to apply for 13 channels in the Wellsville market, which channels are included in the above table.

    (c) The Number of Subscribers represents the number of subscription video subscribers as of March 31, 1999. The Number of Subscribers does not include approximately 1,700 Story City, Iowa video subscribers. See note
       (g) below.

    (d) CS Wireless currently holds licenses for or leases five wireless cable channels and also has the right to develop nine additional channels, depending on interference considerations, in the Charlotte market as a result of its ownership of the Charlotte BTA.

    (e) When the FCC issues a station authorization, the licensee is afforded a certain period of time to complete construction. If the licensee cannot complete construction within the specified time frame, the licensee must file a request with the FCC for additional time to complete construction. The Napoleon/Bloom Center, Indiana market and the Wellsville, Kansas market have 20 channels each, all of which are the subject of currently pending requests for additional time to complete construction.

    (f) The Kansas City, Missouri market was acquired by CS Wireless from People's Choice TV Corp. ("PCTV") in connection with an exchange consummated during the third quarter of 1997. The number of wireless channels includes 4 leased channels for which a consent from the lessor to assign the lease from PCTV to CS Wireless remains outstanding.

    (g) CS Wireless assumed operational control of the Story City, Iowa market effective December 30, 1997. CS Wireless subsequently agreed to transfer the market to Heartland. See "Item 13--Certain Relationships and Related Transactions--Story City, Iowa Operating Market and Heartland Exit Transaction" in CS Wireless's Form 10-K for the fiscal year ended December 31, 1998.

    Additionally, CS Wireless owns or leases spectrum rights in Little Rock, Arkansas; Louisville, Kentucky; Muskegon, Michigan; Portsmouth, New Hampshire; and Oklahoma City, Oklahoma.

    As of March 31, 1999, CS Wireless operated wireless cable systems in Bakersfield, California; Cleveland and Dayton, Ohio; Dallas, Fort Worth, and San Antonio, Texas; Grand Rapids, Michigan; Cameron/Maysville and Sweet Springs, Missouri; Nortonville/Effingham, Kansas; and Minneapolis, Minnesota and has acquired channel rights in other markets including Charlotte, North Carolina and Stockton/ Modesto, California. Effective December 30, 1997, CS Wireless assumed operational control over the Story City, Iowa market; however, CS Wireless has agreed to transfer the market to Heartland Wireless Communications in connection with the transactions contemplated by the December 2, 1998 master agreement among CAI, CS Wireless and Heartland Wireless Communications. CS Wireless has markets that do not fit with its strategy of regional concentration, and therefore, it may sell or exchange such systems. CS Wireless had preliminary discussions with potential buyers but has not executed any definitive agreements with respect to the sale, trade, or other dispositions of such markets. CS Wireless has engaged a broker to assist it with the solicitation of interest in the purchase of certain markets.

CS WIRELESS' SERVICE OFFERINGS AND MARKETING

    ANALOG SUBSCRIPTION VIDEO SERVICES. CS Wireless provides analog wireless television services to the operational markets described in the table above. Typically, CS Wireless offers for subscription 28 to 33 channels with traditional off-air, cable and premium programming options. CS Wireless generally offers the services through direct marketing to prospective subscribers. In 1997, CS Wireless began to minimize marketing and capital expenditures associated with analog services and equipment in order to commit resources to digital technology. CS Wireless provided analog video programming to approximately 55,900 subscribers (excluding the Story City, Iowa market) as of March 31, 1999.

    DIGITAL SUBSCRIPTION VIDEO SERVICES. The utilization of MMDS spectrum for the delivery of analog television channels is limited by the capacity of the spectrum; a full 6 MHz of spectrum is required for each analog channel. In 1996, CS Wireless began to develop an infrastructure for the purpose of delivering digital services. Compression technology allows 8-12 video signals to be transmitted per each 6 MHz channel. CS Wireless intended to commence a full commercial launch of digital television services in its Dallas market in 1997. CS Wireless provided digital video programming to approximately 2,600 subscribers as of March 31, 1999. Towards that goal, in 1997, CS Wireless signed an agreement with General Instrument Corporation for the purchase of equipment necessary to deliver digital signals to subscribers. The timely delivery of commercially viable equipment was an integral component of CS Wireless' plans to offer digital video service.

    Due to certain intervening events, CS Wireless and General Instrument agreed in February 1998 to amend certain contractual obligations relating to delivery dates, performance requirements, penalties and responsibilities in consideration for certain pricing concessions. In connection with the amendment, CS Wireless released General Instrument from any claims it may have had under the original agreement. Unfortunately, due to a variety of factors, the intended full-scale commercial launch has been indefinitely delayed. CS Wireless did commence a controlled roll-out of its digital video product to selected areas in its Dallas market subsequent to the end of the third quarter of 1998. CS Wireless evaluated the results of the controlled roll-out and determined that, absent the availability of certain equipment from General Instrument, a full-scale commercial launch of digital video service is not presently feasible. In March 1999, CS Wireless entered into an agreement with General Instrument providing for, among other things, the termination of the equipment purchase agreement executed in 1997, the return of certain inventory in satisfaction of an account receivable asserted by General Instrument, the continuing support by General Instrument of inventory and equipment retained by CS Wireless and mutual releases of certain claims asserted by each of General Instrument and CS Wireless.

    Additionally, in an effort to maximize the utilization of the MMDS spectrum, CS Wireless and CAI formed TelQuest Satellite Services LLC, a Delaware limited liability company, in August 1997. CS Wireless and CAI intended for TelQuest Satellite Services to develop and generate satellite systems providing digital services. CAI and CS Wireless hoped, via TelQuest Satellite Services, that they would be required to construct only one digital compression center to service all of the respective markets of CS Wireless and CAI. The utilization of a single compression center would result in significant cost savings by eliminating the need to construct compression centers in each market. In addition, CAI and CS Wireless hoped TelQuest Satellite Services would provide a direct-to-home service to enable delivery of services to locations that did not fall within a LOS view and, ultimately, provide a means by which valuable MMDS spectrum could be utilized for telephone and data delivery services. See "Certain Relationships and Related Transactions--TelQuest Satellite Services" in CS Wireless's Form 10-K for the fiscal year ended December 31, 1998.

    CS Wireless also converted its analog system in San Antonio, Texas to a hybrid digital format. However, the indefinite delay of the intended commercial launch in CS Wireless' Dallas market has caused management to delay completion of the conversion. In addition, one of CS Wireless' equipment vendors has advised CS Wireless that it intends to phase out and discontinue certain product lines, including products utilized by CS Wireless in its San Antonio market. CS Wireless is currently exploring alternatives to those equipment and services. Accordingly, CS Wireless may have to make additional expenditures with respect to customer installation and/or conversion activities in San Antonio. CS Wireless is evaluating its other markets to determine where and when to convert existing analog markets to digital or offer hybrid digital services in conjunction with existing or planned analog services. However, in the interim, CS Wireless intends to minimize capital expenditures relative to the conversion of analog markets to digital.

    INTERNET ACCESS. The FCC has granted one way Internet access with respect to all channels in the MMDS spectrum. CS Wireless commenced a limited commercial offering of its Internet access services in the fall of 1997 for the purpose of evaluating several business strategies. At this time, CS Wireless is exploring and evaluating the costs and benefits of:

    - serving as an Internet Service Provider to commercial and/or residential accounts,

    - providing transport services to existing or future Internet Service Providers and

    - acting in the capacity of a reseller of Internet access.

    CS Wireless is presently capable of broadcasting Internet access services at speeds significantly faster than today's traditional 28.8 Kbps modems, and services approximately 250 subscribers in its Dallas and Ft. Worth markets as of March 31, 1999.

    TELEPHONE SERVICES. CS Wireless has entered into interconnection agreements with Southwestern Bell Corp. and GTE for the purpose of offering consumer and/or multiple dwelling unit operators a bundled package of video, Internet access and telephony services. Additionally, CS Wireless entered into an agreement with MCI WorldCom for the purpose of reselling long distance services. See "Chapter I--The Merger--Description of Relationship Between MCI WorldCom and CS Wireless."

    MARKETING FOR MULTIPLE DWELLING UNITS. CS Wireless entered into a contract in October 1997 with DIRECTV, Inc. for the purpose of offering enhanced programming choices to multiple dwelling units in certain of CS Wireless' analog markets. The contract enables CS Wireless to improve its product offering at a relatively lower capital cost in response to competitive pressures in certain selected markets. CS Wireless has commercially tested certain of its digital video services in multiple dwelling units in Dallas, Texas and has entered into service contracts with the owner and/or manager of certain multiple dwelling units in the Dallas/Fort Worth metropolitan area.

                        REGULATION IN THE MMDS INDUSTRY

    THE FOLLOWING SECTION IS A SUMMARY OF REGULATION IN THE MMDS INDUSTRY GENERALLY AND APPLIES TO EACH OF CAI AND ITS SUBSIDIARIES, INCLUDING BUT NOT LIMITED TO CS WIRELESS.

GENERAL

    The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended. The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of wireless cable system headends; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity and other obligations and reporting requirements on wireless cable channel license holders and operators.

    The FCC has determined that wireless cable systems are not "cable systems" for purposes of the Communications Act. Accordingly, a wireless cable system does not require a local franchise and is subject to fewer local regulations than a hard-wire cable system. Moreover, all transmission and reception equipment for a wireless cable system can be located on private property; hence, there is no need to make use of utility poles or dedicated easements or other public rights of way. Although wireless cable operators typically have to lease from third parties the right to use a certain portion of the channels utilized in any given system, unlike hard-wire cable operators they do not have to apply for and be awarded a local franchise or pay local franchise fees. In recent years, legislation has been introduced in some states, such as Illinois, Maryland, Pennsylvania and Virginia, to authorize state and local authorities to impose on all video program distributors (including wireless cable operators) a tax on the distributors' gross receipts comparable to the franchise fees cable operators pay. While the proposals vary among states, the bills all would require, if passed, as much as 5% of gross receipts to be paid by wireless distributors to local authorities. The industry opposed the state bills as they were introduced, and, in Pennsylvania, Virginia and Maryland, wireless cable systems were not subject to a new video gross receipts tax. However, Illinois adopted a 5% gross receipts tax applicable to wireless cable. It is not possible to predict whether new state laws will be proposed and enacted in other states which impose new taxes on wireless cable operators.

    The FCC licenses and regulates the use of channels by license holders and system operators. In the 50 largest markets, 33 6-MHz channels are available for wireless cable delivery services (in addition to any local broadcast television channels that can be offered to subscribers via an off-air antenna). In each geographic service area of all other markets, 32 6-MHz channels are available for wireless cable (in addition to any local broadcast television channels that can be offered to subscribers via an off-air antenna). Except in limited circumstances, 20 wireless cable channels in each of these geographic service areas are generally licensed only to qualified non-profit educational organizations (commonly referred to as ITFS channels). In general, each of these channels must be used a minimum of 20 hours per week per channel for instructional programming. The remaining "excess air time" on an ITFS channel may be leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week for educational programming). Lessees of ITFS' "excess air time," generally have the right to transmit to their customers the educational programming provided by the lessor at no incremental cost. The FCC's rules permit ITFS license holders to consolidate their educational programming on one or more ITFS channels, thereby providing wireless cable operators leasing such channels greater flexibility in their use of ITFS channels. The remaining 13 channels available in most of the operating and targeted markets of each of CAI and CS Wireless are made available by the FCC for full-time usage without programming restrictions.

LICENSING PROCEDURES

    The actual number of wireless cable channels available for licensing in any market is determined by the FCC's interference protection and channel allocation rules. The FCC awards ITFS and MMDS licenses based upon applications demonstrating that the applicant is legally, financially and technically qualified to hold the license and that the operation of the proposed station will not cause harmful interference to other stations or proposed stations entitled to interference protection.

    During the year ended March 31, 1996, CAI participated in the FCC's BTA auction for awarding available commercial wireless spectrum in 493 markets throughout the United States, identified as Basic Trading Areas in accordance with material copyrighted by Rand McNally & Company. The winner of an auction market has the right to apply for the available MMDS frequencies throughout the auction market, consistent with certain specified interference criteria that protect existing ITFS and MMDS channels. Existing ITFS and MMDS channel right holders also must protect the auction market winner's spectrum from power increases, tower relocations, or other changes to their stations. CAI was the successful bidder for 32 auction markets, costing CAI a total of $48.8 million. Pursuant to an agreement with CS Wireless, CAI has transferred seven auction markets located in CS Wireless' operating regions and for which CAI was the successful bidder, costing an aggregate of $12.6 million, to CS Wireless at cost. For each of the auction markets in which CAI was the successful bidder, CAI was required to submit the requisite FCC applications and make a down-payment (20% of such successful bid offset by amounts previously paid) within five business days of the announcement by public notice of the successful bid. When the authorization for an auction market is ready to be issued by the FCC, the FCC will release a public notice to that effect. Within 5 business days of such public notice, the successful bidder is required to remit the balance of its bid to the FCC, whereupon the auction market authorization will be issued by the FCC. As of March 31, 1999, authorizations for all but two of the auction markets for which CAI was the successful bidder have been issued by the FCC and paid for by CAI.

    In February 1995, the FCC amended its rules and established "windows" for the filing of new ITFS applications or major modifications to authorized ITFS facilities. The first filing "window" was October 16-20, 1995. (CAI supported a number of ITFS new station and major modification applications.) Where two or more ITFS applicants file applications for the same channels and the proposed facilities could not be operated without impermissible interference, the FCC employs a set of comparative criteria to select from among the competing applicants. More recently, the FCC concluded a rule-making proceeding that contemplates conducting auctions where two or more ITFS applicants file competing applications. The FCC has yet to implement rules to govern the ITFS auction process, nor has it set a date for an auction. Construction of ITFS stations generally must be completed within 18 months of the date of grant of the authorization. If construction of MMDS or ITFS stations is not completed within the authorized construction period, the licensee must file an application with the FCC seeking additional time to construct the station and demonstrate therein compliance with certain FCC standards. If the extension application is not filed or is not granted, the license will be deemed forfeited. ITFS and MMDS licenses generally have terms of 10 years. Licenses must be renewed thereafter, and may be revoked for cause in a manner similar to other FCC licenses. FCC rules prohibit the sale for profit of a conditional MMDS license or a controlling interest in the conditional licensee prior to construction of the station or, in certain circumstances, prior to the completion of one year of operation. However, the FCC does permit the leasing of 100% of an MMDS licensee's spectrum to a wireless cable operator and the granting of options to purchase a controlling interest in a license even before such holding period has lapsed.

    Wireless cable transmissions are subject to FCC regulations governing interference and reception quality. These regulations specify important signal characteristics such as modulation (i.e., AM/FM) or encoding formats (analog or digital). Until recently, FCC regulations required wireless cable systems to transmit only analog signals and those regulations needed to be modified, either by rule-making or by individual application, to permit the use of digital transmissions. CAI was a party to a petition for declaratory ruling filed in July 1995 seeking approval of interim regulations authorizing digital transmission. This petition was granted on July 9, 1996, and allows wireless license holders to operate digitally under current FCC interference rules. The license holder is, however, required to file for digital authorization.

    In September 1998, the FCC issued new rules that permit and regulate the deployment of MMDS spectrum for two-way services. The new rules facilitate the use of ITFS and MMDS channels for the distribution of voice and data services, in addition to video services, from multiple cell sites by implementing an expedited licensing scheme. The new licensing scheme contemplates the issuance of authorizations to operators and licensees to install, receive, and transmit antennas at subscriber locations within broad geographic areas around cell sites; the creation of contiguous spectrum for upstream and downstream transmissions by swapping and shifting channels; the creation of subchannels (less than 6 MHz) and superchannels (greater than 6 MHz); and the use of new modulations schemes. Furthermore, the FCC changed certain ITFS leasing rules, including extending the maximum length of lease terms from ten to fifteen years, broadening the definition of educational usage to include data and voice distribution, and reducing the minimum amount of channel capacity an ITFS licensee must reserve for its own educational purposes to five percent of the total capacity. Several issues were appealed, and the FCC has adopted an order revising certain aspects of the new rules. Among other matters, the order on appeal expands the streamlined application processing system and relaxes certain installation and notice requirements for low-power subscriber stations, making it easier for individual customers to use the service.

    The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable television system requires the co-location of a commercially viable number of MMDS channels and operations with similar transmission characteristics (such as power and polarity). In order to commence the operations of certain markets of CAI and its subsidiaries, applications have been or will be filed with the FCC to relocate and modify existing transmission facilities. Under current FCC regulations, a wireless cable operator generally may serve subscribers anywhere within the line of sight of its transmission facility, provided that the signal complies with FCC interference standards.

    Under rules adopted by the FCC on June 15, 1995 and effective as of September 15, 1995, an MMDS channel license holder generally has a protected service area of 35 miles around its transmitter site. In launching or upgrading a system, a wireless cable company may wish to relocate its transmission facility or increase its height or power. If such changes cause the signal to violate interference standards with respect to the protected service area of other wireless license holders, the company desiring to relocate would be required to obtain the consent of such other license holders; however, there can be no assurance that such consents would be received.

CHANGE IN CONTROL ISSUES

    Under federal law, the FCC must grant prior approval to any assignment or transfer of control involving an entity that holds a FCC license. The governing statute and the FCC's rules distinguish between minor and major changes of control, and the FCC thus has two different processes tailored to fit the extent to which the licensed entity undergoes changes: (a) a "short form" or pro forma change of control process that takes approximately two weeks from filing to grant, for use when, among other things, a licensed entity changes its form of doing business (e.g., from a partnership to a corporation) without effectuating any ownership changes of such entity, and (b) a "long form" change of control process that generally takes a minimum of two to four months, for use when, among other things, a licensed entity proposes to undergo a permanent change in the ownership of fifty percent (50%) or more of its voting securities.

    Although the FCC retains broad discretion with respect to the proposed transaction, there are relatively few well-established bases upon which an interested party can successfully challenge a transfer-of-control application in the MMDS industry. Generally, unless the prospective owners of the licensed entity (1) are not citizens of the United States or (2) hold significant interests in hard-wire cable companies whose franchises overlap with the licensed entity's areas of operation, the FCC will approve the subject transaction. Thus, absent a challenge, and upon concluding that the proposed transaction is in the public interest, the FCC will generally grant a transfer-of-control application within approximately two to four months from the date it is filed.

INTERFERENCE ISSUES

    Interference from other wireless cable systems can limit the ability of a wireless cable system to serve any particular site. In licensing ITFS and MMDS systems, a primary concern of the FCC is avoiding situations where proposed stations are predicted to cause interference with the reception of previously authorized or proposed stations. Pursuant to FCC rules, a wireless cable system is generally protected from interference within a radius of 35 miles of the transmission site. In addition, modification and new station applications submitted after the FCC's BTA auction will be required to protect BTA auction winners from interference. The FCC's interference protection standards may make one or more of these proposed modifications or new grants unavailable. In such event, it may be necessary to negotiate interference agreements with the licensees of the systems which would otherwise block such modifications or grants. CAI cannot assure that it will be able to negotiate necessary interference agreements on acceptable terms. If CAI cannot obtain interference agreements required to implement acceptable plans for a market, it may have to curtail or modify operations in that market, utilize a less optimal tower location, or reduce the height or power of the transmission facility, any of which could have a material adverse effect on anticipated growth in that market. In addition, while leases with ITFS and MMDS licensees require their cooperation, it is possible that one or more channel lessors may hinder or delay the efforts of CAI to use the channels in accordance with its plans for the particular market.

THE 1992 CABLE ACT

    On October 5, 1992, Congress enacted the 1992 Cable Act, which compels the FCC to, among other things:

    - approve comprehensive federal standards for the local regulation of certain rates charged by hard-wire cable operators,

    - impose customer service standards on hard-wire cable operators,

    - govern carriage of certain broadcast signals by all multi-channel video providers, and

    - compel non-discriminatory access to programming owned or controlled by vertically-integrated cable operators.

    The rate regulations adopted by the FCC do not regulate cable rates once other multi-channel video providers serve, in the aggregate, at least 15% of the households within the cable franchise area. The FCC's customer service rules establish certain minimum standards to be maintained by traditional hard-wire cable operators. These standards include prompt responses to customer telephone inquiries, reliable and timely installations and repairs, and readily understandable billing practices. Although these rules do not apply to wireless cable operators, CAI believes that it provides and will continue to provide customer service superior to its hard-wire cable competitors.

    Under the retransmission consent provisions of the 1992 Cable Act and the FCC's implementing regulations, all multi-channel video providers (including both hard-wire and wireless cable) seeking to retransmit certain commercial broadcast signals must first obtain the permission of the broadcast station. Hard-wire cable systems, but not wireless cable systems, are required under the 1992 Cable Act and the FCC's "must carry" rules to retransmit a specified number of local commercial television or qualified low power television signals.

    The 1992 Cable Act and the FCC's implementing regulations established cable rate regulations, imposed limits on exclusive programming contracts and prohibited programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of programming. Under the Telecommunications Act of 1996, Congress directed the FCC to eliminate cable rate regulations for "small systems," as defined in the Telecommunications Act, and for large systems under certain prescribed circumstances, and for all cable systems effective March 31, 1999.

    While current FCC regulations are intended to promote the development of a competitive subscription television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have a material adverse effect on CAI. The extent to which wireless cable operators may continue to maintain a price advantage over traditional hard-wire cable operators could be diminished if statutory or regulatory provisions are adopted that strengthen or reimpose cable rate regulations. Strict rate regulation of cable rates would also tend to impede the ability of hard-wire cable operators to upgrade their cable plant and gain a competitive advantage over wireless cable.

THE TELECOMMUNICATIONS ACT OF 1996

    The Telecommunications Act, enacted in February 1996, could have a material impact on the MMDS industry and the competitive environment in which CAI and its subsidiaries operate. The Telecommunications Act has and will continue to result in comprehensive changes to the regulatory environment for the telecommunications industry as a whole. The legislation, among other things, substantially reduced regulatory authority over cable rates. Another provision of the

Telecommunications Act afforded hard-wire cable operators greater flexibility to offer lower rates to certain of its subscribers and would permit cable operators to offer discounts on hard-wire cable service to the subscribers or prospective CAI subscribers. The legislation also permits telephone companies to enter the video distribution business, subject to certain conditions. The entry of telephone companies into the video distribution business, with greater access to capital and other resources, could provide significant competition to the companies in the MMDS industry. In addition, the legislation afforded relief to direct broadcast satellite providers by exempting such providers from local restrictions on reception antennas and preempting the authority of local governments to impose certain taxes. The FCC has issued several orders implementing the Telecommunications Act, the most recent of which was released on March 29, 1999.

COPYRIGHT

    Under the federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under
Section 111 of the Copyright Act, certain "cable systems" are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports with and the payment of certain fees to the U.S. Copyright Office. In 1994, Congress enacted the Satellite Home Viewers Act of 1994 that enables operators of wireless cable television systems to rely on the cable compulsory license under Section 111 of the Copyright Act. For the year ended March 31, 1999, CAI paid approximately $80,000 in fees. For the year ended December 31, 1998, CS Wireless paid approximately $148,000 in fees, $75,000 of which it paid in March, 1999.

    Direct-to-home satellite distributors rely on a compulsory license under a different provision, Section 119 of the Copyright Act, to retransmit distant broadcast signals to subscribers' homes in areas where local broadcast signals are difficult to receive. The satellite compulsory license expires in 1999 unless reauthorized by Congress. Legislation has been introduced which would renew the satellite compulsory license and increase the ability of direct-to-home services to transmit broadcast signals into local loop areas. Renewal of the satellite compulsory license and enactment of provisions to retransmit local signals into local areas will enhance the ability of direct-to-home satellite services to compete with wireless cable systems.

RETRANSMISSION CONSENT

    Under the retransmission consent provisions of the 1992 Cable Act, wireless and hard-wire cable operators seeking to retransmit certain commercial television broadcast signals must first obtain the permission of the broadcast station in order to retransmit their signal. However, wireless cable systems, unlike hard-wire cable systems, are not required under the FCC's "must carry" rules to retransmit a specified number of local commercial television or qualified low power television signals. Although CAI cannot assure you that it will be able to obtain requisite broadcaster consents, management believes in most cases that CAI will be able to do so for little or no additional cost.

REGULATION BY THE FAA

    In addition to regulation by the FCC, MMDS operators are subject to regulations by the Federal Aviation Administration with respect to construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. Local authorities, neighborhood associations and other similar organizations may impose restrictions limiting the use of certain types of reception equipment used by companies in the wireless cable industry. Future changes in the foregoing regulations or any other regulations applicable to CAI could have a material adverse effect on its results of operations and financial condition.

STATE MANDATORY ACCESS LAWS

    Certain states have legislated that each resident of a multiple dwelling unit should not be denied access to programming provided by franchised cable systems, notwithstanding the fact that the multiple dwelling unit entered into an exclusive agreement with a non-franchised video program distributor. States with such "mandatory access" laws include Connecticut, Delaware, the District of Columbia, New Jersey, New York, Pennsylvania and Rhode Island. In several district courts, mandatory access laws have been held unconstitutional. Such laws could increase the competition for subscribers in multiple dwelling units. Local authorities may also impose additional restrictions. CAI cannot assure that it will not have to incur additional costs to comply with such regulations or restrictions.

                                  COMPETITION

    THE FOLLOWING SECTION IS A SUMMARY OF COMPETITION IN THE MMDS INDUSTRY GENERALLY AND APPLIES TO EACH OF CAI AND ITS SUBSIDIARIES, INCLUDING BUT NOT LIMITED TO CS WIRELESS.

    The subscription television industry is highly competitive. The principal subscription television competitors of CAI in each market are traditional hard-wire cable, direct-to-home satellite services and private cable operators. In addition, home video cassettes compete with premium movie services offered by the cable television systems. In areas where several local off-air VHF/UHF broadcast channels can be received without the need for subscription television, cable television systems also have faced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies.

HARD-WIRE CABLE

    CAI's principal subscription television competitors in each market are traditional hard-wire cable operators. Hard-wire cable companies are generally well established and known to potential customers and have significantly greater financial and other resources than CAI. The competing hard-wire cable companies generally offer significantly increased channel line-ups, compared to between 22 to 42 channels (consisting of between 17 and 33 wireless cable channels and between 5 and 10 local off-air VHF/UHF broadcast channels) generally offered presently by CAI in its markets. According to a report issued by the FCC in December 1998, of the approximately 98 million total households nationwide with at least one television, approximately 95.1 million are passed by hard-wire cable systems, and of those homes that are passed by cable, approximately 65.4 million are hard-wire cable subscribers.

DIRECT-TO-HOME (DTH)

    DTH satellite television services originally were available via satellite receivers which generally were 7-to-12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without payment of fees. The requirement that customers purchase decoders and pay for programming has reduced the popularity of DTH satellite television, although CAI will, to some degree, compete with these systems in marketing its services. Another form of DTH service is DBS, which involves the transmission of an encoded signal direct from a satellite to the customer's home. Because the signal is at a higher power level and frequency than most satellite-transmitted signals, its reception can be accomplished with a relatively small (18-inch) dish mounted on a rooftop or in a yard. In most areas of the country, DBS currently cannot, for technical and legal reasons, provide local VHF/UHF broadcast channels as part of its service, although many DBS subscribers receive such channels via standard over-the-air receive antennas. DBS may provide subscribers with access to broadcast network distant signals only when such subscribers reside in areas unserved by any broadcast station. The cost to a DBS subscriber for equipment and service is generally substantially higher than the cost to wireless cable subscribers. According to a report issued by the FCC in December 1998, there are approximately 7.2 million subscribers using DBS services.

PRIVATE CABLE

    Private cable, also known as satellite master antenna television, is a multi-channel subscription television service where the programming is received by a satellite receiver and then transmitted via coaxial cable throughout private property, often multiple dwelling units, without crossing public rights of way. Private cable operates under an agreement with a private landowner to service a specific multiple dwelling unit, commercial establishment or hotel. The FCC amended its rules to provide point-to-point delivery of video programming by private cable operators and other video delivery systems in the 18 GHz band. Private cable operators compete with CAI for exclusive rights of entry into larger multiple dwelling units.

TELEPHONE COMPANIES

    The Telecommunications Act of 1996 removed many of the restrictions on the ability of local exchange carriers, including regional bell operating companies, to provide video programming directly to subscribers in their respective telephone service areas. Thus, while there remains a prohibition against a local exchange carrier acquiring a hard-wire cable operator within its telephone service area, local exchange carriers can build their own hard-wire cable systems. In addition to having the opportunity to install traditional hard-wire cable, local exchange carriers also have the option of installing high capacity fiber optic facilities. CAI believes that it will continue to maintain a cost advantage over installing hard-wire, fiber optic or open video distribution platforms due to the high capital expenditures associated with such technologies. Bell South Corporation has acquired wireless cable channel rights in Atlanta, GA, New Orleans, LA, and Miami, FL and begun to offer services in New Orleans and Atlanta. The competitive effect of the entry of telephone companies into the subscription television business, including wireless cable, is still uncertain.

LOCAL OFF-AIR VHF/UHF BROADCASTS

    Local off-air VHF/UHF broadcast television stations (such as ABC, NBC, CBS and Fox) provide free programming to the public. Previously, subscription television operators could retransmit these broadcast signals without permission. However, effective October 6, 1993, pursuant to the 1992 Cable Act, local broadcasters may require that subscription television operators obtain their consent before retransmitting local television broadcasts. CAI has obtained such consents for its operating systems and CAI will be required to obtain such consents in certain of its markets to re-broadcast any such channels. Although management believes that it will be able to obtain such consents, CAI cannot assure that it will be able to obtain all such consents. The FCC also has recently permitted broadcast networks to acquire, subject to certain restrictions, ownership interests in hard-wire cable systems. In some areas, several low power television stations authorized by the FCC are used to provide multi-channel subscription television service to the public. Low power television service transmits on conventional VHF/UHF broadcast channels, but is restricted to very low power levels, which limits the area where a high-quality signal can be received.

LOCAL MULTI-POINT DISTRIBUTION SERVICE (LMDS)

    In 1993, the FCC initially proposed to redesignate the 28 GHz band to create a new video programming delivery service referred to as LMDS. In July 1995, the FCC proposed to award licenses in each of 493 BTAs pursuant to auctions. Final rules were issued by the FCC, and the auction for LMDS spectrum was conducted, in February 1998. Bidders bid on an A-block license, consisting of

1,150 MHz of spectrum, and a B-block license, consisting of 150 MHz of spectrum, in each BTA. A total of 864 licenses were sold to 104 bidders for bids totaling $578.6 million. 161 licenses were not sold, including 121 A-block licenses and 40 B-block licenses. The FCC re-auctioned the unsold licenses in April and May of 1999 for a total of $45,069,450.

    The LMDS licensees share the 28 GHz frequency band with the Mobile Satellite Service and the 31 GHz band with state and local governments. The FCC allows the LMDS licensees to use the spectrum for a variety of services, including telephony, interactive video, video distribution, data transmission, teleconferencing, and other applications. Depending on the type and number of services offered, the cost of the customer-premises equipment could range from $300 (for a video receive antenna) to $1,000 (for telephony, video, and data capabilities).

OTHER COMPETITIVE FACTORS

    In addition, within each market, CAI initially must compete with others to acquire, from the limited number of MMDS channels issued or issuable, rights to a minimum number of MMDS channels needed to establish a commercially viable system. Digital capability is essential for MMDS to compete with hard-wire cable, which in its current analog state offers between 36 to 90 channel offerings depending on a given market. With the deployment of digital, hard-wire cable is expected to offer over 150 channels. CAI has lost television subscribers to hard-wire cable competitors in certain of its markets due to the channel capacity limitations inherent in an analog-based MMDS operation. In addition, within each market, CAI initially must compete with others to acquire, from the limited number of MMDS channels issued or issuable, rights to a minimum number of MMDS channels needed to establish a commercially viable system. Aggressive price competition or the passing of a substantial number of presently unpassed households by any existing or new subscription television service could have a material adverse effect on the results of operations and financial condition of CAI.

    New and advanced technologies for the subscription television industry, such as digital compression, fiber optic networks, DBS transmission, video dialtone, and LMDS are in various stages of development for commercial deployment. These technologies are being developed and supported by entities, such as hard-wire cable companies and regional bell operating companies, that have significantly greater financial and other resources than CAI. These new technologies could have a material adverse effect on the demand for MMDS subscription television services. CAI cannot assure that it will be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

    CAI will also face intense competition from other providers of data and telephony transmission services if such services are implemented on a commercial basis. Such competition is increased due to the fact that MMDS spectrum has not traditionally been utilized to deliver such alternative services, and consumer acceptance of such services delivered via MMDS technology is unknown at this time. Many of the existing providers of data transmission and telephony services, such as long distance and regional telephone companies, have significantly greater financial and other resources than CAI. In addition, CAI cannot assure that there will be consumer demand for alternative uses of the MMDS spectrum such as data transmission, including Internet access services, and telephony delivery services, that CAI will be able to compete successfully against other providers of such services, or that it will be able to achieve profitability from such services in future years.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THROUGHOUT THIS SECTION, WHEN WE REFER TO THE TERM "COMPANY," WE MEAN CAI WIRELESS SYSTEMS, INC. AND ITS SUBSIDIARIES, INCLUDING ITS WHOLLY-OWNED SUBSIDIARIES AND ITS PARTIALLY-OWNED SUBSIDIARIES, INCLUDING CS WIRELESS SYSTEMS, INC., TELQUEST SATELLITE SERVICES LLC, CAI DATA SYSTEMS, INC., CAI SATELLITE COMMUNICATIONS, INC. AND MMDS SATELLITE VENTURES, INC., ON A CONSOLIDATED BASIS, FROM AND AFTER OCTOBER 14, 1998. WHEN WE REFER TO THE TERM "PREDECESSOR ENTITY," WE MEAN CAI WIRELESS SYSTEMS, INC. AND ITS SUBSIDIARIES PRIOR TO OCTOBER 14, 1998. WHEN WE REFER TO THE TERMS "CAI" AND "CS," WE MEAN CAI WIRELESS SYSTEMS, INC. AND CS WIRELESS SYSTEMS, INC., RESPECTIVELY, EACH ON A STAND-ALONE BASIS. WHEN WE REFER TO "MMDS SPECTRUM," WE MEAN THE MULTICHANNEL MULTIPOINT DISTRIBUTION SERVICE CHANNELS, MULTICHANNEL DISTRIBUTION SERVICE CHANNELS, INSTRUCTIONAL TELEVISION FIXED SERVICE CHANNEL AND WIRELESS COMMUNICATIONS SERVICE SPECTRUM REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION THAT ARE OWNED OR CONTROLLED BY CAI WIRELESS SYSTEMS, INC. AND ITS SUBSIDIARIES.

    THE STATEMENTS CONTAINED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS RELATING TO THE COMPANY'S OPERATING RESULTS, AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS AND ITS PRODUCTS AND SERVICES, CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AND MAY BE AFFECTED BY A NUMBER OF FACTORS INCLUDING THE COMPANY'S ABILITY TO SATISFY THE VARIOUS CONDITIONS CONTAINED IN THE AGREEMENT AND PLAN OF MERGER AMONG CAI, MCI WORLDCOM, INC. AND CARDINAL ACQUISITION SUBSIDIARY INC., THE RECEIPT OF REGULATORY APPROVALS NECESSARY TO CONSUMMATE THE MERGER, THE RECEIPT OF REGULATORY APPROVALS NECESSARY TO DEPLOY ALTERNATIVE USES OF ITS MMDS SPECTRUM AND OTHER FACTORS CONTAINED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, ELSEWHERE IN THIS PROXY STATEMENT AND IN CAI'S SECURITIES FILINGS. WE CANNOT ASSURE THAT THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER WILL BE CONSUMMATED ON A TIMELY BASIS, IF AT ALL.

OVERVIEW

    GENERAL. The Company provides wireless broadband and subscription video services utilizing MMDS spectrum primarily in the northeastern, midwestern and southcentral regions of the United States. CAI operates six analog-based subscription video systems providing video services to approximately 32,300 subscribers as of March 31, 1999. CAI's operating systems are located in New York City, Rochester and Albany, NY; Philadelphia, PA; Washington, D.C., and Norfolk/Virginia Beach, VA. CS operates 11 subscription video systems providing video services to approximately 55,900 subscribers as of March 31, 1999 (exclusive of subscribers in the Story City, Iowa market). CS' operating systems are located in Bakersfield, CA; Grand Rapids, MI; Sweet Springs and Cameron/ Maysville, MO; Cleveland and Dayton, OH; San Antonio, Ft. Worth and Dallas, TX; Minneapolis, MN; and Nortonville/Effingham, KS. In addition to its 17 operating markets, the Company owns the BTA authorization from the FCC or has aggregated MMDS spectrum rights in 30 unconstructed markets. CAI also provides high-speed Internet access on a wholesale basis in Boston, New York City and Rochester, New York. CS also provides high-speed Internet access in its Ft. Worth and Dallas markets utilizing MMDS spectrum.

    On July 30, 1998, CAI and Philadelphia Choice Television, Inc., one of its wholly-owned subsidiaries, filed voluntary petitions under Chapter 11, Title 11 of the United States Code. The reorganization plan proposed by CAI and Philadelphia Choice was confirmed by the bankruptcy court on September 30, 1998. CAI and Philadelphia Choice consummated the reorganization plan and emerged from Chapter 11 on October 14, 1998. The case remains open, with the bankruptcy court retaining limited jurisdiction, pending the entry of a final decree closing the case.

    Although CAI has emerged from bankruptcy, the recurring losses of the Company (and the Predecessor Entity prior to the bankruptcy), restrictions on the Company's ability to obtain additional financing and substantial commitments for capital expenditures raise significant doubt about the Company's ability to continue as a going concern. The Company's business plan is to maintain its MMDS spectrum capacity while searching for a strategic partner interested in utilizing the Company's MMDS spectrum in a two-way digital environment.

    On April 26, 1999, CAI entered into an agreement and plan of merger with MCI WORLDCOM, Inc. and Cardinal Acquisition Subsidiary Inc., a wholly-owned subsidiary of MCI WorldCom, which agreement provides for CAI shareholders to receive $28.00 per CAI common share in cash upon the merger of CAI with Cardinal Acquisition Subsidiary. The transaction is subject to customary conditions, including receipt of required regulatory approvals. In connection with the execution of the merger agreement, CAI also granted to MCI WorldCom an option to purchase 6,090,481 CAI common shares at $28.00 per share, subject to certain conditions.

    While the Company anticipates that the merger will be consummated during the third calendar quarter of 1999, CAI cannot assure that the merger will be consummated or that CAI will become a wholly-owned subsidiary of MCI WorldCom. In the event, however, that the merger is not consummated, the Company will not be able to meet its cash needs without additional borrowings or the issuance and sale of equity or debt. The Company cannot assure that it would be able to borrow or raise such additional amounts, or that the terms pursuant to which the Company may be able to borrow or raise such funds would be on terms satisfactory to the Company.

    On March 23, 1999, MCI WorldCom entered into separate agreements to acquire, among other things, an aggregate of approximately 10,555,140 issued and outstanding CAI common shares owned by various third parties, representing approximately 61.2% of the issued and outstanding CAI common shares entitled to vote on the merger. According to MCI WorldCom, the agreements provide that each of the sellers' and MCI WorldCom's obligations to sell or purchase, as the case may be, the CAI common shares is subject to certain conditions. On June 4, 1999, MCI WorldCom completed the acquisition of 8,284,425 CAI common shares pursuant to one such agreement. Additionally, on July 9, 1999, MCI WorldCom acquired 2,270,715 CAI common shares pursuant to one of the separate agreements described above. Taking into account certain other acquisitions of CAI common shares, MCI WorldCom owned 10,684,140 CAI common shares as of July 28, 1999, and thereby was a 62.0% shareholder of CAI. MCI WorldCom also holds $119,412,609 aggregate principal amount of CAI's 13% senior notes due 2004, $80,000,000 aggregate principal amount of CAI's senior secured notes due 2000 (issued under CAI's exit facility, described below) and $239,200,000 aggregate principal amount of CS'
11 3/8% senior discount notes due 2006. MCI WorldCom has agreed to vote its CAI common shares in favor of the merger.

    As a result of the increase in the price per CAI common share, principally as a result of the pending merger, CAI will incur additional compensation expense in the fiscal quarter ended June 30, 1999 estimated to be in excess of $30,000,000.

    REORGANIZATION. As indicated above, during the fiscal year ended March 31, 1999, CAI and one of its wholly-owned subsidiaries reorganized under Chapter 11 of the United States Bankruptcy Code. The Chapter 11 case commenced on July 30, 1998 in the United States Bankruptcy Court for the District of Delaware. The reorganization plan was confirmed by the bankruptcy court on September 30, 1998, and CAI consummated the reorganization plan and emerged from Chapter 11 on October 14, 1998.

    In connection with the consummation of the reorganization plan, CAI recorded an extraordinary gain of $85.4 million reflecting the extinguishment of debt. Long-term debt totaling approximately $308 million, including accrued interest thereon and associated issuance costs, were replaced with $100 million aggregate principal amount at issuance of CAI's 13% senior notes due 2004, 100% of the equity of reorganized CAI (subject to dilution by shares issued to MLGAF in connection with the exit facility described below) and approximately $17.0 million in cash. The extinguished debt of CAI included $275 million aggregate principal amount of CAI's 12 1/4% senior notes due 2002, CAI's 12% subordinated note in the principal amount of $30 million and approximately $2.8 million aggregate principal amount of acquisition-related subordinated notes of CAI, together with interest accrued thereon.

    The CAI reorganization plan did not provide any recovery for the holders of CAI equity, or holders of claims against CAI based upon or arising out of the purchase or sale of CAI equity securities. Consequently, 40,543,039 shares of CAI common stock, without par value, together with all options and warrants to purchase such common stock, were canceled on October 14, 1998. CAI issued 15,000,000 shares of new CAI common stock, par value $.01 per share, to the holders of the 12 1/4% senior notes, the 12% subordinated note and the acquisition-related notes. CAI also issued 2,241,379 new CAI common shares on October 14, 1998 to Merrill Lynch Global Allocation Fund, Inc. ("MLGAF"), in connection with an $80 million credit facility provided by MLGAF to CAI.

    IMPACT OF FRESH-START REPORTING ON RESULTS OF OPERATIONS. In connection with its emergence from Chapter 11, CAI adopted fresh-start reporting in accordance with Statement of Position ("SOP") 90-7 of the American Institute of Certified Public Accountants. Under fresh-start reporting, the reorganization value of CAI has been allocated to its assets and liabilities on a basis substantially consistent with purchase accounting. The portion of reorganization value not attributable to specific assets has been recorded on the balance sheet as "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets." Certain fresh-start reporting adjustments, primarily related to the adjustment of CAI's assets and liabilities to fair market values as of October 14, 1998, the date CAI consummated its Chapter 11 case, will have a significant effect on future statements of operations. The more significant adjustments relate to increased amortization expense relative to reorganization value in excess of amounts allocable to identifiable assets and wireless channel rights.

    CONSOLIDATION OF CS INTO CAI. On December 2, 1998, CAI acquired 3,836,035 shares of CS common stock from Nucentrix Broadband Networks, Inc. ("Nucentrix"--formerly known as Heartland Wireless Communications, Inc.) for approximately $1.5 million. The purchase was part of a series of transactions contemplated by a master agreement dated as of December 2, 1998 among CAI, CS and Nucentrix. In addition to the stock purchase and certain other transfers of assets between CS and Nucentrix, the parties agreed to terminate the stockholders agreement dated as of February 23, 1996 among CAI, CS and Nucentrix. Shortly after the December 2, 1998 closing of the CS stock purchase and termination of the stockholders agreement, CS purchased the 3,836,035 shares of CS common stock from CAI for the same price that CAI had paid Nucentrix for such stock. As a result of these transactions, CAI became the 94% stockholder of CS, and all agreements with respect to the control of CS among CAI, CS and Nucentrix terminated. Accordingly, the financial condition and results of operations of CS as of and for the four-month period ended March 31, 1999 have been accounted for under the purchase method of accounting and consequently consolidated into the Company's financial statements effective December 2, 1998.

    Notwithstanding such consolidation, CS continues to operate as a stand-alone entity, 94% of which is owned by CAI. The remaining 6% of the common stock of CS is held by certain unaffiliated third parties and holders of CS' $400,000,000 aggregate principal amount of its Series B 11 3/8% senior discount notes due 2006. CS also maintains the CS Wireless Systems, Inc. Incentive Stock Plan, pursuant to which options to purchase 521,291 CS common shares at $6.50 per share and options to purchase 112,526 CS common shares at $9.40 per share were outstanding at December 31, 1998.

    SECURED BORROWINGS. On November 25, 1997, CAI repaid approximately $17.3 million, representing all amounts outstanding under a credit facility provided to CAI by Foothill Capital Corporation

("Foothill") and affiliates of Canyon Capital Management, L.P. ("Canyon"). The repayment consisted of $15.3 million in principal amount, $1.6 million in fees and $350,000 in interest on the outstanding amount. The repayment was made in advance of maturity of the credit facility. Consequently, CAI recorded an extraordinary charge in the third quarter of the fiscal year ended March 31, 1998 of approximately $4.7 million, representing the costs associated with this credit facility that CAI was originally amortizing over the two-year term of the credit facility.

    CAI obtained the funds to repay Foothill and Canyon through the issuance and sale to MLGAF on November 25, 1997 of $25 million aggregate principal amount of CAI's 13% senior secured notes. CAI sold an additional $2 million of its 13% senior secured notes on January 26, 1998, and an additional $18 million of its 13% senior secured notes on February 17, 1998. At March 31, 1998, CAI had issued and outstanding $45 million aggregate principal amount of its 13% senior secured notes, all of which, at that time, were held by MLGAF. The 13% senior secured notes were short-term obligations of CAI, which matured on June 30, 1998 and were extended. Principal and interest at a per annum rate of 13%, together with a commitment fee of $730,000, were satisfied with the DIP facility described below.

    On July 30, 1998, in connection with the filing of its voluntary petition under Chapter 11, CAI obtained from MLGAF a debtor-in-possession (DIP) credit facility in the principal amount of $60 million. In accordance with the terms of the DIP facility, the $45 million aggregate principal amount of 13% senior secured notes, together with all interest and fees thereon, were converted into amounts due under the DIP facility. The balance of the DIP facility of approximately $10.9 million was made available to CAI for use during its Chapter 11 case.

    On October 14, 1998, in connection with the consummation of CAI's reorganization plan, CAI obtained from MLGAF an $80 million exit facility. All amounts due under the DIP facility, including $60 million in principal, approximately $1.7 million in accrued and unpaid interest, and a $600,000 commitment fee were repaid out of the proceeds from the exit facility. CAI realized net proceeds of approximately $16 million after repaying all such amounts and certain commitment fees associated with the exit facility.

    The exit facility is governed by the terms of a note purchase agreement dated October 14, 1998. The exit facility consists of two tranches: Tranche A and Tranche B. Tranche A is a $30 million senior secured loan bearing interest at 10.5% compounded semi-annually and evidenced by a senior secured A note. CAI has granted a first priority lien on and security interest in and to all of its assets to secure performance of CAI obligations with respect to Tranche A. Tranche B is a $50 million senior secured loan bearing interest at 13% per annum and evidenced by a senior secured B note. CAI has granted a second priority lien on and security interest in and to all of its assets to secure performance of its obligations with respect to Tranche B.

    In addition to the liens granted by CAI, substantially all of CAI's wholly-owned subsidiaries have guaranteed the obligations of CAI with respect to the exit facility. The subsidiaries have granted a lien on and security interest in and to all of their respective assets to secure their performance under such subsidiary guaranties.

    The exit facility is a two-year credit facility, maturing on October 14, 2000. CAI was required to pay a 1% facility fee equal to $300,000 on the Tranche A amount at the closing of the exit facility. In addition, CAI is required to pay an 8% facility fee equal to $4 million on the Tranche B amount, of which CAI paid $1.5 million at the closing of the exit facility. The remaining $2.5 million balance of the Tranche B facility fee is payable at the maturity of the exit facility (by its term, acceleration or otherwise).

    CAI issued 2,241,379 CAI common shares to MLGAF as additional consideration for providing the exit facility.

    EXCHANGE OF BELL ATLANTIC SECURITIES. On March 3, 1998, MLGAF exchanged $30 million of CAI's 14% term notes and $70 million of CAI's 14% senior preferred stock for a $30 million CAI 12% subordinated note due 2005. As a result of the exchange, $15.7 million of interest on the term notes and $32.4 million of accrued dividends on the preferred stock were forgiven. CAI reclassed approximately $102 million of the total amount of surrendered securities to paid-in capital and recorded an approximately $10.0 million extraordinary gain on the early extinguishment of debt, net of certain related costs. MLGAF also exchanged warrants to purchase CAI equity for 2,500 shares of CAI common stock, having a value of $1,350. The 12% subordinated note and the CAI common stock were canceled in connection with the consummation of CAI's reorganization plan.

LIQUIDITY AND CAPITAL RESOURCES

    Although CAI has emerged from bankruptcy, CAI's recurring losses, restrictions on its ability to obtain additional financing and substantial commitments raise substantial doubt about its continuation as a going concern. The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities and commitments in the normal course of business. Reporting on a going concern basis is dependent upon, among other things, future operations and the ability to generate sufficient cash from operations and financing sources to meet obligations.

    The wireless broadband network business is capital intensive. Since its inception, the Company has expended funds to purchase, lease or otherwise acquire MMDS spectrum rights in its intended operating territory, to construct operating systems and to finance initial operating losses. Since inception, the Company has believed that the MMDS spectrum has greater potential than simply the delivery of analog subscription video services and has recognized that expanded use of the MMDS spectrum presents several challenges, including substantial development costs.

    To address this and other issues surrounding expanded use of MMDS spectrum, CAI devised a business plan that required one or more strategic partners to purchase MMDS spectrum capacity from CAI. CAI believed that such commitments to purchase MMDS capacity would enable CAI to raise the capital necessary to construct a wireless broadband network within its operating territories. CAI implemented this business plan through the 1995 joint venture with affiliates of Bell Atlantic Corporation, which joint venture was terminated without the launch of a commercial digital MMDS system in any of the Company's markets. In connection with the failed joint venture, CAI expended significant amounts of capital to construct digital MMDS systems in Boston, MA and Norfolk/Virginia Beach, VA. The Company has continued to pursue one or more strategic partners following the departure of Bell Atlantic and has committed significant resources to its effort to enter into a business relationship with a strategic partner, including resources used to design, test and demonstrate two-way MMDS capabilities, which the Company did for several potential strategic investors prior to April 1999, when it entered into an agreement and plan of merger with MCI WorldCom.

    The Company's primary sources of capital have been a combination of proceeds from the issuance of debt and equity securities, secured financings and assumption of debt and other liabilities in connection with acquisitions. The Company has approximately $53.7 million in cash and cash equivalents at March 31, 1999, of which $17.5 million is available to CAI and $36.0 million is available to CS. Based on current operating budgets, CAI believes that it has sufficient cash to fund its anticipated capital requirements through November 1999, and CS believes that it has sufficient cash to fund its anticipated capital requirements through March 2000. The Company believes that it has sufficient cash to fund capital requirements until the merger with MCI WorldCom has been consummated. Although the Company believes that the merger should be consummated during the third quarter of calendar year 1999, it cannot assure that the merger will be completed within such quarter, or that the merger will be completed at all. In the event that the merger is not completed, the Company will not have sufficient cash to implement its business plan.

    The Company and the Predecessor Entity have incurred net losses since inception in 1991 through March 31, 1999, inclusive of an $85.4 million gain from the early extinguishment of debt. The Company expects to continue to realize additional net losses on a consolidated basis while it pursues its business plan. For the year ending March 31, 2000, the Company is obligated to pay approximately $12.6 million in minimum license fees and operating lease payments and approximately $6.2 million in MMDS license obligations, including approximately $4.9 million in wireless channel license payments due to the Federal Communications Commission, in addition to funding operating losses. The Company projects that operating cash requirements will be approximately $40.6 million for the year ending March 31, 2000. Additionally, as of March 31, 1999, the Company had outstanding consolidated debt of approximately $419 million, net of a $282.3 million discount and trade payables of approximately $12.1 million. Beginning in fiscal year 2001, the Company will have significant debt service requirements. On a short-term basis, the Company has $4.0 million in debt service maturing within one year of the date of its balance sheet.

    The Company's existing debt instruments limit or restrict completely its ability to raise capital from the sale of equity, incur additional indebtedness (other than indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business and certain other permitted indebtedness), grant liens to secure repayment of indebtedness, make investments (other than investments specifically permitted), pay dividends, dispose of assets, enter into any merger, consolidation, reorganization or recapitalization plan, retire long-term debt or make any acquisitions without the prior written consent of the lenders.

    During the period from October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998, the Company and the Predecessor Entity expended approximately $15.0 million and $26.2 million, respectively, to fund operating activities, $2.1 million and $1.0 million, respectively, for equipment purchases, and $.9 million and $2.1 million, respectively, to pay wireless channel rights obligations and other debt. During the period October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998, the Company and the Predecessor Entity funded their cash requirements primarily out of existing cash balances, net proceeds from the issuance of senior secured notes of $26.8 million, and the disposition of equipment generating net proceeds of approximately $0.2 million and $4.8 million, respectively. At March 31, 1999, the Company had available funds of approximately $36.8 million as well as restricted cash balances totaling approximately $16.9 million, which will be used to fund the operations of the Company.

    During the year ended March 31, 1998, the Predecessor Entity expended approximately $47.9 million to fund operating activities, $7.2 million for equipment purchases, $4.4 million to invest in TelQuest, $4.7 million to obtain interim financing, $3.1 million to pay wireless channel rights obligations and other debt, and $2.0 million to acquire wireless channel rights. The Predecessor Entity funded its cash requirements out of existing cash balances, net proceeds from the issuance of $33.7 million of senior secured notes, and the disposal of equipment generating net proceeds of approximately $1.8 million. At March 31, 1998, the Predecessor Entity had available funds of approximately $1.3 million and restricted cash of approximately $9.1 million.

    During the year ended March 31, 1997, the Predecessor Entity expended approximately $37.1 million to purchase equipment, $34.8 million to fund operating activities, $3.7 million to acquire wireless channel rights and $45.3 million to pay senior and other debt, including $34.0 million due to the Federal Communication Commission for the purchase of MMDS licenses at the 1996 auction. The

Predecessor Entity funded its cash requirements out of existing cash balances. At March 31, 1997, the Predecessor Entity had cash and cash equivalents of approximately $10.5 million.

OPERATIONS

    The Company currently operates 17 subscription video systems. The Company has operated these systems within the confines of a cash conservation strategy while pursuing a strategic alliance with one or more strategic partners interested in fully developing the Company's MMDS spectrum. This cash conservation strategy requires the Company to limit or curtail entirely analog video subscriber growth, which has had an adverse effect on the Company's operating results.

    The cash conservation strategy also includes the continued implementation of cost-cutting measures and the periodic sales of non-core assets in an effort to maximize the value of assets that are no longer used or useful to the Company's long-term operating strategy, which is to be a wholesale provider of two-way transmission services to one or more strategic partners. In addition to limiting the analog subscription video business growth, the Company has sold Multi-dwelling Unit ("MDU") assets in certain of its markets. Assets typically involved in providing analog subscription video services to residents of MDUs include the tangible assets necessary to transmit and receive the video programming signal, and a right of entry agreement with the property owner or manager, pursuant to which a CAI operating subsidiary is granted the right to provide subscription video services to residents of the MDU.

    In March 1998, the Predecessor Entity sold assets relating to MDUs located in its Washington, DC operating market. Most recently, in September 1998, the Predecessor Entity completed the sale of assets relating to approximately 60 MDUs located in its Philadelphia system (the "Philadelphia MDU Sale") to Mid-Atlantic Telcom Plus, LLC d/b/a OnePoint Communications, a leading operator of Satellite Master Antenna Television ("SMATV") systems. Consummated under the auspices of the bankruptcy court, the Philadelphia MDU Sale generated net proceeds of approximately $5 million, of which $785,000 was held in escrow pending certain post-closing adjustments. The net proceeds from the Philadelphia MDU Sale, as well as proceeds from subsequent sales of non-core assets, are being used for working capital purposes.

    The limitation on analog video subscriber growth, coupled with the sale of MDU assets, has had an adverse impact on analog video subscriber base. As of March 31, 1999, the Company had approximately 85,600 analog video subscribers compared to the Predecessor Entity's 52,000 subscribers as of March 31, 1998. The 33,600 net increase in subscribers is primarily due to the consolidation of CS subscribers as of December 2, 1998, offset by decreases primarily due to the Philadelphia MDU Sale and subscriber churn. In addition, various systems are losing subscribers to other cable operators primarily due to limited channel capacity and lack of marketing efforts. This trend is likely to continue.

    The churn rate, as defined and measured in the subscription television industry, is the net result of disconnects minus reconnects divided by the number of subscribers at the beginning of the period being considered. CAI's average monthly churn rate for the year ended March 31, 1999 was 3.6% overall compared to 4.1% for the year ended March 31, 1998. The improvement in the churn rate is indicative of the prior year's retention strategy of charging increased installation fees which translated into increased commitment and therefore retention. The average monthly churn rate for CS for its year ended December 31, 1998 was 4.4% overall.

    Long-lived assets and certain identifiable intangibles, including wireless channel rights, are periodically reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

    The Company's estimates of future gross revenues and operating cash flows, the remaining estimated lives of long-lived assets, or both, could be reduced in the future due to a number of factors including, without limitation, changes in technology, the Company's ability to obtain permission for flexible use of the wireless channel rights, government regulation, available financing or competition. The Company's estimate of future gross revenues and operating cash flows assumes that the Company will successfully develop and provide digital wireless delivery systems including video, voice and data transmission such as Internet access and telephony. Since these alternative uses of the MMDS spectrum are in the early stages of development, the Company cannot assure that it can commercially deploy such alternatives or that it will be able to achieve positive cash flow from any operating activities. As a result of valuations completed for the year ended March 31, 1998, the Predecessor Entity reduced the carrying value of goodwill by $73.5 million, net of accumulated amortization of $14.7 million, which was associated with the Philadelphia and Washington companies purchased by the Predecessor Entity in September 1995. Similarly, CS, as a result of valuations made, recorded write-downs of $46.4 million in goodwill, $9.4 million in property and equipment and $8.1 million in wireless channel rights during its year ended December 31, 1998.

    Based on the December 2, 1998 purchase of CS common shares from Nucentrix, CS was consolidated into the Company's financial statements as of that date under the purchase method of accounting which required adjusting the CS assets and liabilities to their respective fair values as of that date. Accordingly, the net book value of wireless channel rights was reduced by approximately $25.6 million, property and equipment by approximately $.8 million, deferred debt costs by approximately $2.6 million, a note receivable by $1.2 million, TelQuest equipment purchase option by $1.9 million and long term debt by $87.9 million. The net book values of wireless channel rights and property and equipment were further reduced by $19.4 million and $6.1 million, respectively, to eliminate negative goodwill created in the consolidation.

COMPARISON OF OPERATING RESULTS

    PERIOD FROM OCTOBER 15, 1998 TO MARCH 31, 1999 (REORGANIZED COMPANY) AND PERIOD FROM APRIL 1, 1998 TO OCTOBER 14, 1998 (PREDECESSOR ENTITY) COMPARED TO YEAR ENDED MARCH 31, 1998 (PREDECESSOR ENTITY). The following discussion provides an analysis of the Company's and the Predecessor Entity's results of operations and reasons for material changes therein for the periods October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 (also referred to as "Combined Periods") and the year ended March 31, 1998. The Company's results of operations for the period subsequent to October 15, 1998 have not been prepared on a basis of accounting consistent with its results of operations for periods prior to October 15, 1998 due to the implementation of fresh-start reporting upon CAI's emergence from bankruptcy. The reorganization adjustments primarily affect amortization and interest expense.

    The Company's and the Predecessor Entity's revenues for the Combined Periods ($15.4 million for October 15, 1998 to March 31, 1999 and $11.5 million for April 1, 1998 to October 14, 1998; $28.6 million fiscal year 1998) decreased $1.7 million for the twelve months ended March 31, 1999 compared to the prior year. The overall decrease resulted primarily from the sale of MDU's in the Philadelphia system and subscriber churn offset by the acquisition of CS revenues for the four months ended March 31, 1999. In addition, the Company's strategy not to pursue analog-based television had a negative impact on the Company's subscription revenues.

    The Company's and the Predecessor Entity's television subscription revenues were $13.5 million and $10.6 million for the periods October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14,

1998, respectively, compared to $26.1 million for the Predecessor Entity's year ended March 31, 1998. The $2.0 million reduction is primarily attributable to the effect of the sale of the Philadelphia MDU's and subscriber churn offset by the consolidation of four months of CS' television subscription revenue of $6.6 million in the Combined Periods.

    Operating expenses were $92.3 million for the Combined Periods ($57.9 million and $34.4 million for October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998, respectively) versus $161.8 million for the year ended March 31, 1998. The overall $69.5 million decrease is attributable to the $73.5 million write-down of goodwill and $7.1 million of project write-offs in fiscal year 1998, the $4.9 million reduction in technical, customer service, and marketing reflecting the effects of the decline in subscribers offset, in part, by the inclusion of CS results including $5.6 million in depreciation and amortization and operating expenses of $17.0 million, CAI stock option compensation expense of $7.4 million and a $2.6 million overall increase in programming and licensing fees. CAI's programming and license fees did not decrease commensurate with its revenue decrease due to minimum monthly payment requirements and certain channel payments previously capitalized and currently being expensed.

    The Company and the Predecessor Entity recorded equity losses of $38.7 million and $45.5 million for the periods October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998, respectively, relating to its 60% investment in CS and 30% investment in TelQuest through December 2, 1998. The consolidated statements of operations for the current year reflects the Company's and the Predecessor Entity's pro-rata share of the $130.5 million net loss reported by CS for the eleven months ended December 2, 1998, including a write-down of assets of $63.9 million, compared to the aggregate loss reported by CS of $52.5 million for 1997. In addition, based on the current depressed industry conditions of the wireless industry and the continuing losses of CS, CAI's management re-evaluated the goodwill associated with its investment in CS that resulted in a write-down of $23.6 million during the year ended March 31, 1998. Subsequently, CS also recorded a write-down of its assets of $63.9 million during the year ended December 31, 1998. The investment in TelQuest has been reduced to zero, reflecting the Predecessor Entity's and the Company's pro-rata share of the losses reported by TelQuest since its inception through December 2, 1998, plus amortization of leased equipment and associated goodwill. Results of operations of CS and TelQuest since December 2, 1998 are consolidated with CAI. CS and TelQuest contributed $24.6 million and $1.5 million to the consolidated operating losses, respectively.

    CAI's ownership interest in CS increased to approximately 94% from 60% based on the December 2, 1998 purchase of Nucentrix's 34% share of CS and subsequent sale of those shares to CS. The reduction of CAI's investment in CS reflects the Company's and the Predecessor Entity's pro-rata share of the net loss reported by CS for the eleven months ended December 2, 1998. The aggregate decrease in this investment was $29.9 million for the same period last year, reflecting CAI's 50.7% ownership at that time.

    Other income, primarily interest income on the debt escrow funds and gains (losses) on asset sales, for the periods October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 was $1.5 million and $3.9 million, respectively, compared to $4.5 million for last year. Interest income decreased from $2.6 million in 1998 to $1.8 million in 1999 (including $.7 million for CS), primarily due to declining interest income on the debt escrow and money market investments as funds were used to make the semi-annual interest payments on the Senior Notes (totaling $16.8 million during the period April 1, 1998 to October 14, 1998) and for capital expenditures. The debt service escrow funds were paid pursuant to CAI's reorganization plan. The decline in interest income was offset by the Philadelphia MDU Sale which generated a net gain of $2.6 million versus a $1.2 million gain on sale of assets for 1998. The remaining amount was miscellaneous other non-recurring income.

    Other expense includes $17.1 million of expenses relating to the reorganization of CAI as of October 14, 1998.

    Interest expense increased $2.0 million ($49.2 million fiscal year 1999; $47.2 million fiscal year 1998) for the year ended March 31, 1999 for the Combined Periods, resulting from the inclusion of the results of operations and financial position of CS which more than offset the net reduction in debt due to the Chapter 11 bankruptcy (with respect to CAI). The amount of interest-bearing debt for the last half of the year ended March 31, 1999 was approximately $208 million less than the same period last year. This reduced the Company's interest expense by $13.6 million primarily in the October 15, 1998 to March 31, 1999 period over last year. However, this reduction was more than offset by the consolidation of CS, which added $15.6 million, including $3.5 million accretion on the fair market value of CS debt.

    The Predecessor Entity realized a net extraordinary gain of $85.4 million for the period April 1, 1998 to October 14, 1998 due to the filing of a prepackaged Chapter 11 bankruptcy by CAI and one of its wholly-owned subsidiaries, which resulted in a cancellation of approximately $308 million of debt plus related accrued interest in exchange for $100 million of discounted senior notes, distribution of the balance in escrow, plus all of the equity in the newly reorganized company. No tax benefit was recorded since (a) deferred tax assets were fully reserved, (b) there were no available deferred tax liabilities to reduce and (c) it is more likely than not that any benefit recorded on the Company's prior losses would not be realized in the foreseeable future, especially when the prior losses are further limited as to availability by the change in control created by the bankruptcy.

    The Predecessor Entity also realized a net extraordinary gain of $5.3 million for the year ended March 31, 1998 consisting of a $10 million gain as a result of the termination of CAI's relationship with Bell Atlantic and NYNEX, the related exchange of CAI securities, and the forgiveness of accrued interest related to the term notes originally held by Bell Atlantic and NYNEX, offset, in part, by the $4.7 million non-recurring extraordinary charge related to the write-off of the unamortized costs arising from the early termination of the Foothill/Canyon Credit Facility.

    YEAR ENDED MARCH 31, 1998 (PREDECESSOR ENTITY) COMPARED TO YEAR ENDED MARCH 31, 1997 (PREDECESSOR ENTITY). The Predecessor Entity's revenue decreased $7.7 million in the year ended March 31, 1998, from $36.3 million in fiscal year 1997 to $28.6 million in fiscal year 1998. The decrease resulted primarily from the Predecessor Entity's strategy not to pursue analog-based television subscriber growth while it evaluated its business opportunities in addition to subscription television. As anticipated, the policy had a negative impact on the Predecessor Entity's subscription revenues. As of March 31, 1998, the Predecessor Entity's subscriber base had decreased by approximately 18,800 to 52,000 subscribers from approximately 70,800 at March 31, 1997.

    The Predecessor Entity's television subscription revenue was $26.1 million for the year ended March 31, 1998 compared to $33.1 million for the year ended March 31, 1997. This reduction is primarily attributed to subscriber churn.

    Operating expenses were $161.8 million and $81.6 million for the years ended March 31, 1998 and 1997, respectively. The $80.2 million increase is attributable primarily to the $73.5 million write-down of goodwill. License fees did not decrease commensurate with the revenue decrease due to minimum monthly payment requirements.

    The Predecessor Entity recorded equity losses of $31.7 million for the year ended March 31, 1998 relating to CAI's 60% investment in CS and 25% investment in TelQuest. The decrease in CAI's investment in CS reflects the Predecessor Entity's pro-rata share of the $52.3 million net loss reported by CS for its year ended December 31, 1997 along with $2.4 million of amortization of the goodwill associated with this investment, compared to an aggregate loss of $17.6 million for the same period in the prior year. In addition, based on the current depressed industry conditions of the wireless industry and CS's continuing losses, management has re-evaluated the goodwill associated with its investment in CS. Accordingly, the goodwill portion of the CS investment had been written-down by $23.6 million during the year ended March 31, 1998. The decrease in CAI's investment in TelQuest of $1.8 million reflects the Predecessor Entity's pro-rata share of the $7.0 million loss reported by TelQuest since its inception through March 31, 1998, and amortization of goodwill.

    Interest and other income, primarily interest income on the debt escrow funds, for the year ended March 31, 1998 was $4.5 million compared to $6.4 million for the year ended March 31, 1997. Interest income on investments continues to decline as funds are used to make the semi-annual interest payments on the Senior Notes.

    Interest expense increased $6.5 million, to $47.3 million for the year ended March 31, 1998, compared to $40.8 million in fiscal year 1997. The increase in interest expense for the year consists of interest incurred on the Foothill/Canyon Credit Facility and secured notes, and amortization of the financing fees associated with those facilities.

    The Predecessor Entity recorded an income tax benefit of $15.0 million for the year ended March 31, 1997 to offset existing deferred tax liabilities. There was no tax benefit for the year ended March 31, 1998, since there were no available deferred tax liabilities and it is more likely than not that any benefit recorded on the Company's current losses would not be realized in the foreseeable future.

    Additionally, the Predecessor Entity realized a net extraordinary gain of $5.3 million for the year ended March 31, 1998, consisting of a $10 million gain as a result of the termination of CAI's relationship with Bell Atlantic and NYNEX, the related exchange of CAI securities, and the forgiveness of accrued interest related to the term notes originally held by Bell Atlantic and NYNEX, offset, in part, by the $4.7 million non-recurring extraordinary charge related to the write off of the unamortized costs arising from the early termination of the Foothill/Canyon Credit Facility.

    INCOME TAX MATTERS. The Company has net operating loss carryforwards that are affected by the Chapter 11 bankruptcy and the consolidation of CS. The effects on the net operating losses including limitations due to changes in control and separate return limitation year rules are currently under review and have not been determined at this time.

    INFLATION. Management does not believe that inflation had or will have a material impact on the Company's results of operations.

    THE YEAR 2000 ISSUE.

      OVERVIEW. The Company is continuing to evaluate and address the impact of the Year 2000 date transition on its operations. The Company is in the process of taking steps to (a) inventory and assess for Year 2000 compliance its equipment, software and systems, (b) determine which items will be remediated, replaced or retired, and establish a plan to accomplish these steps, (c) remediate, replace or retire the items, (d) test the items, where required, and
(e) provide senior management with a reporting system to support a seamless transition to the Year 2000.

      STATE OF READINESS. The Company's Year 2000 compliance program focuses on the Company's analog video operations, limited Internet operations, and internal business processes, such as accounting. As of March 31, 1999, the inventory, assessment and compliance planning phases for these areas have been materially completed, and remediation, replacement or retirement and testing activities had begun. The inventory items that were not assessed as Year 2000 compliant and that require action to avoid service impact are to be fixed, replaced, or retired. The Company's accounting software and any other mission critical systems relating directly to the accounting function have been upgraded to be Year 2000 compliant. For all other areas, its goal is to have all mission critical systems Year 2000 compliant by September 1, 1999.

      VENDOR AND SERVICE PROVIDER ISSUES. The Company has requested that its vendors and service providers provide CAI with information as to the compliance status of products and/or services used by the Company, which information is subject to Company testing and verification. Although the Company has received information from some of its vendors and service providers, it has not yet received information from each of the vendors and service providers it has identified. The Company will continue to pursue its vendors and service providers in order to obtain the necessary information regarding Year 2000 compliance of such vendors and service providers.

      COSTS. The Company has estimated that it will cost approximately $875,000 to implement its Year 2000 compliance program, based on information it has received as of March 31, 1999 from vendors and service providers. The Company anticipates that most of the cost associated with its Year 2000 compliance program will be the result of remediation or replacement of non-compliant equipment necessary for the Company's analog video operations and internal business processes.

      RISKS. The failure to correct a material Year 2000 problem could cause an interruption or failure of certain of the Company's normal business functions or operations, which could have a material adverse effect on its results of operations, liquidity or financial condition. Due to the uncertainty inherent in other Year 2000 issues that are ultimately beyond the Company's control, including, for example, the final Year 2000 readiness of its mission critical vendors and service providers, the Company is unable to determine at this time the likelihood of a material impact on its results of operations, liquidity or financial condition, due to such Year 2000 issues.

      The costs of the Company's Year 2000 program and the timetable for completing its Year 2000 preparations are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third-party remediation plans and other factors. The Company can give no assurance that these estimates will be achieved, and actual results could differ materially from those currently anticipated. In addition, the Company cannot assure that its Year 2000 program will be effective or that its contingency plans will be sufficient. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer software codes and embedded technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

      CONTINGENCY PLAN. At March 31, 1999, the Company was not aware of any mission critical aspect of its operations or internal business processes that cannot be made Year 2000 compliant. However, its inventory and assessment of Year 2000 compliance is not yet completed. Due to the uncertainties presented by third party Year 2000 problems, and the possibility that, despite its efforts, the Company may be unsuccessful in preparing its internal systems and equipment for the Year 2000, the Company expects to develop contingency plans for dealing with the most reasonably likely worst case scenario. The Company's assessment of its most reasonably likely worst case scenario and the exact nature and scope of its contingency plans will be affected by the Company's continued Year 2000 assessment and testing. The Company has substantially completed its assessment and expects to have all contingency systems in place and fully tested by the fourth quarter of 1999.

    SEASONALITY OF INSTALLATION ACTIVITIES. The rate at which new subscriber installations occur can be affected by severe winter or other weather conditions and limited daylight hours in the winter months in certain markets. Therefore, the Company may experience lower than average subscriber growth and capital expenditures primarily during the winter season.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    As of March 31, 1999, CAI had $212,909,624 aggregate principal amount and interest at maturity of CAI's 13% senior notes outstanding ($105,994,444 net of discount) with a fair value of $105,994,444, as estimated by quoted market prices of similar securities, and $400,000,000 aggregate principal of CS Wireless' Series B 11 3/8% senior discount notes ($238,790,942 net of discount) with a fair value of $164,000,000, as estimated by quoted market prices of similar securities. The CAI 13% senior notes mature on October 14, 2004 and the CS Wireless Series B 11 3/8% senior discount notes mature on March 1, 2006. Interest on the CAI 13% senior notes accrues at a per annum rate of 13%, compounded semi-annually. The CS Wireless Series B 11 3/8% senior discount notes bear interest at a per annum rate of 11 3/8%, compounded semi-annually. No cash interest is payable on the CS Wireless Series B 11 3/8% senior discount notes prior to March 1, 2001.

    The Company does not have any derivative financial instruments as of March 31, 1999, and believes that the interest rate risk associated with its senior notes and the market risk associated with its securities are not material to the results of operation of the Company.

                            RESIGNATION OF AUDITORS

    On July 30, 1998, PricewaterhouseCoopers LLP resigned from its engagement as CAI's independent accountants due to a conflict of interest arising as the result of the July 1, 1998 merger of Price Waterhouse, LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. acted as CAI's independent accountants. Price Waterhouse, LLP acted as collateral agent and administrative agent for MLGAF under a Note Purchase Agreement dated as of November 24, 1997, as amended from time to time. PricewaterhouseCoopers LLP currently acts as collateral agent and administrative agent for the lenders under the Note Purchase Agreement dated as of October 14, 1998 between CAI and the purchasers listed therein.

    Except as discussed below, the reports of Coopers & Lybrand L.L.P. on the Company's financial statements for the years ended March 31, 1998 and 1997 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

    The report of Coopers & Lybrand L.L.P. delivered in connection with CAI's audited financial statements for the years ended March 31, 1998 and 1997 contained an explanatory paragraph which indicated that there was substantial doubt regarding CAI's ability to continue as a going concern.

    In connection with its audits for the years ended March 31, 1998 and 1997 and through July 30, 1998, there were no disagreements with Coopers & Lybrand L.L.P. or PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Coopers & Lybrand L.L.P. would have caused them to make reference thereto in their report on the financial statements for such years. During the years ended March 31, 1998 and 1997 and through July 30, 1998, there were no reportable events (as defined in Regulation S-K item 304(a)(1)(v)) involving CAI.

    CAI requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not PricewaterhouseCoopers LLP agrees with the above statements. A copy of such letter, dated August 6, 1998, was filed as Exhibit 16 to CAI's Current Report on Form 8-K dated August 6, 1998.

    CAI subsequently retained KPMG LLP as its independent auditors.

                         MARKET PRICES OF COMMON STOCK

    On January 8, 1998, the CAI common stock outstanding prior to the CAI bankruptcy was removed from The Nasdaq National Market due to CAI's failure to meet the net tangible asset listing requirement imposed by Nasdaq. As a condition to listing on The Nasdaq SmallCap Market, CAI was required to maintain compliance with a $1.00 per share bid price for a defined interim period. Effective January 13, 1998, as a result of failing to maintain the $1.00 per share bid price, the CAI common stock outstanding prior to the CAI bankruptcy was de-listed from The Nasdaq SmallCap Market. As of October 15, 1998, no market existed for the pre-bankruptcy CAI common stock.

    The CAI common shares issued in connection with the CAI bankruptcy are traded in the over-the-counter market on the electronic bulletin board under the ticker symbol "CWSS." On July 26, 1999, the last day CAI common shares traded before the printing of this proxy statement, the high and low bid quotations for CAI common shares were $28.375 and $28.28125, respectively, per share. On April 26, 1999, the last trading day before the public announcement of the merger agreement, the high and low bid quotations for CAI common shares were $23.75 and $23.50, respectively, per share. On April 16, 1999, the last trading day before public announcement of the letter of intent, the high and low bid quotations for CAI common shares were $23.25 and $20.75, respectively, per share. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR CAI COMMON SHARES.

    The following table sets forth, on a per share basis, the high and low closing sale prices of the pre-bankruptcy CAI common stock, as reported by the National Association of Securities Dealers, Inc. for the first three quarters of CAI's fiscal year ended March 31, 1998. The following table also sets forth, on a per share basis, the range of reported high and low bid quotations on the over-the-counter electronic bulletin board, as derived from the National Association of Securities Dealers, Inc. for the fourth quarter of CAI's fiscal year ended March 31, 1998, each quarter of CAI's fiscal year ended March 31, 1999 and for the first quarter and second quarter (through July 27, 1999) of the fiscal year ending March 31, 2000. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

                                                                                                CLOSING SALE PRICES
                                                                                                --------------------
                                                                                                  HIGH        LOW
                                                                                                ---------  ---------
Fiscal Year Ended March 31, 1998:
  First Quarter:..............................................................................  $    2.00  $    1.03
  Second Quarter:.............................................................................  $    1.94  $    0.94
  Third Quarter:..............................................................................  $    2.50  $    0.88

                                                                                                BID QUOTATIONS
                                                                                            ----------------------
                                                                                               HIGH        LOW
                                                                                            ----------  ----------
Fiscal Year Ended March 31, 1998:
  Fourth Quarter:.........................................................................  $  1.34375  $    0.375

Fiscal Year Ended March 31, 1999:
  First Quarter:..........................................................................  $    0.475  $     0.11
  Second Quarter:.........................................................................  $    0.125  $   0.0075
  Third Quarter (1):......................................................................  $  1.71875  $    0.015
  Fourth Quarter:.........................................................................  $    7.750  $   0.6563

Fiscal Year Ended March 31, 2000
  First Quarter:..........................................................................  $  28.8750  $   7.1875
  Second Quarter (through July 27, 1999)..................................................  $   28.875  $  26.9375

------------------------

(1) Represents the high and low bid quotations for the post-bankruptcy CAI common shares, which began trading on October 28, 1998.

    As of July 28, 1999, CAI had approximately 100 shareholders of record, including participants in security position listings, as defined in Exchange Act Rule 17Ad-8.

                                   DIVIDENDS

    CAI has never paid cash dividends on CAI common shares and does not currently intend to pay cash dividends on CAI common shares in the foreseeable future. Since CAI generally conducts, and in the future intends to conduct, operations through subsidiaries, CAI's ability to declare or pay cash dividends will depend in part on the ability of CAI's present and future subsidiaries to declare or pay cash dividends to CAI. Any future determination by CAI to pay cash dividends on CAI common shares will be within the discretion of the CAI board and will depend upon the earnings of CAI, CAI's financial condition and capital requirements and other financial factors which are considered relevant by the CAI board.

    Pursuant to certain restrictive covenants contained in the instruments governing CAI's indebtedness, including the indenture governing the 13% senior notes and the note purchase agreement governing the terms of the 13% senior secured notes, CAI cannot declare or pay any dividends or make any distributions on CAI common shares. Also, CAI may not purchase or redeem any of its shares, including warrants and options. Pursuant to certain restrictive covenants contained in the instruments governing CS Wireless' indebtedness, including the indenture governing CS Wireless' Series B 11 3/8% senior discount notes, CS Wireless is prohibited from declaring or paying any dividends or making any distributions to CAI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 103 of this proxy statement.

                              INDEPENDENT AUDITORS

    Representatives of KPMG LLP, CAI's independent auditors, are expected to be present at the special meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    As set forth in the materials distributed with this proxy statement, MCI WorldCom has demanded that CAI hold a special meeting of its shareholders to consider and vote upon proposals to remove CAI's current board of directors, to amend CAI's bylaws to, among other things, provide for a two-member board and to elect a new board of directors consisting of two members. That special meeting will immediately follow the special meeting described in this proxy statement. If the merger is not consummated, CAI will hold a 2000 annual meeting of its shareholders on or about August 31, 2000. As set forth in CAI's bylaws, shareholder proposals that are intended to be considered at such annual meeting, if any, are required to be submitted, together with certain other specified information and materials, on or before May 3, 2000, and any proposal not received before this time will be considered untimely.

                CHAPTER III--WHERE YOU CAN FIND MORE INFORMATION

    CAI files annual, quarterly and special reports, proxy statements and other information, and CS Wireless files annual, quarterly and special reports, with the SEC. Pursuant to Rule 12g-4(a)(1)(i) under the Securities Exchange Act of 1934, as amended, on April 29, 1998, CAI filed a Form 15 with the SEC to deregister the CAI common shares under Section 12(g) of the Exchange Act, which became effective on July 29, 1999. As a result, persons subject to the insider trading rules of Section 16 of the Exchange Act or the filing requirements of
Section 13(d) of the Exchange Act, and CAI, with respect to, among other things, the proxy and information statement rules under Section 14 of the Exchange Act, are no longer subject to such rules or requirements. In addition, after completion of the merger, CAI intends to file a Form 15 with regard to its reporting obligations under Section 15(d) of the Exchange Act. Once that Form 15 is effective, CAI will no longer be required to file periodic and other reports required under the Exchange Act and the rules promulgated thereunder. Notwithstanding CAI's intent to be relieved from the filing requirements under the federal securities laws, the indenture governing CAI's 13% senior notes due 2004 requires CAI to make certain filings so long as such notes remain outstanding.

    Shareholders may read and copy any reports, statements or other information that CAI or CS Wireless files at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington DC 20549, and its regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Shareholders may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CAI's and CS Wireless' filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

    In "Chapter II--Certain Information Regarding CAI" and "--Certain Information Regarding CS Wireless," we summarized the businesses of CAI and CS Wireless and strongly encouraged you to read carefully certain documents we previously filed with the SEC, which contain important information about CAI, CS Wireless and their respective finances. We strongly encourage you to read carefully the documents CAI and CS Wireless have filed with the SEC.

    We have decided to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

    This proxy statement incorporates by reference the documents listed below that we and CS Wireless have previously filed with the SEC. These documents contain important information about us.

CAI SEC FILINGS (SEC FILE NO. 0-22888)                                             PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Years ended March 31, 1999 and 1998

Quarterly Reports on Form 10-Q                            Quarters ended June 30, 1998, September 30, 1998 (as
                                                          amended by Form 10-Q/A filed on June 29, 1999) and
                                                          December 31, 1998 (as amended by Form 10-Q/A filed on
                                                          June 29, 1999)

Current Reports on Form 8-K                               Filed on July 2, 1998, July 16, 1998, August 4, 1998,
                                                          August 6, 1998, October 15, 1998, October 30, 1998,
                                                          April 28, 1999, June 16, 1999, June 29, 1999 and July
                                                          12, 1999

CS WIRELESS SEC FILINGS (SEC FILE NO. 333-03288)                                   PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Year ended December 31, 1998

Quarterly Report on Form 10-Q                             Quarter ended March 31, 1999

    We also incorporate by reference any additional documents that we may file with the SEC under Section 15(d) of the Exchange Act between the date of this document and the date of the special meeting. These may include periodic reports, such as Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. CAI anticipates filing a Current Report on Form 8-K on or about August 2, 1999, which report shall contain, as exhibits, the materials relating to each of the special meetings to be held by CAI on August 31, 1999.

    MCI WorldCom and Cardinal Acquisition Subsidiary have supplied all information contained in this proxy statement relating to MCI WorldCom and Cardinal Acquisition Subsidiary, and CAI has supplied all such information relating to CAI and CS Wireless.

    CAI may have sent to CAI shareholders some of the documents referenced above, but shareholders can obtain any of them through CAI or the SEC. Documents previously filed with the SEC and referenced in this proxy statement, are available from CAI without charge. Shareholders may obtain documents previously filed with the SEC and referenced in this proxy statement, by requesting them in writing at the following address:

                           CAI Wireless Systems, Inc.
                   18 Corporate Woods Boulevard, Third Floor
                             Albany, New York 12211
                         Attention: Corporate Secretary
                           Telephone: (518) 462-2632

    If you would like to request documents from CAI, please do so by August 24, 1999 to receive them before the special meeting.

    Shareholders should rely only on the information contained or incorporated by reference in this proxy statement to vote their shares at the special meeting. CAI has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 30, 1999. Shareholders should not assume that the information contained in the proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE NUMBER
                                                                                                  IN PROXY STATEMENT
                                                                                                 ---------------------
CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES:
  Independent Auditors' Report.................................................................              F-2
  Report of Independent Accountants............................................................              F-3
  Consolidated Balance Sheets--March 31, 1999 and 1998.........................................              F-5
  Consolidated Statements of Operations--Periods Ended March 31, 1999 and October 14, 1998 and
    Years Ended March 31, 1998 and 1997........................................................              F-6
  Consolidated Statements of Shareholders' Equity (Deficit)--Periods Ended March 31, 1999 and
    October 14, 1998 and Years Ended March 31, 1998 and 1997...................................              F-7
  Consolidated Statements of Cash Flows--Periods Ended March 31, 1999 and October 14, 1998 and
    Years Ended March 31, 1998 and 1997........................................................              F-8
  Notes to Consolidated Financial Statements...................................................             F-11
CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES:
  Independent Auditors' Report.................................................................             F-48
  Consolidated Balance Sheets as of December 31, 1998 and 1997.................................             F-49
  Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996...             F-50
  Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31,
    1998, 1997 and 1996........................................................................             F-51
  Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996...             F-52
  Notes to Consolidated Financial Statements...................................................             F-53
  Condensed Consolidated Balance Sheets as of March 31, 1999 (unaudited) and December 31,
    1998.......................................................................................             F-71
  Condensed Consolidated Statements of Operations (unaudited) for the three months ended March
    31, 1999 and 1998..........................................................................             F-72
  Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March
    31, 1999 and 1998..........................................................................             F-73
  Notes to Unaudited Condensed Consolidated Financial Statements...............................             F-74

CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES:
  Introduction to Pro Forma Combined Financial Statements (unaudited)..........................             F-77
  Pro Forma Combined Balance Sheet--September 30, 1998 (unaudited).............................             F-78
  Notes to Pro Forma Combined Balance Sheet (unaudited)........................................             F-79
  Pro Forma Combined Statement of Operations (unaudited) for the year ended March 31, 1999.....             F-80
  Pro Forma Combined Statement of Operations (unaudited) for the year ended March 31, 1998.....             F-81
  Pro Forma Combined Statement of Operations (unaudited) for the six months ended September 30,
    1998.......................................................................................             F-82
  Notes to Pro Forma Combined Statements of Operations (unaudited).............................             F-83

[LOGO]
Suite 400
8200 Greensboro Drive                                     Telephone 703 442 0030
McLean, VA 22102-3803                                           Fax 703 556 0195

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
CAI Wireless Systems, Inc.

    We have audited the accompanying consolidated balance sheet of CAI Wireless Systems, Inc. and subsidiaries as of March 31, 1999 (Reorganized Company) and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period October 15, 1998 to March 31, 1999 (Reorganized Company period) and for the period April 1, 1998 to October 14, 1998 (Predecessor Entity period). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 16 to the consolidated financial statements, on April 26, 1999, CAI entered into an Agreement and Plan of Merger with MCI WORLDCOM, Inc. and Cardinal Acquisition Subsidiary Inc., a wholly owned subsidiary of MCI WORLDCOM, Inc. As a result of the merger, each outstanding share of common stock of CAI will be converted into the right to receive $28.00 per share of common stock.

    In our opinion, the aforementioned Reorganized Company consolidated financial statements present fairly, in all material respects, the financial position of CAI Wireless Systems, Inc. and subsidiaries as of March 31, 1999 and the results of their operations and their cash flows for the Reorganized Company period and the Predecessor Entity period in conformity with generally accepted accounting principles.

    As discussed in Notes 1 and 2 to the consolidated financial statements, on October 14, 1998, CAI Wireless Systems, Inc. and one of its wholly owned subsidiaries emerged from bankruptcy. The consolidated financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the consolidated financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Entity and, therefore, are not comparable in all respects.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations, restrictions on its ability to obtain additional financing and substantial commitments raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

                                          KPMG LLP

June 22, 1999

                     [LOGO]

                                                                                        PRICEWATERHOUSECOOPERS LLP
                                                                                        2400 Eleven Penn Center
                          REPORT OF INDEPENDENT ACCOUNTANTS                             Philadelphia PA 19103-2962
                                                                                        Telephone (215) 963-8000
                                                                                        Facsimile  (215) 963-8700

Shareholders and Board of Directors
CAI Wireless Systems, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheet of CAI Wireless Systems, Inc. and Subsidiaries as of March 31, 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years ended March 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CS Wireless Systems, Inc., the Company's investment in which is accounted for by use of the equity method. The Company's investment of $43,337,527 in CS Wireless Systems, Inc. as of March 31, 1998 and its share of losses of $27,522,000 and $17,600,000 in CS Wireless Systems, Inc.'s operations for the years ended March 31, 1998 and 1997 are included in the accompanying financial statements. The financial statements of CS Wireless Systems, Inc. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for CS Wireless Systems, Inc., is based on the report of such other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CAI Wireless Systems, Inc. and Subsidiaries as of March 31, 1998, and the consolidated results of their operations and their cash flows for the years ended March 31, 1998 and 1997 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and incurred substantial debt, of which $45,000,000 is due on June 30, 1998. The Company also has a capital deficiency. The Company's operating plans require additional funds which may take the form of debt or equity security issuances, borrowings or asset sales. In addition, the Company intends to, if approved by its creditors, file a pre-packaged reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. Recovery of the Company's intangible and other long-lived assets is dependent on the Company's ability to implement its operating plans. There can be no assurance that additional financing will be available or that the Company will be able to implement its operating plans. The uncertainty over the Company's ability to obtain such additional financing or that the Company can execute its business plan raises substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

    As indicated in Note 2 to the financial statements, the Company has revised its financial statements for certain restructuring costs.

                 [LOGO]

PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
June 15, 1998, except as to the first and second paragraphs of Note 2, for which the date is June 24, 1998 and the fourth paragraph of Note 2, for which the date is June 22, 1999.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 1999 AND 1998

                                                                           REORGANIZED    PREDECESSOR
                                                                           COMPANY(A)       ENTITY
                                                                              1999           1998
                                                                          -------------  -------------
                                 ASSETS
Cash and cash equivalents...............................................  $  36,837,354  $   1,275,020
Restricted cash and cash equivalents....................................     16,897,223      9,134,651
Debt service escrow.....................................................             --     16,418,922
Subscriber accounts receivable, net.....................................      1,484,455        387,144
Prepaid expenses........................................................      1,436,696        661,669
Property and equipment, net.............................................     68,435,750     49,898,337
Wireless channel rights, net............................................    307,181,897    194,050,792
Investment in CS Wireless Systems, Inc..................................             --     43,337,527
Investment in TelQuest Satellite Services LLC...........................             --      3,174,732
Other investments.......................................................      4,313,848             --
Goodwill, net...........................................................             --     22,985,876
Debt financing costs, net...............................................      8,271,586      7,079,424
Reorganization value in excess of amounts allocable to identifiable
  assets, net...........................................................     35,913,446             --
Other assets............................................................      2,681,695      3,061,780
                                                                          -------------  -------------
Total Assets............................................................  $ 483,453,950  $ 351,465,874
                                                                          -------------  -------------
                                                                          -------------  -------------

             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
LIABILITIES
  Accounts payable......................................................  $  12,063,414  $   4,852,091
  Accrued expenses......................................................      7,186,250      4,829,844
  Accrued interest......................................................      4,428,876      3,264,919
  Wireless channel rights obligations...................................      6,185,794      4,832,971
  Interim debt financing................................................     65,807,317     45,000,000
  Senior notes..........................................................    353,139,771    312,088,506
                                                                          -------------  -------------
                                                                            448,811,422    374,868,331
                                                                          -------------  -------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY (DEFICIT)
  Preferred stock, no shares outstanding................................             --             --
  Common stock:
    40,543,039 no par value shares outstanding at March 31, 1998, all
      canceled as of October 14, 1998                                                --    275,770,764
    17,241,379 new $.01 par value shares issued and outstanding as of
      March 31, 1999....................................................        172,414             --
  Additional paid-in capital............................................    145,117,997    101,711,759
  Accumulated deficit (b)...............................................   (110,647,883)  (400,884,980)
                                                                          -------------  -------------
                                                                             34,642,528    (23,402,457)
                                                                          -------------  -------------
Total Liabilities and Shareholders' Equity (Deficit)....................  $ 483,453,950  $ 351,465,874
                                                                          -------------  -------------
                                                                          -------------  -------------

------------------------

(a) Reorganized as of October 15, 1998. See Note 2 of the notes to consolidated financial statements.

(b) Accumulated deficit of $415,434,827, net of an extraordinary gain of $85,355,624 from the extinguishment of debt in the CAI reorganization, was eliminated as of October 14, 1998. The accumulated deficit shown at March 31, 1999 is for the period from October 15, 1998 to March 31, 1999.

                See notes to consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               PERIODS ENDED MARCH 31, 1999 AND OCTOBER 14, 1998

                    AND YEARS ENDED MARCH 31, 1998 AND 1997

                                    REORGANIZED
                                    COMPANY(A)               PREDECESSOR ENTITY
                                   -------------  -----------------------------------------

                                    PERIOD FROM    PERIOD FROM
                                    OCTOBER 15,   APRIL 1, 1998
                                       1998             TO         YEAR ENDED   YEAR ENDED
                                   TO MARCH 31,    OCTOBER 14,     MARCH 31,     MARCH 31,
                                       1999          1998(C)          1998         1997
                                   -------------  --------------  ------------  -----------
Revenues.........................   $15,433,357    $ 11,481,498   $ 28,621,710  3$6,326,816
                                   -------------  --------------  ------------  -----------
Costs and expenses:
  Programming and licensing......     9,963,335       8,099,445     15,459,663  16,051,094
  Marketing......................       603,223         189,133      1,373,265   2,033,107
  General and administrative.....    24,653,961      11,471,224     36,750,542  31,196,446
  Depreciation and
    amortization.................    22,700,264      14,663,560     34,713,610  32,345,327
  Write-down of assets...........            --              --     73,500,000          --
                                   -------------  --------------  ------------  -----------
                                     57,920,783      34,423,362    161,797,080  81,625,974
                                   -------------  --------------  ------------  -----------
    Operating loss...............   (42,487,426)    (22,941,864)  (133,175,370) (45,299,158)
                                   -------------  --------------  ------------  -----------
Other income (expense):
  Interest expense...............   (30,937,947)    (18,243,038)   (47,226,574) (40,805,791)
  Equity in losses of
    affiliates...................   (38,740,977)    (45,483,966)   (31,747,268) (17,600,000)
  Write-down of equity
    investment...................            --              --    (23,570,000)         --
  Reorganization expense.........            --     (17,101,383)            --          --
  Interest and other income......     1,518,467       3,864,780      4,458,782   6,406,742
                                   -------------  --------------  ------------  -----------
                                    (68,160,457)    (76,963,607)   (98,085,060) (51,999,049)
                                   -------------  --------------  ------------  -----------
    Loss before income tax
    benefit and extraordinary
    item.........................  (110,647,883)    (99,905,471)  (231,260,430) (97,298,207)
Income tax benefit...............            --              --             --  15,000,000
                                   -------------  --------------  ------------  -----------
    Loss before extraordinary
    item.........................  (110,647,883)    (99,905,471)  (231,260,430) (82,298,207)
Extraordinary item: net gains
  from early extinguishment of
  debt...........................            --      85,355,624      5,345,699          --
                                   -------------  --------------  ------------  -----------
    Net loss.....................  (110,647,883)    (14,549,847)  (225,914,731) (82,298,207)
Preferred stock dividends........            --              --    (13,891,025) (13,011,270)
                                   -------------  --------------  ------------  -----------
Loss applicable to common
  shareholders...................  ($110,647,883)  $(14,549,847)  $(239,805,756) ($95,309,477)
                                   -------------  --------------  ------------  -----------
                                   -------------  --------------  ------------  -----------
Basic and diluted loss per new
  common share(b)................   $     (6.42)
                                   -------------
                                   -------------
Weighted average new common
  shares outstanding.............    17,241,379
                                   -------------
                                   -------------

------------------------

(a) Reorganized as of October 15, 1998. See Note 2 of the notes to consolidated financial statements.

(b) Share data for the pre-reorganization periods is not presented as such amounts are not meaningful.

(c) Contractual interest of $4,956,347 was not recorded for the period July 30, 1998, the date CAI voluntarily filed its Chapter 11 bankruptcy petition, through October 14, 1998, the date of the bankruptcy consummation, in accordance with SOP 90-7, since contractual interest was an unsecured unallowed claim in the bankruptcy proceeding.

                See notes to consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

PERIODS ENDED MARCH 31, 1999 AND OCTOBER 14, 1998 AND YEARS ENDED MARCH 31, 1998
                                    AND 1997

                                                                                                                ADDITIONAL
                                                                                                                  PAID-IN
PREDECESSOR ENTITY:                                                                      SHARES      AMOUNT       CAPITAL
-------------------------------------------------------------------------------------  ----------  -----------  -----------

Balance at March 31, 1996............................................................  37,829,482  $257,701,130 $        --
Series A 8% preferred stock converted to common......................................   2,637,742   18,049,955           --
Value assigned to warrants exercised.................................................      73,315       18,329           --
Senior preferred stock issuance costs................................................          --           --           --
Preferred stock dividends............................................................          --           --           --
Net loss for the year................................................................          --           --           --
                                                                                       ----------  -----------  -----------
Balance at March 31, 1997............................................................  40,540,539  275,769,414           --
Common stock issued in exchange for Bell Atlantic warrants...........................       2,500        1,350           --
Senior preferred stock and accumulated dividends contributed to capital pursuant to
  the Bell Atlantic termination agreement on March 3, 1998...........................          --           --  101,711,759
Preferred stock dividends............................................................          --           --           --
Net loss for the year................................................................          --           --           --
                                                                                       ----------  -----------  -----------
Balance at March 31, 1998............................................................  40,543,039  275,770,764  101,711,759
NET LOSS FOR THE PERIOD FROM APRIL 1, 1998 TO OCTOBER 14, 1998, INCLUDING AN
  EXTRAORDINARY GAIN OF $85,355,624..................................................          --           --           --
ELIMINATE PREDECESSOR EQUITY ACCOUNTS AND FAIR VALUE ASSETS AND LIABILITIES IN
  CONNECTION WITH FRESH-START ACCOUNTING:
  CANCEL COMMON SHARES (NO PAR VALUE) AND RESTATE THE ACCUMULATED DEFICIT............  (40,543,039) (275,770,764) (101,711,759)
  ISSUE NEW COMMON SHARES, PAR VALUE $.01............................................  15,000,000      150,000  119,814,776
  NEW SHARES ISSUED WITH THE EXIT FACILITY...........................................   2,241,379       22,414   17,903,355
  RECORD EXCESS OF REORGANIZATION VALUE OVER IDENTIFIABLE ASSETS.....................          --           --           --
                                                                                       ----------  -----------  -----------
BALANCE AT OCTOBER 14, 1998..........................................................  17,241,379      172,414  137,718,131


REORGANIZED COMPANY(A):
-------------------------------------------------------------------------------------

COMPENSATION EXPENSE UNDER STOCK OPTION PLANS........................................          --           --    7,399,866
NET LOSS FOR THE PERIOD FROM OCTOBER 15, 1998 TO MARCH 31, 1999......................          --           --           --
                                                                                       ----------  -----------  -----------
BALANCE AT MARCH 31, 1999............................................................  17,241,379  $   172,414  $145,117,997
                                                                                       ----------  -----------  -----------
                                                                                       ----------  -----------  -----------


                                                                                       ACCUMULATED
PREDECESSOR ENTITY:                                                                      DEFICIT        TOTAL
-------------------------------------------------------------------------------------  ------------  -----------
Balance at March 31, 1996............................................................  $(65,090,206) $192,610,924
Series A 8% preferred stock converted to common......................................            --   18,049,955
Value assigned to warrants exercised.................................................       (18,329)          --
Senior preferred stock issuance costs................................................      (661,212)    (661,212)
Preferred stock dividends............................................................   (13,011,270) (13,011,270)
Net loss for the year................................................................   (82,298,207) (82,298,207)
                                                                                       ------------  -----------
Balance at March 31, 1997............................................................  (161,079,224) 114,690,190
Common stock issued in exchange for Bell Atlantic warrants...........................            --        1,350
Senior preferred stock and accumulated dividends contributed to capital pursuant to
  the Bell Atlantic termination agreement on March 3, 1998...........................            --  101,711,759
Preferred stock dividends............................................................   (13,891,025) (13,891,025)
Net loss for the year................................................................  (225,914,731) (225,914,731)
                                                                                       ------------  -----------
Balance at March 31, 1998............................................................  (400,884,980) (23,402,457)
NET LOSS FOR THE PERIOD FROM APRIL 1, 1998 TO OCTOBER 14, 1998, INCLUDING AN
  EXTRAORDINARY GAIN OF $85,355,624..................................................   (14,549,847) (14,549,847)
ELIMINATE PREDECESSOR EQUITY ACCOUNTS AND FAIR VALUE ASSETS AND LIABILITIES IN
  CONNECTION WITH FRESH-START ACCOUNTING:
  CANCEL COMMON SHARES (NO PAR VALUE) AND RESTATE THE ACCUMULATED DEFICIT............   377,482,523           --
  ISSUE NEW COMMON SHARES, PAR VALUE $.01............................................            --  119,964,776
  NEW SHARES ISSUED WITH THE EXIT FACILITY...........................................            --   17,925,769
  RECORD EXCESS OF REORGANIZATION VALUE OVER IDENTIFIABLE ASSETS.....................    37,952,304   37,952,304
                                                                                       ------------  -----------
BALANCE AT OCTOBER 14, 1998..........................................................            --  137,890,545
REORGANIZED COMPANY(A):
-------------------------------------------------------------------------------------
COMPENSATION EXPENSE UNDER STOCK OPTION PLANS........................................            --    7,399,866
NET LOSS FOR THE PERIOD FROM OCTOBER 15, 1998 TO MARCH 31, 1999......................  (110,647,883) (110,647,883)
                                                                                       ------------  -----------
BALANCE AT MARCH 31, 1999............................................................  $(110,647,883) $34,642,528
                                                                                       ------------  -----------
                                                                                       ------------  -----------

------------------------------

(a) Reorganized as of October 15, 1998. See Note 2 of the notes to consolidated financial statements.

                See notes to consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
PERIODS ENDED MARCH 31, 1999 AND OCTOBER 14, 1998 AND YEARS ENDED MARCH 31, 1998
                                    AND 1997

                                         REORGANIZED COMPANY(A)                PREDECESSOR ENTITY
                                         ----------------------  -----------------------------------------------

                                                                   PERIOD FROM
                                                                  APRIL 1, 1998
                                              PERIOD FROM              TO
                                            OCTOBER 15, 1998       OCTOBER 14,      YEAR ENDED      YEAR ENDED
                                           TO MARCH 31, 1999          1998        MARCH 31, 1998  MARCH 31, 1997
                                         ----------------------  ---------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...............................      $ (110,647,883)       $(14,549,847)   $(225,914,731)  $(82,298,207)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization........          20,960,783         14,663,560       34,713,610      32,345,327
  Amortization of reorganization value
    in excess of amounts allocable to
    identifiable assets................           1,739,481                 --               --              --
  Reorganization expense...............                  --         10,795,636               --              --
  Compensation expense under stock
    option plans.......................           7,399,866                 --               --              --
  Write-down of impaired assets........                  --                 --       73,500,000              --
  Equity in losses of affiliates.......          38,740,977         45,483,966       31,747,268      17,600,000
  Write-down of equity investment......                  --                 --       23,570,000              --
  Extraordinary net gain on early
    extinguishment of debt.............                  --        (85,355,624)      (5,345,699)             --
  Deferred income tax benefit..........                  --                 --               --     (15,000,000)
  Debt financing costs and discount
    amortization and accretion.........          26,255,739          1,407,539        4,915,160       3,336,483
  Write-off of projects and other
    costs..............................                  --                 --        7,136,940       2,087,144
  Gain on the sale of assets...........                  --         (2,543,327)      (1,239,175)        (16,851)
  Other................................            (367,085)                --          180,230         277,820
  Changes in assets and liabilities,
    net of effects from acquired
    companies:
    Subscriber receivables.............             775,762           (314,491)         273,604         690,092
    Other assets.......................             602,496            (98,739)         638,880        (382,798)
    Accounts payable and accrued
      expenses.........................            (454,951)         4,263,245        7,881,801       6,608,567
                                         ----------------------  ---------------  --------------  --------------
      Net cash used in operating
        activities.....................         (14,994,815)       (26,248,082)     (47,942,112)    (34,752,423)
                                         ----------------------  ---------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of wireless channel rights....            (376,652)          (110,000)      (2,024,526)     (3,686,989)
Purchase of property and equipment.....          (2,107,937)          (991,649)      (7,167,875)    (37,109,164)
Purchase of investments................                  --                 --               --     (15,087,990)
Net cash received in CS acquisition....          43,989,778                 --               --              --
Proceeds from maturity of
  investments..........................                  --         16,472,495       31,514,960      43,495,837
Proceeds from sale of assets...........             179,407          4,810,018        1,841,057         486,307
Investments in affiliates..............            (874,567)          (411,567)      (4,388,433)             --
Other..................................             188,343            (81,527)       2,146,551        (765,117)
                                         ----------------------  ---------------  --------------  --------------
      Net cash provided by (used in)
        investing activities...........          40,998,372         19,687,770       21,921,734     (12,667,116)
                                         ----------------------  ---------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of secured
  financings and other debt............             174,500         26,847,439       33,714,321              --
(Increase) decrease in restricted cash
  accounts.............................          10,260,359        (18,022,931)      (9,134,651)             --
Repayment of senior and other debt.....            (940,129)        (2,073,704)      (3,056,834)    (45,263,492)
Debt financing costs paid..............                  --           (126,445)      (4,699,356)             --
Other..................................                  --                 --               --        (108,145)
                                         ----------------------  ---------------  --------------  --------------
      Net cash provided by (used in)
        financing activities...........           9,494,730          6,624,359       16,823,480     (45,371,637)
                                         ----------------------  ---------------  --------------  --------------
      Net increase (decrease) in cash
        and cash equivalents...........          35,498,287             64,047       (9,196,898)    (92,791,176)
Cash and cash equivalents, beginning...           1,339,067          1,275,020       10,471,918     103,263,094
                                         ----------------------  ---------------  --------------  --------------
Cash and cash equivalents, ending......      $   36,837,354        $ 1,339,067     $  1,275,020    $ 10,471,918
                                         ----------------------  ---------------  --------------  --------------
                                         ----------------------  ---------------  --------------  --------------

------------------------

(a) Reorganized as of October 15, 1998. See Note 2 of the notes to consolidated financial statements.

                See notes to consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                      SUPPLEMENTAL INFORMATION ON NON-CASH
                       INVESTING AND FINANCING ACTIVITIES

    During the post-reorganization period from October 15, 1998 to March 31, 1999 and the pre-reorganization period from April 1, 1998 to October 14, 1998 and the years ended March 31, 1998 and 1997, the following non-cash investing and financing activities occurred:

                                              REORGANIZED
                                                COMPANY               PREDECESSOR ENTITY
                                             -------------  ---------------------------------------

                                              PERIOD FROM
                                              OCTOBER 15,    PERIOD FROM
                                                 1998       APRIL 1, 1998
                                                  TO             TO        YEAR ENDED   YEAR ENDED
                                               MARCH 31,     OCTOBER 14,    MARCH 31,    MARCH 31,
                                                 1999           1998          1998         1997
                                             -------------  -------------  -----------  -----------
1.         Purchase of property and
           equipment with accrued
           obligations.....................    $ 262,008      $      --     $ 832,549    $1,213,335
2.         Acquisition of wireless channel
           rights with accrued
           obligations.....................           --             --     2,143,855    2,380,234
3.         Accrued preferred stock
           dividends.......................           --             --    13,761,561   12,848,172

4. On November 25, 1997, amounts outstanding and owed under the Foothill Capital Credit Facility totaling $17.3 million were repaid with proceeds from the sale by CAI of $25 million principal amount of 13% senior secured notes to Merrill Lynch Global Allocation Fund, Inc. ("MLGAF") (see Note 8). On January 26, 1998, MLGAF purchased an additional $2 million principal amount of 13% senior secured notes from CAI.

5. On February 17, 1998, CAI consummated a series of transactions, including the purchase by CAI of the remaining interest of affiliates of NYNEX and Bell Atlantic (collectively, "Bell Atlantic") under the Business Relationship Agreement and the acquisition of Bell Atlantic's approximately 9.9% equity interest in CS Wireless Systems, Inc. As consideration for the termination of the joint venture and the transfer to CAI of the CS common stock held by Bell Atlantic, CAI issued $7 million aggregate principal amount of its 13% senior secured notes to Bell Atlantic. As part of these transactions, MLGAF advised CAI that it had completed the purchase from Bell Atlantic of the $30 million aggregate principal amount of CAI's 14% term notes, $70 million of CAI's 14% senior preferred stock and Bell Atlantic warrants to purchase CAI equity and the $7 million aggregate principal amount of 13% senior secured notes issued to Bell Atlantic on February 17, 1998. Simultaneously, MLGAF also purchased an additional $11 million aggregate principal amount of CAI's 13% senior secured notes. As a result of these transactions, as of March 31, 1998, there was $45 million aggregate principal amount of CAI's 13% senior secured notes outstanding, all of which was held by MLGAF.

6. On March 3, 1998, MLGAF exchanged the Bell Atlantic term notes and the Bell Atlantic senior preferred stock, together with accrued but unpaid interest ($15,709,804) and dividends ($32,422,295) thereon, acquired by MLGAF on February 17, 1998, for a $30 million 12% subordinated note due 2005 and exchanged the Bell Atlantic warrants for 2,500 shares of CAI common stock valued at $1,350.

7. During the year ended March 31, 1997, all of the Series A preferred stock, with a basis of $18.1 million, was converted into 2,637,742 shares of common stock.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                      SUPPLEMENTAL INFORMATION ON NON-CASH
                       INVESTING AND FINANCING ACTIVITIES

8. Net cash provided by issuance of secured financings and other debt during the period from April 1, 1998 to October 14, 1998:

INTERIM DEBT REFINANCING
  Proceeds from issuance of secured notes under the DIP
    facility...................................................  $60,000,000
  Repayment of 13% senior secured notes........................  (45,000,000)
  Debt financing costs paid....................................   (4,105,894)
                                                                 -----------
    Net cash provided by interim debt refinancing..............   10,894,106
                                                                 -----------

EXIT FACILITY AND STOCK ISSUANCE
  Proceeds from issuance of secured notes under the exit
    facility...................................................   80,000,000
  Exit facility discount.......................................  (17,925,769)
  Proceeds from stock issuance.................................   17,925,769
                                                                 -----------
    Net proceeds from exit facility and stock issuance.........   80,000,000
  Repayment of the DIP facility................................  (60,000,000)
  Accrued interest paid........................................   (1,646,667)
  Debt financing costs paid....................................   (2,400,000)
                                                                 -----------
    Net cash provided by the exit facility and stock
      issuance.................................................   15,953,333
                                                                 -----------
Net cash provided by issuance of secured financings and other debt.........................................................  $26,847,439
                                                                 -----------
                                                                 -----------

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                       REORGANIZED
                         COMPANY                PREDECESSOR ENTITY
                     ---------------  --------------------------------------

                       PERIOD FROM    PERIOD FROM
                       OCTOBER 15,      APRIL 1,
                          1998          1998 TO     YEAR ENDED   YEAR ENDED
                           TO         OCTOBER 14,    MARCH 31,    MARCH 31,
                     MARCH 31, 1999       1998         1998         1997
                     ---------------  ------------  -----------  -----------
Cash payments for
  interest.........     $  16,582      $17,028,872  3$4,944,126  3$4,341,025
                          -------     ------------  -----------  -----------
                          -------     ------------  -----------  -----------

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of CAI Wireless Systems, Inc. ("CAI") and its wholly-owned subsidiaries and, effective as of December 2, 1998, its approximately 94% ownership of CS Wireless Systems, Inc. ("CS"), its 60% interest in TelQuest Satellite Services LLC ("TelQuest") and its 50% ownership of each of CAI Data Systems Inc., CAI Satellite Communications, Inc. and MMDS Satellite Ventures, Inc. (collectively the "Company"). Throughout the Notes to the Consolidated Financial Statements and the Financial Statements to which the Notes are attached, use of the term "Reorganized Company" refers to CAI Wireless Systems, Inc. and its subsidiaries, on a consolidated basis, from and after October 15, 1998. Throughout the Notes to the Consolidated Financial Statements and the Financial Statements to which the Notes are attached, use of the term "Predecessor Entity" refers to CAI and its subsidiaries prior to October 15, 1998. A vertical black line is shown in the consolidated financial statements to separate the reorganized company and the predecessor entity since they have not been prepared on a consistent basis of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation. Acquisitions have been accounted for on the purchase method of accounting. Accordingly, CS and TelQuest have been consolidated as of December 2, 1998. The Consolidated Statement of Operations reflects CS and TelQuest operations for the four month period ended March 31, 1999 with no allowance for minority interest since the respective minority shareholders do not provide any guarantees for funding the losses sustained by these companies.

    FRESH-START REPORTING. Financial accounting during a Chapter 11 proceeding is prescribed in the American Institute of Certified Public Accountants' Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The emergence from the Chapter 11 proceeding resulted in the creation of a new reporting entity without any accumulated deficit and with CAI's assets and liabilities restated to their estimated fair values (see Note 2). Due to the application of fresh-start reporting, the financial statements for periods after the reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization, primarily with respect to depreciation and amortization.

    NATURE OF BUSINESS. CAI was incorporated in August 1991 to invest in, lease, and purchase wireless channel rights including multi-channel, multi-point distribution services licenses, multi-point distribution services ("MDS") licenses and instructional television fixed services ("ITFS") licenses (collectively, "MMDS"), and develop wireless cable systems. CAI operates six analog-based wireless cable systems providing analog video service to approximately 32,300 subscribers as of March 31, 1999 in New York City, Rochester, and Albany, NY; Philadelphia, PA; Washington, DC; and Norfolk/Virginia Beach, VA. In addition, CAI has a portfolio of MMDS channel rights in eight additional markets including Long Island, Buffalo and Syracuse, NY; Providence, RI; Hartford, CT; Boston, MA (built-out with limited Internet operations); Baltimore, MD; and Pittsburgh, PA. For the periods from October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998, approximately 62%, 15% and 14% and 56%, 16% and 18% of CAI's total revenues were derived from the Philadelphia, New York City and Albany systems, respectively, as compared to 60%, 18% and 11% and 59%, 22% and 9% for the years ended March 31, 1998 and 1997, respectively.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED).

    CS provides subscription video services to approximately 55,900 subscribers as of March 31, 1999, in eleven operating markets (exclusive of subscribers in the Story City, Iowa market contemplated to be transferred to Nucentrix Broadband Networks, Inc.;"Nucentrix", formerly known as Heartland Wireless Communications, Inc.). Those markets are Bakersfield, CA; Sweet Springs and Cameron/ Maysville, MO; Cleveland and Dayton, OH; San Antonio, Dallas and Fort Worth, TX; Minneapolis, MN; Nortonville/Effingham, KS; and Grand Rapids, MI. Additionally, CS provides high speed Internet access services in its Dallas/Ft. Worth market. CS also owns or holds lease rights in other markets as follows:
Battle Creek, Grand Rapids and Kalamazoo, MI; Charlotte, NC; Kalispell, MT; Kansas City, MO; Napoleon/Bloom Center, IN; Rochester, MN; Scottsbluff, NE; Stockton/Modesto, CA; and Wellsville, KS.

    The Company's subscription video services operate within the highly competitive subscription television industry. The Company's principal subscription television competitors in each of its markets are traditional hard-wire cable companies and companies using direct broadcast satellite and other methods of distributing and receiving television transmissions. Hard wire cable companies generally are well-established and known to potential customers and have significantly greater financial and other resources than the Company. In addition to providing wireless cable television services, the Company intends to expand the use of its wireless channel rights spectrum to include telecommunications services. As the telecommunications industry continues to evolve and the Company seeks to expand its product offerings, the Company faces additional competition from new providers of entertainment and data services. There can be no assurance that the Company will be able to compete successfully with existing or potential competitors in the subscription video industry or any other segment of the telecommunications industry.

    The Company has incurred significant operating losses since its inception. Losses are expected for at least the next year as the Company continues to operate its subscription video business and implement its business plan. The Company has approximately $53.7 million in cash, cash equivalents and restricted cash at March 31, 1999, of which $17.5 million is available to CAI and $36.0 million is available to CS to fund their respective capital requirements. Based on the current operating budgets, CAI believes that it has sufficient cash to fund its anticipated capital requirements through November 1999, and CS believes that it has sufficient cash to fund its anticipated capital requirements through March 2000. CAI's operating budget does not contemplate further investment in any of CAI's non-wholly-owned subsidiaries and CS' operating budget does not contemplate any investment in CAI or its wholly-owned subsidiaries.

    The Company has committed significant resources to the development of two way digital MMDS systems and contemplates additional capital expenditures in connection with the continued efforts to engineer and design two-way systems in the Company's markets. The Company continues to enhance its portfolio of MMDS spectrum rights by entering into long-term leases and, where feasible, purchasing or otherwise obtaining rights to MMDS spectrum in certain of its markets. The amount and timing of the Company's future capital requirements will depend upon a number of factors, including programming, equipment and marketing costs, staffing levels, subscriber growth, competitive conditions and the presence of a strategic partner, many of which are beyond the control of the Company. Failure to obtain any required financing could materially affect the growth, cash flow and/or operating results of the Company.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED).
    The Company is also faced with significant debt service requirements beginning on October 14, 2000, when $80 million aggregate principal amount of CAI's 13% senior secured notes, together with all accrued interest thereon and all fees and expenses associated therewith, are due and payable in full (see
Note 8). Additionally, beginning in September 2001, CS will have to make semi-annual interest payments on the outstanding aggregate amount of its Series B 11.375% senior discount notes due 2006.

    Without additional funding through debt or equity offerings, joint ventures, non-core asset sales, the participation of a strategic partner, or the restructuring of its debt agreements, the Company may not be able to meet its future debt and interest payments (see Note 2 and Subsequent Event in Note 16). There can be no assurance that the Company will achieve positive cash flow from operations or consummate any asset sale or that sufficient debt or equity financing will be available to it. In addition, subject to restrictions under their outstanding debt obligations, CAI and CS may pursue other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current wireless communications business.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include fair value adjustments, valuation allowances, useful lives of tangible and intangible assets and estimates of impairment of long-lived assets. Actual results could differ from those estimates and assumptions.

    CASH EQUIVALENTS AND RESTRICTED CASH. For purposes of determining cash and cash equivalents, restricted cash balances are not included. The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market type funds. The Company has a concentration of credit risk with regard to its cash in excess of the amount subject to federal insurance and money market type funds. The Company has mitigated its risk by depositing its cash in high credit quality financial institutions and by investing in low risk, high grade money market type funds which invest in U.S. government securities or high grade commercial paper. The net proceeds from the issuance to Merrill Lynch Global Allocation Fund, Inc. ("MLGAF") of the CAI senior secured notes (see Note 8) are held in an account controlled by PricewaterhouseCoopers LLP as collateral agent for the holders of CAI senior secured notes. On March 26, 1999, MCI WORLDCOM, Inc. acquired the $80 million aggregate principal amount of CAI's senior secured notes from MLGAF. The release and use of funds is limited to expenditures that are in accordance with CAI's operating plan as submitted from time to time to the holders of the senior secured notes.

    ACCOUNTS RECEIVABLE. The Company provides an allowance for doubtful accounts on its accounts receivable, which amounted to $.6 million and $.2 million at March 31, 1999 and 1998, respectively.

    PROPERTY AND EQUIPMENT. Property and equipment are carried at cost as of October 14, 1998 and at fair market value as of October 15, 1998. Subsequent additions are recorded at cost. Depreciation and amortization are calculated by the straight-line method over the estimated useful lives of the related assets. The Company capitalizes subcontractor and direct employee labor costs incurred in connection with the installation of its television reception equipment on subscriber premises. Repairs and maintenance costs are expensed when incurred; renewals and betterments are capitalized.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED).
Amortization of such costs is based on the estimated subscriber turnover rate for each system, which ranges from 1 to 7 years.

    INVESTMENTS IN AFFILIATES.

      CS WIRELESS SYSTEMS, INC. On December 2, 1998, CAI increased its ownership interest in CS to 94% by acquiring shares held by Nucentrix Broadband Networks, Inc. (formerly known as Heartland Wireless Communications, Inc.), for $1,534,000 in cash, which shares were subsequently acquired from CAI by CS for the same price and placed into treasury. Concurrently with the purchase by CAI, CAI, CS and Nucentrix mutually agreed to terminate that certain stockholders' agreement dated as of February 23, 1996. The stockholders' agreement (and bylaws of CS) required the affirmative vote of a supermajority of the members of the CS board of directors or stockholders, as the case may be, for certain actions to be acted upon by the CS board or stockholders. Consequently, percentage ownership of CS common stock was not indicative of control at CS so long as the stockholders' agreement continued. As a result of the increased percentage ownership in CS and the termination of the stockholders' agreement, the subsequent results of CS are consolidated with those of CAI. The consolidation with CS as of December 2, 1998 created negative goodwill of $25,550,304 which was eliminated by proportionate offsets to property and equipment and wireless channel rights of $6,132,073 and $19,418,231, respectively. In prior periods, as a result of the effect the stockholders' agreement had on the control of CS, CAI accounted for its investment in CS under the equity method of accounting, and the difference between CAI's cost and the pro-rata value of its ownership of the underlying equity was amortized over 15 years, commensurate with goodwill and wireless channel rights amortization periods to which the investment primarily related. CAI recorded its share of the CS net losses, adjusted for the amortization of its investment, under the equity method because CAI did not control day to day operations and due to the significant participation rights of Nucentrix under the terms of a stockholders' agreement that was terminated on December 2, 1998. The Company recognized a loss of $37,344,377 upon the acquisition of the controlling interest of CS representing the losses not previously recognized under its ownership percentage under the equity method. CS owns 39% of Television Interactiva del Norte, S.A. de C.V. ("Telinor") and has a 49% interest in Telinor Inalambrica, S.A. de C.V. ("Television"). Telinor and Television were formed to develop wireless cable television systems providing subscription television services in Mexico. The carrying value of CS's investments in and advances to Telinor and Television was $4.3 million at March 31, 1999.

      TELQUEST SATELLITE SERVICES LLC. With the increased percentage of ownership of CS on December 2, 1998, the Company has a 60% interest in TelQuest. Accordingly, the subsequent results of TelQuest are consolidated with those of CAI. In prior periods, the investment in TelQuest was recorded on the equity method of accounting and the difference between CAI's cost and the pro-rata ownership of the underlying equity was amortized over 15 years. The Company recorded its share of TelQuest's net loss, adjusted for the amortization of its excess investment, under the equity method until December 2, 1998.

    INTANGIBLES.

      WIRELESS CHANNEL RIGHTS. Wireless channel rights, including costs incurred to acquire wireless cable channel rights, are carried at cost as of October 14, 1998 and at fair market value on October 15,

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED).
1998. Subsequent additions are carried at cost. Wireless channel rights are amortized over their estimated useful lives, generally 10 to 15 years, commencing when the related market is placed in service or available for service.

      GOODWILL. Goodwill, consisting of acquisition costs in excess of the fair value of assets and liabilities of the companies acquired, is amortized on a straight line basis over periods ranging from 10 to 15 years. Accumulated amortization was approximately $4.6 million at March 31, 1998.

      REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS. Reorganization value approximates the amount a willing buyer would pay for the assets of a company immediately after a restructuring. The reorganization value in excess of amounts allocable to identifiable assets (total assets after adjusting to fair value) is amortized over 10 years. Accumulated amortization at March 31, 1999 is approximately $1.7 million.

      DEBT FINANCING COSTS. Costs incurred to obtain financing are amortized over the respective terms of the debt as a component of interest expense.

    LONG-LIVED ASSETS. The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," on April 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell (see Note 2). Pursuant to SFAS No. 121, the Company periodically reviews wireless channel rights and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such circumstances occur, the Company evaluates the possible effects on the carrying amount of such assets.

    The Company's estimates of future gross revenues and operating cash flows, the remaining estimated lives of long-lived assets, or both could be reduced in the future due to changes in, among other things, technology, the Company's ability to obtain permission for flexible use of the wireless channel rights, government regulation and/or available financing or competition. The Company's estimate of future gross revenues and operating cash flows assumes that the Company will successfully develop wireless broadband networks in its markets which will enable the Company to provide fixed, flexible two-way telecommunications transmission services, including high-speed data and telephony services. Since these alternative uses of the MMDS spectrum are in the early stages of development, there is no assurance that the Company can commercially deploy such alternatives or that it will be able to achieve positive cash flow from any operating activities.

    Based on the results of its valuation as of March 31, 1998, CAI recorded a $73.5 million write-down (net of an accumulated amortization adjustment of $14.7 million) of the goodwill associated with the wireless channel rights acquired from companies purchased by CAI in September 1995.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED).
    INVESTMENTS IN DEBT SERVICE ESCROW. Investments in the debt service escrow, consisting of debt instruments, matured in September 1998 and were carried at cost since they were held to maturity.

    REVENUE RECOGNITION. Revenues from subscribers are recognized in the period that service is rendered. Amounts paid in advance are recorded as deferred revenue. Subscriber installation fees are recognized as revenue to the extent of costs incurred to obtain subscribers.

    STOCK OPTIONS. SFAS No. 123 requires entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant or alternatively, to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123. Compensation expense has been reflected for the period from October 15, 1998 to March 31, 1999 relative to variable options issued after the bankruptcy to incentivize certain key employees.

    INCOME TAXES. The Company files a consolidated federal income tax return with its subsidiaries in which it owns 80% or more of the outstanding common stock. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable for future years to the difference between the financial statement and tax basis of existing assets and liabilities. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets, if it is more likely that all or some portion of such deferred tax asset will not be realized.

    LOSS PER SHARE. The Company adopted SFAS No. 128, "Earnings Per Share" for the year ended March 31, 1998. Accordingly, the "primary" EPS was replaced with a "basic" EPS computation based upon the weighted-average common shares outstanding. Due to the Company's net losses, only the basic loss per share amounts are reflected in the accompanying Consolidated Statements of Operations. Outstanding options, warrants, and other convertible securities were not considered for the purposes of calculating the weighted average common shares outstanding since these securities were determined to be anti-dilutive. CAI's basic loss per share for the year ended March 31, 1999 reflects the post-bankruptcy loss per new common share. Per share data for the pre-reorganization periods are not presented as such amounts are not meaningful.

    RECLASSIFICATION. The Company has reclassified certain items in prior years' financial statements to make them conform to the current year presentation.

    COMPREHENSIVE INCOME. The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires companies to disclose comprehensive income separately from net income. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-ownership sources, and it includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The adoption of SFAS No. 130 has had no effect on the Company because the Company had no elements of other comprehensive income.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED).
    SEGMENT REPORTING. The Company adopted SFAS No. 131, "Disclosures about segments of an enterprise and related information." SFAS No. 131 requires that public companies report operating segments based upon how management allocates resources and assesses performance. Based on the criteria outlined in SFAS No. 131, the Company is comprised of a single reportable segment-- distribution of wireless cable television subscription services. Accordingly, no additional disclosure is required by the Company to conform to the requirements of SFAS No. 131.

NOTE 2--GOING CONCERN AND CHAPTER 11 REORGANIZATION.

    GOING CONCERN. Although CAI has emerged from bankruptcy, the Company's recurring losses, restrictions on its ability to obtain additional financing, and substantial commitments raise substantial doubt about its continuation as a going concern. For the year ending March 31, 2000, the Company is obligated to pay approximately $7.9 million for minimum license fees and channel lease payments, approximately $4.7 million for operating leases, approximately $6.2 million in wireless channel rights obligations including MMDS license auction fees, $.8 million in debt service, and to fund current operating deficits. The Company projects that operating cash requirements will be approximately $40.6 million for the year ending March 31, 2000. Additionally, as of March 31, 1999, the Company had outstanding trade payables of approximately $12.1 million, and is committed through additional open purchase orders to spend approximately $2.2 million, primarily for capital expenditures associated with digital, Internet and telephony projects. For the year ended March 31, 1999, the Company was obligated to pay approximately $5.5 million for minimum license fees and channel lease payments, approximately $3.7 million for operating leases, approximately $3.5 million in wireless channel rights obligations, including MMDS license auction fees, and to fund current operating costs. The Company projected that operating cash requirements would be approximately $20 million for the year ending March 31, 1999. Additionally, as of March 31, 1998, the Company had outstanding trade payables of approximately $4.9 million. The Company's business strategy has been to explore digital wireless cable services for its MMDS subscription television systems and alternative uses of its MMDS spectrum for a variety of applications, including data and voice transmission such as Internet access and telephone delivery services, and to petition the Federal Communications Commission ("FCC") for the establishment of rules governing the full two-way use of the MMDS spectrum. In management's opinion, this strategy, if successful, will help meet current and perceived future competition and, in relation to obtaining a new strategic partner, show the flexibility and increased value of the Company's MMDS spectrum. In connection with achieving these objectives, the Company was committed, through additional open purchase orders as of March 31, 1998, to spend approximately $1.8 million, primarily for capital expenditures associated with the additional development of the Boston digital transmission facilities.

    The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities and commitments in the normal course of business. The appropriateness of reporting on a going concern basis is dependent upon, among other things, future operations and the ability to generate sufficient cash from operations and financing sources to meet obligations.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 2--GOING CONCERN AND CHAPTER 11 REORGANIZATION (CONTINUED).

    Management has been seeking strategic partners to fund these financial requirements. On April 26, 1999 CAI entered into an agreement and plan of merger dated as of April 26, 1999 with MCI WorldCom (see Note 16).

    RESTRUCTURING COSTS. The Company has revised its March 31, 1998 financial statements to reflect financial restructuring fees which relate to a subsequent period but which are immaterial in relation to the March 31, 1998 financial statements.

    CHAPTER 11 REORGANIZATION. On July 30, 1998, CAI and one of its wholly-owned subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The CAI reorganization plan, which provided for the restructuring of certain amounts of CAI's long-term indebtedness, was confirmed on September 30, 1998 and consummated on October 14, 1998. Under the confirmed reorganization plan, each holder of CAI's 12.25% senior notes due 2002 received, in full satisfaction of its claim against CAI as a holder of senior notes, a pro-rata portion of $212,909,624 aggregate principal amount at maturity ($100 million aggregate discounted principal amount at issuance) of 13% senior notes due 2004, 91% of the equity of reorganized CAI and approximately $17.0 million in cash. The 12.25% senior notes have been extinguished and certificates for such notes represent solely the right to receive the pro-rata share of the distribution contemplated by the CAI reorganization plan to be made on account of such previously-held senior notes. The reorganization plan also provided that each holder of subordinated indebtedness claims against CAI receive, in full satisfaction of its claim against CAI as a holder of a subordinated indebtedness claim, a pro-rata portion of the remaining 9% of the equity of reorganized CAI. The subordinated indebtedness claims against CAI have been extinguished and notes previously representing such claims represent solely the right to receive the pro-rata share of the distribution contemplated by the CAI reorganization plan to be made on account of such previously-held subordinated indebtedness claims. All equity received by the holders of 12.25% senior notes and subordinated indebtedness claims was diluted by equity reserved for issuance upon the exercise of options granted to members of CAI's senior management and for equity issued in connection with the exit facility (see Note 8).

    In connection with the reorganization, the Company recorded an extraordinary gain of $85.4 million reflecting the extinguishment of debt. Long-term notes totaling approximately $308 million, including the interest accrued thereon and associated issuance costs, were replaced with $100 million aggregate principal amount at issuance of 13% senior notes, equity of CAI, and cash from the debt escrow account. The consolidated balance sheet reflects the 13% senior notes, together with accreted interest thereon from October 15, 1998 to March 31, 1999.

    In determining the post-confirmation going concern enterprise value, CAI's financial advisors performed a variety of generally accepted valuation techniques. The three primary methodologies used were: (1) comparable public company analysis ("Comparables"), (2) discounted cash flow ("DCF") and (3) comparable mergers and acquisitions analysis ("M&A"). The Comparables approach included comparisons with five similar companies and detailed multi-year financial comparisons. Specifically, the total enterprise value for each company was compared to its respective estimated gross line-of-sight households. The DCF value represents the present value of unlevered, after-tax cash flows. The basis for the DCF was the Company's ten-year projections in the provision of fixed wireless video and two-way voice and data services on a wholesale basis to prospective strategic partners. An effective tax

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 2--GOING CONCERN AND CHAPTER 11 REORGANIZATION (CONTINUED).
rate of 40% was estimated, and a discount rate of 25% was applied to the cash flows, reflective of the estimated high degree of risk associated with the business plan. In addition, a terminal value was determined by assuming the sale of the business at the end of the time period. The terminal value multiple of ten was used. The M&A approach included evaluation of a series of transactions involving companies in the wireless cable industry. Seven transactions between 1996 and 1997 were considered. Based upon the analyses, the assumptions made and matters considered, the post-confirmation going concern enterprise value of CAI was estimated to be $293 million.

    Reorganization expense recorded by CAI prior to consummation of the reorganization plan consisted of the following for the period from April 1, 1998 to October 14, 1998:

Professional fees and other expenses related to the Chapter 11 proceedings..................................................  $6,305,747
Adjustment of assets and liabilities to fair value.............  10,795,636
                                                                 ----------
                                                                 $17,101,383
                                                                 ----------
                                                                 ----------

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 2--GOING CONCERN AND CHAPTER 11 REORGANIZATION (CONTINUED).

    The effects of the CAI reorganization plan and the application of fresh-start reporting on CAI's Consolidated Balance Sheet at October 14, 1998 are as follows:

                                                                                                          REORGANIZED
                                          PREDECESSOR                                                         CAI
                                            ENTITY            EXIT            DEBT        FRESH-START     OCTOBER 14,
                                       OCTOBER 14, 1998     FINANCING      DISCHARGE      ADJUSTMENTS         1998
                                       -----------------  -------------  --------------  --------------  --------------
ASSETS
Cash and cash equivalents............   $     1,339,067    $        --   $           --  $           --  $    1,339,067
Restricted cash and cash
  equivalents........................        11,204,249     15,953,333               --              --      27,157,582
Debt service escrow..................        16,971,807             --      (16,971,807)             --              --
Subscriber receivables, net..........           701,635             --               --              --         701,635
Prepaid expenses.....................           549,100             --               --              --         549,100
Property and equipment, net..........        40,982,272             --               --         263,526      41,245,798
Wireless channel rights, net.........       187,249,998             --               --      17,112,933     204,362,931
Investment in CS Wireless Systems,
  Inc................................                --             --               --              --              --
Investment in TelQuest Satellite
  Services LLC.......................         1,220,404             --               --              --       1,220,404
Other investments....................                --             --               --              --              --
Goodwill, net........................        21,997,237             --               --     (21,997,237)             --
Reorganization value in excess of
  amounts allocable to identifiable
  assets.............................                --             --               --      37,952,304      37,952,304
Debt financing costs, net............         5,781,300      4,300,000               --      (5,781,300)      4,300,000
Other assets.........................         3,059,931             --               --        (393,558)      2,666,373
                                       -----------------  -------------  --------------  --------------  --------------
Total Assets.........................   $   291,057,000    $20,253,333   $  (16,971,807) $   27,156,668  $  321,495,194
                                       -----------------  -------------  --------------  --------------  --------------
                                       -----------------  -------------  --------------  --------------  --------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Liabilities
  Accounts payable...................   $     3,125,495    $  (600,000)  $           --  $           --  $    2,525,495
  Accrued expenses...................         9,170,546      2,500,000               --         647,224      12,317,770
  Accrued interest...................        16,145,874     (1,646,667)     (14,499,207)             --              --
  Wireless channel rights
    obligations......................         2,922,100             --               --              --       2,922,100
  Interim debt financing.............        60,000,000      2,074,231               --              --      62,074,231
  Senior notes.......................       311,558,053             --     (207,793,000)             --     103,765,053
                                       -----------------  -------------  --------------  --------------  --------------
  Total Liabilities..................       402,922,068      2,327,564     (222,292,207)        647,224     183,604,649
                                       -----------------  -------------  --------------  --------------  --------------

Shareholders' Equity (Deficit)
  Preferred stock....................                --             --               --              --              --
  Common stock.......................       275,770,764         22,414          150,000    (275,770,764)        172,414
  Additional paid-in capital.........       101,711,759     17,903,355      119,814,776    (101,711,759)    137,718,131
  Accumulated deficit................      (489,347,591)            --       85,355,624     403,991,967              --
                                       -----------------  -------------  --------------  --------------  --------------
    Total Shareholders' Equity
      (Deficit)......................      (111,865,068)    17,925,769      205,320,400      26,509,444     137,890,545
                                       -----------------  -------------  --------------  --------------  --------------
Total Liabilities and Shareholders'
  Equity (Deficit)...................   $   291,057,000    $20,253,333   $  (16,971,807) $   27,156,668  $  321,495,194
                                       -----------------  -------------  --------------  --------------  --------------
                                       -----------------  -------------  --------------  --------------  --------------

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 3--PROPERTY AND EQUIPMENT.

    Property and equipment consist of the following:

                                                             REORGANIZED
                                                               COMPANY     PREDECESSOR
                                                   USEFUL     MARCH 31,       ENTITY
                                                    LIFE        1999      MARCH 31, 1998
                                                  ---------  -----------  --------------
                                                  3-10
Transmission equipment..........................  years      3$7,920,100   $ 26,729,489
Subscriber equipment............................  1-7 years  29,612,375      45,971,855
                                                  5-20
Leasehold improvements..........................  years       5,854,156       7,102,765
Furniture and equipment.........................  3-7 years   4,410,633       4,339,192
                                                             -----------  --------------
                                                             77,797,264      84,143,301
Less accumulated depreciation and
  amortization..................................              9,932,143      42,027,561
                                                             -----------  --------------
                                                             67,865,121      42,115,740
Projects in process.............................                570,629       7,782,597
                                                             -----------  --------------
                                                             6$8,435,750   $ 49,898,337
                                                             -----------  --------------
                                                             -----------  --------------

    Subscriber equipment includes recoverable equipment (antennas, downconverters, set-top converters, and remote controls); non-recoverable equipment (wiring, connectors, and miscellaneous small parts); and installation costs (outside subcontractor charges, internal direct labor, and other related installation costs which are capitalized). The Company generally does not capitalize the cost of disconnecting or reconnecting subscribers.

    The projects in process for 1998 primarily represent costs incurred to date relative to establishing digital systems in Norfolk/Virginia Beach, VA and Internet and telephony testing sites in Boston, MA, and have been transferred to property and equipment for 1999. The Boston digital project costs, net of write-downs, were transferred to depreciable property and equipment, primarily transmission equipment, during the year ended March 31, 1998. In connection with building the Boston digital system in accordance with the agreement with Bell Atlantic which was later terminated, CAI abandoned certain improvements and wrote-off certain project costs of approximately $4 million for the year ended March 31, 1998. Additionally, the Company had other project write-offs of approximately $0, $0, $2.6 million and $2 million for the periods from October 15, 1998 to March 31, 1999 and from April 1, 1998 to October 14, 1998 and for the years ended March 31, 1998 and 1997, respectively.

    Depreciation and amortization expense of property and equipment for the periods from October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 and the years ended March 31, 1998 and 1997 was approximately $9.9 million, $6.8 million, $14.8 million, and $14.9 million, respectively.

NOTE 4--WIRELESS CHANNEL RIGHTS.

    The Company is dependent on leases with third parties for most of its wireless channel rights and has acquired wireless channel rights through direct negotiation with licenseholders and with sublessors of certain licenses and through business combinations. The Company's wireless channel rights are predominately lease arrangements; however, the Company is the direct licensee of certain licenses and has purchase options with respect to others. The Company's wireless channel rights are principally located in the northeastern, midwestern and southcentral sections of the United States.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 4--WIRELESS CHANNEL RIGHTS (CONTINUED).

    The lease and sublease agreements frequently require initial fees followed by monthly fees based on subscriber volume, subject to certain minimum fees. Some agreements require profit sharing with the licenseholders. Under FCC rules, the base term of each lease cannot exceed the term of the underlying FCC license. Accordingly, the lease and sublease periods follow the periods corresponding to the actual FCC license dates with provisions for extensions upon license renewal from the FCC. The FCC licenses are typically granted for a ten-year period and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC; therefore, the Company's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. Most of the Company's leases provide that the lessor may negotiate lease renewals with only the Company and, if a renewal agreement is not reached within a specified time, grant the Company a right of first refusal to match any competing offers. Although the Company does not believe that the termination of or failure to renew a single channel lease would adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. The remaining initial terms of most of the Company's channel leases range from 5 to 10 years, although certain channel leases have initial terms expiring in the next several years.

    The Company is obligated as of March 31, 1999 to pay minimum fees to licenseholders or sublessors in future years as follows:

                                 YEARS ENDING
                                   MARCH 31,                                        AMOUNT
                                 -------------                                   -------------
2000...........................................................................  $   7,902,000
2001...........................................................................      7,513,000
2002...........................................................................      6,197,000
2003...........................................................................      6,109,000
2004...........................................................................      5,141,000
Thereafter.....................................................................     12,979,000
                                                                                 -------------
  Total........................................................................  $  45,841,000
                                                                                 -------------
                                                                                 -------------

    Lease expense for the periods from October 15, 1998 to March 31, 1999 and from April 1, 1998 to October 14, 1998 and the years ended March 31, 1998, and 1997 was approximately $4.2 million, $3.9 million, $4.3 million, and $3.7 million, respectively. The Company capitalizes wireless channel rights acquisition costs and initial fees and amortizes such costs when operations commence in the market to which they relate. Amortization of the wireless channel rights for the period October 15, 1998 to March 31, 1999, the period from April 1, 1998 to October 14, 1998, and the years ended March 31, 1998 and 1997 was $10.3 million, $6.9 million, $12 million, and $9.9 million, respectively.

    The following is a summary of wireless channel rights:

                                              REORGANIZED      PREDECESSOR
                                                COMPANY           ENTITY
                                             MARCH 31, 1999   MARCH 31, 1998
                                            ----------------  --------------
Cost of wireless channel rights...........    $317,441,222     $222,666,188
Less accumulated amortization.............      10,259,325       28,615,396
                                            ----------------  --------------
                                              $307,181,897     $194,050,792
                                            ----------------  --------------
                                            ----------------  --------------

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 4--WIRELESS CHANNEL RIGHTS (CONTINUED).

    Wireless channel rights obligations are generally due within one year without interest. The FCC concluded auctions in 1997 for the award of initial commercial wireless cable licenses for Basic Trading Areas or "BTAs". Wireless channel rights obligations of approximately $6.2 million, including amounts owed for BTAs, are anticipated to become due in the current fiscal year ending March 31, 2000. As of March 31, 1999, the wireless channel rights obligations in the accompanying consolidated balance sheet include approximately $1.1 million payable by CAI to the Federal Communications Commission for two BTAs, $1.3 million to various entities, and a payable by CS to Nucentrix of approximately $3.8 million representing the remaining unpaid balances with respect to BTAs to be conveyed by Nucentrix to CS. The CS payable to Nucentrix bears interest at 9.5% and is being paid over a 10-year period commencing in the fourth quarter of 1996. CS is required to make quarterly interest-only payments for the first two years and quarterly payments of principal and interest over the remaining eight years.

NOTE 5--EQUITY INVESTMENTS.

    CS WIRELESS SYSTEMS, INC. CAI currently has a 94% equity interest in CS. CAI's equity interest in CS had increased from 47.7% to 50.7% as of September 30, 1997 due to the rescission of a previously recorded transaction pursuant to which CAI was to purchase the Portsmouth, NH wireless channel rights from Nucentrix in exchange for approximately 314,000 shares of CS held by CAI. CAI's equity interest in CS subsequently increased from 50.7% to 60.0% on February 17, 1998 when, in connection with the termination of the joint venture between CAI and Bell Atlantic, CAI acquired 1,000,000 shares of CS from Bell Atlantic valued at $2.4 million. Additionally, CAI's investment in CS reflects an equity loss of $43.3 million and $29.9 million (based on CAI's pro-rata share of CS' net loss of $130.5 million and $52.6 million for the eleven months ended December 2, 1998 and the year ended December 31, 1997, respectively), together with $2.4 million of amortization of the associated goodwill each year.

    Based on the depressed market condition of the wireless industry and CS' continuing losses, management of CAI re-evaluated the goodwill associated with its initial investment in CS. During the year ended March 31, 1998, the goodwill portion of the CS investment was written-off in the amount of $23.6 million.

    On December 2, 1998, CS, CAI and Nucentrix entered into a master agreement providing for, among other things, the termination of Nucentrix's rights in, and claims against CAI and CS. As part of the master agreement, in December 1998, CAI purchased from Nucentrix 3,836,035 shares of CS common stock for $1,534,000. CS subsequently repurchased those shares from CAI and placed the shares in treasury. The net effect of the stock transactions was to increase CAI's ownership percentage of CS' issued and outstanding stock to 94%. Concurrently with the purchase by CAI, CAI, CS, and Nucentrix mutually agreed to terminate that certain Stockholders' Agreement dated as of February 23, 1996. Additionally, CS agreed to lease certain channel rights and sell the net operating assets of its Story City, Iowa market to Nucentrix primarily in exchange for the forgiveness by Nucentrix of the outstanding balance owed by CS of $2,335,000 under the so-called Heartland Long-Term Note (see Note 8) and additional cash payments by CS to Nucentrix of $466,000. In December 1998, under the terms of the master agreement, CS made a deposit of $366,000 to Nucentrix in anticipation of the exchange.

    Accordingly, the consolidated financial statements of CAI reflect a purchase method step acquisition with respect to CS effective December 2, 1998. The period ended October 14, 1998 and years ended March 31, 1998 and 1997 reflect the equity method of accounting for CS' losses for the eleven months ended December 2, 1998 and for the years ended December 31, 1997 and 1996. CS reports on a December fiscal year basis and accordingly, the Company recorded its proportionate share of the results of CS operations based on their fiscal period ending three months earlier than that of CAI.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 5--EQUITY INVESTMENTS (CONTINUED).

    The following is a condensed version of the CS Consolidated Balance Sheet as of December 31, 1997 as presented in its Form 10-K for the year ended December 31, 1997:

                                                                             DECEMBER 31, 1997
                                                                             -----------------
ASSETS
Cash and cash equivalents..................................................   $    74,564,000
Restricted cash............................................................         5,030,000
Other current assets.......................................................         1,965,000
Property and equipment, net................................................        50,519,000
Wireless channel rights, net...............................................       170,689,000
Goodwill, net..............................................................        48,243,000
Investments in and loans to equity affiliates..............................         8,503,000
Debt issuance costs, net...................................................         8,260,000
Other assets, net..........................................................         2,930,000
                                                                             -----------------
                                                                              $   370,703,000
                                                                             -----------------
                                                                             -----------------

LIABILITIES AND EQUITY
Accounts payable and accrued expenses......................................   $     8,652,000
Other current liabilities..................................................         1,523,000
FCC auction payable........................................................         4,396,000
Long-term debt.............................................................       283,903,000
Equity.....................................................................        72,229,000
                                                                             -----------------
                                                                              $   370,703,000
                                                                             -----------------
                                                                             -----------------

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 5--EQUITY INVESTMENTS (CONTINUED).
The following is the condensed version of the CS Consolidated Statement of Operations for the year ended December 31, 1997 as presented in its Form 10-K for the year ended December 31, 1997:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1997
                                                                             -----------------
Total revenues.............................................................   $    26,920,000
                                                                             -----------------

Operating expenses:
  Systems operations.......................................................        14,976,000
  Selling, general and administrative......................................        15,849,000
  Depreciation and amortization............................................        26,858,000
                                                                             -----------------
    Total operating expenses...............................................        57,683,000
                                                                             -----------------
      Operating loss.......................................................       (30,763,000)

Interest expense...........................................................       (31,995,000)
Interest income............................................................         5,469,000
Equity in losses of affiliates.............................................        (1,349,000)
Other......................................................................           644,000
                                                                             -----------------
      Loss before income tax benefit.......................................       (57,994,000)
Income tax benefit.........................................................         5,429,000
                                                                             -----------------
      Net loss.............................................................   $   (52,565,000)
                                                                             -----------------
                                                                             -----------------
Basic and diluted loss per common share....................................   $         (4.94)
                                                                             -----------------
                                                                             -----------------
Weighted average basic and dilutive shares outstanding.....................        10,639,190
                                                                             -----------------
                                                                             -----------------

    PRO FORMA INFORMATION (UNAUDITED). The following unaudited pro forma information presents the consolidated results of operations as if the consolidation of CS and TelQuest had occurred April 1, 1996 after giving effect to certain adjustments including amortization of goodwill and minority interests. Additionally, the pro forma results include the Chapter 11 reorganization as if it occurred on April 1, 1996 after giving effect to certain adjustments including interest on the old and new debt, amortization and write-offs of loan costs and recapitalization of the Company. The following unaudited pro forma results have been prepared for information purposes only and do not purport to be indicative of what would have occurred had the acquisitions or the reorganization occurred on April 1, 1996 or of results that may occur in the future:

                                                                      1999             1998             1997
                                                                 ---------------  ---------------  --------------
Net sales......................................................  $    45,260,000  $    55,542,000  $   59,065,000
Loss before extraordinary item.................................  $  (223,687,000) $  (225,756,000) $  (88,777,000)

Loss per share before extraordinary item.......................  $        (12.97) $        (13.09) $        (5.15)

Number of shares (post-bankruptcy).............................       17,241,379       17,241,379      17,241,379

    TELQUEST SATELLITE SERVICES LLC. On August 4, 1997, CAI and CS each acquired a 25% ownership interest in TelQuest for an initial contribution of $2.5 million in cash (payable in quarterly installments beginning August 1997) and $2.5 million of equipment leased to TelQuest under a bargain lease. The

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 5--EQUITY INVESTMENTS (CONTINUED).
Company's investment in TelQuest has been fully written down reflecting the pro-rata share of the net losses of TelQuest since inception. The acquisition of the CS shares from Nucentrix in December 1998 effectively increased the Company's collective investment in TelQuest to 60%. Accordingly, TelQuest's financial position and results have been consolidated into CAI's financial statements since December 2, 1998.

    OTHER INVESTMENTS. On September 29, 1997, CS acquired 39% of the voting common stock of Telinor from Nucentrix for cash proceeds in the amount of $915,000 and assumption of a cash call obligation in the amount of $145,000. CS also purchased from Nucentrix two unsecured promissory notes payable by Telinor for $2.56 million, including accrued interest. The two notes were immediately restructured into one unsecured note accruing interest at 12% and maturing on September 21, 2002. Additionally, CS consummated another transaction with the principal stockholders of Telinor whereby CS purchased 49% of the voting stock of Television for cash in the amount of $1 million and committed to (i) loan Television up to the sum of $5 million in cash or (ii) finance an equivalent amount in sales of CS' equipment to Television. The funds committed were deposited into escrow pending disbursement or reduction of the required escrow amount through equipment sales to Television. During 1998, the escrowed funds were released to CS. During the four months ended March 31, 1999, CS recorded equity in losses of $417,000, related to its investments in Telinor and Television.

NOTE 6--DEBT SERVICE ESCROW.

    A debt service escrow account was established to pay the first three years of interest on CAI's 12.25% senior notes (see Note 8). The escrow was held in trust and consisted of marketable government debt instruments. The Company received face value upon maturity of the securities in the escrow account with no gain or loss. At March 31, 1998, the debt service escrow account balance of the Predecessor Entity consisted of:

                                                                        GROSS UNREALIZED
                                                        AMORTIZED COST   HOLDING GAINS    MARKET VALUE
                                                        --------------  ----------------  -------------
Investments...........................................   $ 16,360,503      $   21,576     $  16,382,079
Cash balance..........................................         20,575              --            20,575
Accrued interest......................................         37,844              --            37,844
                                                        --------------        -------     -------------
  Total escrow balance................................   $ 16,418,922      $   21,576     $  16,440,498
                                                        --------------        -------     -------------
                                                        --------------        -------     -------------

    The balance of the debt service escrow account was paid to the holders of CAI's 12.25% senior notes pursuant to the CAI reorganization plan.

NOTE 7--OTHER ASSETS.

    Included in other assets is a $.7 million and $.9 million receivable from an executive of CAI at March 31, 1999 and 1998, respectively (see Note 15).

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 8--DEBT.

    Debt consists of the following at March 31:

                                                                  REORGANIZED   PREDECESSOR
                                                                    COMPANY       ENTITY
                                                                  ------------  -----------

                                                                      1999         1998
                                                                  ------------  -----------
Senior notes:
  CAI 13% senior notes (a):
    Amount due at maturity......................................  $212,909,624  $        --
    Less unearned discount......................................  (106,915,180)          --
                                                                  ------------  -----------
        Principal and earned interest...........................   105,994,444           --
                                                                  ------------  -----------
  CS 11.375% senior discount notes (b):
    Amount due at maturity......................................   400,000,000           --
    Less unearned discount......................................  (161,209,058)          --
                                                                  ------------  -----------
        Principal and earned interest...........................   238,790,942           --
                                                                  ------------  -----------
  Heartland long-term note (c)..................................     2,335,276           --
  General Instrument note (d)...................................     2,000,000           --
  Bott notes (e)................................................     3,379,472    3,841,349
  Other notes (f)...............................................       639,637      454,157

  Debt settled in CAI's Chapter 11 bankruptcy:
    12.25% senior notes (a),(g).................................            --  275,000,000
    12% subordinated note (h)...................................            --   30,000,000
    Acquisition related notes (i)...............................            --    2,793,000
                                                                  ------------  -----------
        Total debt settled......................................            --  307,793,000
                                                                  ------------  -----------
        Total senior notes......................................   353,139,771  312,088,506
                                                                  ------------  -----------

Interim debt financing (j):
  Senior secured notes..........................................            --   45,000,000
  Exit facility (k):
    Senior secured A note.......................................    30,000,000           --
    Senior secured B note.......................................    50,000,000           --
    Less unamortized discount...................................   (14,192,683)          --
                                                                  ------------  -----------
        Total interim debt financing............................    65,807,317   45,000,000
                                                                  ------------  -----------
        Total debt..............................................  $418,947,088  $357,088,506
                                                                  ------------  -----------
                                                                  ------------  -----------

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 8--DEBT (CONTINUED).

    Scheduled maturities of debt (including the payables for BTAs of approximately $6.2 million, see Note 4) at March 31, 1999 are as follows:

YEARS ENDING MARCH 31,
------------------------------------------------------------------------------
2000..........................................................................  $    3,998,522
2001..........................................................................      86,960,316
2002..........................................................................      46,325,853
2003..........................................................................      48,265,690
2004..........................................................................     259,221,977
Thereafter....................................................................     262,677,445
                                                                                --------------
                                                                                $  707,449,803
                                                                                --------------
                                                                                --------------

(a) On October 14, 1998, in connection with the consummation of CAI's reorganization plan, CAI issued $212,909,624 aggregate principal and interest amount at maturity ($100 million aggregate principal amount at issuance) of its 13% senior notes due 2004 to holders of, and in exchange for, CAI's 12.25% senior notes due 2002, on a pro-rata basis (see (g) below). The 13% senior notes bear interest at a per annum rate of 13%, compounded semi-annually, and mature on October 14, 2004. The 13% senior notes were issued with original issue discount in the amount of $530.32 per $1,000 of principal amount at maturity. The 13% senior notes are governed by an indenture dated as of October 14, 1998 between CAI and State Street Bank and Trust Company, as trustee. The indenture contains certain restrictive covenants and limitations, including, among other things, limitations on (i) the incurrence of additional indebtedness, (ii) making restricted payments (as defined) including the declaration and/or payment of dividends, (iii) dividends and other payments by CAI's subsidiaries, (iv) the line of business in which CAI may engage, (v) the granting of liens, and (vi) assets sales and the disposition of proceeds therefrom. The Consolidated Balance Sheet for the reorganized Company reflects the 13% senior notes, together with accreted interest thereon from October 14, 1998 to March 31, 1999. CS is not an obligor or guarantor of the CAI senior notes.

(b) On February 23, 1996, in connection with the consummation of transactions contemplated by the participation agreement dated as of December 12, 1995 among CAI, CS and Nucentrix, CS issued $400 million aggregate principal amount at maturity of its 11.375% senior discount notes due 2006. The notes were originally issued in a private placement transaction. CS effected a registered exchange of the notes, pursuant to which the entire $400 million aggregate principal amount at maturity of senior discount notes was exchanged for $400 million of CS' Series B 11.375% senior discount notes due 2006. The senior discount notes bear interest at a per annum rate of 11.375%, compounded semi-annually, and mature on March 1, 2006. No cash interest is payable prior to March 1, 2001. Beginning on September 1, 2001, cash interest is payable on the senior discount notes at the rate of 11.375% per annum. The senior discount notes were issued with an original issue discount in the amount of $428.29 per $1,000 principal amount at maturity. The senior discount notes are governed by an indenture dated as of February 15, 1996 between CS and State Street Bank and Trust Company, successor to Fleet National Bank of Connecticut, as trustee. The indenture contains certain restrictive covenants and limitations, including, among other things, limitations on (i) the incurrence of additional indebtedness, (ii) making restricted payments (as defined) including the declaration and/or payment of dividends, (iii) dividends and other payments

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 8--DEBT (CONTINUED).
    by CS' subsidiaries, (iv) the line of business in which CS may engage, (v) the granting of liens, and (vi) assets sales and the disposition of proceeds therefrom. CAI is not an obligor or guarantor of the CS senior discount notes.

(c) In connection with the February 23, 1996 consummation of the transactions contemplated by the participation agreement, CS issued a $15 million promissory note to Nucentrix (the "Heartland Long-Term Note"). The Heartland Long-Term Note bears interest at 15% per annum (which rate increased on February 23, 1997 from 10%, in accordance with the terms of the note) and matures on February 24, 2006. Interest accrues and is added to the principal balance annually. CS is prohibited, under the terms of the senior discount note indenture, from making cash interest payments on the Heartland Long-Term Note while senior discount notes remain outstanding. Nucentrix has agreed to exchange the Heartland Long-Term Note for primarily cash and wireless cable assets relating to CS's Story City, IA market as part of the transactions contemplated by the December 2, 1998 master agreement among CAI, CS and Nucentrix. The exchange is expected to occur during the second calendar quarter of 1999. As contemplated by the master agreement, interest on the Heartland Long-Term Note ceased to accrue on November 30, 1998. CAI is not an obligor or guarantor of the Heartland Long-Term Note.

(d) On February 25, 1998, TelQuest issued a promissory note in the principal amount of $2 million to General Instrument Corporation. The note bears interest at the prime rate published by THE WALL STREET JOURNAL and matures on February 25, 2003. Interest accrues during the first two years of the term of the note. Thereafter, interest is payable semi-annually in arrears. The note is convertible into a 10% membership interest in TelQuest (i) prior to the earlier to occur of (a) the second anniversary of the issuance of the note, and (b) the date of an initial public offering by TelQuest, and (ii) upon an event of default under the loan agreement governing the terms of the $2 million loan. Subsequently, in May 1999, TelQuest borrowed an additional $750,000 from General Instrument Corporation under the same terms as the $2 million loan. The additional $750,000 loan is convertible into an additional 3.75% membership interest in TelQuest. Neither CAI nor CS is an obligor or a guarantor of the amounts borrowed by TelQuest from General Instrument Corporation.

(e) The Bott notes reflect the notes issued to George Bott and the Bott Family Trust in connection with the purchase of four corporations holding wireless channel rights. Three Bott corporations were acquired on March 31, 1994, partly through the issuance of notes with a face value of $3.8 million, discounted to $2.9 million based on an imputed interest rate of 8.5%. Another Bott corporation was acquired in January 1996, partly through the issuance of a note with a face value of $1.4 million, discounted to $.8 million based on an imputed interest rate of 12.25%. Each of the Bott notes is collateralized by the common stock of the corporation acquired and matures through January 2002. At March 31, 1999, the net book value of the wireless channel rights held in the Bott corporations was $4.7 million in the aggregate.

(f) The 1999 amount includes loans made by certain parties to TelQuest that contain an option that entitles the holders to convert the loan into TelQuest membership equity. The 1998 amount includes a note payable to TelQuest representing CAI's commitment due to TelQuest that was paid early on April 1, 1998 as part of CAI's investment in TelQuest (see Note 15).

(g) On September 29, 1995, CAI issued $275 million of its 12.25% senior notes due 2002. The 12.25% senior notes were restructured by CAI in connection with its 1998 bankruptcy. Under CAI's

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 8--DEBT (CONTINUED).
    reorganization plan, in full satisfaction of their claims against CAI as holders of the 12.25% senior notes, such holders received their pro-rata portion of CAI's 13% senior notes (see (a) above), 91% of the equity of post-bankruptcy CAI (subject to dilution), and approximately $17.0 million in cash. As a result of the reorganization, CAI recorded an extraordinary gain of $85,355,624 reflecting the extinguishment of approximately $308 million of CAI debt, including the 12.25% senior notes, the subordinated debt described below (see (h) and (i) below) and accrued interest and associated fees described thereon.

(h) On March 3, 1998, CAI issued to MLGAF a $30 million 12% subordinated note due October 1, 2005. The 12% subordinated note was issued to MLGAF in exchange for $30 million aggregate principal amount of CAI term notes and $70 million of 14% senior preferred stock of CAI, all of which was originally issued in 1995 to affiliates of Bell Atlantic in connection with the termination of the joint venture with Bell Atlantic. MLGAF acquired the term notes and preferred stock from Bell Atlantic on February 17, 1998. For the years ended March 31, 1998 and 1997, interest expense on the term notes of approximately $6.1 million and $5.7 million, respectively, was accrued and not paid. The Consolidated Statement of Operations for the year ended March 31, 1998 reflects an extraordinary net gain on debt restructuring, including a gain of approximately $10.0 million relating to the accrued interest that was forgiven, net of a $4.6 million payment made by CAI in connection with the termination of certain other relationships between CAI and Bell Atlantic and related closing costs. Under CAI's reorganization plan, MLGAF, as the holder of the 12% subordinated note, and the holders of certain acquisition related subordinated promissory notes of CAI (see (i) below), in full satisfaction of their claims against CAI as the holder of such subordinated indebtedness of CAI, received their pro-rata share of 9% of the equity of post-bankruptcy CAI (subject to dilution). CAI recorded an extraordinary gain on the extinguishment of this and other indebtedness more fully described in (g) above and (i) below.

(i) In connection with the September 29, 1995 acquisition of wireless cable assets in the Baltimore market, CAI issued a series of subordinated promissory notes in the aggregate principal amount of $2,793,000. The acquisition-related notes were five year notes, with interest payable quarterly at a per annum rate of 8% through September 1998, increasing to 12% through maturity. Under CAI's reorganization plan, the holders of these acquisition-related subordinated promissory notes of CAI and MLGAF, as the holder of CAI's 12% subordinated note (see (h) above), in full satisfaction of their claims against CAI as the holder of such subordinated indebtedness of CAI, received their pro-rata share of 9% of the equity of post-bankruptcy CAI (subject to dilution). CAI recorded an extraordinary gain on the extinguishment of this and other indebtedness, more fully described in (g) and (h) above.

(j) INTERIM DEBT FINANCING. On November 25, 1997, CAI issued and sold $25 million of 13% senior secured notes to MLGAF. CAI used approximately $17 million of the proceeds to repay all amounts outstanding under the Foothill/Canyon credit facility and the remaining proceeds of approximately $7.3 million, net of expenses associated with this transaction, for working capital purposes and for the build-out of CAI's wireless cable business. On January 26, 1998, CAI issued and sold an additional $2 million senior secured note to MLGAF, and on February 17, 1998, CAI issued and sold an additional $18 million of senior secured notes in connection with the termination.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 8--DEBT (CONTINUED).
(k) EXIT FACILITY. On October 14, 1998, in connection with consummating the CAI reorganization plan, CAI obtained an $80 million exit facility, also from MLGAF. CAI received net proceeds from the exit facility of $15,953,000, after repaying all outstanding amounts under the $60 million DIP facility provided to CAI by MLGAF on July 30, 1998 and certain commitment fees associated with the exit facility. The exit facility is governed by the terms of a new note purchase agreement dated October 14, 1998.

    The exit facility consists of two tranches: Tranche A and Tranche B. Tranche A is a $30 million senior secured loan bearing interest at 10.5% compounded semi-annually and evidenced by a Senior Secured A Note. CAI has granted a first priority lien on and security interest in all of its assets to secure performance of CAI's obligations with respect to Tranche A. Tranche B is a $50 million senior secured loan bearing interest at 13% per annum and evidenced by a Senior Secured B Note and is subordinate to the Tranche A note. CAI has granted a second priority lien on and security interest in all of its assets to secure performance of CAI's obligations with respect to Tranche B.

    In addition to the liens granted by CAI, substantially all of CAI's wholly-owned subsidiaries have guaranteed the obligations of CAI with respect to the exit facility. The subsidiaries have granted a lien on and security interest in all of their respective assets to secure their performance under such subsidiary guaranties.

    The exit facility is a two-year credit facility, with principal and interest due at maturity on October 14, 2000. CAI paid a 1% facility fee equal to $300,000 on the Tranche A amount at the closing of the exit facility. In addition, CAI is required to pay an 8% facility fee equal to $4 million on the Tranche B amount, of which CAI paid $1.5 million at the closing of the exit facility. The remaining $2.5 million balance of the Tranche B facility fee is payable at maturity of the exit facility (by its term, acceleration or otherwise).

    CAI issued 2,241,379 shares of its common stock to MLGAF as additional consideration to MLGAF for providing the exit facility. The shares of CAI common stock issued to MLGAF represented 13% of the total CAI common stock issued and outstanding on October 14, 1998. The value of the new stock is reflected as a discount to the exit facility to be amortized over the two-year term of the exit facility resulting in an effective interest rate of 26%. The foregoing is a summary of certain terms of the exit facility and is qualified in its entirety by reference to the new note purchase agreement.

    MCI WORLDCOM, Inc. acquired the $80 million aggregate principal amount of senior secured notes from MLGAF on March 26, 1999.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 9--INCOME TAXES.

    The components of the consolidated income tax benefit for the periods ended March 31, 1999 and October 14, 1998 are as follows:

                                                              REORGANIZED      PREDECESSOR
                                                                COMPANY           ENTITY
                                                            ----------------  --------------
                                                                               PERIOD FROM
                                                              PERIOD FROM     APRIL 1, 1998
                                                            OCTOBER 15, 1998        TO
                                                                   TO          OCTOBER 14,
                                                             MARCH 31, 1999        1998
                                                            ----------------  --------------
Deferred:
Federal and state anticipated benefit at 40%..............    $(44,259,153)    $ (5,819,939)
Reduction of tax attributes in bankruptcy.................              --      (31,829,729)
Financing costs on debt forgiveness.......................              --       (2,312,520)
Equity in losses of unconsolidated affiliates.............      15,726,871       17,766,741
Nondeductible interest....................................       1,391,200               --
Amortization of goodwill..................................         (27,165)       2,349,178
Amortization of reorganization value/other expenses.......        (288,257)        (196,892)
Change in valuation allowance(a)..........................      27,363,510       26,177,304
Change to federal and state deferred taxes due to rate
  differences, generation of net operating loss
  carryforwards and other causes..........................          88,392       (6,138,503)
Other, net................................................           4,602            4,360
                                                            ----------------  --------------
Net income tax benefit....................................    $         --     $         --
                                                            ----------------  --------------
                                                            ----------------  --------------

------------------------

(a) Change in valuation allowance does not include the effect of net operating losses acquired from CS.

    The components of the consolidated income tax benefit for the years ended March 31, 1998 and 1997 are as follows:

                                                                     1998           1997
                                                                 -------------  -------------
Current........................................................  $          --  $          --
Deferred.......................................................             --     15,000,000
                                                                 -------------  -------------
    Total......................................................  $          --  $  15,000,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    The Company has no current income tax liability due to net operating losses. The primary items giving rise to the difference between the federal statutory tax rate and the Company's effective tax rate is the establishment of a valuation allowance against deferred tax assets for the years ended March 31, 1998 and 1997.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 9--INCOME TAXES (CONTINUED).

    The significant components of deferred tax assets (liabilities) are as follows:

                                       REORGANIZED   PREDECESSOR
                                         COMPANY        ENTITY
                                       ------------  ------------
                                        MARCH 31,    OCTOBER 14,    MARCH 31,    MARCH 31,
                                           1999          1998         1998         1997
                                       ------------  ------------  -----------  -----------
Net operating loss carryovers........  $118,883,495  1$17,285,556  $103,213,000 7$2,100,000
Non-cash interest....................    41,144,898           --            --          --
Non-cash compensation................     2,959,946           --            --          --
Investment in CS.....................            --           --    (6,305,000) (18,726,000)
Wireless channel rights..............   (37,567,704) (31,145,705)  (31,911,000) (32,635,000)
Reorganization and other costs.......     4,037,730    4,180,181            --          --
Property and equipment...............     5,660,180     (813,770)     (908,000) (2,352,000)
Programming..........................       903,763      761,311            --          --
Other, net...........................     1,184,911      305,167       306,000     513,000
                                       ------------  ------------  -----------  -----------
Deferred tax asset...................   137,207,219   90,572,740    64,395,000  18,900,000
Less: valuation allowance............  (137,207,219) (90,572,740)  (64,395,000) (18,900,000)
                                       ------------  ------------  -----------  -----------
Net income tax provision.............  $         --   $       --   $        --   $      --
                                       ------------  ------------  -----------  -----------
                                       ------------  ------------  -----------  -----------

    A valuation allowance is provided to reduce deferred tax assets to a level which, more likely than not, will be realized. Accordingly, the Company has recorded a full valuation allowance. The deferred tax assets recorded reflect management's estimate of the amount which will be realized based upon current operating results and contingencies. The valuation allowance established was increased by $45.5 million for the year ended March 31, 1998, and further increased by $72.8 million for the two periods comprising the year ended March 31, 1999, resulting primarily from the consolidation of CS and the reorganization.

    As of March 31, 1999, before giving effect to the CS consolidation, which effects have not yet been determined, CAI had available approximately $249.0 million of net operating loss carryforwards that expire during the period from April 1, 1999 to March 31, 2013, of which $519,000 will expire during the fiscal year ending March 31, 2000. The use of these carryforwards is limited on an annual basis pursuant to the Internal Revenue Code ("IRC") due to certain changes in ownership and equity transactions. This limitation has not yet been determined but may prove to have nominal value. Additionally, net operating loss carryforwards acquired from CS will be subject to the IRC separate return limitation rules.

NOTE 10--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS.

    The following methods and assumptions were used to estimate their fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The carrying amount approximates fair value because of their short maturities.

DEBT SERVICE ESCROW. The fair value of the investments in the debt service escrow was estimated based on market values.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 10--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED).

    DEBT. The fair value of the Company's debt is based on quoted market prices for its publicly traded senior notes. The remaining debt is valued based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt with similar remaining maturities. The fair value of debt maturing within twelve months is estimated to be its carrying value.

                                                          FAIR VALUE                     CARRYING AMOUNT
                                               ---------------------------------  ------------------------------

                                                REORGANIZED       PREDECESSOR      REORGANIZED     PREDECESSOR
                                                  COMPANY           ENTITY           COMPANY          ENTITY
                                               MARCH 31, 1999   MARCH 31, 1998    MARCH 31, 1999  MARCH 31, 1998
                                               --------------  -----------------  --------------  --------------
CAI 12.25% senior notes......................  $           --   $   275,000,000   $           --   $ 77,000,000
CAI 13% senior notes.........................     105,994,444                --      105,994,444             --
CS senior discount notes.....................     238,790,942                (a)     164,000,000             (a)
CAI interim debt financing and subordinated
  notes......................................      65,807,317        75,000,000       65,807,317     50,405,000
Other........................................       8,354,385         7,088,506        8,354,385      7,088,506

------------------------

(a) Not applicable since CS was not consolidated with CAI in the prior year.

NOTE 11--COMMITMENTS AND CONTINGENCIES.

    PROGRAMMING CONTRACTS. In connection with its distribution of television programming, the Company has fixed-term contracts with various program suppliers, such as HBO, Showtime, Cinemax, CNN, MTV, USA, and A&E. Contract terms range in length from one year to ten years and expire at various dates through 2011. Most contracts are subject to automatic renewal upon expiration unless notice is given, by either party, of intent not to renew. These contracts require the Company to pay fees to programmers based on the number of subscribers.

    PURCHASE COMMITMENTS. As of March 31, 1999, the Company had approximately $2.2 million of outstanding purchase orders, primarily relating to equipment and technical work for the build-out of digital systems.

    RETIREMENT PLAN. Effective April 1, 1996, CAI sponsored a defined contribution pension plan pursuant to IRC section 401(k), covering substantially all of its employees. Contributions are withheld from participating employees with CAI matching 50% up to the first 5% of covered employees wages withheld and contributed to the plan, which amounted to approximately $129,000, $53,000, $115,000 and $114,000 for the periods from October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 and the years ended March 31, 1998 and 1997, respectively.

    STRATEGIC PARTNER SUCCESS FEE. The engagement letter between BT Alex. Brown Incorporated and CAI provides that, upon the consummation of a merger, or other arrangement with a strategic partner, BT Alex. Brown will receive a transaction fee for its services to be determined at the consummation of the merger in an amount not expected to exceed $10 million. In addition, BT Alex. Brown will be reimbursed for its expenses incurred in connection therewith. Further, CAI has agreed to indemnify BT Alex. Brown and its affiliates, their respective directors, officers, agents, and employees against certain liabilities and expenses, including liability under federal securities laws, related to or arising out of BT Alex. Brown's engagement.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED).

LITIGATION.

    IN RE CAI WIRELESS SYSTEMS, INC., DEBTOR, CHAPTER 11 CASE NO. 98-1766 (JJF) AND IN RE PHILADELPHIA CHOICE TELEVISION INC., DEBTOR, CHAPTER 11 CASE NO. 98-1765 (JJF). On July 30, 1998, CAI and one of its wholly-owned subsidiaries, Philadelphia Choice Television, Inc., filed voluntary petitions under Chapter 11, Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware. The reorganization plan proposed by CAI and Philadelphia Choice Television was confirmed by the Bankruptcy Court on September 30, 1998. CAI and Philadelphia Choice Television consummated the reorganization plan and emerged from Chapter 11 on October 14, 1998. The case remains open, with the Bankruptcy Court retaining limited jurisdiction, pending the entry of a final decree closing the case.

    IN RE CAI WIRELESS SYSTEMS, INC. SECURITIES LITIGATION. CAI and certain individuals have been named in six class action lawsuits alleging various violations of the federal securities laws filed in the United States District Court for the Northern District of New York. The actions were consolidated into one lawsuit entitled IN RE CAI WIRELESS SYSTEM, INC. SECURITIES LEGISLATION (96-CV-1857), which is currently pending in the Northern District of New York against Jared E. Abbruzzese, chairman and chief executive officer of CAI, John
J. Prisco, a former president and director of CAI, and Alan Sonnenberg, a former president and director of CAI. The amended, consolidated complaint alleges a variety of violations of the anti-fraud provisions of the Federal securities laws by CAI arising out of its alleged disclosure (or alleged omission from disclosure) regarding its Internet and other flexible use of MMDS spectrum, as well as business relationship with Bell Atlantic and NYNEX. Specifically, the complaint alleges that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended and Rule 10b-5 promulgated under the Securities Exchange Act during the specified class period (May 23, 1996 through December 6, 1996). CAI has notified the carrier of its Directors' and Officers' Liability insurance policy, which is intended to cover not only CAI's directors and officers, but also CAI, itself, against claims such as those made in the securities lawsuit. The policy covers up to $5 million of any covered liability, subject to a retention amount of $500,000. The securities lawsuit is in its preliminary stages. A scheduling conference was held on June 3, 1997, at which the briefing schedule for defendants' motion to dismiss was agreed upon among the parties. The defendants' motion to dismiss was heard by the Northern District of New York on October 17, 1997 and is still pending. While the motion is pending, all other deadlines affecting motions and discovery have been postponed. CAI's reorganization plan provided no recovery to any holder of CAI's equity or to any holder of an equity-based claim, such as the claims made against CAI in the securities lawsuit. Upon the confirmation of CAI's reorganization plan on September 30, 1998 and the October 14, 1998 consummation of the plan of reorganization, plaintiffs' claims against CAI in the securities lawsuit were discharged and released by order of the Bankruptcy Court. Furthermore, the securities lawsuit plaintiffs were enjoined from continuing their action against CAI. A memorandum of understanding outlining a settlement in the amount of $3 million (all of which will be covered by the proceeds from the above-referenced insurance policy) has been executed by counsel to all parties. The parties anticipate executing a settlement agreement shortly and submitting such agreement to the court for final disposition of this action. Accordingly, CAI's management believes the securities lawsuit will not have a material adverse effect on CAI's earnings, financial condition, or liquidity.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED).
    JOE HAND PROMOTIONS, INC. V. CAI WIRELESS SYSTEMS, INC. D/B/A POPVISION WIRELESS CABLE and as a third party defendant in JOE HAND PROMOTIONS, INC. V. 601 L & P BAR, INC. in the U.S. District Court for the Eastern District of Pennsylvania. These actions arise out of the alleged improper broadcasts of certain sporting events in commercial establishments in violation of the alleged distributor's exclusive broadcast rights. The complaints seek actual compensatory damages in unspecified amounts, together with statutory penalties claimed for alleged violations of federal statutes. The plaintiff, Joe Hand Promotions, has alleged that it is the exclusive distributor of certain televised sporting events in the greater Philadelphia area for commercial establishments, and has alleged the improper broadcast of such events in approximately five instances. The lawsuits were in the preliminary stages when CAI commenced its Chapter 11 case. Action against CAI in these lawsuits has been suspended by the Court. CAI believes that in the event of an adverse outcome, the amount would not be material given the nature of the claims.

    OTHER LITIGATION. CAI is the defendant in two separate breach of contract actions arising out of separate alleged marketing agreements entered into by ACS Enterprises, Inc. prior to its merger with CAI in September 1995. The first action, pending in the Court of Common Pleas, Montgomery County, Pennsylvania, seeks unspecified damages in excess of $30,000. The action has been stayed as a result of the CAI bankruptcy. The second action, pending in the Court of Common Pleas, Philadelphia County, Pennsylvania, also seeks unspecified damages in excess of $50,000. Plaintiff is currently conducting its discovery.

    On or about June 18, 1999, an action was filed in the New York Supreme Court for the County of Albany captioned BOGDAN AND FAIST, P.C. V. CAI WIRELESS SYSTEMS, INC., Index No. 3463-99. The complaint asserts that CAI has failed to transfer to the plaintiff unspecified property and property rights in breach of an alleged contract between the plaintiff and CAI. The complaint seeks to require CAI to specifically perform under the alleged contract. Management believes that this action is without merit and intends to vigorously defend this lawsuit.

THE YEAR 2000 COMPLIANCE PLAN (UNAUDITED).

    OVERVIEW. The Company is continuing to evaluate and address the impact of the Year 2000 date transition on its operations. The Company is in the process of taking steps to (a) inventory and assess for Year 2000 compliance its equipment, software and systems, (b) determine which items will be remediated, replaced or retired, and establish a plan to accomplish these steps, (c) test the items, where required, and (d) provide senior management with a reporting system to support a seamless transition to the Year 2000.

    STATE OF READINESS. The Company's Year 2000 compliance program focuses on the Company's analog video operations, limited internet operations, and internal business processes, such as accounting. As of March 31, 1999, the inventory, assessment and compliance planning phases for these areas have been materially completed, and remediation, replacement or retirement and testing activities were beginning. The inventory items that were not assessed as Year 2000 compliant and that require action to avoid service impact are to be fixed, replaced or retired. CAI's accounting software and any other mission critical systems relating directly to the accounting function have been upgraded to be Year 2000 compliant. For all other areas, CAI's goal is to have all mission critical systems Year 2000 compliant by September 1, 1999.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED).
    VENDOR AND SERVICE PROVIDER ISSUES. The Company has requested that its vendors and service providers provide CAI with information as to the compliance status of products and/or services used by CAI and its operating subsidiaries, which information is subject to Company testing and verification. Although the Company has received information from some of its vendors and service providers as of March 31, 1999, it had not yet received information from all of the vendors and service providers contacted. The Company plans to continue to pursue its vendors and service providers in order to request information regarding Year 2000 compliance of such vendors and service providers.

    COSTS. The Company estimated that it will cost approximately $875,000 to effect its Year 2000 compliance program, based on information it has received as of March 31, 1999 from vendors and service providers. The Company anticipates that most of the cost associated with its Year 2000 compliance program will be the result of remediation or replacement of non-compliant equipment necessary for the Company's analog video operations and internal business processes.

    RISKS. The failure to correct a material Year 2000 problem could cause an interruption or failure of certain of the Company's normal business functions or operations, which could have a material adverse effect on its results of operations, liquidity or financial condition. Due to the uncertainty inherent in other Year 2000 issues that are ultimately beyond CAI's control, including, for example, the final Year 2000 readiness of its mission critical vendors and service providers, the Company is unable to determine at this time the likelihood of a material impact on its results of operations, liquidity or financial condition, due to such Year 2000 issues.

    The costs of the Company's Year 2000 program and the timetable for completing its Year 2000 preparations are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third-party remediation plans and other factors. The Company can give no assurance that these estimates will be achieved, and actual results could differ materially from those currently anticipated. In addition, there can be no assurance that the Company's Year 2000 program will be effective or that its contingency plans will be sufficient. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer software codes and embedded technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

    CONTINGENCY PLAN. At March 31, 1999, the Company was not aware of any mission critical aspect of its operations or internal business processes that cannot be made Year 2000 compliant; however, in light of its inventory and assessment of Year 2000 problems, and the possibility that, despite its efforts, the Company is unsuccessful in preparing its internal systems and equipment for the Year 2000, the Company expects to develop contingency plans for dealing with the most reasonably likely worst-case scenario. The Company's assessment of its most reasonably likely worst-case scenario and the exact nature and scope of its contingency plans will be affected by the Company's continued Year 2000 assessment by July 1, 1999 and its goal is to have all contingency systems in place and fully tested by the fourth quarter of 1999.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 12--SHAREHOLDERS' EQUITY (DEFICIT).

    CAI filed a certificate amending its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Connecticut on October 14, 1998, the amendment modified CAI's capital structure by deleting the existence of 100 million shares of common stock without par value; 15,000 shares of 14% senior convertible preferred stock, par value $10,000 per share; 2 million shares of cumulative voting preferred stock without par value; 5 million shares of preferred stock without par value to be designated from time to time by the CAI board of directors; and authorizing 25 million shares of new common stock, par value $.01 per share; and 5 million shares of preferred stock, par value $.01 per share, which preferred stock may be designated from time to time by the CAI board of directors. On April 16, 1999, CAI amended its Amended and Restated Certificate of Incorporation to designate 2 million shares of Series A preferred stock for issuance under a Shareholders' Rights Plan adopted by the CAI Board of Directors on that date (see Note 16).

    On September 29, 1995, CAI amended and restated its Certificate of Incorporation, with shareholder approval, to increase the authorized number of CAI no par common shares available for issuance from 45 million to 100 million and to authorize 15,000 shares of 14% senior preferred stock and 2 million shares of voting preferred stock described above. The senior preferred stock was convertible into voting preferred stock and the voting preferred stock was convertible into common stock. All such securities were extinguished on October 14, 1998 pursuant to the reorganization plan.

    On March 3, 1998, in connection with the exchange of $30 million of CAI term notes and $70 million of CAI's 14% senior preferred stock by MLGAF for a $30 million CAI 12% subordinated note due 2005, $15.7 million of interest on the term notes and $32.4 million of accrued dividends on the preferred stock were forgiven. CAI also exchanged the warrants held by MLGAF for 2,500 shares of CAI common stock valued at $1,350. The $30 million subordinated note and the 2,500 shares of CAI common stock were extinguished pursuant to the reorganization plan of CAI.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 12--SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED).

    The pre and post-reorganization capital structures of CAI are as follows:

                                                                                           SHARES ISSUED AND
                                                               SHARES AUTHORIZED              OUTSTANDING
                                                                AS OF MARCH 31,             AS OF MARCH 31,
                                                          ---------------------------  --------------------------

                                                          REORGANIZED    PREDECESSOR   REORGANIZED   PREDECESSOR
                                                            COMPANY        ENTITY        COMPANY        ENTITY
                                                          ------------  -------------  ------------  ------------
CLASS OF STOCK                                                1999          1998           1999          1998
--------------------------------------------------------  ------------  -------------  ------------  ------------
Predecessor Entity:
Preferred stock -
  14% senior convertible preferred stock, par value
    $10,000 per share...................................                       15,000                          --
                                                                        -------------                ------------
  Series preferred stock, no par value
    Series A 8% redeemable convertible preferred stock,
    no par value........................................                      350,000                          --
    Undesignated........................................                    4,650,000                          --
                                                                        -------------                ------------
      Total series preferred stock......................                    5,000,000                          --
                                                                        -------------                ------------
  Voting preferred stock, no par value..................                    2,000,000                          --
                                                                        -------------                ------------
      Total preferred stock.............................                    7,015,000                          --
                                                                        -------------                ------------
                                                                        -------------                ------------
Common stock, no par value..............................                  100,000,000                  40,543,039
                                                                        -------------                ------------
                                                                        -------------                ------------

REORGANIZED ENTITY:
Preferred stock, par value $.01.........................     5,000,000                           --
                                                          ------------                 ------------
                                                          ------------                 ------------
Common stock, par value $.01 (a)........................    25,000,000                   17,241,379
                                                          ------------                 ------------
                                                          ------------                 ------------

------------------------

(a) CAI's post-reorganization common stock, par value $0.01, entitles the holder thereof to one vote per share held. Holders of CAI common stock are entitled to dividends if, as, or when declared out of funds legally available therefor, which consists of current or accumulated earnings. In the event of a liquidation or dissolution, any preferred stock outstanding including accumulated dividends thereon would be satisfied before holders of common stock would receive any distribution. As of March 31, 1999, there were 17,241,379 shares of common stock issued and outstanding.

NOTE 13--OPTIONS AND WARRANTS.

    STOCK OPTION PLANS. In connection with the CAI Bankruptcy, CAI adopted the 1998 Stock Option Plan for key employees. The 1998 Stock Option Plan is intended to provide key employees with a meaningful incentive to pursue CAI's strategic business plan. The 1998 Stock Option Plan is also intended to align the interests of such employees with those of CAI's shareholders. There are 1.5 million shares of CAI common stock reserved for issuance upon the exercise of options granted pursuant to the 1998 Stock Option Plan.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 13--OPTIONS AND WARRANTS (CONTINUED).

    All options granted under the 1998 Stock Option Plan are intended to be 10 year options; however, options may lapse and expire prior to the expiration of such 10 year period in certain circumstances more fully described in the 1998 Stock Option Plan. The vesting terms and exercise price of options granted under 1998 Stock Option Plan are determined by a committee designated by the Company's board of directors to administer the 1998 Stock Option Plan. On January 18, 1999, the Governance and Compensation Committee of the CAI Board approved the issuance to several key employees of the Company of options to purchase 1,256,500 shares of CAI common stock pursuant to the 1998 Stock Option Plan, and subject to the surrender of certain options previously granted pursuant to the reorganization plan.

    Options issued subsequent to the CAI reorganization are exercisable at an average per share price of $.98 and vest upon the occurrence of specified conditions or the completion of identified tasks, depending upon the department in which the optionee is employed by the Company, the satisfaction of which are determined by the committee in its reasonable judgement. All options vest in their entirety upon the occurrence of a change of control of CAI, as defined. As of March 31, 1999, CAI had granted options under this plan to purchase 1,456,500 shares of common stock at a weighted average price of $0.98 per share.

    In part to attract qualified outside directors, CAI's board of directors has also adopted the 1998 Outside Directors' Stock Option Plan. Under the Outside Directors' Plan, each non-employee director of CAI is entitled to an initial grant of options to purchase 25,000 shares of CAI common stock at an exercise price equal to the closing trading price on the day on which such individual is deemed to have become a director of CAI following October 14, 1998 in connection with the consummation of CAI's reorganization plan. The initially-granted options vest over a one-year period with options to purchase 10,000 shares of CAI common stock vesting on the date that is three months after such an individual becomes a CAI director, options to purchase 7,500 shares of CAI common stock vesting on the date that is eight months after such an individual becomes a director of CAI and the remaining options to purchase 7,500 shares of CAI common stock vesting on the one-year anniversary of the date such an individual becomes a director. In addition to the initial grant of option, each individual who has been a CAI director for at least six months prior to each April 1, beginning on April 1, 2000, shall receive options to purchase 7,500 shares of CAI common stock at an exercise price equal to the closing trading price on the day of grant, which options vest on the one-year anniversary of the date of grant.

    All options granted under the Outside Directors' Plan are intended to be 10-year options, however, options may lapse and expire prior to the expiration of such 10-year period in certain circumstances more fully described in the Outside Directors' Plan. CAI's board of directors has reserved 400,000 shares of CAI common stock for issuance upon the exercise of options granted under the Outside Directors' Plan. Notwithstanding anything to the contrary set forth in the option agreements, in the event that a change of control (as defined) occurs at any time following the grant date, all unvested options that have been granted on or before date such change of control occurs, shall immediately vest and become exercisable. As of March 31, 1999, CAI had granted options under this plan to purchase 125,000 shares of common stock at a weighted average price of $0.65 per share.

    In November 1993, CAI adopted its 1993 Stock Option and Incentive Plan. Under the 1993 Plan, options to purchase an aggregate of not more than 1 million shares of common stock were available for grant to key employees (including officers), advisors and independent consultants to the Company or to any of its subsidiaries.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 13--OPTIONS AND WARRANTS (CONTINUED).

    The 1993 Plan was administered by the Committee. The per share exercise price for stock options granted under this Plan was not less than 100% of the fair market value per share of common stock on the date the option was granted. As of March 31, 1998, CAI had granted options under this plan to purchase 996,500 shares of common stock at a weighted average price of $1.74 per share. On October 14, 1998, all outstanding options under the 1993 Plan were cancelled pursuant to the reorganization plan.

    In October 1993, CAI adopted the 1993 Outside Directors' Option Plan (the "1993 Directors' Plan"). Under the 1993 Directors' Plan, options to purchase an aggregate of not more than 30,000 shares of common stock were available for grant to non-employee directors. These options vested at the rate of 20% a year over five years, beginning one year after date of grant and are exercisable for a period of seven years. The exercise price for stock options granted under the 1993 Directors' Plan was not less than 100% of the fair market value of the common stock on the grant date. As of March 31, 1998, CAI had granted outstanding options under this plan to purchase 8,334 shares of common stock at $1 per share. On October 14, 1998, all outstanding options under the 1993 Directors' Plan were cancelled pursuant to the reorganization plan.

    On October 14, 1998, in connection with CAI's bankruptcy, CAI issued warrants for the purchase of 86,640 shares of common stock of the Company to BT Alex. Brown, the Company's financial advisor. The warrants are exercisable at $0.59 per share. The warrants expire on October 14, 2003.

    VALUATION OF OPTIONS. The Company applies APB Opinion No. 25 in accounting for its stock option plans. Compensation expense has been recognized in the financial statements for the period from October 15, 1998 to March 31, 1999 with respect to certain options granted during this period. During the periods from April 1, 1998 to October 14, 1998 and the years ended March 31, 1998 and 1997 the Company did not recognize compensation expense under APB 25. As a result of the increase in the price per share of the Company's common stock, principally as a result of the pending merger with MCI WORLDCOM, Inc. (Note 16), the Company will incur additional compensation expense in the first quarter of fiscal year 2000 estimated to be in excess of $30,000,000. These options vest only on the occurrence of certain events. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have changed to the pro-forma amounts indicated below:

                                       REORGANIZED COMPANY                   PREDECESSOR ENTITY
                                       --------------------  ---------------------------------------------------
                                           PERIOD FROM          PERIOD FROM           YEAR ENDED MARCH 31,
                                         OCTOBER 15, 1998     APRIL 1, 1998 TO   -------------------------------
                                        TO MARCH 31, 1999     OCTOBER 14, 1998        1998             1997
                                       --------------------  ------------------  ---------------  --------------
Net loss:
    As reported......................    $   (110,647,883)     $  (14,549,847)   $  (225,914,731) $  (82,298,207)
    Pro forma........................    $   (103,466,847)     $  (18,093,430)   $  (232,456,731) $  (88,839,207)
Loss per common share (a):
    As reported......................    $          (6.42)
    Pro forma........................    $          (6.00)

------------------------

(a) Share data for the pre-reorganization periods is not presented as such amounts are not meaningful.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 13--OPTIONS AND WARRANTS (CONTINUED).
    The initial impact of SFAS No. 123 on pro-forma earnings per share may not be representative of the effect on income in future years because options vest over several years and additional option grants may be made each year. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants issued, as follows:

                                                                                                    PREDECESSOR ENTITY
                                                                 REORGANIZED COMPANY   ---------------------------------------------
                                                                ---------------------                         YEAR ENDED MARCH 31,
                                                                     PERIOD FROM           PERIOD FROM
                                                                 OCTOBER 15, 1998 TO    APRIL 1, 1998 TO         -------------
                                                                   MARCH 31, 1999       OCTOBER 14, 1998       1998         1997
                                                                ---------------------  -------------------     -----        -----
Dividend yield................................................              0.0%                  0.0%             0.0%         0.0%
Risk-free interest rate.......................................              4.7%                  4.1%             5.8%         6.0%
Expected life (years).........................................              1.0                   1.5              2.6          3.6
Volatility....................................................              183%                  183%             100%          99%

    OPTION ACTIVITY. A summary of the status of the Company's stock option plans is presented below:

                         REORGANIZED COMPANY                                   PREDECESSOR ENTITY
                       ------------------------  ------------------------------------------------------------------------------
                                                                                            YEAR ENDED MARCH 31,
                                                                              -------------------------------------------------
                             PERIOD FROM                 PERIOD FROM
                         OCTOBER 15, 1998 TO          APRIL 1, 1998 TO
                            MARCH 31, 1999            OCTOBER 14, 1998                  1998                     1997
                       ------------------------  ---------------------------  ------------------------  -----------------------
                                     WEIGHTED-                    WEIGHTED-                 WEIGHTED-                WEIGHTED-
                                      AVERAGE                      AVERAGE                   AVERAGE                  AVERAGE
                                     EXERCISE                     EXERCISE                  EXERCISE                 EXERCISE
                         SHARES        PRICE         SHARES         PRICE       SHARES        PRICE       SHARES       PRICE
                       -----------  -----------  --------------  -----------  -----------  -----------  ----------  -----------
Outstanding,
  beginning..........          --    $      --       2,220,937    $    1.64     2,195,937   $    4.91    1,274,134   $    7.74
Granted..............   3,081,500    $    4.61              --    $      --     1,986,062   $    1.01    1,071,803   $    2.20
Forfeited............   1,500,000    $    8.43      (2,220,937)(A)  $    1.64  (1,961,062)  $    4.82     (150,000)  $    7.75
                       -----------               --------------               -----------               ----------
Outstanding,
  ending.............   1,581,500    $     .98              --    $      --     2,220,937(b)  $    1.64  2,195,937   $    4.91
                       -----------               --------------               -----------               ----------
                       -----------               --------------               -----------               ----------
Weighted average fair
  value of options
  granted                            $     .53                    $      --                 $    0.72                $    1.57

------------------------

(a) All outstanding options were canceled on October 14, 1998 in connection with the consummation of the reorganization plan.

(b) Reflects the repricing of all outstanding options granted to optionees employed by the Company as of March 9, 1998 to $1 per share. The repricing was recorded as a forfeiture of the original options granted and the simultaneous grant of new options on the same terms but at the revised exercise price of $1 per share.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 13--OPTIONS AND WARRANTS (CONTINUED).
The total number of shares of common stock reserved for options is 1.9 million as of March 31, 1999. The following table summarizes information about stock options outstanding at March 31, 1999:

                                        OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                    -----------------------------------------------------------------------------
                                    WEIGHTED-
                                     AVERAGE                         ----------------------------
                                    REMAINING         WEIGHTED-                      WEIGHTED-
     RANGE OF         NUMBER       CONTRACTUAL         AVERAGE         NUMBER         AVERAGE
 EXERCISE PRICES    OUTSTANDING       LIFE         EXERCISE PRICE    EXERCISABLE  EXERCISE PRICE
------------------  -----------  ---------------  -----------------  -----------  ---------------
$0.01 to $0.875      1,346,500       9.8 years        $    0.86          40,000      $    0.61
                    -----------                                      -----------
$1.125 to $1.625       235,000       9.8 years        $    1.59          10,000      $    1.44
                    -----------                                      -----------
                     1,581,500                                           50,000
                    -----------                                      -----------
                    -----------                                      -----------

    CS OPTIONS. In 1996, CS established an incentive stock plan which provides for the issuance of stock options to officers and other key employees of CS. The stock plan makes available for issuance 1.5 million shares of CS common stock. Options issued under the CS stock plan have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. Options issued are required to have an exercise price of not less than fair market value of CS' common stock on the date of grant.

    At March 31, 1999, there were 633,617 options outstanding at a weighted average price per share of $7.01. No CS options were granted in the four months ended March 31, 1999.

WARRANTS.

    THE BELL ATLANTIC WARRANTS. The Bell Atlantic warrants to purchase voting preferred stock and common stock were canceled in the March 3, 1998 Bell Atlantic termination transactions (see Note 12).

    COMMON STOCK WARRANTS. Outstanding warrants, except the Bell Atlantic warrants, are as follows:

                                                                WEIGHTED-AVERAGE    NUMBER OF
                                                                 EXERCISE PRICE     WARRANTS
                                                                -----------------  -----------
Outstanding, March 31, 1996...................................      $    7.72        2,310,541
    Issued(a).................................................             --          616,912
    Exercised.................................................      $    0.25          (75,000)
                                                                                   -----------
Outstanding, March 31, 1997 and 1998..........................      $    6.24        2,852,453
    ISSUED(B).................................................      $    0.59           86,640
    CANCELED(C)...............................................      $    6.24       (2,852,453)
                                                                                   -----------
OUTSTANDING, MARCH 31, 1999...................................      $    0.59           86,640
                                                                                   -----------
                                                                                   -----------

------------------------

(a) The warrants issued and certain warrant exercise prices revised during the years ended March 31, 1997 and 1996 were pursuant to anti-dilutive clauses in agreements relating to the warrants.

(b) On October 14, 1998, warrants to purchase 86,640 shares of new CAI common stock were issued to BT Alex. Brown at an exercise price of $0.59 per share and expire on October 14, 2003. The warrants had a weighted average fair value of $.38 on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield 0.0%; risk free interest rate 4.7%; expected life 1 year; volatility 183%.

(c) All of these warrants were canceled on October 14, 1998 in connection with the consummation of CAI's reorganization plan.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 14--OPERATING LEASES.

    The Company leases office space in each market it currently operates in under non-cancelable agreements that expire through March 2006. The leases require various minimum monthly payments and payment of property taxes, certain maintenance, and insurance.

    The Company leases towers, land and/or building space in each of its operating markets and certain other markets for broadcasting purposes. The leases are non-cancelable agreements expiring through December 2012. Most of the leases have provisions for renewal periods. The leases require various minimum monthly payments and are subject to periodic fixed and inflationary increases.

    The Company leases vehicles for customer service and other corporate use. The agreements are non-cancelable, expire through October 2001 and require various monthly payments. The Company is responsible for normal maintenance and insurance.

    Additionally, the Company leases certain office and broadcast test equipment under various lease agreements for periods up to thirty-six months. The Company pays various monthly payments and is required to maintain and insure such equipment.

    The approximate minimum rental commitments for operating leases as of March 31, 1999 due in future years are as follows:

  YEARS ENDING MARCH 31,
-------------------------------------------------------------------------------
  2000.........................................................................  $   4,716,000
  2001.........................................................................      4,095,000
  2002.........................................................................      3,446,000
  2003.........................................................................      3,188,000
  2004.........................................................................      2,887,000
  Thereafter...................................................................      7,076,000
                                                                                 -------------
    Total......................................................................  $  25,408,000
                                                                                 -------------
                                                                                 -------------

    Total rent expense for the period October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 and the years ended March 31, 1998 and 1997 was approximately $2.2 million, $1.8 million, $3.8 million and $3.3 million, respectively.

NOTE 15--RELATED PARTY TRANSACTIONS

                                          .

    INSTALLATION SERVICES. In October 1996, two of CAI's employees formed Telecom Service Support LLC ("Telecom"), to provide subscriber installation, service calls, and warehouse service to the subscription television industry. CAI incurred approximately $86,000, $106,000, $452,000 and $348,000 for such services during the periods October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 and the years ended March 31, 1998 and 1997, respectively. Additionally, CAI has advances due from Telcom of $18,000 and $20,000 at March 31, 1999 and 1998, respectively, and, has provided leased vehicles and certain facility space to Telecom for the years ended March 31, 1999 and 1998. On March 3, 1999, CAI entered into a service agreement with Telecom to provide installation and services to CAI at a fixed cost of $4,500 per week through June 3, 1999.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 15--RELATED PARTY TRANSACTIONS (CONTINUED).
    FLIGHT SERVICES. CAI periodically charters an airplane from Wave Air, Inc., which is primarily owned by Jared E. Abbruzzese, chairman and chief executive officer of the Company, in order to carry out business when airline schedules are not compatible. Wave Air charged CAI for this service on an hourly basis. Transactions with Wave Air, Inc. amounted to approximately $0, $62,000, $154,000, and $278,000, for the periods October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 and the years ended March 31, 1998 and 1997, respectively.

    RELATED PARTY LOANS. On March 31, 1997, Mr. Abbruzzese executed and delivered a demand promissory note in the principal amount of $780,054 in favor of the Company. The note evidences various indebtedness owed by Mr. Abbruzzese and affiliated entities, which Mr. Abbruzzese agreed to assume, including the outstanding balance on an $800,000 loan made by CAI to Haig Capital L.L.C. The obligation bears interest at 14% per annum and is secured by a pledge of Mr. Abbruzzese's interest in Haig Capital. The note balance at both March 31, 1999 and 1998 was approximately $695,000. During the periods from October 15, 1998 to March 31, 1999 and from April 1, 1998 to October 14, 1998 and for the year ended March 31, 1998, CAI recorded interest income on the notes of $44,596, $52,705, and $102,945, respectively. At March 31, 1999 and 1998, accrued interest receivable was $155,246 and $102,945, respectively. Mr. Abbruzzese made a payment in June 1998 of $45,000 that was applied to accrued interest in its entirety.

    PROGRAMMING COOPERATIVE. In 1997, CAI, CS and two other unrelated wireless cable providers formed Wireless Enterprises, LLC ("Wireless Enterprises"). CAI and CS each own a 25% interest in Wireless Enterprises (collectively 50%) at March 31, 1999. Wireless Enterprises was formed as a cooperative to negotiate the per subscriber rates on programming with suppliers of program content. During the periods October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 and the year ended March 31, 1998, the Company paid Wireless Enterprises for programming and administrative services approximately $5.6 million, $2.7 million and $5.8 million, respectively.

    TELQUEST SATELLITE SERVICES. TelQuest is a joint venture between CAI, CS and TelQuest Communications, Inc., a company controlled by Mr. Abbruzzese, formed on August 4, 1997 for the purpose of developing and operating satellite systems providing digital services. CAI and CS each have $5 million investments in TelQuest. CAI and CS each contributed a combination of equipment (made available to TelQuest under the terms of a five-year renewable lease) and cash (in lieu of equipment) in an amount equal to approximately $2.1 million as part of the $2.5 million equipment portion of CAI's $5 million investment in TelQuest. A final payment of $411,567 was made by CAI on April 1, 1998. In return for CAI and CS' $5 million investments in TelQuest, each received a 25% interest in TelQuest, which interest is subject to dilution upon the occurrence of certain events. The 25% interest increased to 30% as consideration for CAI and CS giving up their exclusivity arrangement with TelQuest.

    EQUIPMENT SALES AND PURCHASES. During the year ended March 31, 1998, CAI sold to CS approximately $3.7 million of excess equipment at a gain of $116,000, primarily from the Boston Project that was not needed for the Boston operation. Additionally, during April 1997, CAI placed purchase orders approximating $1,612,000 with CS for equipment needed for the Boston Project, taking advantage of CS' favorable pricing arrangements with its vendor. For the year ended March 31, 1999 and the four months ended March 31, 1999 of CAI and CS, respectively, there were no material

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 15--RELATED PARTY TRANSACTIONS (CONTINUED).
intercompany transactions related to equipment sales and purchases between the companies that would otherwise need to be eliminated in consolidation.

    SATELLITE PROJECTS. CAI has pursued three satellite ventures in addition to its investment in TelQuest through the following subsidiaries (collectively, the "Satellite Subsidiaries"): (i) MMDS Satellite Ventures, Inc., which was formed for the purpose of pursuing Ku-band satellite opportunities; (ii) CAI Data Systems, Inc., an entity formed for the purpose of pursuing Ka-band satellite opportunities, and (iii) CAI Satellite Communications, Inc., an entity formed for the purpose of pursuing V-band satellite opportunities. As part of CAI's reorganization plan, each of the Satellite Subsidiaries issued a sufficient number of shares of stock to Haig Capital to give Haig Capital a 50% equity interest in each Satellite Subsidiary with CAI holding the other 50%.

    ENGINEERING AND SPECTRUM MANAGEMENT SERVICES. During 1998, CAI and CS had an arrangement whereby CAI personnel provided engineering and other technical consulting services in connection with the digital build-out of the CS Dallas, TX market. Under this arrangement, CAI received $10,000 per month plus reimbursement for all reasonable expenses incurred in the performance of such services. CAI and CS have renegotiated the terms of this arrangement and entered into an Engineering and Spectrum Management Agreement whereby, effective March 1, 1999, CAI assumed supervision and delivery of all engineering and technical management services. Accordingly, CS will pay CAI a fee equal to 40% of the full allocated costs plus an administrative fee of 20% of such amount. Additionally, CAI received approximately $263,000, $135,000 and $141,000 from CS for services rendered, rent, licensing and other fees during the periods from October 15, 1998 to March 31, 1999 and April 1, 1998 to October 14, 1998 and for the year ended March 31, 1998, respectively.

    CAI also provided spectrum management services and subleased office space in CAI's Arlington, VA office to CS. Up to 20% of the professional time of Mr. Gerald Stevens-Kittner, CAI's Senior Vice President--Spectrum Management, was devoted to CS spectrum management matters, including regulatory issues before the FCC, for which CS paid Mr. Stevens-Kittner directly. CAI charged CS a pro rata portion of the monthly rent payment for CAI's Arlington office space, reflecting the office space used by one full-time CS employee resident in the Arlington office. These charges are now included in the Engineering and Spectrum Management agreement. For the four months ended March 31, 1999, all material transactions between CAI and CS Wireless have been eliminated in consolidation.

    In September 1997, CS entered into a two-year Installation Contractor Agreement with ACS Telecommunications Systems, Inc. ("ACS") whereby for a fixed monthly fee per market plus other additional variable costs, ACS agreed to provide installation contractor services in the Dallas, Texas area and other markets as mutually agreed upon. During the four months ended March 31, 1999, CS paid $143,730 to ACS under this agreement. CS amended this agreement to shorten the term and decrease the fixed monthly payment. In connection with this amendment, CS has agreed to make payments totaling $510,000 to ACS pursuant to the original agreement. A former director and President of CAI and former director of CS, who resigned in February 1996 and December 1998, respectively, is the principal stockholder of ACS.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

NOTE 16--SUBSEQUENT EVENTS.

    MERGER. On April 26, 1999, CAI entered into an Agreement and Plan of Merger dated as of April 26, 1999 (the "Merger Agreement") with MCI WORLDCOM, Inc. ("MCI WorldCom") and Cardinal Acquisition Subsidiary Inc., a wholly-owned subsidiary of MCI WorldCom ("MergerSub"). Pursuant to the terms and subject to the conditions of the Merger Agreement, MergerSub will merge with and into CAI (the "Merger"), with CAI as the surviving corporation. As a result of the merger, which is subject to regulatory approval and usual and customary conditions, each outstanding share of common stock of CAI (other than shares owned by MCI WorldCom, MergerSub or shares of common stock held by CAI as treasury stock or shares with respect to which the holders have demanded and exercised dissenters' rights in a manner provided under Connecticut law) will be converted into the right to receive $28.00 per share of common stock in cash. CAI anticipates the Merger will be consummated during the third quarter of 1999.

    On June 4, 1999, MCI WorldCom completed the acquisition of 8,284,425 CAI common shares pursuant to one such agreement, thereby becoming a 48% shareholder of CAI.

    RIGHTS PLAN. On April 16, 1999, in connection with the transactions contemplated by the Merger Agreement, the CAI Board of Directors adopted a shareholders' rights plan and declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. The dividend is payable on April 27, 1999 (the "Record Date") to the shareholders of record on that date. Subject to certain terms and conditions, each Right shall entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, $.01 par value of CAI at a price of $96.00 per one one-hundredth of a share of Series A Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of April 16, 1999, as the same may be amended from time to time, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

    STOCK OPTION AGREEMENT. On April 26, 1999, CAI entered into a stock option agreement granting MCI WorldCom an option to acquire up to 6,090,481 CAI common shares at a price of $28.00 per share.

    SENIOR SECURED NOTES DUE 2000. MCI WorldCom holds the $80,000,000 aggregate principal amount of outstanding senior secured notes of CAI due 2000. The senior secured notes of CAI were issued under a note purchase agreement dated as of October 14, 1998 between CAI and the purchasers named therein. The parties closed the acquisition of the senior secured notes of CAI on March 26, 1999, at which time MCI WorldCom was assigned all right, title and interest in, and to the senior secured notes of CAI, and assumed all of the sellers' obligations under the senior secured notes of CAI and the note purchase agreement.

    13% SENIOR NOTES DUE 2004. MCI WorldCom holds $119,412,609 aggregate principal amount of unsecured 13% senior notes of CAI due October 14, 2004. The parties closed the acquisitions of the 13% senior notes on March 26, 1999 and April 29, 1999, at which time MCI WorldCom was assigned all of the sellers' rights, titles and interests in and to the 13% senior notes.

    11.375% SENIOR NOTES OF CS. MCI WorldCom also holds $215,750,000 aggregate principal amount of unsecured 11.375% senior notes of CS due 2006. The parties closed the acquisition of the 11.375% senior notes of CS on March 26, 1999, and on April 29, 1999, MCI WorldCom was assigned all of the sellers' rights, titles and interests in and to the 11.375% senior notes of CS.

[LOGO]
200 Crescent Court
      Suite 300
      Dallas, TX 75201-1885

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CS Wireless Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of CS Wireless Systems, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CS Wireless Systems, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

    As discussed in note 1(f) to the consolidated financial statements, the Company changed its method of accounting for the costs of start-up activities in 1998 to adopt the provisions of Statement of Accounting Position 98-5, "Reporting on the Costs of Start-up Activities."

KPMG LLP
April 12, 1999

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 1998       1997
                                                                                               ---------  ---------
                                                      ASSETS

Current assets:

  Cash and cash equivalents..................................................................  $  41,839     74,564

  Restricted cash (note 4)...................................................................         --      5,030

  Subscriber receivables, less allowance for doubtful accounts of $339 and $257 in 1998 and
    1997, respectively.......................................................................      1,542      1,026

  Prepaid expenses and other.................................................................        638        939
                                                                                               ---------  ---------

    Total current assets.....................................................................     44,019     81,559

Property and equipment, net (note 5).........................................................     43,645     50,519

License and leased license investment, net of accumulated amortization of $25,481 and $16,159
  in 1998 and 1997, respectively (notes 2 and 3).............................................    157,269    170,689

Goodwill, net of accumulated amortization of $7,707 in 1997 (notes 2 and 3)..................         --     48,243

Assets held for sale (note 3)................................................................      2,102         --

Investments in and loans to equity affiliates (note 4).......................................      3,884      8,503

Debt issuance costs, net of accumulated amortization of $2,101 and $1,286 in 1998 and 1997,
  respectively...............................................................................      7,444      8,260

Other assets, net............................................................................        454      2,930
                                                                                               ---------  ---------

                                                                                               $ 258,817    370,703
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:

  Accounts payable and accrued expenses, including payable to affiliates of $282 in 1997
    (note 6).................................................................................  $   5,490      8,652

  Current portion of long-term debt (note 7).................................................        199        217

  Current portion of BTA auction payable to affiliates including accrued interest payable
    (note 7).................................................................................        354      1,122

  Deferred revenue...........................................................................      1,237        628

  Other current liabilities..................................................................         --        895
                                                                                               ---------  ---------

    Total current liabilities................................................................      7,280     11,514

Long-term debt, excluding current portion (note 7)...........................................    316,720    283,686

BTA auction payable to affiliates, excluding current portion (note 7)........................      3,505      3,274
                                                                                               ---------  ---------

    Total liabilities........................................................................    327,505    298,474
                                                                                               ---------  ---------

Stockholders' equity (deficit) (notes 3 and 9):

  Preferred stock, $.01 par value; authorized 5,000,000 shares in 1997; none in 1998.........         --         --

  Common stock, $.001 par value; authorized 40,000,000 shares in 1997, 15,000,000 in 1998;
    issued and outstanding 10,702,609 shares in 1998 and 1997................................         11         11

  Treasury stock, at cost; 3,838,138 and 2,103 shares in 1998 and 1997, respectively.........     (1,574)       (40)

  Additional paid-in capital.................................................................    154,557    154,557

  Accumulated deficit........................................................................   (221,682)   (82,299)
                                                                                               ---------  ---------

    Total stockholders' equity (deficit).....................................................    (68,688)    72,229

Commitments and contingencies (notes 8 and 13)...............................................
                                                                                               ---------  ---------

                                                                                               $ 258,817    370,703
                                                                                               ---------  ---------
                                                                                               ---------  ---------

          See accompanying notes to consolidated financial statements.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           1998           1997           1996
                                                                       -------------  -------------  ------------
Revenues.............................................................  $      26,259         26,920        22,738
Operating expenses:
  Systems operations.................................................         16,409         14,976        13,258
  Selling, general and administrative................................         18,984         15,849        13,934
  Depreciation and amortization......................................         29,222         26,858        20,345
  Impairment of long-lived assets (note 2)...........................         63,907             --            --
                                                                       -------------  -------------  ------------
    Total operating expenses.........................................        128,522         57,683        47,537
                                                                       -------------  -------------  ------------
    Operating loss...................................................       (102,263)       (30,763)      (24,799)
                                                                       -------------  -------------  ------------
Other income (expense):
  Interest expense...................................................        (34,679)       (31,995)      (24,959)
  Interest income....................................................          3,399          5,469         6,600
  Equity in net losses of affiliates (note 4)........................         (2,553)        (1,349)           --
  Other..............................................................         (1,419)           644            --
                                                                       -------------  -------------  ------------
    Other income (expense), net......................................        (35,252)       (27,231)      (18,359)
                                                                       -------------  -------------  ------------
    Loss before income taxes and cumulative effect of change in
      accounting principle...........................................       (137,515)       (57,994)      (43,158)
Income tax benefit (note 10).........................................             --          5,429        14,631
                                                                       -------------  -------------  ------------
    Loss before cumulative effect of change in accounting
      principle......................................................       (137,515)       (52,565)      (28,527)
Cumulative effect of change in accounting principle..................         (1,868)            --            --
                                                                       -------------  -------------  ------------
    Net loss.........................................................  $    (139,383)       (52,565)      (28,527)
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------
Basic and diluted loss per common share before cumulative effect of
  change in accounting principle.....................................  $      (13.23)         (4.94)        (3.06)
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------
Basic and diluted loss per common share..............................  $      (13.41)         (4.94)        (3.06)
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------
Weighted average basic and dilutive shares outstanding...............     10,395,558     10,639,190     9,170,169
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

          See accompanying notes to consolidated financial statements.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                              COMMON STOCK         ADDITIONAL
                                        -------------------------   PAID-IN     DIVISION   TREASURY   ACCUMULATED
                                           SHARES       AMOUNT      CAPITAL      EQUITY      STOCK      DEFICIT        TOTAL
                                        ------------  -----------  ----------  ----------  ---------  ------------  -----------
Balance, December 31, 1995............         1,000   $       1   $   15,950  $   45,572  $      --   $   (1,207)  $    60,316
Contribution to Company--true-up
  adjustment (note 3).................     9,999,000           9      131,503     (45,572)        --           --        85,940
Issuance of common stock pursuant to
  Unit offering.......................       110,000          --          800          --         --           --           800
Issuance of common stock in
  acquisition.........................       335,408          --        6,305          --         --           --         6,305
Net loss..............................            --          --           --          --         --      (28,527)      (28,527)
                                        ------------         ---   ----------  ----------  ---------  ------------  -----------
Balance, December 31, 1996............    10,445,408          10      154,558          --         --      (29,734)      124,834
Contribution to Company--true-up
  adjustment (note 3).................       257,201           1           (1)         --         --           --            --
Treasury stock purchases (note 3).....            --          --           --          --        (40)          --           (40)
Net loss..............................            --          --           --          --         --      (52,565)      (52,565)
                                        ------------         ---   ----------  ----------  ---------  ------------  -----------
Balance, December 31, 1997............    10,702,609          11      154,557          --        (40)     (82,299)       72,229
Treasury stock purchases (note 3).....            --          --           --          --     (1,534)          --        (1,534)
Net loss..............................            --          --           --          --         --     (139,383)     (139,383)
                                        ------------         ---   ----------  ----------  ---------  ------------  -----------
Balance, December 31, 1998............    10,702,609   $      11   $  154,557  $       --  $  (1,574)  $ (221,682)  $   (68,688)
                                        ------------         ---   ----------  ----------  ---------  ------------  -----------
                                        ------------         ---   ----------  ----------  ---------  ------------  -----------

          See accompanying notes to consolidated financial statements.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

                                                                                        1998       1997       1996
                                                                                      ---------  ---------  ---------
Cash flows from operating activities:
  Net loss..........................................................................  $(139,383)   (52,565)   (28,527)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Deferred income taxes...........................................................         --     (5,429)   (14,631)
    Depreciation and amortization...................................................     29,222     26,858     20,345
    Accretion on discount notes and amortization of debt issuance costs.............     33,934     30,395     23,483
    Non-cash interest expense on other long term debt...............................        770      1,524      1,275
    Impairment of long-lived assets (note 2)........................................     63,907         --         --
    Discount and provision for long-term notes receivable (note 4)..................      1,770         --         --
    Write-off of start-up and organizational costs (note 1(f))......................      1,868         --         --
    Gain on sale of assets, net.....................................................         --       (644)        --
    Equity in losses of affiliates..................................................      2,553      1,349         --
    Changes in assets and liabilities, net of effects of contributions, acquisitions and assets held for sale:
      Subscriber receivables, net...................................................       (516)        63       (115)
      Prepaid expenses and other....................................................        301         41       (345)
      Accounts payable, accrued expenses and other liabilities......................     (2,485)     1,545        928
                                                                                      ---------  ---------  ---------
        Net cash provided by (used in) operating activities.........................     (8,059)     3,137      2,413
                                                                                      ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment...............................................    (18,930)   (22,685)   (13,243)
  Additions to intangible assets....................................................     (4,853)    (4,329)    (3,816)
  Subscriber acquisition, net of property and equipment.............................         --       (448)        --
  Investment in assets held for sale................................................       (423)      (943)    (8,766)
  Proceeds from sale of assets......................................................         --     16,350         --
  Issuance of notes receivable......................................................         --         --     (1,510)
  Utilization of (investment in) in restricted cash.................................      5,030     (5,030)        --
  Investment in equity affiliates...................................................     (1,257)    (6,555)        --
  Other.............................................................................       (895)      (540)        81
                                                                                      ---------  ---------  ---------
        Net cash used in investing activities.......................................    (21,328)   (24,180)   (27,254)
                                                                                      ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from long-term debt......................................................         --        500         --
  Payments of capital lease obligations.............................................       (139)       (95)      (198)
  Payments on BTA auction payable and other.........................................     (1,665)      (493)   (20,125)
  Payment in settlement of USA acquisition..........................................         --     (2,103)        --
  Payments on Heartland Short-Term Note.............................................         --         --    (25,000)
  Payments on Heartland Long-Term Note..............................................         --    (15,274)        --
  Purchase of shares into treasury (note 3(c))......................................     (1,534)        --         --
  Proceeds from Unit Offering.......................................................         --         --    229,484
  Debt issuance costs...............................................................         --         --     (9,793)
  Cash distributed pursuant to Contributions (note 3)...............................         --         --    (36,639)
                                                                                      ---------  ---------  ---------
        Net cash provided by (used in) financing activities.........................     (3,338)   (17,465)   137,729
                                                                                      ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents....................................    (32,725)   (38,508)   112,888
Cash and cash equivalents at beginning of year......................................     74,564    113,072        184
                                                                                      ---------  ---------  ---------
Cash and cash equivalents at end of year............................................  $  41,839     74,564    113,072
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Cash paid for interest..............................................................  $     446        263        114
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) Description of Business

    CS Wireless Systems, Inc. and subsidiaries (the "Company" or "CS Wireless") develop, own and operate a network of wireless cable television systems providing subscription television and high-speed Internet access services. The Company has a portfolio of wireless cable channel rights in various markets in the United States. The Company currently has systems in operation in eleven markets, and it owns or holds lease rights in several other markets.

    Wireless cable television is a relatively new industry within the highly competitive subscription television industry. The Company's principal subscription television competitors in each of its markets are traditional hard-wire cable companies, direct broadcast satellite, private cable companies and other alternate methods of distributing and receiving television transmissions. Hard-wire cable companies generally are well-established and known to potential customers and have significantly greater financial and other resources than the Company. As the telecommunications industry continues to evolve, the Company may face additional competition from new providers of entertainment and data services. In addition, until the Company can increase its channels offered through the deployment of digital compression technology, the Company's existing competitors generally have more channels to offer subscribers. There can be no assurance that the Company will be able to compete successfully with existing or potential competitors in the subscription television industry.

    In addition to wireless cable television services, the Company intends to expand the use of wireless channel rights spectrum to include telecommunications services. These new services are expected to include two-way data transmission services and telephony services, possibly through the participation of a strategic partner.

    The Company has incurred significant operating losses since inception and has negative stockholders' equity at December 31, 1998. Losses are expected for at least the next year as the Company continues to develop its wireless communications businesses. The Company has approximately $41,800,000 in cash and cash equivalents at December 31, 1998, and, based on its current operating plan, believes that it has sufficient cash to fund its anticipated capital expenditures and operating losses through at least the first quarter of 2000. However, the growth of the Company's wireless communications businesses may require substantial continuing investment to finance capital expenditures related to the acquisition of channel rights and infrastructure development of digital video programming, two-way frequency utilization and telephony systems. Additionally, significant debt service begins in September 2001. Without additional funding through debt or equity offerings, joint ventures, the sale or exchange of its wireless cable channel rights or the participation of a strategic partner, or the restructuring of its debt agreements, the Company may not be able to meet its future debt and interest payments. There can be no assurance that the Company will achieve positive cash flow from operations, that the Company will consummate the sale of any wireless cable channel rights or that sufficient debt or equity financing will be available to the Company. In addition, subject to restrictions under its outstanding debt, the Company may pursue other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The amount and timing of the Company's future capital requirements will depend upon a number of factors, including programming, equipment costs and marketing costs, staffing levels, subscriber growth, competitive conditions, and the presence of a strategic partner, many of which are beyond the control of the Company. Failure to obtain any required additional financing could materially affect the growth, cash flow or operating results of the Company.

    (B) Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    The accompanying consolidated financial information for the period from January 1, 1996 through February 23, 1996 reflects the combined financial position and results of operations for the Company's wireless cable system serving the Cleveland, Ohio market, which is comprised of the accounts of the Company and certain assets of Atlantic Microsystems, Inc. For the period subsequent to February 23, 1996, the Company's consolidated financial statements include the results of operations of the entities and assets contributed to the Company on February 23, 1996 (see note 3).

    On September 29, 1995, ACS Enterprises, Inc. (including ACS Ohio, Inc., the predecessor of the Company and a wholly-owned subsidiary of ACS Enterprises, Inc.) was acquired by CAI Wireless Systems, Inc. ("CAI") in a business combination accounted for as a purchase.

    (C) Property and Equipment

    Property and equipment are stated at cost, including all direct labor costs of new customer installations. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

    (D) License and Leased License Investment

    License and leased license investment includes costs incurred to acquire and/or develop wireless cable channel rights. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 15 years beginning with inception of service in each respective market. As of December 31, 1998 and 1997, $17,900,000 and $54,800,000, respectively, of the license and leased license investment was not yet subject to amortization.

    (E) Goodwill

    Goodwill represents excess purchase price of acquisitions over identifiable net tangible and intangible assets. Goodwill is amortized ratably over an estimated useful life of 15 years beginning with the acquisition of the market.

    The Company assesses the recoverability of goodwill by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved (note 2).

    (F) Other Assets

    Other assets include a non-compete agreement with a former officer and certain other intangible assets, including organizational costs at December 31, 1997, totaling approximately $469,000 and $2,085,000 at December 31, 1998 and 1997, respectively, net of accumulated amortization of approximately $240,000 and $486,000, respectively. These assets are being amortized over the respective lives of the underlying agreements.

    The Company adopted the provisions of Statement of Position 98-5 ("SOP 98-5"), Reporting On the Costs of Start-up Activities, effective January 1, 1998. This pronouncement requires that costs of start-up activities, including organizational costs, should be expensed as incurred. As a result of adopting SOP 98-5, the Company recorded a charge of $1,868,000 as a cumulative effect of the change in accounting principle as of January 1, 1998.

    (G) Long-Lived Assets

    Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell or otherwise dispose of (note 2).

    (H) Income Taxes

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change in deferred tax assets and liabilities during the period.

    (I) Revenue Recognition

    Revenues from subscribers are recognized in the period of service. Amounts paid in advance are recorded as deferred revenue.

    (J) Systems Operations

    Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs for providing service.

    The Company is party to several contract arrangements with related parties to provide programming, installation and other services (see note 11).

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (K) Statement of Cash Flows

    For purposes of the statements of cash flows, the Company considers temporary cash investments purchased with original maturities of three months or less and which are available for use in operations to be cash equivalents. The Company had cash equivalents of $41,520,000 and $75,352,000 at December 31, 1998 and 1997, respectively.

    (L) Investments in Affiliates

    Investments in affiliates are accounted for under the equity method as the Company's investment in each of three companies represents greater than 20% interest and the Company has the ability to exercise significant influence over each of the entities. Under this method, the investment originally recorded at cost is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur. The Company's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

    (M) Net Loss Per Common Share

    The Company adopted SFAS No. 128, Earnings Per Share ("SFAS No. 128"), in 1997. Accordingly, the Company has presented basic loss per share, computed on the basis of the weighted average number of common shares outstanding during the year, and diluted loss per share, computed on the basis of the weighted average number of common shares and all dilutive potential common shares outstanding during the year.

    The potentially dilutive effect of the Company's stock options has not been considered in the computation of diluted net loss per common share since their effect would be antidilutive.

    (N) Accounting for Stock Options

    On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123. Under APB Opinion No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

    (O) Comprehensive Income

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," in the first quarter of 1998, which required companies to disclose comprehensive income separately from net income. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-ownership sources. It includes all changes in equity during a period, except those resulting

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) from investments by owners and distributions to owners. The adoption of this statement had no effect on the Company at December 31, 1998, because the Company has no elements of other comprehensive income. Accordingly, compensation income and net income are the same amount for each period presented.

    (P) Segment Reporting

    In January 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 requires that public companies report operating segments based upon how management allocates resources and assesses performance. Based on the criteria outlined in SFAS No. 131, the Company is comprised of a single reportable segment--distribution of wireless cable television subscription services. No additional disclosure is required by the Company to conform to the requirements of SFAS No. 131.

    (Q) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (R) Reclassifications

    Certain reclassifications have been made to prior year consolidated financial statements to conform to the current year presentation.

(2) IMPAIRMENT OF LONG-LIVED ASSETS

    During the second and third quarters of 1998, CAI and a wholly-owned subsidiary announced their intention to file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code and Heartland Wireless Communications, Inc. ("Heartland") announced its intent not to pay interest on certain of its bonds. As a result of these negative industry events, combined with continuing net losses, the Company reassessed its business strategy and evaluated its long-lived assets for impairment based on these bankruptcy petitions and determined that cash flows from operations would not be adequate to fund the capital outlay required to build out non-operating markets while continuing the build out of the digital market in Dallas, Texas. Thus, in accordance with SFAS No. 121, the Company began the process of estimating the fair values of the long-lived assets. Although this process was not complete prior to filing the June 30, 1998 Quarterly Report on Form 10-Q, the Company recorded a non-cash impairment charge of $46,378,000 to write off the carrying value of the Company's goodwill based on preliminary estimates of fair value.

    During the third quarter, the Company engaged a third party to assist in completing the recoverability analysis in conjunction with a Company-wide valuation analysis. This process was completed during the fourth quarter of 1998. In assessing the fair value of its long-lived assets, the Company and the third party considered relevant cash flows, estimated future operating results, trends,

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) IMPAIRMENT OF LONG-LIVED ASSETS (CONTINUED) management's strategic plans, competition and other available information including the fair value of wireless channel rights owned and leased. Based on the results of this internal analysis and the third-party valuation, the Company recorded additional impairment charges to certain operating and non-operating markets' long-lived assets in the fourth quarter of 1998. This impairment charge, combined with the second quarter charge, totaled $63,907,000, as follows:

DESCRIPTION OF WRITE-DOWNS
-----------------------------------------------------------------------------------
Property and equipment.............................................................  $   9,400
License and leased license investment..............................................      8,129
Goodwill...........................................................................     46,378
                                                                                     ---------
                                                                                     $  63,907
                                                                                     ---------
                                                                                     ---------

    The Company's estimates of future gross revenues and operating cash flows, the remaining estimated lives of long-lived assets, or both, could be reduced in the future due to changes in, among other things, technology, government regulation, available financing, interference issues or competition. As result, the carrying amounts of long-lived assets could be reduced by additional amounts which would be material to the Company's financial position and results of operations.

(3) CONTRIBUTIONS/ACQUISITIONS AND DISPOSITIONS

    (A) Contributions to Company

    On February 23, 1996, CAI and Heartland contributed to the Company (the "Contributions") certain wireless cable television assets comprising various markets in the United States. In connection with the Contributions, CAI and Heartland received approximately 5.4 million and 3.6 million shares, respectively, of the Company's newly-issued common stock. In addition, CAI received approximately $750,000 in cash and Heartland received approximately $30.9 million in cash, a nine-month note for $25 million (the "Heartland Short-Term Note") and a 10-year note for $15 million (the "Heartland Long-Term Note"). The Heartland Short-Term Note was repaid on March 1, 1996 with a portion of the net proceeds from the Unit Offering (see note 7).

    Additionally, in connection with the Contributions, MMDS Holdings II, Inc., an affiliate of Bell Atlantic, and NYNEX MMDS Holding Company, an affiliate of NYNEX, each received 500,000 shares of common stock of the Company for certain non-cash consideration.

    The consummation of the Contributions has been accounted for at CAI's and Heartland's historical cost basis, reduced by the amount of cash and notes distributed to CAI and Heartland in connection with the Contributions. A substantial portion of the net assets contributed by Heartland were purchased by Heartland on February 23, 1996. Accordingly, Heartland's cost basis with respect to such net assets was determined based on Heartland's allocation of the purchase price to the net assets acquired and liabilities assumed. On November 8, 1996, the Company distributed an additional $5 million in cash to Heartland as part of the equity true-up per the provisions of the agreement governing the contributions. Effective March 31, 1997, an additional 257,201 shares of common stock of

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(3) CONTRIBUTIONS/ACQUISITIONS AND DISPOSITIONS (CONTINUED) the Company were issued to Heartland in satisfaction of certain post-closing adjustments. The net assets contributed to the Company consist primarily of plant and equipment and various wireless cable channel rights. The following is a summary of the net assets contributed to the Company on February 23, 1996 (in thousands):

Working capital deficit...........................................  $    (141)
Plant and equipment, net..........................................     25,755
License and leased license investment and goodwill................    144,340
Deferred income taxes.............................................     (6,982)
Other liabilities.................................................       (393)
                                                                    ---------
                                                                      162,579
Cash and notes distributed to CAI and Heartland...................     76,639
                                                                    ---------
Net assets contributed............................................  $  85,940
                                                                    ---------
                                                                    ---------

    (B) Acquisitions

    On October 11, 1996, the Company acquired all of the issued and outstanding common stock ("USA Common Stock") of USA Wireless Cable, Inc. ("USA") in a transaction (the "USA Wireless Acquisition") accounted for under the purchase method. USA provided wireless cable service in certain Midwest markets, including but not limited to the Effingham and Wellsville, Kansas; Radcliffe, Iowa; Scottsbluff, Nebraska; Kalispell, Montana; and Rochester, Minnesota markets (the "USA Markets"). At the effective time of the USA Wireless Acquisition, the outstanding shares of USA Common Stock were converted into rights to receive an aggregate $17,635,000 of which approximately $6,305,000 was paid in the form of CS Wireless common stock and approximately $11,330,000 of indebtedness and payables assumed by the Company. In connection with this acquisition, the Company extended two notes receivable to affiliates of USA. A note receivable for $1,260,000 with an interest rate of 12% was settled in February 1997, and a note receivable for $250,000 with an interest rate of 12% was July 1, 1998. However, the affiliates of USA defaulted on this note and the Company wrote-off the balance as uncollectible during the year ended December 31, 1998.

    On July 17, 1996, the Company acquired from Heartland (i) leases and licenses for wireless cable channel rights in Adairsville, Powers Crossroads and Rutledge, Georgia (the "Atlanta (suburbs) markets") and (ii) leases for four tower sites. The purchase price was $7.2 million in cash.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(3) CONTRIBUTIONS/ACQUISITIONS AND DISPOSITIONS (CONTINUED)

    The acquisitions discussed above were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from the dates of acquisition. A summary of the net assets acquired follows:

Working capital deficit............................................  $  (1,155)
Property and equipment.............................................      1,354
Assets held for sale...............................................     11,800
Intangible assets..................................................     (6,982)
Deferred tax liability.............................................     (2,333)
Notes payable assumed..............................................    (10,120)
                                                                     ---------
    Total purchase price...........................................  $  13,505
                                                                     ---------
                                                                     ---------

    (C) Disposition and Exchange

    On December 2, 1998, the Company, CAI and Heartland entered into a Master Agreement providing for, among other things, the termination of Heartland's rights in, and claims against, the Company. As part of the Master Agreement, in December 1998, CAI purchased from Heartland Heartland's ownership in the Company, or 3,836,035 shares of CS Wireless common stock, for $1,534,000. The Company subsequently purchased those shares from for the same price. At December 31, 1998, these shares are recorded as treasury stock. Additionally, the Company agreed to lease certain channel rights and sell the net operating assets of its Radcliffe, Iowa market to Heartland primarily in exchange for the forgiveness by Heartland of the outstanding balance owed by the Company of $2,335,000 under the Heartland Long-Term Note (see note 7) and additional cash payments by the Company to Heartland of $466,000. In December 1998, under the terms of the Master Agreement, the Company made a deposit of $366,000 to Heartland in anticipation of the exchange. This deposit, along with the carrying value of the net assets of the Radcliffe, Iowa market, are classified as assets held for sale at December 31, 1998 in the accompanying consolidated balance sheet.

    On September 3, 1997, pursuant to an agreement dated as of November 6, 1996, the Company consummated an exchange with Peoples Choice TV Corp. of wireless cable channel rights and related assets in Salt Lake City, Utah for wireless cable channel rights and related assets in Kansas City, Missouri. This transaction was accounted for as a non-monetary exchange and, accordingly, the recorded amounts of the assets relinquished were allocated to the assets acquired. In connection with this transaction, the Company exchanged the rights to the BTA license in Salt Lake City with related indebtedness of approximately $330,000 for the rights to a BTA license in Kansas City with related indebtedness of approximately $216,000.

    On May 22, 1997 the Company sold to BellSouth Corporation, pursuant to the July 25, 1996 purchase agreement, (i) certain leases and licenses for wireless cable channel rights in Adairsville, Power Crossroads and Rutledge, Georgia (Atlanta Suburbs markets) and leases for four tower sites; (ii) the BTA license relating to Atlanta, Georgia and (iii) certain other assets and reimbursable expenses for approximately $16.4 million, resulting in a gain of approximately $0.7 million.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) INVESTMENTS IN AND LOANS TO AFFILIATES

    TELQUEST SATELLITE SERVICES LLC

    On August 4, 1997 the Company acquired a 25% ownership interest in TelQuest Satellite Services LLC ("TelQuest"), for an initial contribution of $2.5 million in cash (payable in quarterly installments beginning August 1997) and, $2.5 million of equipment leased to TelQuest under a bargain lease. The Company made quarterly payments of approximately $1,394,000 during 1997. As part of the contributions, the Company converted a note receivable from TelQuest entered into during March 1997 in the amount of $200,000 principal into an investment in TelQuest of $211,000. During 1998, the Company made payments of $895,000 which fulfilled the cash contribution requirement of $2,500,000. TelQuest was formed to provide digital video programming signals through its headend in the sky satellite service. The Company entered into a ten-year Affiliation Agreement with TelQuest through which the Company received TelQuest's headend in the sky service as well as other services offered by TelQuest. TelQuest Satellite Services LLC's other members are TelQuest Communications, Inc. and CAI. Both CAI and TelQuest Communications, Inc. are affiliated entities. CAI acquired a 25% ownership in TelQuest for the same consideration given by CS Wireless.

    In July 1998, the Company purchased the leasehold rights of TelQuest in certain headend equipment owned by CAI for $1,900,000 as part of a contingency plan to ensure uninterrupted programming service. In October 1998, the Company commenced the relocation of certain of the leased headend equipment from the TelQuest facilities as TelQuest ceased its headend in the sky service. Accordingly, the Company has classified the carrying value of the previously leased equipment of $2,125,000 and the equipment acquired through the $1,900,000 lease payment as property and equipment at December 31, 1998. Such amounts will be depreciated over the estimated remaining useful lives of the related equipment.

    During the years ended December 31, 1998 and 1997, the Company recorded equity in losses of $1,719,000 and $1,159,000, respectively, related to its investment in TelQuest. In 1998 and 1997, these losses were comprised of: (i) the Company's equity in losses of TelQuest of $146,000 and $1,107,000; (ii) amortization of the cost in excess of the Company's basis in the underlying assets of TelQuest of $1,198,000 and $52,000, respectively; and (iii) amortization of $375,000 and $0, respectively, related to the Company's $2,500,000 investment in the leasehold rights in certain headend equipment. The carrying value of the Company's investment in and advances to TelQuest was $0 and $3,842,000 at December 31, 1998 and 1997, respectively.

    MEXICO INVESTMENTS

    On September 29, 1997, the Company acquired 39% of the voting common stock of Television Interactiva del Norte, S.A. de C.V. ("Telinor") from Heartland for cash proceeds of $915,000 and assumption of a cash call obligation in the amount of $145,000. The Company also purchased from Heartland two unsecured promissory notes payable by Telinor for $2.56 million, including accrued interest. The two notes were immediately restructured into one unsecured note accruing interest at 12% and maturing on September 21, 2002. Additionally, the Company consummated another transaction with the principal stockholders of Telinor whereby the Company purchased 49% of the voting stock of Television Inalambrica, S.A. de C.V. ("Television") for cash in the amount of

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) INVESTMENTS IN AND LOANS TO AFFILIATES (CONTINUED)
$1.0 million and committed to (i) loan Television up to the sum of $5.0 million in cash or (ii) finance an equivalent amount in sales of the Company's equipment to Television. The funds committed were deposited into escrow pending disbursement or reduction of the required escrow amount through equipment sales to Television. As of December 31, 1997, approximately $5.0 million was held in escrow pursuant to this agreement. During 1998, the escrowed funds were released to the Company.

    Telinor and Television were formed to develop wireless cable television systems providing subscription television services in Mexico. During the years ended December 31, 1998 and 1997, the Company incurred reimbursable costs of approximately $161,000 and $405,000 on behalf of Telinor and Television. Further, the Company funded $145,000 under a cash call obligation and advanced additional funds and equipment under the note receivable of $950,000.

    During the years ended December 31, 1998 and 1997, the Company recorded equity in losses of $833,000 and $190,000, respectively, related to its investments in Telinor and Television (collectively, "Telinor Investments"). In 1998 and 1997, these losses were comprised of $256,000 and $173,000, respectively, of the Company's share in losses of Telinor Investments, and $577,000 and $17,000, respectively, in amortization of the cost in excess of the Company's basis in the underlying assets of Telinor Investments. Additionally, the Company recorded an allowance of $1,200,000 related to the note receivable from Telinor due to uncertainties regarding its ultimate collectibility.

    The carrying value of the Company's investments in and advances to Telinor Investments was $3,844,000 and $4,661,000 at December 31, 1998 and 1997,
respectively, including the Company's note receivable at December 31, 1998 and 1997 of $2,311,000 and $2,560,000, respectively.

(5) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1998 and 1997:

                                                                                   ESTIMATED
                                                             1998        1997     USEFUL LIFE
                                                           ---------  ----------  -----------
Subscriber premises equipment and installation costs.....  $  39,003      52,656  1-7 years
Transmission equipment and system construction costs.....     21,928      16,035  5-10 years
Office furniture and equipment...........................      7,434       4,106  5 years
Leasehold improvements...................................      1,156       1,016  5 years
                                                           ---------  ----------
                                                              69,521      73,813
Less accumulated depreciation and amortization...........    (25,876)    (23,294)
                                                           ---------  ----------
                                                           $  43,645      50,519
                                                           ---------  ----------
                                                           ---------  ----------

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following at December 31, 1998 and 1997:

                                                                                1998       1997
                                                                              ---------  ---------
Accounts payable............................................................  $     684      4,680
Accrued programming and licenses............................................      1,158      1,319
Accrued personnel costs.....................................................        806      1,247
Accrued taxes...............................................................        943        528
Other.......................................................................      1,899        878
                                                                              ---------  ---------
                                                                              $   5,490      8,652
                                                                              ---------  ---------
                                                                              ---------  ---------

(7) LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 1998 and 1997:

                                                                            1998       1997
                                                                         ----------  ---------
Senior Notes...........................................................  $  314,385    281,266
Heartland Long-Term Note...............................................       2,335      2,069
BTA auction payable to affiliates......................................       3,859      4,396
Capital leases and other...............................................         199        568
                                                                         ----------  ---------
    Total long-term debt...............................................     320,778    288,299
Less current portion of BTA auction payable............................         354      1,122
Less current portion of long term debt.................................         199        217
                                                                         ----------  ---------
                                                                         $  320,225    286,960
                                                                         ----------  ---------
                                                                         ----------  ---------

    SENIOR NOTES

    On February 23, 1996, the Company consummated a private placement of 100,000 units (the "Unit Offering" or "Units") consisting of $400 million aggregate principal amount of 11 3/8% Senior Discount Notes due 2006 ("Senior Notes") and 110,000 shares of common stock of the Company. The Senior Notes will mature on March 1, 2006. The issue price of the Senior Notes represents a yield to maturity of 11 3/8% per annum computed on a semi-annual bond equivalent basis. Cash interest on the Senior Notes will not be payable prior to March 1, 2001. Commencing September 1, 2001, cash interest on the Senior Notes will be payable on March 1 and September 1 of each year at a rate of 11 3/8% per annum. Including amounts attributable to the common stock, the issuance of the Units resulted in net proceeds to the Company of approximately $219.7 million after underwriting discounts and other debt issuance costs aggregating approximately $9.8 million. For financial reporting purposes, the shares of common stock were valued at $800,000.

    The Senior Notes were issued pursuant to an Indenture which contains certain restrictive covenants and limitations. Among other things, the Indenture limits the incurrence of additional indebtedness, limits the making of restricted payments (as defined) including the declaration and/or payment of dividends, places limitations on dividends and other payments by the Company's

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) LONG-TERM DEBT (CONTINUED)
subsidiaries, prohibits the Company and its subsidiaries from engaging in any business other than the transmission of video, voice and data and related businesses and services, and places limitations on liens, certain asset dispositions and merger/sale of assets activity.

    HEARTLAND LONG-TERM NOTE

    In connection with the Contributions on February 23, 1996, Heartland received the Heartland Long-Term Note. The Heartland Long-Term Note has a final maturity date that is 10 years and one day after the closing of the Contributions. The interest rate on the Heartland Long-Term Note increases from 10% to 15% if the Heartland Long-Term Note is not repaid within one year of issuance, with interest accruing and added to the balance annually. No cash interest will be paid on the Heartland Long-Term Note until after the Senior Notes (see above) have been paid in full. During 1997, the Company made a principal payment of approximately $15.3 million with a portion of the proceeds from the disposition of assets and wireless channel rights in Atlanta (see note 3 (c)).

    As part of the Master Agreement (note 3(c)), Heartland agreed to forgive, during 1999, the outstanding balance of the Heartland Long-Term Note in exchange for primarily cash and the wireless cable assets of the Story City, Iowa market. The transactions are expected to be consummated in late May 1999. As agreed, interest on the Heartland Long-Term Note does not accrue subsequent to November 30, 1998.

    BTA AUCTION PAYABLE TO AFFILIATES

    The FCC concluded auctions in 1997 for the award of initial commercial wireless cable licenses for "Basic Trading Areas" or "BTAs" (the "BTA Auction"). Pursuant to an agreement among CAI, Heartland and the Company, CAI and Heartland are obligated to convey to the Company, at their cost, and the Company has agreed to purchase, any rights acquired in the BTA Auction relating to the Company's markets, as well as certain other BTAs. CAI and Heartland were the winning bidders in the amount of approximately $17.9 million with respect to BTAs that will be conveyed to the Company. As of December 31, 1998, the accompanying consolidated balance sheet reflects a BTA auction payable to Heartland of approximately $3,859,000 representing the remaining unpaid balances with respect to BTAs to be conveyed to the Company. At December 31, 1997, the accompanying consolidated balance sheet reflects a BTA auction payable to CAI, Heartland, and other affiliated entities of approximately $643,000, $3,543,000, and $210,000, respectively. The BTA auction payable to Heartland bears interest at 9.5% and is being paid over a 10-year period commencing in the fourth quarter of 1996. The Company is required to make quarterly interest-only payments for the first two years and quarterly payments of principal and interest over the remaining eight years.

    During 1997, the Company exchanged and returned to Heartland certain of its rights to BTA licenses resulting in a decrease of $614,000 in license costs and the corresponding BTA payable.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) LONG-TERM DEBT (CONTINUED)
    Aggregate maturities of long-term debt as of December 31, 1998 are as follows:

1999..............................................................  $     553
2000..............................................................        386
2001..............................................................        424
2002..............................................................        465
2003..............................................................        511
Thereafter........................................................    318,349

(8) LEASES AND FCC LICENSES

    The Company is dependent on leases with third parties for most of its wireless cable channel rights. Under FCC rules, the base term of each lease cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, the Company's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of most of the Company's channel leases range from 5 to 10 years, although certain of the Company's channel leases have initial terms expiring in the next several years. Most of the Company's leases provide that the lessor may negotiate lease renewals with only the Company and, if a renewal agreement is not reached within a specified time, grant the Company a right of first refusal to match any competing offers. Although the Company does not believe that the termination of or failure to renew a single channel lease would adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various subscriber levels. Additionally, FCC licenses also specify construction deadlines, which, if not met, could result in the loss of the license. Requests for additional time to construct may be filed and are subject to review pursuant to FCC rules.

    Payments under the channel rights lease agreements generally begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. However, for certain leases, the Company is obligated to begin payments upon grant of the channel rights. Channel rights lease expense was approximately $1,911,000, $1,883,000 and $1,810,000 for the years ended December 31, 1998,
1997, and 1996, respectively.

    The Company also has certain operating leases for office space, equipment and transmission tower space. Rent expense incurred in connection with other operating leases was approximately $1,817,000, $1,656,000 and $1,405,000 for the years ended December 31, 1998, 1997, and 1996 respectively.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(8) LEASES AND FCC LICENSES (CONTINUED)
    Future minimum lease payments due under channel rights leases and other noncancellable operating leases at December 31, 1998 are as follows:

                       CHANNEL       OTHER
    YEAR ENDING        RIGHTS      OPERATING
 DECEMBER 31, 1998     LEASES       LEASES
-------------------  -----------  -----------
          1999        $   1,998        1,567
          2000            2,289        1,436
          2001            2,321        1,309
          2002            2,321        1,252
          2003            2,321        1,262

(9) STOCKHOLDERS' EQUITY

    (A) Preferred and Common Stock

    At December 31, 1997, the Company had authorized 5,000,000 shares of preferred stock which can be issued in series with varying preferences and conversion features as determined by the Board of Directors of the Company, with no shares issued. On August 21, 1998, the Company filed with the Secretary of State of Delaware a Certificate of Amendment of Amended and Restated Certificate of Incorporation reducing the number of authorized shares of common stock from 40 million to 15 million and eliminating the authorized preferred shares.

    (B) Treasury Stock

    As part of the Master Agreement (note 3(c)), the Company purchased 3,836,035 shares of its common stock from CAI for $1,534,000 on December 3, 1998.

    (C) Stock Options

    In 1996, the Company established the CS Wireless Systems, Inc. Incentive Stock Plan ("Stock Plan") which provides for the issuance of stock options to officers and other key employees of the Company and its subsidiaries. The Stock Plan makes available for issuance 1,500,000 shares of common stock. Options issued under the Stock Plan have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. Options issued are required to have an exercise price of not less than fair market value of the Company's common stock on the date of grant.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(9) STOCKHOLDERS' EQUITY (CONTINUED)

    The Company applies APB Opinion No. 25 in accounting for its Stock Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                 1998        1997       1996
                                                              -----------  ---------  ---------
Net loss:
  As reported...............................................  $  (139,383)   (52,565)   (28,527)
  Pro forma.................................................     (139,217)   (54,616)   (29,404)

Basic and diluted loss per common share:
  As reported...............................................  $    (13.41)     (4.94)     (3.06)
  Pro forma.................................................       (13.39)     (5.11)     (3.21)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997 and 1996: dividend yield of 0%; risk-free interest rate of 6.0% and an expected life of 5 years.

    Following is a summary of activity in the employee option plan discussed above for the years ended December 31, 1998, 1997 and 1996:

                                                                  1998                     1997                     1996
                                                         -----------------------  -----------------------  ----------------------
                                                                      WEIGHTED                 WEIGHTED                WEIGHTED
                                                                       AVERAGE                  AVERAGE                 AVERAGE
                                                                      EXERCISE                 EXERCISE                EXERCISE
                                                           SHARES       PRICE       SHARES       PRICE      SHARES       PRICE
                                                         ----------  -----------  ----------  -----------  ---------  -----------
Outstanding at beginning of year.......................     898,861   $    6.88      655,161   $    9.40          --   $      --
Granted................................................          --          --      833,335        6.50     655,161        9.40
Exercised..............................................          --          --           --          --          --          --
Canceled...............................................    (265,044)       6.55     (589,635)      (9.14)         --          --
                                                         ----------               ----------               ---------
Options outstanding at end of year.....................     633,817   $    7.01      898,861   $    6.88     655,161   $    9.40
                                                         ----------               ----------               ---------
                                                         ----------               ----------               ---------
Options exercisable at year end........................     444,150                  536,818                 367,049
                                                         ----------               ----------               ---------
                                                         ----------               ----------               ---------
Weighted average fair value of options granted during
  year.................................................               $      --                $    6.50               $    9.40

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(9) STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998:

                       OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
             ---------------------------------------  -------------------------
                             WEIGHTED
                NUMBER        AVERAGE     WEIGHTED       NUMBER      WEIGHTED
              OUTSTANDING    REMAINING     AVERAGE    EXERCISABLE     AVERAGE
 EXERCISE     AT DECEMBER   CONTRACTUAL   EXERCISE    AT DECEMBER    EXERCISE
   PRICE       31, 1998        LIFE         PRICE       31, 1998       PRICE
-----------  -------------  -----------  -----------  ------------  -----------
 $    6.50       521,291     7.8 years    $    6.50       331,624    $    6.50
             -------------  -----------       -----   ------------       -----
             -------------  -----------       -----   ------------       -----
 $    9.40       112,526     7.2 years    $    9.40       112,526    $    9.40
             -------------  -----------       -----   ------------       -----
             -------------  -----------       -----   ------------       -----

(10) INCOME TAXES

    As the Company has fully offset its deferred tax assets by a valuation allowance at December 31, 1998, no income tax benefit has been recorded for the year ended December 31, 1998. For the years ended December 31, 1997 and 1996, income tax benefit of $5,429,000 and $14,631,000, respectively, were comprised of deferred tax benefits.

    Total income tax benefit for the years ended December 31, 1998 and 1997 differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to loss before income taxes as a result of the following:

                                                                  1998       1997       1996
                                                               ----------  ---------  ---------
Computed "expected" tax benefit..............................  $  (48,784)   (19,827)   (15,105)
  Amortization of goodwill...................................      18,959      1,394      1,260
  State income taxes.........................................      (2,788)    (1,133)      (863)
  Adjustment to prior year deferred taxes....................      10,382     (2,019)        --
  Increase in valuation allowance............................      22,220     16,082         --
  Other, net.................................................          11         74         77
                                                               ----------  ---------  ---------
                                                               $       --     (5,429)   (14,631)
                                                               ----------  ---------  ---------
                                                               ----------  ---------  ---------

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(10) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below:

                                                                             1998       1997
                                                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.......................................  $  18,702     14,596
  Noncash interest.......................................................     32,573     19,736
  Investments in affiliates..............................................          0        499
  Property and equipment.................................................      3,988      1,443
  Other..................................................................        806         --
                                                                           ---------  ---------
    Total gross deferred tax assets......................................     56,069     36,274
  Less valuation allowance...............................................    (38,302)   (16,082)
                                                                           ---------  ---------
                                                                              17,767     20,192
                                                                           ---------  ---------
                                                                           ---------  ---------
Deferred tax liabilities:
  License and leased license investment..................................     17,767     20,143
  Other..................................................................          0         49
                                                                           ---------  ---------
    Total deferred tax liabilities.......................................     17,767     20,192
                                                                           ---------  ---------
    Net deferred tax liability...........................................  $      --         --
                                                                           ---------  ---------
                                                                           ---------  ---------

    Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards. Deferred tax assets and liabilities relating to state income taxes are not material.

    In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon these considerations, the Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

    At December 31, 1998, the Company has net operating loss carryforwards available of approximately $52,695,000 which begin to expire in 2010. Approximately $7,520,000 of the net operating loss carryover is subject to an annual limitation and the separate return limitation year rules.

(11) OTHER RELATED PARTY TRANSACTIONS

    In 1997, the Company, CAI and Heartland (see note 3), and a third party wireless cable provider formed Wireless Enterprises, LLC ("Wireless Enterprises"). Wireless Enterprises is a programming cooperative that negotiates programming and marketing services with suppliers of programming. During

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(11) OTHER RELATED PARTY TRANSACTIONS (CONTINUED) the years ended December 31, 1998 and 1997, the Company paid $8,293,000 and $5,578,000, respectively, to Wireless Enterprises for programming and other administrative services.

    During 1998 and 1997, the Company purchased equipment from CAI for $300,000 and $3,400,000.

    During 1998, the Company had an arrangement with CAI whereby CAI personnel provide engineering and other technical consulting services in connection with the digital build-out of the Dallas, Texas market. Under this arrangement, CAI receives $10,000 per month plus reimbursement for all reasonable expenses incurred in the performance of such services. The Company has renegotiated the terms of this arrangement and entered into an Engineering and Spectrum Management Agreement with CAI and a wholly-owned subsidiary whereby effective March 1, 1999, CAI assumed supervision and delivery of all engineering and technical management services. The Company will pay CAI a fee equal to 40% of the wholly-owned subsidiary's costs plus an administrative fee of 20% of such amount. Additionally, the Company paid CAI approximately $139,000 and $472,000 for services rendered, rent, licensing and other fees during 1998 and 1997, respectively.

    In September 1997, the Company entered into an two-year Installation Contractor Agreement with ACS Telecommunications Systems, Inc. ("ACS") whereby for a fixed monthly fee per market plus additional variable costs, ACS agreed to provide installation contractor services in the Dallas, Texas area and other markets as mutually agreed upon. During the years ended December 31, 1998 and 1997, the Company paid $4,400,000 and $988,000, respectively, to ACS under this agreement. The Company amended this agreement to shorten the term and decrease the fixed monthly payment. In connection with this amendment, the Company has agreed to make payments totaling $510,000 to ACS pursuant to the original agreement. A former director of the Company, who resigned in December 1998, is the principal stockholder of ACS.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Senior Notes at December 31, 1998 and 1997 was approximately $68.0 million and $96.0 million, respectively (carrying amounts of $314.4 million and $281.2 million, respectively) based on market quotes obtained from dealers. The carrying amounts of the Heartland Long-Term Note, the Acquisition Note and the BTA auction payables approximate fair value as these notes bear interest at current market rates.

    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments.

(13) COMMITMENTS AND CONTINGENCIES

    The Company has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire through 2000. The agreements generally require monthly payments based upon the number of subscribers to the Company's systems, subject to certain minimums.

    The Company is a party to legal proceedings incidental to its business which, in the opinion of management, are not expected to have a material adverse effect on the Company's consolidated financial position, operating results or liquidity.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                           1999          1998
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $  35,994    $   41,839
  Subscriber receivables, net.........................................................       1,047         1,542
  Prepaid expenses and other..........................................................         606           638
                                                                                        -----------  ------------
        Total current assets..........................................................      37,647        44,019

Plant and equipment, net..............................................................      40,084        43,645
License and leased license investment, net............................................     155,169       157,269
Assets held for sale..................................................................       2,212         2,102
Investment in and loans to equity affiliates..........................................       4,315         3,884
Debt issuance costs and other assets, net.............................................       7,646         7,898
                                                                                        -----------  ------------
                                                                                         $ 247,073    $  258,817
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses...............................................   $   3,309    $    5,490
  Current portion of long-term debt...................................................          45           199
  Current portion of BTA auction payable..............................................         392           354
  Other current liabilities...........................................................       1,081           237
                                                                                        -----------  ------------
        Total current liabilities.....................................................       4,827         7,280

Long-term debt, less current portion..................................................     325,572       316,720
BTA auction payable, less current portion.............................................       3,365         3,505
                                                                                        -----------  ------------
        Total liabilities.............................................................     333,764       327,505
                                                                                        -----------  ------------
Stockholders' deficit:
  Common stock, $.001 par value; 15,000,000 shares authorized, 10,702,609 shares
    issued in 1999 and 1998, and 6,864,471 shares outstanding in 1999 and 1998........          11            11
Treasury stock, at cost; 3,838,138 shares in 1999 and 1998............................      (1,574)       (1,574)

Additional paid-in capital............................................................     154,557       154,557
Accumulated deficit...................................................................    (239,685)     (221,682)
                                                                                        -----------  ------------
        Total stockholders' deficit...................................................     (86,691)      (68,688)
                                                                                        -----------  ------------
                                                                                         $ 247,073    $  258,817
                                                                                        -----------  ------------
                                                                                        -----------  ------------

See accompanying notes to unaudited condensed consolidated financial statements.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

                                                                                         THREE MONTHS ENDED MARCH
                                                                                                   31,
                                                                                         ------------------------
                                                                                            1999         1998
                                                                                         ----------  ------------
Revenue................................................................................  $    5,940  $      6,823
Operating expenses:
  Systems operations...................................................................       4,181         3,908
  Selling, general and administrative..................................................       5,384         4,119
  Depreciation and amortization........................................................       5,505         7,224
                                                                                         ----------  ------------
    Total operating expenses...........................................................      15,070        15,251
                                                                                         ----------  ------------
    Operating loss.....................................................................      (9,130)       (8,428)

Other income (expense):
  Interest income......................................................................         461         1,017
  Equity in losses of affiliates.......................................................        (150)         (986)
  Interest expense.....................................................................      (9,139)       (8,271)
  Other................................................................................         (45)           --
                                                                                         ----------  ------------
Total other expense, net...............................................................      (8,873)       (8,240)
                                                                                         ----------  ------------
Loss before income taxes...............................................................     (18,003)      (16,668)
Income tax benefit.....................................................................          --            --
                                                                                         ----------  ------------
Net loss...............................................................................  $  (18,003) $    (16,668)
                                                                                         ----------  ------------
                                                                                         ----------  ------------
Weighted average basic and diluted loss per common share...............................  $    (2.62) $      (1.56)
                                                                                         ----------  ------------
                                                                                         ----------  ------------
Basic and diluted weighted average shares outstanding..................................   6,864,471    10,700,506
                                                                                         ----------  ------------
                                                                                         ----------  ------------

See accompanying notes to unaudited condensed consolidated financial statements.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
Cash flows from operating activities:
  Net loss................................................................................  $  (18,003) $  (16,668)
    Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
      Depreciation and amortization.......................................................       5,505       7,224
      Accretion on discount notes and amortization of debt issuance costs.................       9,048       8,100
      Non-cash interest expense on other long-term debt...................................          91         164
      Equity in losses of affiliates......................................................         150         986
      Other...............................................................................          45          --
      Changes in assets and liabilities, net of effects of contributions:
        Subscriber receivables............................................................         495          (2)
        Prepaid expenses and other........................................................          32        (246)
        Accounts payable, accrued expenses and other liabilities..........................        (474)       (305)
                                                                                            ----------  ----------
          Net cash used in operating activities...........................................      (3,111)       (747)
                                                                                            ----------  ----------
Cash flows from investing activities:
      Purchases of plant and equipment....................................................      (1,004)     (5,964)
      Additions to license and leased license investment..................................        (342)       (956)
      Investment in equity affiliates.....................................................        (953)       (998)
      Investment in assets held for sale..................................................        (110)         --
                                                                                            ----------  ----------
          Net cash used in investing activities...........................................      (2,409)     (7,918)
                                                                                            ----------  ----------
Cash flows from financing activities:
      Payments on notes payable...........................................................        (134)       (156)
      Payments on BTA auction payable.....................................................        (191)       (733)
                                                                                            ----------  ----------
          Net cash used in financing activities...........................................        (325)       (889)
                                                                                            ----------  ----------
Net decrease in cash and cash equivalents.................................................      (5,845)     (9,554)
Cash and cash equivalents at beginning of period..........................................      41,839      74,564
                                                                                            ----------  ----------
Cash and cash equivalents at end of period................................................  $   35,994  $   65,010
                                                                                            ----------  ----------
                                                                                            ----------  ----------

See accompanying notes to unaudited condensed consolidated financial statements.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1999

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

    THE COMPANY. CS Wireless Systems, Inc. and its subsidiaries (the "Company" or "CS Wireless") develop, own and operate a network of wireless cable television systems providing subscription television and high speed Internet access services. The Company has a portfolio of wireless cable channel rights in various markets in the United States. The Company currently has systems in operation in ten markets, and it owns, or holds rights to lease, radio spectrum in its 21 primary markets and certain other markets. The Company is approximately 94% owned by CAI Wireless Systems, Inc. ("CAI").

    The subscription television industry is highly competitive. The Company's principal subscription television competitors in each of its markets are traditional hard-wire cable companies, direct broadcast satellite, private cable companies and other alternate methods of distributing and receiving television transmissions. Hard-wire cable companies generally are well-established and known to potential customers and have significantly greater financial and other resources than the Company. As the telecommunications industry continues to evolve, the Company may face additional competition from new providers of entertainment and data services. In addition, until the Company can increase its channels offered in all of its operating markets through the deployment of digital compression technology, the Company's existing competitors generally continue to have more channels to offer subscribers. There can be no assurance that the Company will be able to compete successfully with existing or potential competitors in the subscription television industry.

    The Company has incurred significant operating losses since inception and has negative stockholders' equity at March 31, 1999. Losses are expected for at least the next year as the Company continues to develop its wireless communications business. The Company has approximately $36 million in cash and cash equivalents at March 31, 1999, and, based on its current operating plan, believes that it has sufficient cash to fund its anticipated capital expenditures and operating losses through at least the first quarter of 2000. However, the growth of the Company's wireless communications business may require substantial continuing investment to finance capital expenditures related to the acquisition of channel rights and infrastructure development of digital video programming, two-way frequency utilization and telephony systems. Additionally, beginning in September 2001, the Company will be required to make payments to the holders of its 11 3/8% Senior Discount Notes due 2006. Without additional funding through debt or equity offerings, joint ventures, the sale or exchange of its wireless cable channel rights or the participation of a strategic partner, or the restructuring of its debt agreements, the Company may not be able to meet its future debt and interest payments. There can be no assurance that the Company will achieve positive cash flow from operations, or consummate the sale of any wireless cable channel rights or that sufficient debt or equity financing will be available to the Company. In addition, subject to restrictions under its outstanding debt, the Company may pursue other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets.

    CAI announced on April 26, 1999 that it executed a definitive Agreement and Plan of Merger with MCI WorldCom, Inc. ("MCI WorldCom") providing for the acquisition by MCI WorldCom of all of the outstanding shares of CAI. The transaction is subject to customary conditions, including the receipt of required regulatory approvals.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PRINCIPAL MARKETS OF THE COMPANY. On February 23, 1996, in exchange for approximately 60% of the Company's Common Stock, CAI, directly or indirectly, contributed to the Company the wireless cable television assets and all related liabilities, or the stock of subsidiaries owning wireless cable television assets associated with the wireless cable television markets of Bakersfield and Stockton/ Modesto, California; Charlotte, North Carolina; and Cleveland, Ohio. Simultaneously, in exchange for approximately 40% of the Company's Common Stock, cash, a short term note and a long term note (the "Heartland Long Term Note"), Heartland, directly or indirectly, contributed or sold to the Company the wireless cable television assets and all related liabilities associated with the wireless cable television markets of Grand Rapids, Michigan; Minneapolis, Minnesota; Kansas City (suburbs), Missouri; Dayton, Ohio; Dallas, Fort Worth and San Antonio, Texas; and Salt Lake City, Utah. The Company subsequently acquired wireless cable television rights and related assets in certain Midwest markets, including but not limited to, the Effingham and Wellsville, Kansas; Story City, Iowa; Scottsbluff, Nebraska; Kalispell, Montana and Rochester, Minnesota markets in connection with the Company's merger acquisition of USA Wireless Cable, Inc. on October 11, 1996 ("USA Wireless Acquisition"). The Company consummated on September 3, 1997 an exchange of its wireless cable rights and related assets in Salt Lake City, Utah for wireless cable rights and related assets in Kansas City, Missouri pursuant to an agreement dated as of November 6, 1996 with People's Choice TV Corp.

    On December 2, 1998, the Company, CAI and Heartland entered into a Master Agreement ("Master Agreement") providing for, among other things, the termination of Heartland's rights in, and claims against, the Company. As part of the Master Agreement, in December 1998, CAI purchased Heartland's ownership in the Company, or 3,836,035 shares of CS Wireless common stock, for $1,534,000. The Company subsequently purchased those shares from CAI for the same price. These shares are recorded as treasury stock for the periods presented. Additionally, the Company agreed to lease certain channel rights and sell the net operating assets of its Story City, Iowa market to Heartland primarily in exchange for the forgiveness by Heartland of the outstanding balance owed by the Company of $2,335,000 under the Heartland Long-Term Note and additional cash payments by the Company to Heartland of $466,000. The deposit, along with the carrying value of the net assets of the Story City, Iowa market, are classified as assets held for sale at December 31, 1998 and March 31, 1999 in the accompanying consolidated balance sheet.

    (B)   BASIS OF PRESENTATION

    The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    (C)   INTERIM FINANCIAL INFORMATION

    In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the Company contain all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1999, and the results of operations and cash flows for the three months ended March 31, 1999 and 1998. These results are not necessarily indicative of the results to be expected for the full fiscal year.

                   CS WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                                 MARCH 31, 1999

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (D) COMMON SHARES OUTSTANDING AND NET LOSS PER COMMON SHARE

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share," in the fourth quarter of 1997, which required companies to present basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities have been excluded from the diluted loss per share computation as their inclusion would be antidilutive

(2) CONTINGENCIES

    The Company is a party to legal proceedings incidental to its business. A discussion of certain of these legal proceedings is contained in Part II, Item 1 "Legal Proceedings" of this Form 10-Q. The Company believes that the ultimate resolution of the legal proceedings will not have a material adverse effect on the Company's consolidated financial position, operating results or liquidity.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
            INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    We have provided unaudited combined financial statements of CAI after giving effect to CAI's bankruptcy case and the December 2, 1998 increase in percentage ownership by CAI in CS, which are collectively referred to as the "pro forma" information. In presenting the unaudited pro forma combined balance sheet, we treated CAI, CS and TelQuest Satellite Services LLC, a subsidiary of each of CAI and CS, (i) as if these entities had been consolidated for accounting and financial reporting purposes and (ii) as if CAI had emerged from bankruptcy on September 30, 1998. We have presented the unaudited pro forma combined statements of operations for three periods: the fiscal years ended March 31, 1999 and 1998 and the six-month period ended September 30, 1998. In presenting the unaudited pro forma combined statements of operations, we have treated CAI, CS and TelQuest (i) as if these entities had been consolidated for accounting and financial reporting purposes, (ii) as if CAI had emerged from bankruptcy at the beginning of each of the periods presented, and (iii) as if CAI's percentage ownership in CS had increased at the beginning of each of the periods presented.

    The presentation of the unaudited pro forma combined financial statements is in conformity with the so-called fresh-start accounting and financial reporting requirements set forth in the American Institute of Certified Public Accountants' Statement of Position 90-7 with respect to adjustments made as a result of CAI's bankruptcy case, and the use of purchase method of accounting and financial reporting for the increase in percentage ownership by CAI of CS as a result of the December 2, 1998 step acquisition. You should be aware that these unaudited pro forma combined financial statements are presented for illustrative purposes only and may not be indicative of the operating results or financial position that would have occurred or that will occur in the future.

    The unaudited pro forma combined financial statements for all periods presented exclude any positive effects of potential cost savings that the companies may achieve as a result of the increased percentage ownership. The pro forma adjustments are based on information currently available and upon certain assumptions that the management of CAI believes are reasonable under the circumstances. We strongly urge you to read the notes accompanying the unaudited pro forma combined financial statements for a description of the assumptions made by CAI management. There can be no assurance that the actual adjustments will not differ significantly from the adjustments reflected in the pro forma statements. Further, the unaudited pro forma combined financial statements presented should be read in conjunction with the historical financial statements of CAI and CS.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                        PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                  PRO FORMA ADJUSTMENTS
                                                 HISTORICAL   --------------------------------------------------------------
                                                     CAI         CS       TELQUEST    ELIMINATIONS[A]  CAI REORGANIZATION[B]
                                                 -----------  ---------  -----------  ---------------  ---------------------
                    ASSETS
Cash and cash equivalents......................   $   1,339   $  45,394   $       3     $        --          $      --
Restricted cash and cash equivalents...........      11,204       4,222          --              --             15,953
Debt service escrow............................      16,914          --          --              --            (16,914)
Subscriber accounts receivables, net...........         702       1,295          --              --                 --
Prepaid expenses...............................         549         929          --              --                 --
Property and equipment, net....................      41,459      54,905          87              --                264
Wireless channel rights, net...................     187,730     168,247          --              --             17,113
Investment in TelQuest Satellite Services
  LLC..........................................       1,220       2,250          --          (1,220)                --
Goodwill, net..................................      22,067          --          --              --                 --
Debt financing costs, net......................       5,838       7,656          --              --             (5,781)
Reorganization value in excess of amounts
  allocable to identifiable assets.............          --          --          --              --             18,298
Other assets...................................       3,060       5,686          91              --               (394)
                                                 -----------  ---------  -----------  ---------------       ----------
  Total Assets.................................   $ 292,082   $ 290,584   $     181     $    (1,220)         $  28,539
                                                 -----------  ---------  -----------  ---------------       ----------
                                                 -----------  ---------  -----------  ---------------       ----------

     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities Not Subject to Compromise
Accounts payable...............................   $   3,125   $     515   $   2,409     $        --          $    (600)
Accrued expenses...............................      22,738       6,441         318              --            (12,999)
Wireless channel rights obligations............       2,922          --          --              --                 --
Interim debt financing.........................      60,000          --          --              --              2,074
Long-term notes................................       3,765     312,161       3,175              --            100,000
                                                 -----------  ---------  -----------  ---------------       ----------
                                                     92,550     319,117       5,902              --             88,475
                                                 -----------  ---------  -----------  ---------------       ----------
Liabilities Subject to Compromise..............     307,793          --          --              --           (307,793)
Stockholders' Equity (Deficit)
  Preferred stock..............................          --          --          --              --                 --
  Common stock.................................     275,771          11          --             (11)          (275,599)
  Additional paid-in capital...................     101,712     154,517       5,796        (160,313)             2,238
  Accumulated deficit..........................    (485,744)   (183,061)    (11,517)        159,104            521,218
                                                 -----------  ---------  -----------  ---------------       ----------
    Total Equity...............................    (108,261)    (28,533)     (5,721)         (1,220)           247,857
                                                 -----------  ---------  -----------  ---------------       ----------
Total Liabilities and Shareholders' Equity.....   $ 292,082   $ 290,584   $     181     $    (1,220)         $  28,539
                                                 -----------  ---------  -----------  ---------------       ----------
                                                 -----------  ---------  -----------  ---------------       ----------


                                                                      PRO FORMA
                                                 CS FAIR VALUE[C]   COMBINED CAI
                                                 -----------------  -------------
                    ASSETS
Cash and cash equivalents......................      $      --        $  46,736
Restricted cash and cash equivalents...........             --           31,379
Debt service escrow............................             --               --
Subscriber accounts receivables, net...........             --            1,997
Prepaid expenses...............................             --            1,478
Property and equipment, net....................           (818)          95,897
Wireless channel rights, net...................        (25,639)         347,451
Investment in TelQuest Satellite Services
  LLC..........................................             --            2,250
Goodwill, net..................................        (22,067)              --
Debt financing costs, net......................         (2,555)           5,158
Reorganization value in excess of amounts
  allocable to identifiable assets.............             --           18,298
Other assets...................................             --            8,443
                                                      --------      -------------
  Total Assets.................................      $ (51,079)       $ 559,087
                                                      --------      -------------
                                                      --------      -------------
     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities Not Subject to Compromise
Accounts payable...............................      $      --        $   5,449
Accrued expenses...............................             --           16,498
Wireless channel rights obligations............             --            2,922
Interim debt financing.........................             --           62,074
Long-term notes................................        (87,904)         331,197
                                                      --------      -------------
                                                       (87,904)         418,140
                                                      --------      -------------
Liabilities Subject to Compromise..............             --               --
Stockholders' Equity (Deficit)
  Preferred stock..............................             --               --
  Common stock.................................             --              172
  Additional paid-in capital...................         36,825          140,775
  Accumulated deficit..........................             --               --
                                                      --------      -------------
    Total Equity...............................         36,825          140,947
                                                      --------      -------------
Total Liabilities and Shareholders' Equity.....      $ (51,079)       $ 559,087
                                                      --------      -------------
                                                      --------      -------------

                 See notes to Pro Forma Combined Balance Sheet.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1998

                                  (UNAUDITED)

    A. ELIMINATIONS

    Eliminate the investments in CS and TelQuest. Any losses attributable to those subsidiaries in excess of the associated investments are reflected as goodwill.

    B. CAI REORGANIZATION

    The reorganization pro forma entries include a) the application of fresh-start accounting to CAI for the emergence from bankruptcy by adjusting the assets and liabilities to their respective estimated fair values; b) the issuance of $100 million of aggregate original principal amount of 13% senior notes and the extinguishment of long-term notes totaling approximately $308 million, including the interest accrued thereon and associated issuance costs;
c) recording the cancellation of 40.5 million shares of CAI common stock, no par value and the issuance of 15 million shares of new CAI common stock, $.01 par value per share, and d) recording the $80 million exit facility, generating net proceeds of approximately $15.9 million after repaying all amounts outstanding under the $60 million DIP facility and the payment of certain commitment fees associated therewith. CAI issued 2.2 million shares of its common stock to MLGAF as additional consideration to MLGAF for providing the exit facility. The value of this stock is reflected as a discount to the exit facility to be amortized over the term of the exit facility.

    C. CS FAIR VALUE

    Adjust the value of the CS assets and liabilities to their respective estimated fair values pursuant to the purchase method of accounting on a step acquisition basis.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 1999
                                  (UNAUDITED)
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                 PRO FORMA ADJUSTMENTS
                                                               ----------------------------------------------------------
                                                   HISTORICAL                                                  CAI
                                                      CAI         CS       TELQUEST    ELIMINATIONS[D]  REORGANIZATION[E]
                                                   ----------  ---------  -----------  ---------------  -----------------
Revenues.........................................  $   18,909  $  25,376   $       2      $      --         $      --
                                                   ----------  ---------  -----------       -------           -------

Costs and expenses:
  Programming and license fees...................      14,658     16,682          --             --                --
  General and administrative.....................      27,522     20,249       9,131             --                --
  Asset writedown................................          --     63,907          --             --                --
  Depreciation and amortization..................      30,611     27,503          --            375             2,425
                                                   ----------  ---------  -----------       -------           -------
                                                       72,791    128,341       9,131            375             2,425
                                                   ----------  ---------  -----------       -------           -------
    Operating loss...............................     (53,882)  (102,965)     (9,129)          (375)           (2,425)
                                                   ----------  ---------  -----------       -------           -------

Other Income (Expense)
  Interest expense...............................     (33,484)   (35,547)       (252)            --              (595)
  Equity in losses of affiliates.................     (83,857)    (1,717)         --         84,732                --
  Reorganization expense.........................     (17,101)        --          --             --                --
  Interest and other income......................       4,760      1,379           5             --                --
                                                   ----------  ---------  -----------       -------           -------
                                                     (129,682)   (35,885)       (247)        84,732              (595)
                                                   ----------  ---------  -----------       -------           -------
    Net loss.....................................  $ (183,564) $(138,850)  $  (9,376)     $  84,357         $  (3,020)
                                                   ----------  ---------  -----------       -------           -------
                                                   ----------  ---------  -----------       -------           -------

Basic and diluted loss per new common share......  $   (10.65)
                                                   ----------
                                                   ----------

Weighted average new common shares outstanding...  17,241,379
                                                   ----------
                                                   ----------


                                                                       PRO FORMA
                                                   CS FAIR VALUE[F]  COMBINED CAI
                                                   ----------------  -------------
Revenues.........................................     $       --      $    44,287
                                                        --------     -------------
Costs and expenses:
  Programming and license fees...................             --           31,340
  General and administrative.....................             --           56,902
  Asset writedown................................             --           63,907
  Depreciation and amortization..................         (1,824)          59,090
                                                        --------     -------------
                                                          (1,824)         211,239
                                                        --------     -------------
    Operating loss...............................          1,824         (166,952)
                                                        --------     -------------
Other Income (Expense)
  Interest expense...............................         (6,695)         (76,573)
  Equity in losses of affiliates.................             --             (874)
  Reorganization expense.........................             --          (17,101)
  Interest and other income......................             --            6,144
                                                        --------     -------------
                                                          (6,695)         (88,404)
                                                        --------     -------------
    Net loss.....................................     $   (4,871)     $  (255,356)
                                                        --------     -------------
                                                        --------     -------------
Basic and diluted loss per new common share......                     $    (14.81)
                                                                     -------------
                                                                     -------------
Weighted average new common shares outstanding...                      17,241,379
                                                                     -------------
                                                                     -------------

           See notes to Pro Forma Combined Statements of Operations.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 1998
                                  (UNAUDITED)
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                 PRO FORMA ADJUSTMENTS
                                                               ----------------------------------------------------------
                                                   HISTORICAL                                                  CAI
                                                      CAI         CS       TELQUEST    ELIMINATIONS[D]  REORGANIZATION[E]
                                                   ----------  ---------  -----------  ---------------  -----------------
Revenues.........................................  $   28,622  $  27,065   $      --      $      --         $      --
                                                   ----------  ---------  -----------       -------           -------

Costs and expenses:
  Programming and license fees...................      15,460     15,189          --             --                --
  General and administrative.....................      38,123     16,153       7,025             --                --
  Goodwill writedown.............................      73,500         --          --             --                --
  Depreciation and amortization..................      34,714     27,497          --             --             4,476
                                                   ----------  ---------  -----------       -------           -------
                                                      161,797     58,839       7,025             --             4,476
                                                   ----------  ---------  -----------       -------           -------
    Operating loss...............................    (133,175)   (31,774)     (7,025)            --            (4,476)
                                                   ----------  ---------  -----------       -------           -------

Other Income (Expense)
  Interest expense...............................     (47,227)   (32,270)        (45)            --            11,717
  Equity in losses of affiliates.................     (31,747)    (2,335)         --         33,781                --
  Write down of equity investment................     (23,570)        --          --         23,570                --
  Interest and other income......................       4,459      5,680           6           (117)               --
                                                   ----------  ---------  -----------       -------           -------
                                                      (98,085)   (28,925)        (39)        57,234            11,717
                                                   ----------  ---------  -----------       -------           -------
    Net loss.....................................  $ (231,260) $ (60,699)  $  (7,054)     $  57,234         $   7,241
                                                   ----------  ---------  -----------       -------           -------
                                                   ----------  ---------  -----------       -------           -------

Basic and diluted loss per common share..........  $    (5.70)
                                                   ----------
                                                   ----------

Weighted average common shares outstanding.......  40,543,039
                                                   ----------
                                                   ----------


                                                                       PRO FORMA
                                                   CS FAIR VALUE[F]  COMBINED CAI
                                                   ----------------  -------------
Revenues.........................................     $       --      $    55,687
                                                        --------     -------------
Costs and expenses:
  Programming and license fees...................             --           30,649
  General and administrative.....................             --           61,301
  Goodwill writedown.............................             --           73,500
  Depreciation and amortization..................         (2,736)          63,951
                                                        --------     -------------
                                                          (2,736)         229,401
                                                        --------     -------------
    Operating loss...............................          2,736         (173,714)
                                                        --------     -------------
Other Income (Expense)
  Interest expense...............................        (10,141)         (77,966)
  Equity in losses of affiliates.................             --             (301)
  Write down of equity investment................             --               --
  Interest and other income......................             --           10,028
                                                        --------     -------------
                                                         (10,141)         (68,239)
                                                        --------     -------------
    Net loss.....................................     $   (7,405)     $  (241,953)
                                                        --------     -------------
                                                        --------     -------------
Basic and diluted loss per common share..........                     $    (14.03)
                                                                     -------------
                                                                     -------------
Weighted average common shares outstanding.......                      17,241,379
                                                                     -------------
                                                                     -------------

           See notes to Pro Forma Combined Statements of Operations.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                 PRO FORMA ADJUSTMENTS
                                                               ----------------------------------------------------------
                                                   HISTORICAL                                                  CAI
                                                      CAI         CS       TELQUEST    ELIMINATIONS[D]  REORGANIZATION[E]
                                                   ----------  ---------  -----------  ---------------  -----------------
Revenues.........................................  $   10,852  $  13,253   $      --      $      --         $      --
                                                   ----------  ---------  -----------       -------           -------

Expenses
  Programming and licensing......................       7,606      8,111          --             --                --
  General and administrative.....................      11,019      9,483       6,104             --                --
  Goodwill writedown.............................          --     46,378          --             --                --
  Depreciation and amortization..................      13,637     14,779          --             --             2,238
                                                   ----------  ---------  -----------       -------           -------
                                                       32,262     78,751       6,104             --             2,238
                                                   ----------  ---------  -----------       -------           -------
    Operating loss...............................     (21,410)   (65,498)     (6,104)            --            (2,238)
                                                   ----------  ---------  -----------       -------           -------

Other Income (Expense)
  Interest expense...............................     (18,059)   (17,386)       (113)            --             8,131
  Equity in losses of affiliates.................     (45,292)    (1,071)         --         46,008                --
  Reorganization expense.........................      (3,955)        --          --             --                --
  Interest and other income......................       3,857      1,729           5             --                --
                                                   ----------  ---------  -----------       -------           -------
                                                      (63,449)   (16,728)       (108)        46,008             8,131
                                                   ----------  ---------  -----------       -------           -------
    Net loss.....................................  $  (84,859) $ (82,226)  $  (6,212)     $  46,008         $   5,893
                                                   ----------  ---------  -----------       -------           -------
                                                   ----------  ---------  -----------       -------           -------

Basic and diluted loss per common share..........  $    (2.09)
                                                   ----------
                                                   ----------

Weighted average common shares outstanding.......  40,543,039
                                                   ----------
                                                   ----------


                                                                       PRO FORMA
                                                   CS FAIR VALUE[F]  COMBINED CAI
                                                   ----------------  -------------
Revenues.........................................     $       --      $    24,105
                                                        --------     -------------
Expenses
  Programming and licensing......................             --           15,717
  General and administrative.....................             --           26,606
  Goodwill writedown.............................             --           46,378
  Depreciation and amortization..................         (1,368)          29,286
                                                        --------     -------------
                                                          (1,368)         117,987
                                                        --------     -------------
    Operating loss...............................          1,368          (93,882)
                                                        --------     -------------
Other Income (Expense)
  Interest expense...............................         (4,994)         (32,421)
  Equity in losses of affiliates.................             --             (355)
  Reorganization expense.........................             --           (3,955)
  Interest and other income......................             --            5,591
                                                        --------     -------------
                                                          (4,994)         (31,140)
                                                        --------     -------------
    Net loss.....................................     $   (3,626)     $  (125,022)
                                                        --------     -------------
                                                        --------     -------------
Basic and diluted loss per common share..........                     $     (7.25)
                                                                     -------------
                                                                     -------------
Weighted average common shares outstanding.......                      17,241,379
                                                                     -------------
                                                                     -------------

           See notes to Pro Forma Combined Statements of Operations.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED SEPTEMBER 30, 1998 AND THE YEARS ENDED MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

    D. ELIMINATIONS

    Eliminate the a) equity in losses of CS and TelQuest and b) intercompany income and/or expenses that do not offset in the consolidated statements of operations.

    E. CAI REORGANIZATION

    The CAI reorganization pro forma adjustments reflect a) the increased depreciation and amortization relative to the fresh-start adjustments made to the CAI assets upon the emergence from bankruptcy; and b) the increase in interest expense on the $100 million of CAI senior discounted notes and the $80 million exit facility, offset in part by the interest eliminated on the $304 million of debt subject to compromise and the interim debt and by the elimination of amortization of debt financing costs that were written off.

    F. CS FAIR VALUE

    The adjustments reflect the decreased depreciation and amortization and the increased interest expense relative to the fair value adjustments made to the assets and liabilities pursuant to valuations made under the purchase method of accounting.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          CAI WIRELESS SYSTEMS, INC.,
                               MCI WORLDCOM, INC.
                                      AND
                      CARDINAL ACQUISITION SUBSIDIARY INC.

                                  DATED AS OF
                                 APRIL 26, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE I--TERMS OF THE MERGER............................................................................        A-9
  1.1 The Merger..........................................................................................        A-9
  1.2 Effective Time......................................................................................        A-9
  1.3 Merger Consideration................................................................................        A-9
  1.4 Shareholders' Rights upon Merger....................................................................       A-10
  1.5 Dissenting Shares...................................................................................       A-10
  1.6 Surrender and Exchange of Shares....................................................................       A-11
  1.7 Options and Warrants................................................................................       A-12
  1.8 Certificate of Incorporation........................................................................       A-12
  1.9 By-Laws.............................................................................................       A-13
  1.10 Other Effects of Merger............................................................................       A-13
  1.11 Additional Actions.................................................................................       A-13

ARTICLE II--REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TARGET...................................       A-13
  2.1 Organization and Good Standing......................................................................       A-13
  2.2 Capitalization......................................................................................       A-14
  2.3 Subsidiaries........................................................................................       A-14
  2.4 Authorization; Binding Agreement....................................................................       A-15
  2.5 Governmental Approvals..............................................................................       A-16
  2.6 No Violations.......................................................................................       A-16
  2.7 Securities Filings and Litigation...................................................................       A-17
  2.8 Target Financial Statements.........................................................................       A-18
  2.9 Absence of Certain Changes or Events................................................................       A-18
  2.10 Compliance with Laws...............................................................................       A-19
  2.11 Permits, FCC Licenses; Channel Leases; System Agreements; and the Systems; Interference;
       Households.........................................................................................       A-19
  2.12 Finders and Investment Bankers.....................................................................       A-24
  2.13 Contracts..........................................................................................       A-24
  2.14 Employee Benefit Plans.............................................................................       A-25
  2.15 Taxes and Tax Returns..............................................................................       A-26
  2.16 Liabilities........................................................................................       A-28
  2.17 Environmental Matters..............................................................................       A-28
  2.18 Intellectual Property..............................................................................       A-28
  2.19 Real Estate........................................................................................       A-29
  2.20 Corporate Records..................................................................................       A-30
  2.21 Title to and Condition of Personal Property........................................................       A-30
  2.22 No Adverse Actions.................................................................................       A-30
  2.23 Labor Matters......................................................................................       A-30
  2.24 Change of Control Agreements.......................................................................       A-31
  2.25 Insurance..........................................................................................       A-31
  2.26 Information Supplied...............................................................................       A-31
  2.27 Takeover Statutes..................................................................................       A-32
  2.28 Target Rights Plan.................................................................................       A-32
  2.29 Year 2000..........................................................................................       A-32
  2.30 Target Options.....................................................................................       A-33
  2.31 Transactions with Affiliates.......................................................................       A-33
  2.32 No Existing Discussions............................................................................       A-33

                                                                                                              PAGE
                                                                                                            ---------
  2.33 TelQuest...........................................................................................       A-33
  2.34 Disclosure.........................................................................................       A-34

ARTICLE III--REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF ACQUIROR................................       A-34
  3.1 Organization and Good Standing......................................................................       A-34
  3.2 Authorization; Binding Agreement....................................................................       A-35
  3.3 Governmental Approvals..............................................................................       A-35
  3.4 No Violations.......................................................................................       A-35
  3.5 Finders and Investment Bankers......................................................................       A-36
  3.6 Information Supplied................................................................................       A-36
  3.7 Acquiror Ownership..................................................................................       A-36

ARTICLE IV--ADDITIONAL COVENANTS OF TARGET................................................................       A-36
  4.1 Conduct of Business of Target and Target Subsidiaries...............................................       A-36
  4.2 Notification of Certain Matters.....................................................................       A-39
  4.3 Access and Information..............................................................................       A-40
  4.4 Shareholder Approval; Proxy Statement; Shareholder Lists............................................       A-40
  4.5 Reasonable Business Efforts.........................................................................       A-41
  4.6 Public Announcements................................................................................       A-42
  4.7 Compliance..........................................................................................       A-42
  4.8 Benefit Plans.......................................................................................       A-42
  4.9 No Solicitation of Takeover Proposal................................................................       A-42
  4.10 Securities and Shareholder Materials...............................................................       A-43
  4.11 Resignations.......................................................................................       A-43
  4.12 Noncompete and Confidentiality Agreements; Consulting Agreement....................................       A-43
  4.13 Comfort Letters....................................................................................       A-43
  4.14 Takeover Statutes..................................................................................       A-44
  4.15 Year 2000 Plan.....................................................................................       A-44
  4.16 Purchase of Target Common Stock....................................................................       A-44
  4.17 Conversion of Options..............................................................................       A-44

ARTICLE V--ADDITIONAL COVENANTS OF ACQUIROR...............................................................       A-44
  5.1 Public Announcements................................................................................       A-44
  5.2 Compliance..........................................................................................       A-45
  5.3 Proxy Statement.....................................................................................       A-45
  5.4 Target Senior Secured Credit Facility...............................................................       A-45
  5.5 CS Borrowing........................................................................................       A-45
  5.6 Indemnification and Insurance.......................................................................       A-45

ARTICLE VI--CONDITIONS....................................................................................       A-46
  6.1 Conditions to Each Party's Obligations..............................................................       A-46
  6.1.1 Shareholder Approval..............................................................................       A-46
  6.1.2 No Injunction or Action...........................................................................       A-46
  6.1.3 HSR Act...........................................................................................       A-46
  6.1.4 Opinion of Financial Advisor......................................................................       A-47
  6.1.5 Governmental Approvals............................................................................       A-47
  6.2 Conditions to Obligations of Target.................................................................       A-47
  6.2.1 Acquiror Representations and Warranties...........................................................       A-47
  6.2.2 Performance by Acquiror...........................................................................       A-47
  6.2.3 Certificate.......................................................................................       A-47
  6.3 Conditions to Obligations of Acquiror...............................................................       A-48

                                                                                                              PAGE
                                                                                                            ---------
  6.3.1 Target Representations and Warranties.............................................................       A-48
  6.3.2 Performance by Target.............................................................................       A-48
  6.3.3 No Material Adverse Change........................................................................       A-48
  6.3.4 No Pending Action.................................................................................       A-48
  6.3.5 Dissenting Shares.................................................................................       A-49
  6.3.6 Required Consents.................................................................................       A-49
  6.3.7 Certificates and Other Deliveries.................................................................       A-49
  6.3.8 Opinion of Target Counsel.........................................................................       A-50
  6.3.9 Comfort Letters...................................................................................       A-50

ARTICLE VII--TERMINATION AND ABANDONMENT..................................................................       A-50
  7.1 Termination.........................................................................................       A-50
  7.2 Termination Fees and Rights.........................................................................       A-51
  7.3 Procedure Upon Termination..........................................................................       A-51

ARTICLE VIII--MISCELLANEOUS...............................................................................       A-51
  8.1 Confidentiality.....................................................................................       A-51
  8.2 Amendment and Modification..........................................................................       A-52
  8.3 Waiver of Compliance; Consents......................................................................       A-52
  8.4 Survival of Representations and Warranties..........................................................       A-52
  8.5 Notices.............................................................................................       A-52
  8.6 Binding Effect; Assignment..........................................................................       A-53
  8.7 Expenses............................................................................................       A-53
  8.8 Governing Law.......................................................................................       A-54
  8.9 Counterparts........................................................................................       A-54
  8.10 Interpretation.....................................................................................       A-54
  8.11 Entire Agreement...................................................................................       A-54
  8.12 Severability.......................................................................................       A-54
  8.13 Specific Performance...............................................................................       A-54
  8.14 Third Parties......................................................................................       A-54
  8.15 Schedules..........................................................................................       A-54
  8.16 Control............................................................................................       A-55

                               LIST OF SCHEDULES

SCHEDULE                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
2.2(a)       Rights, Subscriptions, Warrants, Options, etc., with Respect to Stock
2.2(b)       Restrictions with Respect to Stock
2.3(a)       Target Ownership Interests
2.3(b)       Claims as to Capital Stock and Other Interests Held
2.3(c)       Rights with respect to Target Subsidiary Securities
2.3(d)       CS Limitations
2.5          Regulatory Consents
2.6          Target Required Approvals
2.7          Target Litigation
2.9          Target Subsequent Events
2.10         Compliance with Laws
2.11(a)      Target Markets
2.11(b)      Target Channel Leases
2.11(c)      Target FCC Licenses
2.11(d)      Target Systems Status
2.11(f)      Target Systems
2.11(g)      Target Systems Licenses, Permits
2.11(h)      Target Systems Electrical Interference
2.11(i)      Target Collocation and Other Applications
2.11(j)      Target Fees
2.11(k)      Target Total Households
2.11(l)      Target License Judgments, Orders, Complaints & Proceedings
2.11(m)      Target Regulatory Reports
2.13         Target Material Contracts
2.14         Target Employee Benefit Plans
2.15         Target Tax Matters
2.16         Target Liabilities
2.17         Target Environmental Matters
2.18(a)(1)   Target Intellectual Property
2.18(a)(2)   Target Intellectual Property Exceptions
2.19(b)      Target Leased Real Property
2.20         Target Records Off Premises
2.22         Target Adverse Actions
2.23         Target Labor Matters
2.24         Target Change In Control Agreements
2.31         Target Affiliate Transactions
2.33(a)(1)   TelQuest Capitalization
2.33(a)(2)   TelQuest Capitalization Exceptions
2.33(b)      TelQuest Subsidiaries
2.33(d)      TelQuest Investment Exceptions
4.12(a)      Form of Noncompete and Confidentiality Agreement
4.12(b)      Designated Persons for Noncompete and Confidentiality Agreement
6.3.8        Opinion of Counsel to Acquiror

                           GLOSSARY OF DEFINED TERMS

                                                                                                        PAGE WHERE
TERM                                                                                                      DEFINED
-----------------------------------------------------------------------------------------------------  -------------
Acquiror.............................................................................................          A-9
Acquiror Ancillary Agreements........................................................................         A-35
Acquiror Material Adverse Effect.....................................................................         A-35
Acquiror Material Contract...........................................................................         A-35
Acquiror Modified Representation.....................................................................         A-47
Acquiror Nonmodified Representation..................................................................         A-47
Acquisition Subsidiary...............................................................................          A-9
affiliate............................................................................................         A-54
Agreement............................................................................................          A-9
Alternative Use......................................................................................         A-23
Alternative Use Application..........................................................................         A-23
associate............................................................................................         A-54
Benefit Plan.........................................................................................         A-25
Booster Application..................................................................................         A-23
Booster License......................................................................................         A-23
BTA..................................................................................................         A-23
BTA Authorization....................................................................................         A-23
Certificate of Merger................................................................................          A-9
Certificates.........................................................................................         A-10
Channel Leases.......................................................................................         A-23
Channel License......................................................................................         A-23
Channels.............................................................................................         A-23
Claim Notice.........................................................................................         A-29
Closing..............................................................................................          A-9
Closing Date.........................................................................................          A-9
Code.................................................................................................         A-12
Collocation Application..............................................................................         A-22
Collocation Site.....................................................................................         A-23
Connecticut Code.....................................................................................          A-9
Consent..............................................................................................         A-16
CS...................................................................................................         A-17
CS Approved Budget...................................................................................         A-18
CS Borrowing.........................................................................................         A-39
CS Subsidiaries......................................................................................         A-18
Effective Time.......................................................................................          A-9
Enforceability Exceptions............................................................................         A-15
Environmental Laws...................................................................................         A-28
ERISA................................................................................................         A-25
Event................................................................................................         A-18
Exchange Agent.......................................................................................         A-11
FCC Licenses.........................................................................................         A-23
FCC Rules............................................................................................         A-23
Final Order..........................................................................................         A-47
GAAP.................................................................................................         A-18
Governmental Authority...............................................................................         A-16
HSR Act..............................................................................................         A-16
Intellectual Property................................................................................         A-28

                                                                                                        PAGE WHERE
TERM                                                                                                      DEFINED
-----------------------------------------------------------------------------------------------------  -------------
IRS..................................................................................................         A-25
ITFS.................................................................................................         A-23
Law..................................................................................................         A-17
Letter of Transmittal................................................................................         A-11
Licensee.............................................................................................         A-23
Litigation...........................................................................................         A-17
MDS..................................................................................................         A-24
Merger...............................................................................................          A-9
Merger Consideration.................................................................................         A-10
MMDS.................................................................................................         A-24
Multi-employer Plan..................................................................................         A-25
NASD.................................................................................................         A-16
Noncompete and Confidentiality Agreements............................................................         A-43
Other Application....................................................................................         A-22
person...............................................................................................         A-54
Proxy Statement......................................................................................         A-40
Rights Plan..........................................................................................         A-32
SEC..................................................................................................         A-17
Securities Act.......................................................................................         A-14
Securities Exchange Act..............................................................................         A-14
Senior Secured Credit Facility.......................................................................         A-36
Senior Secured Notes.................................................................................         A-36
shareholder..........................................................................................         A-54
Subsidiary...........................................................................................         A-13
Surviving Corporation................................................................................          A-9
Surviving Corporation Common Stock...................................................................         A-10
Surviving Corporation Material Adverse Effect........................................................         A-47
System...............................................................................................         A-24
System Agreements....................................................................................         A-24
Takeover Statute.....................................................................................         A-32
Target...............................................................................................          A-9
Target Ancillary Agreements..........................................................................         A-15
Target Approved Budget...............................................................................         A-18
Target Common Stock..................................................................................         A-10
Target Financial Statements..........................................................................         A-18
Target Material Adverse Effect.......................................................................         A-13
Target Material Contract.............................................................................         A-24
Target Minority Entity...............................................................................         A-14
Target Modified Representation.......................................................................         A-48
Target Nonmodified Representation....................................................................         A-48
Target Permits.......................................................................................         A-19
Target Real Property Leases..........................................................................         A-29
Target Securities Filings............................................................................         A-17
Target Shares........................................................................................          A-9
Target Subsidiaries..................................................................................         A-13
Tax..................................................................................................         A-26
Tax Return...........................................................................................         A-26
TelQuest.............................................................................................         A-33
TelQuest Subsidiaries................................................................................         A-34

                                                                                                        PAGE WHERE
TERM                                                                                                      DEFINED
-----------------------------------------------------------------------------------------------------  -------------
Termination Fee......................................................................................         A-51
Tower Site Leases....................................................................................         A-29
Wireless Cable Service...............................................................................         A-24
Wireless Telecommunications Service..................................................................         A-24
Year 2000 Compliant..................................................................................         A-32
Year 2000 Plan.......................................................................................         A-32
Year 2000 Problem....................................................................................         A-32

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of April 26, 1999, by and among MCI WORLDCOM, Inc., a Georgia corporation ("ACQUIROR"), Cardinal Acquisition Subsidiary, Inc., a Connecticut corporation and wholly owned subsidiary of Acquiror ("ACQUISITION SUBSIDIARY"), and CAI Wireless Systems, Inc., a Connecticut corporation ("TARGET").

                                    RECITALS

    A. The respective Boards of Directors of Target, Acquisition Subsidiary and Acquiror have approved the merger (the "MERGER") of Acquisition Subsidiary with and into Target in accordance with the laws of the State of Connecticut and the provisions of this Agreement.

    B. Target, Acquisition Subsidiary and Acquiror desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

    C. As a condition and inducement to Acquiror and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, Target has granted an option to Acquiror to purchase 6,090,481 shares of common stock of Target pursuant to the terms and conditions of a Stock Option Agreement between Target and Acquiror dated as of even date herewith (the "STOCK OPTION AGREEMENT").

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                              TERMS OF THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Connecticut Business Corporation Act (the "CONNECTICUT CODE"). At the Effective Time (as defined in SECTION 1.2, below), upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary shall be merged with and into Target in accordance with the Connecticut Code and the separate existence of Acquisition Subsidiary shall thereupon cease, and Target, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Connecticut as a subsidiary of Acquiror. Acquiror shall prepare and Target shall execute a certificate of merger (the "CERTIFICATE OF MERGER") in order to comply in all respects with the requirements of the Connecticut Code and with the provisions of this Agreement.

    1.2 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with Secretary of State of the State of Connecticut in accordance with the applicable provisions of the Connecticut Code or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. Acquiror, after consultation with Target, shall determine the time of such filing and the place where the closing of the Merger (the "CLOSING") shall occur. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME" and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

    1.3  MERGER CONSIDERATION.

    (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares ("TARGET SHARES") of common stock, par value

$0.01 per share, of Target ("TARGET COMMON STOCK") (other than shares canceled pursuant to SECTION 1.3(B) and Dissenting Shares (as hereinafter defined), if any) as of the Effective Time shall by virtue of the Merger and without any action on part of the holder thereof, be converted into the right to receive, and there shall be paid as hereinafter provided, in exchange for each of the Target Shares, $28.00 in cash (the "MERGER CONSIDERATION"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Target Share in the manner provided in SECTION 1.6.

    (b) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Acquiror or Acquisition Subsidiary and each share of Target Common Stock held in the treasury of Target or by a wholly owned subsidiary of Target shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of Target of any of the Target Shares outstanding prior to the Effective Time. If, after the Effective Time, Certificates (as hereinafter defined) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for in, and in accordance with the procedures set forth in, this Agreement.

    (c) Subject to the provisions of this Agreement, at the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK"), which share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    1.4 SHAREHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the certificates which theretofore represented Target Shares (other than Dissenting Shares) (the "CERTIFICATES") shall cease to represent any rights with respect thereto, and, subject to applicable Law (as hereinafter defined) and this Agreement, the Certificates shall only represent the right to receive the Merger Consideration.

    1.5 DISSENTING SHARES. (a) Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of Target Common Stock who have demanded and exercised any dissenters' rights in the manner provided under the Connecticut Code, if applicable and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to payment under the Connecticut Code (the "DISSENTING SHARES"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to exercise or shall have effectively withdrawn or lost such holder's right to payment under the Connecticut Code. If such holder shall have so failed to exercise or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration provided for in this Agreement, without any interest thereon.

    (b) Target shall give Acquiror (i) prompt notice of any demands for appraisal and payment pursuant to Section 33-861 of the Connecticut Code received by Target, withdrawals of such demands, and any other instruments served pursuant to the Connecticut Code, and received by Target and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal and payment under the Connecticut Code. Target shall not, except with the prior written consent of Acquiror or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal and payment or offer to settle or settle any such demands.

    1.6  SURRENDER AND EXCHANGE OF SHARES.

    (a) Prior to the Effective Time, Acquiror shall designate The Bank of New York or such other bank or trust company as it may designate to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Acquiror will deposit with the Exchange Agent the funds necessary to make the payments contemplated herein on a timely basis. After the Effective Time, each holder of a Target Share (other than Dissenting Shares) shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter provided by the Exchange Agent (the "LETTER OF TRANSMITTAL") and any other required documents. Upon such surrender and delivery, the holder shall be entitled to receive in exchange therefor the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this SECTION 1.6 and exchanged, each outstanding Certificate after the Effective Time (other than Certificates representing Dissenting Shares) shall be deemed for all purposes only to evidence the right to receive Merger Consideration, without any interest thereon.

    (b) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the funds which had been made available to the Exchange Agent and not disbursed to holders of shares of Target Common Stock (including, without limitation, all interest and other income received by the Exchange Agent in respect of all amounts of funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Target Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Acquiror, Acquisition Subsidiary or the Exchange Agent shall be liable to any holder of a share of Target Common Stock for any Merger Consideration delivered in respect of such share of Target Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

    (c) At the Effective Time, the stock transfer books of the Target shall be closed and thereafter there shall be no further registration of transfers of shares of Target Common Stock on the records of the Target. Except for Acquiror and Acquisition Subsidiary, the holders of shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights, from and after the Effective Time, with respect to such shares of Target Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this ARTICLE I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Target Common Stock theretofore represented by such Certificate.

    (d) Acquiror, Acquisition Subsidiary, the Surviving Corporation and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock and Target Options (as hereinafter defined) such amounts that Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock and Target Options in respect of which such deduction and withholding was made by Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent.

    1.7  OPTIONS AND WARRANTS.

    (a) Prior to the Effective Time, Target shall cause each outstanding and unexpired option or warrant to purchase Shares described in SCHEDULE 2.2 (an "OPTION" and, collectively, the "OPTIONS"), if such Option is exercisable as of the Effective Time, to be converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the number of Shares subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option (the "OPTION CONSIDERATION"), as contemplated by SECTION 4.17. Prior to the Effective Time, the Target shall cause each Option to be converted as described herein, and shall take all steps necessary to give written notice to each holder of an Option that, as applicable: (i) all Options which are exercisable as of the Effective Time shall be canceled effective as of the Effective Time; (ii) the Option Consideration for such Options which are exercisable as of the Effective Time held by such holder shall be payable as described in SECTION 1.7(B); (iii) all Options which are not exercisable as of the Effective Time shall be converted, immediately prior to the Effective Time, to the right to receive, when exercisable, solely the Option Consideration, with such Option otherwise becoming exercisable in accordance with its terms; and (iv) the Option Consideration for such Options which are not exercisable as of the Effective Time held by such holder shall be payable as described in SECTION 1.7(B). The Board of Directors of Target or any committee thereof responsible for the administration of any plans under which Options have been granted shall take any and all action necessary to effectuate matters described in this SECTION 1.7 and SECTION 4.17 on or before the Effective Time.

    (b) The Option Consideration shall be payable by the Surviving Corporation to each holder of Options promptly following the Effective Time, in the case of Options which are exercisable as of the Effective Time, or promptly following exercise, in the case of Options which become exercisable after the Effective Time, only after (i) verification by the Acquiror and the Surviving Corporation of the ownership and terms of the particular Option by reference to the Surviving Corporation's records, and (ii) delivery of a written instrument duly executed by the holder of the applicable Option, in a form provided by the Target and acceptable to Acquiror and setting forth (x) the aggregate number of Options owned by that person and their respective issue dates and exercise prices, (y) a representation by the person that he or she is the owner of all Options described pursuant to clause (x) and that none of those Options has expired or ceased to be exercisable and (z) a confirmation of, and consent to, the cancellation and/or conversion of all Options held by such person effective as of the Effective Time, as contemplated by this SECTION 1.7 and SECTION 4.17.

    (c) Any amounts payable pursuant to this SECTION 1.7 shall be subject to any required withholding of taxes and shall be paid without interest.

    1.8 CERTIFICATE OF INCORPORATION. At and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of the Acquisition Subsidiary in effect at the Effective Time except that Article First shall be amended to read as follows: "The name of the corporation is CAI Wireless Systems, Inc." (subject to any subsequent amendment).

    1.9 BY-LAWS. At and after the Effective Time, the By-Laws of Acquisition Subsidiary in effect at the Effective Time shall be the By-Laws of the Surviving Corporation (subject to any subsequent amendment).

    1.10 OTHER EFFECTS OF MERGER. The directors and officers of Acquisition Subsidiary at the Effective Time shall be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by Law. The Merger shall have all further effects as specified in the applicable provisions of the Connecticut Code.

    1.11 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or Target or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or Target, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or Target, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II
          REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TARGET

    Target represents, warrants and/or covenants to and with Acquiror as follows:

    2.1 ORGANIZATION AND GOOD STANDING. Target and, except for TelQuest (as hereinafter defined), each of its Subsidiaries (as defined below) (the "TARGET SUBSIDIARIES") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Target and each of the Target Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Target Material Adverse Effect (as defined below). For purposes of this Agreement, "TARGET MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the results of operations of Target and the Target Subsidiaries taken as a whole,
(ii) the ability of Target to perform its obligations set forth in this Agreement and the Target Ancillary Agreements (as hereinafter defined), or (iii) the ability to timely consummate the transactions contemplated by this Agreement and the Target Ancillary Agreements. Target has delivered to Acquiror a complete and accurate list of the jurisdictions of incorporation or organization and qualification of Target and the Target Subsidiaries. Target has heretofore delivered to Acquiror accurate and complete copies of the Certificates or Articles of Incorporation and By-Laws, or equivalent governing instruments, as currently in effect, of Target and each of the Target Subsidiaries. "SUBSIDIARY" means, with respect to any person, any affiliate controlled by such person directly, or indirectly through one or more intermediaries, and shall include, without limitation, any corporation, partnership, joint venture, limited liability company, trust, estate or other organization or entity, of which (or in which) 50% or more of: (i) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect thereto of such corporation or other organization (irrespective of whether at the time shares of capital stock or other interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (ii) the interest in the capital or profits of such partnership, joint venture, limited liability company or other organization or entity; or (iii) the beneficial interest in such trust or estate; is at the time, directly or indirectly, owned or controlled by such person, by such person and one or more of its other subsidiaries or by one or more of such person's other subsidiaries;

    2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock and 5,000,000 shares of preferred stock, of which 2,000,000 shares have been designated by the Board of Directors of Target as Series A Preferred Stock and are reserved for issuance under the Rights Plan (as hereinafter defined). As of the opening of business on the date hereof, (a) 17,241,379 shares of Target Common Stock were issued and outstanding, and (b) no shares of Target Common Stock were issued and held in the treasury of Target. No other capital stock of Target is issued or outstanding. All issued and outstanding shares of the Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws (as hereinafter defined). Except as set forth on SCHEDULE 2.2(A) attached hereto, as of the date of this Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Target, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Target and the Target Subsidiaries or the ownership thereof other than those, if any, described on SCHEDULE 2.2(B) attached hereto or those imposed generally by the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "SECURITIES EXCHANGE ACT"), applicable state or foreign securities Laws or applicable corporate Law.

    2.3 SUBSIDIARIES. SCHEDULE 2.3(A) attached hereto sets forth the name and percentages of outstanding capital stock or other interest held, directly or indirectly, by Target and other persons, with respect to Target's Subsidiaries or other persons in which Target or a Target Subsidiary holds, directly or indirectly, any capital stock or other interest (a "TARGET MINORITY ENTITY"). Except as set forth on SCHEDULE 2.3(B) attached hereto, all of the capital stock and other interests so held by Target are owned by it or a Target Subsidiary as indicated on said SCHEDULE 2.3(A), free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Target Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on SCHEDULE 2.3(C) attached hereto, there are no irrevocable proxies, voting agreements or similar obligations with respect to such capital stock of the Target Subsidiaries or a Target Minority Entity held by Target or any of the Target Subsidiaries and no equity securities or other interests of any of the Target Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Target Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. Except as set forth on
SCHEDULE 2.3(D), Target is not aware of any provision of the Certificate of Incorporation or By-Laws of CS (as hereinafter defined) or Target or any other agreement, contract, understanding or arrangement or of any Law that would restrict, limit or condition, or otherwise adversely affect, the ability of Target, as the holder of over 90% of the capital stock of CS, to cause CS, immediately following the Effective Time, to merge with and into Target or a direct or indirect wholly-owned subsidiary of Target or Acquiror.

    2.4 AUTHORIZATION; BINDING AGREEMENT. (a) Target has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Target is or will be a party or a signatory, including, without limitation, the Stock Option Agreement (the "TARGET ANCILLARY AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby including, but not limited to, the Merger have been duly and validly authorized by Target's Board of Directors and no other corporate proceedings on the part of Target or any Target Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Target Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement by the shareholders of Target in accordance with the Connecticut Code and the Certificate of Incorporation and By-Laws of Target). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Target and constitute, and upon execution and delivery thereof as contemplated by this Agreement, the Target Ancillary Agreements will constitute, the legal, valid and binding agreements of Target, enforceable against Target in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("ENFORCEABILITY EXCEPTIONS").

    (b) At a meeting duly called and held on April 26, 1999, the Board of Directors of Target, after consideration of (A) the long-term as well as the short-term interests of Target, (B) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of Target, (C) the interests of Target's employees, customers, creditors and suppliers, and (D) community and societal considerations including those of any community in which any office or other facility of Target is located, unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of Target and the holders of Target Shares, (ii) approved, authorized and adopted this Agreement, the Target Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby by the holders of Target Shares.

    (c) Target's Board of Directors has received from Target's financial advisor, BT Alex. Brown Incorporated, a written opinion addressed to it for inclusion in the Proxy Statement (as hereinafter defined) to the effect that the Merger Consideration is fair to the holders of the Target Shares (other than Acquiror and its affiliates) from a financial point of view. An accurate and complete copy of such opinion has been provided to Acquiror.

    (d) The affirmative vote of the holders of two-thirds of the outstanding Target Shares is required to adopt this Agreement and the Merger and the other transactions contemplated hereby and thereby. No other vote of the holders of Target Common Stock or any other capital stock of Target is required by Law or the Certificate of Incorporation or By-Laws of Target or otherwise in order for Target to consummate the Merger and the transactions contemplated hereby and by the Target Ancillary Agreements.

    (e) The Certificate of Incorporation of Target, as amended through the date hereof, specifically provides that Target has elected not to be governed by Sections 33-840 to 33-845, inclusive, of the Connecticut Code. Such provisions of the Certificate of Incorporation have been duly adopted by vote of the Board of Directors and shareholders of Target, as necessary and appropriate to ensure the effectiveness of such provisions, in the case of Sections 33-840 to 33-843, inclusive, of the Connecticut Code such that such provisions are inapplicable to the Merger, the Target Ancillary Agreements and the transactions contemplated hereby and thereby, and the execution, delivery and performance of any agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates, and, in the case of Sections 33-844 to 33-845, inclusive, of the Connecticut Code such that such provisions are, in Target's reasonable business judgment, inapplicable to the Merger, the Target Ancillary Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of any agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates. The Board of Directors of Target and a majority of the nonemployee directors (as described in Section 33-844 of the Connecticut Code), of which there are at least two, have approved this Agreement, the Target Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger. Accordingly, the restrictions on "business combinations" under the provisions of Sections 33-840 to 33-845, inclusive, of the Connecticut Code are inapplicable to the Merger, the Target Ancillary Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of any agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates.

    2.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or registration, declaration or filing with or other action by ("CONSENT") any nation or government, any state or other political subdivision thereof, any person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("GOVERNMENTAL AUTHORITY") on the part of Target or any of the Target Subsidiaries is required in connection with any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution or delivery by Target of this Agreement and the Target Ancillary Agreements or the consummation by Target of the transactions contemplated hereby or thereby, other than (i) the filing of the Certificate of Merger with the Secretary of the State of Connecticut in accordance with the Connecticut Code, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. (the "NASD"), (iii) Consents from or with Governmental Authorities set forth on SCHEDULE 2.5 attached hereto, (iv) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), and (v) Consents described in SECTION 2.11 below, and (vi) those Consents that, if they were not obtained or made, do not or would not have a Target Material Adverse Effect, provided that the failure to obtain any Consent relating to any FCC License (as hereinafter defined) shall be deemed to have a Target Material Adverse Effect and the failure to obtain Consents relating to Channel Leases (as hereinafter defined) or Tower Site Leases (as hereinafter defined), which, in the aggregate, are or would be material to Target and the Target Subsidiaries or are or would be material to the future plans or objectives of Acquiror, or the failure of which to obtain would otherwise have a Target Material Adverse Effect, shall be deemed to have a Target Material Adverse Effect.

    2.6 NO VIOLATIONS. The execution and delivery of this Agreement and the Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Target with any of the provisions hereof or thereof and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or By-Laws or other governing instruments of Target or any of the Target Subsidiaries, (ii) except as set forth on SCHEDULE 2.6(A) attached hereto, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Target Material Contract (as hereinafter defined) or other obligation to which Target or any Target Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Target or any Target Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 2.5, above, contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, tariff, ordinance, policy, permit or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court, tribunal, arbitrator, mediator or other Governmental Authority ("LAW") currently in effect to which Target or any Target Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a Target Material Adverse Effect.

    2.7 SECURITIES FILINGS AND LITIGATION. Target has made available to Acquiror true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended March 31, 1996, 1997 and 1998, as filed with the Securities and Exchange Commission (the "SEC"), (ii) the Annual Reports on Form 10-K, as amended, for the years ended December 31, 1996, 1997 and 1998, as filed by CS Wireless Systems, Inc. ("CS") with the SEC, (iii) the proxy statements relating to all of the meetings of shareholders (whether annual or special) of Target and the Target Subsidiaries (including CS) since January 1, 1996, as filed with the SEC, and (iv) all other reports, statements, schedules, registration statements and other filings or documents and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Target or CS with the SEC since January 1, 1996. The reports, statements, schedules, registration statements, and other filings and documents set forth in clauses (i) through (iv), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively herein as the "TARGET SECURITIES FILINGS."

    Target and the Target Subsidiaries have filed with the SEC all Target Securities Filings required to be filed therewith on or prior to the date of this Agreement and, as of the Closing, Target and the Target Subsidiaries shall have filed with the SEC all Target Securities Filings required to be filed on or prior thereto. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Target Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Target Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Target Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Target Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Target Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Except as set forth in SCHEDULE 2.7 attached hereto, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("LITIGATION") pending or, to the knowledge of Target, threatened against Target, any Target Subsidiary or any Target Minority Entity, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan (as hereinafter defined) of Target, or otherwise relating, in a manner that could have a Target Material Adverse Effect, to Target, any Target Subsidiary, any Target Minority Entity or the securities of any of them, or any properties or rights of Target, any of the Target Subsidiaries or any Target Minority Entity or any Benefit Plan. No event has occurred as a consequence of which Target would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements, schedules, registration statements and other filings and documents and amendments thereto (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Target with the SEC after the date hereof shall be provided to Acquiror no later than the date of such filing.

    2.8 TARGET FINANCIAL STATEMENTS. The audited consolidated and unaudited interim financial statements of Target and the Target Subsidiaries included in the Target Securities Filings and, as prepared by Target, the unaudited financial statements of Target and the Target Subsidiaries as of and for the months ended January 31, 1999, February 28, 1999 and March 31, 1999 (the "TARGET FINANCIAL STATEMENTS") have been provided to Acquiror. Except as noted therein, the Target Financial Statements were or, as to those Target Financial Statements provided or required to be provided subsequent to the date hereof pursuant to this Section, will be prepared in accordance with generally accepted accounting principles applicable to the businesses of Target and the Target Subsidiaries consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of Target and the Target Subsidiaries except as may be indicated therein or in the notes thereto, subject to normal year-end adjustments in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim Target Financial Statements) the financial condition and assets and liabilities and the results of operations of Target and the Target Subsidiaries as of the dates and for the periods indicated. Except as reflected in the Target Financial Statements, as of their respective dates, neither Target nor any Target Subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Target Financial Statements. Any financial statements prepared with respect to Target or a Target Subsidiary subsequent to the date hereof promptly shall be provided to Acquiror and shall constitute Target Financial Statements for purposes hereof.

    2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement or in SCHEDULE 2.9 attached hereto, since December 31, 1998, through the date of this Agreement, there has not been: (i) any event, occurrence, fact, condition, change, development or effect ("EVENT") that has had or could reasonably be expected to have a Target Material Adverse Effect (except for (A) any decrease in monthly average revenues, as determined based on generally accepted accounting principles ("GAAP"), of Target and the Target Subsidiaries (other than CS and its Subsidiaries (the "CS SUBSIDIARIES")) of no more than 5.5% per month, subject to adjustment by percentage increase or decrease of 0.7% for seasonal trends (e.g., college population subscribers), (B) deviations of cash flow from operations of Target and the Target Subsidiaries (other than CS and the CS Subsidiaries) of 25% or less on a month-to-month basis as compared to cash flow from operations projected in the budget of Target dated March 22, 1999 for the period from April 1, 1999 to October 31, 2000 delivered by Target pursuant to that certain Note Purchase Agreement dated as of October 14, 1998, a copy of which budget has been delivered to Acquiror (the "TARGET APPROVED BUDGET")), (C) any decrease in monthly average GAAP-based revenues of CS and the CS Subsidiaries of no more than 5.5% per month, subject to adjustment by percentage increase or decrease of 0.7% for seasonal trends (e.g., college population subscribers), and (D) deviations of cash flow from operations of CS and the CS Subsidiaries of 25% or less on a month-to-month basis as compared to cash flow from operations projected in the budget of CS dated April 20, 1999 (the "CS APPROVED BUDGET"), a copy of which has been delivered to Acquiror);
(ii) any declaration, payment or setting aside for payment of any dividend (except to Target or a Target Subsidiary wholly owned by Target) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of or interest in Target or any Target Subsidiary;
(iii) any return of any capital or other distribution of assets to shareholders of Target or any Target Subsidiary (except to Target or a Target Subsidiary wholly owned by Target); (iv) other than in the ordinary course of business and consistent with the Target Approved Budget, with respect to Target and any Target Subsidiary other than CS and the CS Subsidiaries, and the CS Approved Budget, with respect to CS and the CS Subsidiaries, any investment of a capital nature by the purchase of any property or assets by Target or any Target Subsidiary; (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; (vi) any sale, disposition, pledge, mortgage or other transfer of assets or properties of Target or any Target Subsidiary other than in the ordinary course of business consistent with past practice or having a net book value in excess of $250,000 individually or $500,000 in the aggregate; (vii) any action or agreement or undertaking by Target or any Target Subsidiary to take any action that, if taken or done on or after the date hereof, would result in a breach of Section 4.1, below; (viii) any change in accounting methods or practices or any change in depreciation or amortization policies or rates of or applicable to Target or any Target Subsidiary; (viii) any employment, severance or consulting agreement entered into by Target or any Target Subsidiary with any shareholder, officer, director, agent, employee or consultant of Target or any Target Subsidiary or any amendment or modification to, or termination of, any current employment, severance or consulting agreement to which Target or any Target Subsidiary is a party or by which it is bound; (ix) any forgiveness, cancellation, compromise, settlement, waiver or release of any debts, claims, rights or Litigation; (x) any agreement, authorization or commitment to take, whether in writing or otherwise, any action which, if taken prior to the date hereof, would have made any representation or warranty of Target in this Agreement untrue or incorrect in any material respect; or (xi) any failure by Target or any Target Subsidiary to conduct its business in the ordinary course consistent with past practice.

    2.10 COMPLIANCE WITH LAWS. Other than as may be set forth on SCHEDULE 2.10, the business of Target and each Target Subsidiary has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not have a Target Material Adverse Effect.

    2.11 PERMITS, FCC LICENSES; CHANNEL LEASES; SYSTEM AGREEMENTS; THE SYSTEMS; INTERFERENCE; HOUSEHOLDS. Target and the Target Subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "TARGET PERMITS"), (ii) neither Target nor any Target Subsidiary is in violation of any Target Permit, and (iii) no proceedings are pending or, to the knowledge of Target, threatened, to revoke or limit any Target Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a Target Material Adverse Effect. Without limiting the generality of the foregoing:

    (a) SCHEDULE 2.11(A) sets forth a description of each of the markets in which Target and each of its Target Subsidiaries has a System.

    (b) SCHEDULE 2.11(B) lists all Channel Leases by name of underlying lessee and the monthly payment obligations thereunder. Except as set forth in SCHEDULE 2.11(B), (A) each Channel Lease constitutes a legal, valid, and binding obligation of the parties thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and materially complies with all applicable Laws and has been filed with the FCC, to the extent required by the FCC Rules, and no other Consent of any Governmental Authority is required to enable Target or any of the Target Subsidiaries to operate under such Channel Lease to recognize the benefits thereunder, or to comply with applicable Laws; (B) none of Target or any of the Target Subsidiaries has assigned its rights and interests under any Channel Lease to any other Person; (C) none of Target or any of the Target Subsidiaries is in material breach or default under any such Channel Lease, which breach or default could result in the termination, impairment, or forfeiture of any rights under or any payments being made with respect to any such Channel Lease, nor has an event occurred with respect to any Channel Lease which (whether with or without notice, the lapse of time, or the happening or occurrence of any other event) would constitute a breach or default under such Channel Lease; (D) to the knowledge of Target, no third party has any rights to assert any interest in any Channel Lease or the rights and benefits granted to Target or any of the Target Subsidiaries pursuant thereto; (E) there are no contractual restrictions relating to any such Channel Lease that reasonably could be expected to materially adversely affect or delay the collocation of the Channels (as hereinafter defined) at their respective Collocation Sites (as hereinafter defined) or the implementation of digital technology or

Alternative Use (as hereinafter defined) services; (F) there are no material provisions of any such Channel Lease that are the subject of negotiation, nor has any party to any such Channel Lease requested the renegotiation of any material term thereof; (G) none of the Channel Leases contain a put or call option with respect to the subject matter thereof; and (H) none of the Channel Leases contains any provisions granting the other party thereto the right to terminate the Channel Leases upon, or otherwise limiting or adversely affecting the ability of Acquiror or any of its affiliates or associates to effect, a change in control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution and delivery of this Agreement or the Target Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. Except as set forth on SCHEDULE 2.11(B), upon any such change in control and upon the closing of the transactions contemplated by this Agreement, all such Channel Leases shall continue in force and effect in accordance with their terms without penalty, acceleration or rights of early termination and Acquisition Subsidiary will have the sole right to use the transmission capacity of the FCC License under each of the Channel Leases (other than the transmission capacity expressly reserved by such Channel Lease for the holder of an FCC License). Target has delivered or made available to Acquiror complete and accurate copies of each of the Channel Leases and none of such have been amended in any respect.

    (c) SCHEDULE 2.11(C) lists all FCC Licenses and applications for FCC Licenses. Except as set forth in SCHEDULE 2.11(C), (A) each of such FCC Licenses has been duly and validly issued and is enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect; (B) neither Target nor any of the Target Subsidiaries has assigned its rights and interest under any of the FCC Licenses or any application for an FCC License; (C) neither Target, any of the Target Subsidiaries nor any lessor under any Channel Lease, as the case may be, is in violation of the terms under the corresponding FCC License, which violation could result in the termination or forfeiture of any rights under, or any payments being made with respect to, such FCC License, nor has an event occurred with respect to any of the FCC Licenses which (whether with or without notice, the lapse of time, or the happening or occurrence of any other event) would constitute such a violation of the terms of such FCC License that could result in the termination or forfeiture of such FCC License; (D) to the knowledge of Target, except with respect to the lessors under the Channel Leases, no third party has any rights to assert any interest in any of the FCC Licenses or applications for FCC Licenses; and (E) there are no contractual restrictions relating to any of the FCC Licenses which reasonably could be expected to materially adversely affect the collocation of the Channels that are the subject thereof at their respective Collocation Site (as hereinafter defined) or the implementation of an Alternative Use (as hereinafter defined). Upon a change in control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution and delivery of this Agreement or the Target Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, all such FCC Licenses shall continue in full force and effect in accordance with their terms without penalty, acceleration or rights of termination and Acquisition Subsidiary will have full rights and benefits under and to the FCC Licenses. Target has delivered or made available to Acquiror complete and accurate copies of each of the FCC Licenses and none of them have been amended in any respect.

    (d) SCHEDULE 2.11(D) accurately lists, with respect to each of the Systems, all Channels, and accurately describes the following:

        (i) the status of each FCC License, including (A) the expiration date of the license, (B) the renewal deadline and any pending construction deadline and the status of compliance therewith (including whether one or more extensions of the filing deadline have been requested or obtained), (C) the status of any pending applications (including assignment and transfer of control applications) including whether the application has been accepted for filing by the FCC and any pending deadline for filing timely petitions to deny such FCC applications, (D) whether there are any threatened or pending interference issues, petitions to deny, informal objections, competing or conflicting applications, outstanding no-objection letters, comments or waiver requests, and (E) with respect to any licensed service areas of Target or any of the Target Subsidiaries that otherwise qualify as protected service areas pursuant to 47 C.F.R. Section 21.902(d), whether there are any currently pending FCC applications that were also pending on September 9, 1983 that Target has identified as causing harmful interference to its service area;

        (ii) the status of each Collocation Application (as hereinafter defined), Booster Application (as hereinafter defined) and Alternative Use Application (as hereinafter defined) and any amendments thereto, including
    (A) the relevant Collocation Site or other transmission site and proposed technical parameters and conditions for analog and digital operations, (B) whether the application has been accepted for filing by the FCC, (C) whether there are any threatened or pending interference issues, petitions to deny, informal objections, competing or conflicting applications, outstanding no-objection letters, outstanding consent letters, comments or waiver requests, and (D) with respect to any licensed service areas of Target or any of the Target Subsidiaries that otherwise qualify as protected service areas pursuant to 47 C.F.R. Section 21.902(d), whether there are any currently pending FCC applications that were also pending on September 9, 1983 that Target has identified as causing harmful interference to its service area; and

        (iii) the market trials and operations that Target or any of the Target Subsidiaries are conducting, or intend to conduct, pursuant to the Target Approved Budget, with respect to Target and any Target Subsidiary other than CS and the CS Subsidiaries, and the CS Approved Budget, with respect to CS and the CS Subsidiaries, with respect to Alternative Uses of the Channels or the Systems and the relevant authorizations used, or to be used, in conjunction with such trial and operations and the conditions contained therein.

    (e) Complete and correct copies of all of the Target Permits, including, without limitation, Booster Applications, Collocation Applications, Alternative Use Applications and amendments thereto (with the FCC file date stamped thereon), FCC Licenses and material related thereto, including pending applications filed with the FCC relating to the Systems and other Target Permits owned, held or possessed by Target or any of the Target Subsidiaries have been provided to Acquiror.

    (f) Except as set forth on SCHEDULE 2.11(F) and except for Channel Licenses held by third parties, with respect to each of the Systems, all of the assets, Target Permits and System Agreements relating to each System are owned by one or more of Target and the Target Subsidiaries.

    (g) Except as disclosed in SCHEDULE 2.11(G), (i) Target and each of the Target Subsidiaries have obtained and possess all System Agreements, patents, copyrights, certificates of confirmation, licenses, permits, trademarks, and trade names, or rights thereto, necessary to conduct its business as currently conducted by Target and each of the Target Subsidiaries and none of Target or any of the Target Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing; (ii) no other license, permit or franchise is necessary to the operation by Target or any of the Target Subsidiaries of the Systems as currently conducted by Target and each of its Target Subsidiaries; and (iii) Target and each of the Target Subsidiaries have obtained and possess or applied for all licenses, and have obtained and possess all leases, conduit use, equipment rental and microwave or satellite relay agreements necessary for the operation of the Systems as required by the System Agreements.

    (h) Except as set forth on SCHEDULE 2.11(H), neither any of Target, any of the Target Subsidiaries, nor any Licensee of a Channel has contractually accepted or will contractually accept any electrical interference from any source that is likely to result in material adverse electrical interference to any of the Channels in any of the Systems now operating or expected to be operated, including the BTA Authorizations (as hereinafter defined) or any newly licensed Channel in any BTA (as hereinafter defined) in which any System operates or Target or any of the Target Subsidiaries expect to operate.

Except as set forth in SCHEDULE 2.11(H), neither Target nor any of the Target Subsidiaries has filed a petition currently pending before the FCC against any application filed with the FCC by a third party applicant and no third party has filed a petition currently pending before the FCC against any application filed with the FCC by Target or any of the Target Subsidiaries.

    (i) Except as set forth in SCHEDULE 2.11(I), (i) each Collocation Application and Other Application (as hereinafter defined) complies with the FCC rules (including the interference protection requirements), has been accepted for filing by the FCC, and cut-off from competing and conflicting applications;
(ii) the deadline for filing timely petitions to deny each Collocation Application and each Other Application has lapsed; (iii) there are no threatened or pending petitions to deny, informal objections, competing or conflicting applications, outstanding no-objection letters, comments, petitions for reconsideration, petitions for review or waiver requests relating to such Collocation Applications and Other Applications; and (iv) a protected service area for the FCC License has been granted or requested. For purposes hereof, (i) a "COLLOCATION APPLICATION" shall mean any application filed with, or granted by, the FCC to authorize the operation of the facilities associated with each FCC License at a common transmitter site with other ITFS (as hereinafter defined) and Multichannel Multipoint Distribution Service and Multipoint Distribution Service stations pursuant to common technical parameters of the FCC License and (ii) "OTHER APPLICATION" shall mean any other applications, in addition to Collocation Applications, filed with or granted by the FCC to authorize the provision of digital services and/or two-way services on the facilities associated with each FCC License.

    (j) Except as set forth in SCHEDULE 2.11(J), all regulatory fees and expenses due and payable associated with the FCC Licenses have been paid to the FCC, including all fees and costs associated with the FCC Licenses held by the Target or any of the Target Subsidiaries to provide MMDS (as hereinafter defined) or MDS (as hereinafter defined) service in BTAs. SCHEDULE 2.11(J) discloses any discounts or bidding credits that the Target or any of the Target Subsidiaries received from the FCC in conjunction with the licensing of the BTA Authorizations.

    (k) SCHEDULE 2.11(K) lists the total number of households for each BTA in which Target or any of the Target Subsidiaries has been granted or is leasing an FCC License and describes any material assumptions for arriving at such determinations.

    (l) Except as disclosed on SCHEDULE 2.11(L), all FCC Licenses are in full force and effect and there are no outstanding adverse judgments, injunctions, decrees or orders that have been issued by the FCC against the Target or any Target Subsidiary or affiliate thereof or the holder of an FCC License and there are no pending or threatened complaints, investigations, inquiries or proceedings by or before the FCC or other Governmental Authority or any actions or events that (i) could result in the revocation, cancellation, adverse modification or non-renewal of any FCC License or the imposition of a material fine or forfeiture, (ii) materially impair Target's or any of the Target Subsidiaries' ability to develop or operate any of the Channels or Systems, or
(iii) otherwise result in a Target Material Adverse Change. The Systems, Channels, FCC Licenses and related facilities are currently providing and, to the knowledge of Target, have been providing service to the public (rather than a test signal or color bar) and are being operated and/or developed in material compliance with the respective FCC License and other Target Permits and with all other Laws.

    (m) Except as set forth on SCHEDULE 2.11(M), since January 1, 1996 all material reports and other documents required to be filed with the FCC or other Governmental Authority with respect to the Systems, Channels, FCC Licenses, System Agreements and Channel Leases have been timely filed, including, without limitation certifications of completion of construction. Notwithstanding anything contained herein to the contrary, to the knowledge of Target, except as set forth on SCHEDULE 2.11(M), there have been no failures to make filings with the FCC or any Governmental Authority at any time that would reasonably be likely to have a material adverse effect on any of the Channels, FCC Licenses, System Agreements or Systems, or any of Target or any of the Target Subsidiaries, or what would reasonably be likely to result in the imposition of a material fine or forfeiture, including copyright filings, extension requests, and reports required by Sections 21.11(a), 21.911 and 21.920 of the FCC Rules.

    (n) As used in this Agreement, the following terms have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the term defined):

    "ALTERNATIVE USE" means the provision of service other than Wireless Cable Service through the use of, among others, ITFS, MDS, and MMDS channels, including two-way transmission services and fixed or mobile telecommunications services.

    "ALTERNATIVE USE APPLICATION" means an application filed by Target or any of the Target Subsidiaries or the Licensee of a Channel to provide an Alternative Use, including an application for developmental authority, experimental authority, or special temporary authority or any Booster Application requesting to provide an Alternative Use.

    "BOOSTER APPLICATION" means any application filed with, or granted by, the FCC to authorize the operation of a booster station.

    "BOOSTER LICENSE" means a license for a booster station.

    "BTA" means basic trading area, as defined by Rand McNally and used by the FCC in licensing MDS and MMDS channels pursuant to the competitive bidding process.

    "BTA AUTHORIZATION" means the Target Permit granted by the FCC to apply for individual MDS and MMDS channels with a certain BTA.

    "CHANNEL LEASES" means all leases to use transmission capacity held by or for benefit of one or more of Target or any of the Target Subsidiaries of transmission capacity on ITFS, MDS, or MMDS frequencies licensed by the FCC.

    "CHANNEL LICENSE" means any Target Permits for a Channel granted by the FCC to any one or more of Target or the Target Subsidiaries or leased to Target or any of the Target Subsidiaries by a lessor of a Channel Lease, or any application pending before the FCC for such Target Permit.

    "CHANNELS" means the ITFS, MDS, or MMDS frequencies licensed, or expected to be licensed, to one or more of Target or any of the Target Subsidiaries by the FCC pursuant to an FCC License or made available to one or more of Target or any of the Target Subsidiaries by an ITFS, MDS, or MMDS applicant, permittee, conditional licensee or licensee pursuant to a Channel lease, including any frequencies associated with any booster station, repeater station, response station hub or any facility used to provide an Alternative Use.

    "COLLOCATION SITE" means the site at which the facilities for the corresponding Channel are, or are to be, collocated at a common transmitter site with other Channels that are used to provide Wireless Telecommunications Service (as hereinafter defined) on the System.

    "FCC LICENSES" means the Target Permits, including, without limitation, any Channel Licenses, Booster Licenses and any other related facility licenses and construction permits, issued by the FCC to Target or any of the Target Subsidiaries or any lessor under a Channel Lease, or that are the subject of an application filed with the FCC by Target or any of the Target Subsidiaries or any such lessor under a Channel Lease, to operate one or more of the Channels, including, without limitation, any BTA Authorization, individual Target Permit to construct or operate Channels within a BTA, and any Alternative Use permit.

    "FCC RULES" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

    "ITFS" means the Instructional Television Fixed Service, a class of microwave frequencies licensed by the FCC pursuant to Part 74 of the FCC Rules.

    "LICENSEE" means an applicant, permittee, conditional licensee, or licensee of a facility regulated by the FCC.

    "MDS" means the Multipoint Distribution Service, a domestic transmission service licensed by the FCC pursuant to Part 21 of the FCC Rules.

    "MMDS" means Multichannel Multipoint Distribution Service, a domestic transmission service licensed by the FCC pursuant to Part 21 of the FCC Rules.

    "SYSTEM AGREEMENTS" means, collectively, all FCC Licenses for Channels and booster stations, Channel Leases, Tower Site Leases, programming agreements, retransmission agreements, non-interference or cooperation agreements (excluding no-objection letters issued in the ordinary course of business), equipment agreements or instruments, licenses, permits, and other material agreements pertaining to the transmission of video, voice, or data signals through wireless cable transmission facilities, of each of Target and each of the Target Subsidiaries now existing or hereafter acquired or obtained, relative to the Channels or the construction and operation of the Systems.

    "SYSTEMS" means the wireless telecommunications systems constructed and operated by one or more of Target and each of the Target Subsidiaries for the provision of Wireless Telecommunications Service.

    "TOWER SITE LEASES" is defined in SECTION 2.19(B).

    "WIRELESS CABLE SERVICE" means the provision of subscription video or entertainment and additional programming services and services ancillary thereto through the use of, among other, ITFS, MDS, and MMDS channels.

    "WIRELESS TELECOMMUNICATIONS SERVICE" means any service that is permitted under FCC rules and regulations or authorized by the FCC to be provided on or by means of the transmission capacity on an ITFS, MDS, or MMDS channel, including Wireless Cable Services and Alternative Use services.

    2.12 FINDERS AND INVESTMENT BANKERS. Neither Target nor any of the Target Subsidiaries nor any of their officers or directors or other affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, the Merger, the Target Ancillary Agreements or the transactions contemplated hereby or thereby, other than pursuant to the agreement with BT Alex. Brown Incorporated, an accurate and complete copy of which has been provided to Acquiror.

    2.13 CONTRACTS. SCHEDULE 2.13 attached hereto sets forth a complete and accurate list of all material notes, bonds, mortgages, indentures, contracts, leases, licenses, agreements, understandings, arrangements, commitments, instruments, bids or proposals to which Target or any Target Subsidiary is a party or is subject ("TARGET MATERIAL CONTRACT"). For purposes of this SECTION 2.13, a note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, arrangement, commitment, instrument, bid or proposal shall be considered material if (i) it is with an affiliate or associate of Target or of a Target Subsidiary or with a Target Minority Entity, (ii) it is required to be described in or filed as an exhibit to any document filed under the Securities Act or the Securities Exchange Act by an issuer subject thereto, (iii) the financial obligation of Target or a Target Subsidiary thereunder or applicable to the assets or properties of Target or a Target Subsidiary could exceed $250,000, (iv) it provides for recurring monthly revenues to Target or a Target Subsidiary in excess of $20,000, (v) it includes any exclusivity or non-competition restrictions applicable to Target or a Target Subsidiary, (vi) it is for the purchase or sale of any assets otherwise than in the ordinary course of business, or (vii) it is a collective bargaining or similar agreement or an agreement relating to which employees of Target or any of the Target Subsidiaries are represented by a union in their employment relationship with Target and any of the Target Subsidiaries. Target has made available to Acquiror true and accurate copies of all Target Material Contracts. Target Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms (assuming the other parties thereto are bound, as to which Target has no basis to believe otherwise), subject to the Enforceability

Exceptions. Any and all transactions between or involving Target or a Target Subsidiary and an affiliate or associate thereof were entered into in the ordinary course of business and are upon fair and reasonable terms not materially less favorable than Target or such Target Subsidiary could obtain or become entitled to in an arm's-length transaction with a person that is not an affiliate or an associate. Except as set forth in SCHEDULE 2.6(B) attached hereto, (i) no Consent of any person is needed in order that each such Target Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution, delivery or performance of this Agreement and the Target Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, and (ii) neither Target nor any Target Subsidiary is in violation or breach of or default under any such Target Material Contract, nor to Target's knowledge is any other party to any such Target Material Contract in violation or breach of or default under any such Target Material Contract.

    2.14  EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth in SCHEDULE 2.14 attached hereto, there are no Benefit Plans (as defined below) maintained or contributed to by Target or a Target Subsidiary under which Target, a Target Subsidiary or the Surviving Corporation could incur any liability. A "BENEFIT PLAN" shall include (i) an employee benefit plan as defined in SECTION 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, (a) any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase, stock appreciation or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, providing for benefits for or the welfare of any or all of the current or former employees or agents of Target or a Target Subsidiary or their beneficiaries or dependents, (b) a multi-employer plan as defined in Section 3(37) of ERISA (a "MULTI-EMPLOYER PLAN"), or (c) a multiple employer plan as defined in Section 413 of the Code.

    (b) With respect to each Benefit Plan (where applicable): Target has made available to Acquiror complete and accurate copies of (i) all plan and trust texts and agreements, insurance contracts and other funding arrangements; (ii) annual reports on the Form 5500 series for the last three (3) years; (iii) financial statements and/or annual and periodic accountings of plan assets for the last three (3) years; (iv) the most recent determination letter received from the Internal Revenue Service ("IRS"); (v) actuarial valuations for the last three (3) years; and (vi) the most recent summary plan description as defined in ERISA.

    (c) With respect to each Benefit Plan while maintained or contributed to by Target or a Target Subsidiary: (i) if intended to qualify under Code Sections 401(a) or 403(a), such Benefit Plan has received a favorable determination letter from the IRS that it so qualifies, and its trust is exempt from taxation under Code Section 501(a) and nothing has since occurred to cause the loss of the Benefit Plan's qualification; (ii) except for payment of benefits made in the ordinary course of the plan administration, no event has occurred and there exists no circumstance under which Target, a Target Subsidiary or the Surviving Corporation could incur material liability under ERISA, the Code or otherwise;
(iii) no accumulated funding deficiency as defined in Code Section 412 has occurred or exists; (iv) no material non-exempt prohibited transaction as defined under ERISA and the Code has occurred; (v) no reportable event as defined in Section 4043 of ERISA has occurred; (vi) all contributions and premiums due have fully been made and paid on a timely basis; and (vii) except as set forth on SCHEDULE 2.14 attached hereto, all contributions made or required to be made under any Benefit Plan meet the requirements for deductibility under the Code, and all contributions accrued prior to the Effective Time which have not been made have been properly recorded on the Target Financial Statements.

    (d) No Benefit Plan of Target or a Target Subsidiary is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of such Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not result in a Target Material Adverse Effect or a Surviving Corporation Material Adverse Effect (as hereinafter defined). Neither Target nor any of the Target Subsidiaries contributes to, or has any outstanding liability with respect to, any Multi-employer Plan.

    (e) With respect to each Benefit Plan which is a welfare plan (as defined in ERISA Section 3(1)): (i) any liability for medical or death benefits with respect to current or former employees beyond their termination of employment is set forth in the Target Financial Statements (or footnotes thereto) to the extent required to be so set forth by applicable accounting principles; (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan;
(iii) except as set forth in SCHEDULE 2.14 attached hereto, no term or provision of any such plan prohibits the amendment or termination thereof; and (iv) Target and the Target Subsidiaries have complied with Code Section 4980B, except for any deviations from the foregoing which do not and would not have a Target Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

    (f) Except as set forth in SCHEDULE 2.14 attached hereto, the consummation of the Merger or the other transactions contemplated by this Agreement or the Target Ancillary Agreements or any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not, either alone or in conjunction with another Event: (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation or benefits due to any individual.

    2.15  TAXES AND TAX RETURNS.

    (a) Except as disclosed in SCHEDULE 2.15 attached hereto, Target and each of the Target Subsidiaries has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains, and other tax returns or reports required to be filed by it (any of the foregoing being referred to herein as a "TAX RETURN"), and each such Tax Return is true, correct and complete, and further, Target and each of the Target Subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all taxes and governmental charges, assessments and contributions of any nature whatsoever including, but not limited to, any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "TAX"), required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Target Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Acquiror prior to the date of this Agreement. Except as set forth in SCHEDULE 2.15 attached hereto, there are no claims or assessments pending against Target or any Target Subsidiary for any alleged deficiency in any Tax, and Target does not know of any threatened Tax claims or assessments against Target or any Target Subsidiary (other than those for which adequate reserves in the Target Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Acquiror prior to the date of this Agreement). Except as set forth in SCHEDULE 2.15 attached hereto, neither Target nor any Target Subsidiary has made an election under Section 338 of the Code or has taken any action that would result in any Tax liability of Target or any Target Subsidiary as a result of a deemed election within the meaning of Section 338 of the Code. Except as set forth in SCHEDULE 2.15 attached hereto, neither Target nor any Target Subsidiary has any waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in SCHEDULE 2.15 attached hereto, there are no outstanding requests by Target or a Target Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Except as set forth on SCHEDULE
2.15 attached hereto, no taxing authority is conducting or has notified or, to the knowledge of Target, has threatened Target or any Target Subsidiary that it intends to conduct, an audit of any prior Tax period of Target or any of its past or present subsidiaries. Except as disclosed in SCHEDULE 2.15 attached hereto, neither Target nor any Target Subsidiary has ever been an "S" corporation under the Code.

    (b) Neither Target nor any Target Subsidiary is a party to any Tax sharing agreements or similar arrangements with respect to or involving Target or a Target Subsidiary.

    (c) Neither Target nor any Target Subsidiary has made or become obligated to make, or will, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code.

    (d) Neither Target nor any Target Subsidiary is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (e) Neither Target nor any Target Subsidiary is a person other than a United States person within the meaning of the Code.

    (f) None of the assets of Target or of any Target Subsidiary is property which Target or any Target Subsidiary is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code.

    (g) Target and each Target Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax liability within the meaning of
Section 6662(d) of the Code.

    (h) There are no liens for Taxes on the assets of Target or any Target Subsidiary except for statutory liens for current Taxes not yet due and payable.

    (i) All elections with respect to Taxes affecting Target and the Target Subsidiaries are set forth in SCHEDULE 2.15 attached hereto or, with respect to elections made on or before March 31, 1999, are reflected in the Tax Returns of Target filed and provided to Acquiror prior to the date of this Agreement. Neither Target nor any Target Subsidiary: (i) has made or will make a deemed dividend election under former Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has consented at any time under Section 341(f)(l) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of Target or any Target Subsidiary; (iii) has agreed, or is required, to make any adjustment under
Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has made an express election, or is required, to treat any asset of Target or any Target Subsidiary as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, foreign or local income Tax provision.

    (j) Target and the Target Subsidiaries are not and have never been includible corporations in an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than in the affiliated group of which Target is the common parent corporation.

    (k) Except as set forth in SCHEDULE 2.15 attached hereto, the consolidated net operating losses, net capital losses, foreign tax credits, investment and other tax credits set forth in the Target Financial Statements are not subject to any limitations under Section 382, Section 383 or the Treasury regulations (whether temporary, proposed or final) under Section 1502 of the Code.

    (l) Except as set forth in SCHEDULE 2.15 attached hereto, neither Target nor any Target Subsidiary is a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or could be treated as a partnership for federal income tax purposes.

    (m) Except as set forth in SCHEDULE 2.15 attached hereto, neither Target nor any Target Subsidiary is a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss before the Effective Time, and a corresponding recognition of taxable income or gain after the Effective Time, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain by Target or a Target Subsidiary after the Effective Time without the receipt of or entitlement to a corresponding amount of cash.

    2.16 LIABILITIES. From December 31, 1998, through the date of this Agreement, except as expressly disclosed in the Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement or in
SCHEDULE 2.16 attached hereto, Target and the Target Subsidiaries do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement other than those incurred in the ordinary course of business and in an amount not in excess of $500,000 individually or $2,000,000 in the aggregate. Except as set forth on SCHEDULE
2.16 attached hereto or reflected in the Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement, as of the date of this Agreement, neither Target nor the Target Subsidiaries have any (i) obligations in respect of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations which would be required by generally accepted accounting principles to be classified as "capital leases," (iv) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than twelve (12) months from the date of incurrence, and (v) any guaranties of any obligations of any other person.

    2.17 ENVIRONMENTAL MATTERS. As of the date of this Agreement, (i) Target and the Target Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), (ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Target, threatened against Target, a Target Subsidiary or any of their properties pursuant to Environmental Laws, and (iii) except as set forth on SCHEDULE 2.17 attached hereto, there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or will give rise to material liability on the part of Target or a Target Subsidiary under, Environmental Laws. As used herein the term "ENVIRONMENTAL LAWS" shall mean Laws relating to pollution, chemical usage, waste or emission control, the management, generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection or remediation of the environment, environmental activity, product stewardship or public health and safety.

    2.18  INTELLECTUAL PROPERTY.

    (a) For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean all U.S. and foreign patents, trademarks, service marks, trade names, copyrights, franchises and similar rights of or used by Target or a Target Subsidiary, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from Target or any of the Target Subsidiaries relating to any of the foregoing and any and all goodwill associated therewith. Target or one of the Target Subsidiaries owns, or is licensed to, or otherwise has, the full and exclusive rights to use all right, title and interest in, to and under any and all Intellectual Property identified on SCHEDULE 2.18(A)(1) and any and all goodwill associated therewith. Except as set forth on SCHEDULE 2.18(A)(2), Target or one of the Target Subsidiaries owns, or is licensed to use, or otherwise has, legally enforceable rights to all of the

Intellectual Property currently used or proposed to be used in, and necessary for the conduct of the business of Target and the Target Subsidiaries as presently or proposed to be conducted. The rights of Target and the Target Subsidiaries in the Intellectual Property are, subject to the rights of any licensor thereof, free and clear of any liens or other encumbrances and restrictions and Target and the Target Subsidiaries have not received, as of the date of this Agreement, notice of any adversely-held Intellectual Property of any other person, or notice of any charge or claim of any person relating to such Intellectual Property or any process or confidential information of Target or any Target Subsidiary ("CLAIM NOTICE") and do not know of any basis for any such charge or claim. Target, the Target Subsidiaries and their respective predecessors, if any, have not conducted business at any time during the period beginning five (5) years prior to the date hereof under any corporate, trade or fictitious names other than their current corporate names. Target shall promptly notify, and shall cause the Target Subsidiaries to promptly notify, Acquiror of any Claim Notice received by Target or a Target Subsidiary after the date of this Agreement. The business of each of Target and the Target Subsidiaries, presently conducted, does not conflict with and, to the knowledge of Target, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The execution and delivery of this Agreement, the Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not result in the loss or impairment of any of the Intellectual Property rights or Target's or any Target Subsidiaries' right to use any of the licensed Intellectual Property rights. To the knowledge of Target, there are no third parties using any of the Intellectual Property rights material to the business of Target or any Target Subsidiaries as presently conducted.

    (b) Without limiting the generality of paragraph (a) above, except as disclosed in SCHEDULE 2.18(B), each of Target and the Target Subsidiaries owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Target and Target Subsidiaries. To Target's knowledge, there are no infringement suits, actions or proceedings pending or threatened against the Target or any Target Subsidiary with respect to any software owned or licensed by the Target or any Target Subsidiary.

    2.19  REAL ESTATE.

    (a) Neither Target nor any of the Target Subsidiaries owns or has any agreement or other right to acquire any real property as of the date of this Agreement.

    (b) SCHEDULE 2.19(B) attached hereto sets forth a true, correct and complete schedule as of the date of this Agreement of all material leases, subleases, easements, rights-of-way, licenses or other agreements under which Target or any of the Target Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "TARGET REAL PROPERTY LEASES"), including, without limitation, all agreements relating to the location of towers and transmitters (the "TOWER SITE LEASES"). SCHEDULE 2.19(B) accurately and completely lists and sets forth a description (including location of premises, term and assignability) of the Tower Site Leases and office and studio space and the same constitute the only Tower Site Leases and other leases necessary in connection with the conduct of business by Target and any of the Target Subsidiaries as currently conducted. Each of Target and the Target Subsidiaries enjoys quiet possession under all leases (including Tower Site Leases) to which it is a party as lessee, and all of such leases are valid, subsisting, and in full force and effect. Except as set forth in SCHEDULE 2.19(B), upon a any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution or delivery of this Agreement and the Target Ancillary Agreements or the consummation of the Merger or the transactions contemplated hereby or thereby, all such Target Real Property Leases shall continue in full force and effect in accordance with their terms, without penalty, acceleration or rights of early termination. Except for the matters listed on said SCHEDULE 2.19(B), Target or a Target Subsidiary, as indicated thereon, holds the leasehold estate under or other interest in each Target Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords or mechanics' liens which have not been executed upon.

    (c) All of the existing towers owned by Target or any Target Subsidiaries and, to the best of Target's knowledge, all of the other existing towers, used in the operation of the Systems are obstruction-marked and lighted to the extent required by, and in accordance with, the rules and regulations of the Federal Aviation Administration (the "FAA") or the FCC. Appropriate notification to the FAA has been filed for each tower where required by the rules and regulations of the FAA or FCC.

    2.20 CORPORATE RECORDS. The respective corporate record books of or relating to Target and each of the Target Subsidiaries have been made available to Acquiror by Target and contain materially accurate and complete records of
(i) all corporate actions of the respective shareholders and directors (and committees thereof) of Target and the Target Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, By-Laws and/or other governing instruments, as amended, of Target and the Target Subsidiaries, and (iii) the issuance and transfer of stock of Target and the Target Subsidiaries. Except as set forth on
Schedule 2.20 attached hereto, neither Target nor any Target Subsidiary has any of its material records or information recorded, stored, maintained or held off the premises of Target and the Target Subsidiaries.

    2.21 TITLE TO AND CONDITION OF PERSONAL PROPERTY. Target and each of the Target Subsidiaries have good and marketable title to, or a valid leasehold interest in, all material items of any personal property reflected in the Target Financial Statements dated December 31, 1998, or currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except for property disposed of in the ordinary course since the date thereof consistent with the provisions of SECTION 2.9, above, and such exceptions to title and liens, claims, charges, security interests, options, title defects or encumbrances which do not and would not have a Target Material Adverse Effect or interfere with the use and enjoyment of such property and interests. As of the date of this Agreement, all such personal property is in good operating condition and repair (ordinary wear and tear excepted), is suitable for the use to which the same is customarily put by Target or any Target Subsidiary, is, to the knowledge of Target, free from inherent or latent manufacturing defects, and is free from all other material defects and is of a quality and quantity presently usable in the ordinary course of the operation of the business of Target and the Target Subsidiaries.

    2.22 NO ADVERSE ACTIONS. Except as set forth on SCHEDULE 2.22 attached hereto, there is no existing, pending or, to the knowledge of Target, threatened termination, cancellation, limitation, modification or change in the business relationship of Target or any of the Target Subsidiaries, with any supplier, customer or other person except as are immaterial individually and in the aggregate and are in the ordinary course of business. None of Target, any Target Subsidiary or, to the knowledge of Target, any director, officer, agent, employee or other person acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others.

    2.23 LABOR MATTERS. Except as set forth on SCHEDULE 2.13 or SCHEDULE 2.23 attached hereto, neither Target nor any of the Target Subsidiaries has any obligations, contingent or otherwise, under any employment, severance or consulting agreement, collective bargaining agreement or other contract with a labor union or other labor or employee group. To the knowledge of Target, as of the date of this Agreement, there are no efforts presently being made or threatened by or on behalf of any labor union with respect to the unionizing of employees of Target or any Target Subsidiary. As of the date of this

Agreement, there is no unfair labor practice complaint against Target or any Target Subsidiary pending or, to the knowledge of Target, threatened before the National Labor Relations Board or comparable agency; there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Target, threatened against or involving Target or any Target Subsidiary; no representation question exists respecting the employees of Target or any Target Subsidiary; no grievance or internal or informal complaint exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by Target or any Target Subsidiary; and neither Target nor any Target Subsidiary is experiencing any work stoppage, strike, slowdown or other labor difficulty. As of the date of this Agreement, there has not been, and to the knowledge of Target there will not be, any material adverse change in relations with employees or agents of Target or any Target Subsidiary as a result of any announcement or consummation of the transactions contemplated by this Agreement or the Target Ancillary Agreements or any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates. Target shall promptly notify, and shall cause the Target Subsidiaries to promptly notify, Acquiror upon knowledge by Target or a Target Subsidiary of the occurrence after the date hereof of any matter referenced in this Section.

    2.24 CHANGE OF CONTROL AGREEMENTS. Except as set forth in SCHEDULE 2.24, neither the execution and delivery of this Agreement or the Target Ancillary Agreements nor the consummation of the Merger or the other transactions contemplated hereby or thereby, nor any change of control of Target or the Target Subsidiaries, including without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates will (either alone or in conjunction with any other Event) result in, cause the accelerated vesting or delivery of, or increase the amount of value of, any payment or benefit to any director, officer or employee of Target or any Target Subsidiary. Except as set forth in Schedule 2.24, without limiting the generality of the foregoing, (x) no amount paid or payable by Target in connection with the Merger or the other transactions contemplated by this Agreement or the Target Ancillary Agreements, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code and (y) there are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement or the Target Ancillary Agreements or the transactions contemplated hereby or thereby or a transaction involving a change control of the Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates.

    2.25 INSURANCE. Target and each of the Target Subsidiaries has obtained and maintains in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, public liability insurance and insurance against claims for personal injury or death or property damage occurring in connection with the activities of Target or the Target Subsidiaries or any properties owned, occupied or controlled by them, as is customary and prudent. Neither Target nor any of the Target Subsidiaries has received notice of default under, or intended cancellation or nonrenewal of, any policies of insurance. Neither Target nor any Target Subsidiary has been refused any insurance for coverage by an insurance carrier to which it has applied for insurance.

    2.26 INFORMATION SUPPLIED. The Proxy Statement (as hereinafter defined) to be mailed to the holders of Target Common Stock in connection with the Shareholders' Meeting (as hereinafter defined) to be called to consider the Merger at the date such document is first published, sent or delivered to the holders of Target Common Stock or at any time prior to or during the pendency of the Shareholders' Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and any related schedules or other filings made with the SEC, as contemplated hereby, will comply as to form and substance in all material respects with the requirements of the Securities Exchange Act and the applicable rules and regulations of the SEC thereunder and other applicable Laws. Notwithstanding the foregoing, no representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information relating solely to Acquiror or Acquisition Subsidiary supplied by Acquiror or Acquisition Subsidiary in writing expressly for inclusion or incorporation by reference in the foregoing document.

    2.27 TAKEOVER STATUTES. No "business combination," "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "TAKEOVER STATUTE"), including, without limitation, Sections 33-840 et seq. of the Connecticut Code (inasmuch as Target has taken all requisite corporate action thereunder), applicable to Target or any of the Target Subsidiaries is applicable to the Merger, this Agreement, the Target Ancillary Agreements or the other transactions contemplated hereby or thereby or any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates.

    2.28 TARGET RIGHTS PLAN. Under the Rights Agreement dated April 16, 1999, between Target and ChaseMellon Shareholder Services LLC, as Rights Agent (the "RIGHTS PLAN"), Acquiror will not become an "Acquiring Person", no "Stock Acquisition Date" or "Distribution Date" will occur and the "Rights" will not separate from the Target Common Stock (as such terms are defined in the Rights
Plan), and Target's shareholders will not be entitled to receive any benefits under the Rights Plan as a result of the approval, execution or delivery of this Agreement, the Target Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any affiliate or associate. As of the Effective Time, the Rights Plan will terminate and the "Rights" thereunder will be of no further force or effect.

    2.29 YEAR 2000. (a) The Target has initiated a review and assessment of the Year 2000 Problem (as hereinafter defined), has developed a plan for addressing the Year 2000 Problem on a timely basis and is implementing such plan on a timely basis. Except as would not reasonably be expected to have a Target Material Adverse Effect, to the best knowledge of the Target after due inquiry, none of the assets or equipment owned or utilized by Target or any of the Target Subsidiaries will fail to perform because of, or due in any way to, a Year 2000 Problem. To the best knowledge of the Target based on responses to written inquiries made by Target or otherwise based on information brought specifically to the attention of the Target, no vendor, supplier or customer of Target or any of the Target Subsidiaries is reasonably expected to experience Year 2000 Problem that, individually or in the aggregate, could constitute a Target Material Adverse Effect. The term "YEAR 2000 PROBLEM" means the inability of any hardware, software or process to recognize or correctly calculate dates on and after January 1, 2000, or the failure of computer systems, products or services to perform any of their intended functions in a proper manner in connection with data containing any date on or after January 1, 2000.

    (b) Target has made available to Acquiror Target's plan to address the Year 2000 Problem (the "YEAR 2000 PLAN"). To the Target's knowledge, the Year 2000 Plan will enable the Target and the Target Subsidiaries to be Year 2000 Compliant in a timely manner except as to matters which are not reasonably likely to result in a Target Material Adverse Effect and the aggregate cost for the Target and the Target Subsidiaries to become Year 2000 Compliant is estimated to be $800,000. "YEAR 2000 COMPLIANT" means that (a) the products, services, or other item(s) at issue accurately process, provide and/or receive date/time data (including calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (b) neither performance nor the functionality nor the supply of the products, services, and other items at issue will be affected by dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other items at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate same century and multicentury formulae and date/time values before, on, after, and spanning January 1, 2000, and date/ time data interface values that reflect the century, 1999 and 2000.

    2.30 TARGET OPTIONS. Upon the consummation of the Merger, each of Target's outstanding Options to acquire shares of Target Common Stock shall, pursuant to their terms as amended as contemplated hereby, if vested as of the Effective Time, become converted into the right to receive an amount in cash equal to the Option Consideration, as contemplated by SECTION 1.7, or, if unvested, shall become converted into the right to receive an amount in cash equal to the Option Consideration, as contemplated by SECTION 1.7, and shall become vested following the Effective Time in accordance with their terms.

    2.31 TRANSACTION WITH AFFILIATES. Except as set forth in SCHEDULE 2.31 (other than compensation and benefits received in the ordinary course of business as an employee or director of Target or the Target Subsidiaries), no director, officer or any other affiliate or associate of Target or any of the Target Subsidiaries or any entity in which, to the knowledge of Target, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by such persons), (A) has any interest in:
(i) any contract, arrangement or understanding with, or relating to the business or operations of Target or any of the Target Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Target or any of the Target Subsidiaries, or (ii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Target or any of the Target Subsidiaries or (B) is an obligor under any notes receivable of Target or any of the Target Subsidiaries.

    2.32 NO EXISTING DISCUSSIONS. As of the date hereof, Target is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Takeover Proposal (as hereinafter defined).

    2.33  TELQUEST

    (a) TelQuest Satellite Services LLC ("TELQUEST") is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business. TelQuest is in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Target Material Adverse Effect. As of the date hereof, the authorized capitalization of TelQuest is as set forth on SCHEDULE 2.33(A)(1) and each of Target and CS has a 28.34% membership interest, subject to dilution as set forth on SCHEDULE 2.33(A)(2); and all outstanding interests in TelQuest are duly authorized, validly issued and fully paid and non-assessable and issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on SCHEDULE 2.33(A)(2), there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the interests in or any other security of TelQuest, and there is no authorized or outstanding interest or other security of any kind convertible into or exchangeable for any such interest or other security.

    (b) Except as set forth on SCHEDULE 2.33(B), TelQuest has no Subsidiaries, and holds no direct or indirect capital stock or other interest in any other person. The business, affairs, financial condition or results of operations are not, and are not required to be, reported in the Target Financial Statements and are not reflected in the Target Approved Budget or the CS Approved Budget, except to the extent reported on an equity basis.

    (c) The execution and delivery of this Agreement and the Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Target with any of the provisions hereof or thereof, and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not (i) conflict with or result in any breach of any provision of any governing instruments of TelQuest or any of its Subsidiaries ("TELQUEST SUBSIDIARIES"), (ii) require any Consent relating directly or indirectly to TelQuest or any of the TelQuest Subsidiaries or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal or other obligation relating directly or indirectly to TelQuest or any of the TelQuest Subsidiaries, or (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of TelQuest or any of the TelQuest Subsidiaries, or (iv) contravene any applicable Law currently in effect to which TelQuest or any of the TelQuest Subsidiaries or any of its assets or properties is subject.

    (d) Except as set forth on SCHEDULE 2.33(D), neither Target nor any Target Subsidiary has any direct or indirect obligation or liability, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, to invest, contribute, loan, borrow, sell, assign, convey or otherwise transfer or dispose of, or to provide, purchase or otherwise acquire, any funds, property or services, or make any payments, to or from TelQuest or any of the TelQuest Subsidiaries or otherwise to directly or indirectly participate in any transaction with or relating to TelQuest or any of the TelQuest Subsidiaries, directly or indirectly. No Event relating to or in connection with TelQuest or any of the TelQuest Subsidiaries, directly or indirectly, does or could give rise to any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility of, against or on the part of Target or any of the Target Subsidiaries, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement.

    2.34 DISCLOSURE. All information and documents provided prior to the date of this Agreement, and all information and documents subsequently provided, to Acquiror or its representatives or lenders by or on behalf of Target in connection with the transactions contemplated by this Agreement are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, reasonably responsive to any specific request made by or on behalf of Acquiror or its representatives or lenders.

                                  ARTICLE III
                        REPRESENTATIONS, WARRANTIES AND
                         CERTAIN COVENANTS OF ACQUIROR

    Acquiror represents, warrants and/or covenants to and with Target as follows:

    3.1 ORGANIZATION AND GOOD STANDING. Acquiror is a corporation duly organized and validly existing under the laws of the State of Georgia. Acquisition Subsidiary is a corporation duly organized and validly existing under the laws of the State of Connecticut. Acquiror and Acquisition Subsidiary have all requisite corporate power and authority to own, lease and operate its properties and to carry on their businesses as now being conducted, except where the failure to have such power and authority would not have an Acquiror Material Adverse Effect (as hereinafter defined). Acquiror and Acquisition Subsidiary are duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have an Acquiror Material Adverse Effect. For purposes of this Agreement, "ACQUIROR MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the results of operations of Acquiror and its subsidiaries (including Acquisition Subsidiary) taken as a whole, (ii) the ability of Acquiror to perform its obligations set forth in this Agreement and the Acquiror Ancillary Agreements (as hereinafter defined), or
(iii) the ability to timely consummate the transactions contemplated by this Agreement and the Acquiror Ancillary Agreements.

    3.2 AUTHORIZATION; BINDING AGREEMENT. Acquiror and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Acquiror or Acquisition Subsidiary is or will be a party or a signatory (the "ACQUIROR ANCILLARY AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby including, but not limited to, the Merger have been duly and validly authorized by the respective Boards of Directors of Acquiror and Acquisition Subsidiary, as appropriate, and no other corporate proceedings on the part of Acquiror or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Acquiror Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Acquiror and Acquisition Subsidiary and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the Acquiror Ancillary Agreements will constitute, the legal, valid and binding agreements of Acquiror and Acquisition Subsidiary, enforceable against each of Acquiror and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

    3.3 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Acquiror or Acquisition Subsidiary is required in connection with the execution or delivery by Acquiror and Acquisition Subsidiary of this Agreement and the Acquiror Ancillary Agreements or the consummation by Acquiror and Acquisition Subsidiary of the transactions contemplated hereby or thereby other than (i) filings with the SEC, state securities laws administrators and the NASD and filing and recordation of appropriate merger documents as required by the Connecticut Code, (ii) Consents from or with Governmental Authorities, (iii) filings under the HSR Act, and (iv) those Consents that, if they were not obtained or made, do not or would not have an Acquiror Material Adverse Effect.

    3.4 NO VIOLATIONS. The execution and delivery of this Agreement and the Acquiror Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Acquiror and Acquisition Subsidiary with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or By-Laws or other governing instruments of Acquiror or Acquisition Subsidiary,
(ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Acquiror Material Contract (as hereinafter defined) or other obligation to which Acquiror or the Acquisition Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Acquiror or the Acquisition Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 3.3, above, contravene any Law currently in effect to which Acquiror or the Acquisition Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have an Acquiror Material Adverse Effect. An "ACQUIROR MATERIAL CONTRACT" is any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any reports, statements or registration statements filed, or required be filed, by Acquiror pursuant to the Securities Act or the Securities Exchange Act.

    3.5 FINDERS AND INVESTMENT BANKERS. Neither Acquiror nor any of its officers or directors has employed any broker or finder other than Donaldson, Lufkin & Jenrette Securities Corporation or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    3.6 INFORMATION SUPPLIED. None of the information relating solely to Acquiror or Acquisition Subsidiary supplied or to be supplied by Acquiror or Acquisition Subsidiary in writing expressly for inclusion or incorporation by reference in the Proxy Statement (as hereinafter defined) will, at the date such document is first published, sent or delivered to holders of Target Common Stock or, at any time during the pendency of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Acquiror or Acquisition Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Target for inclusion or incorporation by reference in the foregoing document.

    3.7 ACQUIROR OWNERSHIP. As of the date of this Agreement, Acquiror is a party to agreements to purchase an aggregate of approximately 10,555,140 shares of Target Common Stock, $35,418,097 face amount of 13% Senior Notes due 2004 of Target and $86,750,000 face amount of 11.375% Senior Discount Notes due 2006 of CS. The agreements provide, among other things, that Acquiror's obligation to purchase such securities is subject to certain conditions, including one or more of the following conditions generally relating to the delivery of the shares, the accuracy of representations and warranties of the sellers, the performance of certain covenants by the sellers, the expiration of any waiting period under the HSR Act, the receipt of the Consent of the FCC, the absence of certain actions or proceedings or orders or decrees, and the failure of the agreement to be terminated. The agreements provide, among other things, that the sellers' obligations to sell such securities are subject to certain conditions, including one or more of the following conditions generally relating to payment, the accuracy of representations and warranties of Acquiror, the performance of certain covenants by Acquiror, the absence of certain actions or proceedings or orders or decrees, and the failure of the agreement to be terminated. As of the date of this Agreement, Acquiror is the beneficial owner (as assignee or otherwise) of approximately (i) $83,994,512 aggregate principal amount of 13% Senior Notes due 2004 issued by Target, and (ii) $30.0 million principal amount of the Senior Secured A Note due October 14, 2000 and $50.0 million principal amount of the Senior Secured B Note due October 14, 2000 (the "SENIOR SECURED NOTES"), each issued under the Note Purchase Agreement dated as of October 14, 1998 of Target (the "SENIOR SECURED CREDIT FACILITY"), and (iii) $129,000,000 aggregate principal amount of 11.375% Senior Notes due 2006 issued by CS.

                                   ARTICLE IV
                         ADDITIONAL COVENANTS OF TARGET

    Target represents, covenants and agrees as follows:

    4.1 CONDUCT OF BUSINESS OF TARGET AND TARGET SUBSIDIARIES. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Target shall conduct, and it shall cause the Target Subsidiaries to conduct, its or their respective businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and Target shall, and it shall cause the Target Subsidiaries to, use its or their respective reasonable business efforts to preserve intact its or their respective business organizations, to maintain and protect the FCC Licenses and Channel Leases, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with all persons with whom any of them does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, after the date of this Agreement and prior to the Effective Time, neither Target nor any Target Subsidiary will, without the prior written consent of Acquiror:

        (i) amend or propose to amend its Certificate or Articles of Incorporation or By-Laws (or comparable governing instruments) in any material respect;

        (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Target or any Target Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Target or any Target Subsidiary, except for the issuance of shares of Target Common Stock pursuant to the exercise of stock options or warrants outstanding on the date of this Agreement or under the Rights Plan in accordance with their present terms;

        (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to Target or a Target Subsidiary wholly owned by Target, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

        (iv)(a) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of the amounts set forth in the Target Approved Budget (except as contemplated in the last paragraph of this SECTION 4.1), with respect to Target and the Target Subsidiaries (other than CS and the CS Subsidiaries), or the CS Approved Budget, with respect to CS and the CS Subsidiaries, create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person, except for obligations permitted by this Agreement of any wholly owned Target Subsidiary in the ordinary course of business consistent with past practice; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than customary advances to employees made in the ordinary course of business consistent with past practice), provided that Target will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of the Target Subsidiaries (other than CS and the CS Subsidiaries) and otherwise operate in accordance with the Target Approved Budget and that CS will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of the CS Subsidiaries and otherwise operate in accordance with the CS Approved Budget; (d) acquire the stock or assets of, or merge or consolidate with, any other person or business; or (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise);

        (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed;

        (vi) increase in any manner the compensation of any of its officers, agents or employees other than any increases required pursuant to the Target Material Contracts in accordance with their terms in effect on the date of this Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 8.0% of the current compensation of such individual or $10,000 per annum, or increase in any manner the compensation of any director;

        (vii) except as required by ERISA and only after reasonable prior consultation with Acquiror, enter into, establish, amend, make non-routine or material interpretations or determinations with respect to, or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant, affiliate or associate;

        (viii) make any elections with respect to Taxes that are inconsistent with the prior elections reflected in the Target Financial Statements as of and to the period ended December 31, 1998;

        (ix) compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or Litigation, except routine debts, claims, rights or Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $250,000 individually or $1,000,000 when aggregated with all such payments by Target and the Target Subsidiaries combined;

        (x) take any action or omit to take any action, which action or omission, if taken prior to, on or after the date hereof, would result in a breach of any of the covenants, representations or warranties of Target set forth in this Agreement or would have a Target Material Adverse Effect;

        (xi) enter into any lease or other agreement, or amend any lease or other agreement, with respect to real property;

        (xii) subject to clauses (xiv) and (xv) below, enter into or amend any agreement or transaction (a) pursuant to which the aggregate financial obligation of Target or a Target Subsidiary or the value of the services to be provided could exceed $500,000 individually or $2,000,000 in the aggregate for all such agreements or transactions, and (b) which is not terminable upon no more than 30 days' notice by Target or the Target Subsidiary involved without penalty in excess of $50,000 individually or $250,000 when aggregated with the penalties under all such agreements or transactions;

        (xiii) terminate any Channel Lease;

        (xiv) enter into, amend, modify or waive any rights under any Channel Lease (a) outside the ordinary course of business, provided, however, that Acquiror shall not unreasonably withhold its consent, taking into account the plans and objectives of Acquiror regarding Target and the Target Subsidiaries, or (b) without providing notice to, and reasonable consultation with, Acquiror prior to taking such action;

        (xv) enter into, amend, modify, terminate or waive any rights under (a) any Target Material Contract, including, without limitation, any Tower Site Lease or System Agreement, other than Channel Leases and FCC Licenses; or
    (b) any material agreement or other material obligation that restricts, in any material respect, the activities of Target or a Target Subsidiary; or
    (c) any agreement or obligation that restricts in any material respect any other person;

        (xvi) enter into any leasing or licensing agreements, take-or-pay arrangements or other affiliations, alignments or agreements with respect to any Channel Leases, provided, that Acquiror shall not unreasonably withhold its consent, taking into account the plans and objectives of Acquiror regarding Target and the Target Subsidiaries, and, provided further, that Target or any of the Target Subsidiaries may, without the prior written consent of Acquiror, renegotiate any Channel Leases in the ordinary course of business and after prior notice to, and reasonable consultation with, Acquiror;

        (xvii) take any action with respect to the indemnification of any person;

        (xviii) change any accounting practices or policies or depreciation or amortization rates, except as required by generally accepted accounting principles or Laws or as agreed to or requested by Target's auditors after consultation with Acquiror's auditors;

        (xix) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization; or

        (xx) resolve, agree, commit or arrange to do any of the foregoing.

    Furthermore, Target covenants, represents and warrants that from and after the date hereof, unless Acquiror shall otherwise expressly consent in writing, Target shall, and Target shall cause each Target Subsidiary to, use its or their reasonable business efforts to:

        (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it or them;

        (ii) pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Acquiror; and

        (iii) comply in all material respects with all Laws applicable to it or any of them or their respective properties, assets or businesses and maintain in full force and effect all Target Permits necessary for, or otherwise material to, such businesses.

    Notwithstanding the foregoing and subject to certain conditions described in the following sentence, Target may borrow up to $22.0 million from CS on terms that are reasonably acceptable to Acquiror by increasing the maximum principal amount of the Senior Secured B Notes due October 14, 2000 under the Senior Secured Credit Facility, and a non-transferable Senior Secured B Note in such amount will be issued by Target to CS to evidence such borrowing (the "CS BORROWING"), provided CS shall waive its right to participate in the Facility B Fee (as such term is defined in the Senior Secured Credit Facility). The proceeds of the CS Borrowing shall be used for the purpose of funding general working capital purposes pursuant to the Target Approved Budget and expenses incurred in connection with the transactions contemplated hereby prior to the consummation of the Merger. Target's ability to borrow such sum from CS shall be subject to the necessary documentation of the CS Borrowing on terms satisfactory to Acquiror, the compliance with all applicable Laws, the Certificate of Incorporation and the By-Laws of Target and CS, the obtaining of all necessary Consents of Governmental Authorities and third parties and the delivery of appropriate legal opinions, certificates, information and other documentation, each in form and substance to the satisfaction of Acquiror. Target hereby represents and warrants that the CS Borrowing shall not give rise to liability or obligation for any brokerage fees, commissions, finder's fees or other similar fees or expenses. Subject to and upon satisfaction of the foregoing, Acquiror agrees that it will grant its consent to the CS Borrowing as a holder of the Senior Secured Notes, the 13% Senior Notes due 2004 of Target and the 11.375% Senior Notes due 2006 of CS, to the extent permitted thereunder.

    4.2 NOTIFICATION OF CERTAIN MATTERS. Target shall give prompt notice to Acquiror if any of the following occur after the date of this Agreement: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Target Material Contract; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the FCC, the NASD or any other securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which would have a Target Material Adverse Effect; (v) the commencement or threat of any

Litigation involving or affecting Target or any Target Subsidiary or any affiliate, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of Target or any Target Subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of Target, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by Target in or pursuant to this Agreement or the Target Securities Filings; and (vi) the occurrence of any Event that would cause a breach by Target of any provision of this Agreement or a Target Ancillary Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement.

    4.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, Target and the Target Subsidiaries, upon reasonable notice, will give, and shall direct its accountants and legal counsel to give, Acquiror, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times full access to all offices and other facilities, to all personnel and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to Target and the Target Subsidiaries, will permit the foregoing to make such inspections as they may reasonably require and will cause its officers and employees promptly to furnish Acquiror with (a) such financial and operating data and other information with respect to the business, assets, liabilities, obligations and operations of Target and the Target Subsidiaries as Acquiror may from time to time reasonably request including, but not limited to, data and information required for inclusion in any of Acquiror's registration statements and/or other filings with the SEC, and
(b) a copy of each material report, schedule and other document filed or received by Target or any Target Subsidiary pursuant to the requirements of applicable securities Laws, the NASD or other securities exchange or the FCC.

    4.4  SHAREHOLDER APPROVAL; PROXY STATEMENT; SHAREHOLDER LISTS.

    (a) As soon as practicable, Target will in accordance with applicable Law, its Certificate of Incorporation and its By-Laws take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "SHAREHOLDERS' MEETING") for the purpose of adopting this Agreement and the Merger and the other transactions contemplated hereby and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated in this Agreement, the Board of Directors of Target (i) will take all steps necessary to present and recommend to the shareholders of Target that they adopt this Agreement and approve the transactions contemplated hereby, and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by Target's shareholders of this Agreement and the Merger and the other transactions contemplated hereby, including, without limitation, voting the Target Shares held by such Directors for such adoption and approval.

    (b) Acquiror and Target will as promptly as practicable following the execution of this Agreement jointly prepare, and Target shall file, a proxy statement on an appropriate schedule or other form for distribution to holders of Target Shares in advance of the Shareholders' Meeting and such other schedules and other filings as may be necessary or appropriate (collectively, together with any amendments or supplements thereto, the "PROXY STATEMENT") with the SEC and will use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the holders of Target Shares at the earliest practical time. Target shall furnish all information concerning it and the holders of its capital stock as Acquiror may reasonably request in connection with such actions. Target will notify Acquiror promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply Acquiror with copies of all correspondence between Target or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger or this Agreement, the Target Ancillary Targets or the other transactions contemplated hereby or thereby. If (A) at any time prior to the

Shareholders' Meeting, any event should occur relating to Target or any of the Target Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, Target will promptly inform Acquiror and (B) if at any time prior to the Shareholders' Meeting, any event should occur relating to Acquiror or Acquisition Subsidiary or any of their respective associates or affiliates, or relating to the plans of any such persons for Target after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Acquiror will promptly inform Target and in the case of (A) or (B) Target and Acquiror shall file and, if required, mail such amendment or supplement to holders of Target Shares; provided, prior to such filing or mailing, Target and Acquiror shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon. Target will not distribute or file the Proxy Statement, or any amendment thereof or supplement thereto, to which Acquiror reasonably objects.

    (c) Target hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of Target described in SECTION 2.4, subject to any modification, amendment or withdrawal thereof permitted hereby, and represents that its financial advisers have, subject to the terms of their engagement letters with Target and the Board of Directors of Target, consented to the inclusion of references to their opinions in the Proxy Statement. Target and its counsel shall permit Acquiror and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement or the other transactions contemplated hereby.

    (d) Target shall promptly upon the request by Acquiror, or shall cause its transfer agent to promptly, furnish Acquiror and Acquisition Subsidiary with mailing labels containing the names and addresses of all record holders of shares of Target Common Stock and with security position listings of shares of Target Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Target Common Stock. Target shall furnish Acquiror and Acquisition Subsidiary with such additional information, including, without limitation, updated listings and computer files of the holders of Target Common Stock, mailing labels and security position listings, and such other assistance as Acquiror or their agents may reasonably request.

    4.5 REASONABLE BUSINESS EFFORTS. Subject to the terms and conditions herein provided, Target agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement and the Target Ancillary Agreements, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, including, but not limited to (i) obtaining the Consent of others to this Agreement, the Target Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, (ii) the defending of any Litigation against Target or any Target Subsidiary challenging this Agreement, the Target Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby or thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, and
(iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Target agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. Target will consult with counsel for Acquiror as to, and will permit such counsel to participate in, at Acquiror's expense, any Litigation referred to in clause (ii) above brought against or involving Target or any Target Subsidiary.

    4.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Target shall not, and shall cause its affiliates not to, without the written consent of Acquiror, make any announcement or other disclosure relating to this Agreement, the terms hereof, the Merger or negotiations with respect thereto, except to their legal, accounting and financial advisers engaged in connection with the Merger, unless otherwise required by Law or pursuant to any applicable listing agreement with, or rules of, the NASD or other securities exchange; provided, that the Target shall give Acquiror notice a reasonable time prior to any such disclosure required by Law or otherwise, as referred to above, and shall cooperate with and consult with Acquiror regarding the contents of any such disclosure.

    4.7 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby and by the Target Ancillary Agreements, Target shall comply in all material respects with the applicable provisions of the Securities Exchange Act and shall comply, and/or cause the Target Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

    4.8 BENEFIT PLANS. Between the date of this Agreement and through the Effective Time, no discretionary award or grant under any Benefit Plan of Target or a Target Subsidiary shall be made without the prior written consent of Acquiror; nor shall Target or a Target Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such Benefit Plan. Neither Target nor any Target Subsidiary shall make any amendment to any Benefit Plan, any awards thereunder or the terms of any security convertible into or exchangeable for capital stock without the prior written consent of Acquiror.

    4.9  NO SOLICITATION OF TAKEOVER PROPOSAL.

    (a) Target shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). Target shall not, nor shall it permit any of the Target Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Target Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the previous two sentences by any director, officer, employee, agent or representative of Target or any of the Target Subsidiaries, including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by Target or any of the Target Subsidiaries, whether or not acting on behalf of Target or any of the Target Subsidiaries, shall be deemed to be a breach of this Section by Target. For all purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer relating to any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 15% or more of the assets of Target or any of the Target Subsidiaries or 5% or more of any class of equity securities of Target or any of the Target Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Target or any Target Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Acquiror of the transactions contemplated by this Agreement.

    (b) The Board of Directors of Target shall promptly recommend to the shareholders of Target that they adopt this Agreement and approve the transactions contemplated hereby. Neither the Board of

Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

    (c) In addition to the obligations of Target set forth in paragraphs (a) and
(b) of this SECTION 4.9, Target shall immediately advise Acquiror orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Target will keep Acquiror fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

    (d) Nothing contained in this SECTION 4.9 shall prohibit Target from taking and disclosing to its shareholders a position consistent with its obligations hereunder contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure consistent with its obligations hereunder to Target's shareholders if, in the good faith judgment of the Board of Directors of Target, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, neither Target nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

    4.10 SECURITIES AND SHAREHOLDER MATERIALS. Target and the Target Subsidiaries shall send to Acquiror a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC, the NASD or any other securities commission, exchange or market.

    4.11 RESIGNATIONS. Target shall cause the officers and/or directors of Target and the Target Subsidiaries as Acquiror may request to voluntarily resign their positions as such prior to and as of the Effective Time. The instruments effecting such resignations are herein referred to as the "RESIGNATIONS." Target shall cause such directors, prior to their resignation, to appoint new directors nominated by Acquiror to fill such vacancies.

    4.12 NONCOMPETE AND CONFIDENTIALITY AGREEMENTS. Target shall use its reasonable business efforts to obtain, at or prior to the Closing, duly executed noncompete and confidentiality agreements in substantially the form attached hereto as SCHEDULE 4.12(A) (the "NONCOMPETE AND CONFIDENTIALITY AGREEMENTS") from the persons designated on SCHEDULE 4.12(B) attached hereto.

    4.13 COMFORT LETTERS. Upon the request of Acquiror, Target shall use reasonable business efforts to provide to Acquiror prior to the Effective Time "comfort letters" from the independent certified public accountants for Target dated as of the date of the Proxy Statement and the Closing Date, addressed to the Board of Directors of each of Target and Acquiror, covering such matters as Acquiror shall reasonably request with respect to facts concerning the financial condition and results of operations of Target and the Target Subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

    4.14 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or this Agreement or the Target Ancillary Agreements or the transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates, Target and the members of its Board of Directors will grant such approvals, and will take such other actions as are necessary so that the Merger, this Agreement, the Target Ancillary Agreements and the other transactions contemplated by hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates may be consummated as promptly as practicable on the terms contemplated hereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, this Agreement, the Target Ancillary Agreements and any of the transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates.

    4.15 YEAR 2000 PLAN. Target shall use all commercially reasonable efforts to ensure that the Year 2000 Plan shall be completed in a timely manner. Target shall (i) allow Acquiror to monitor Target's Year 2000 compliance issues and Year 2000 Plan, (ii) provide prompt notice to Acquiror if Target does not achieve, or reasonably expects it shall not achieve, milestones and objectives identified in the Year 2000 Plan and (iii) cooperate in good faith with Acquiror's efforts to cause Target to be Year 2000 Compliant.

    4.16 PURCHASE OF TARGET COMMON STOCK. Target shall in no way prohibit Acquiror or any of its affiliates or associates from purchasing shares of Target Common Stock or entering into option, lock-up, voting or proxy agreements or any other similar agreements with respect to Target Common Stock (including, but not limited to, amending the Rights Plan to cause such acquisition or agreement to trigger a "Stock Acquisition Date" or "Distribution Date" or cause Acquiror or any of its affiliates or associates to become an "Acquiring Person" (as such terms are defined in the Rights Plan) at any time prior to the consummation of the Merger.

    4.17 CONVERSION OF OPTIONS. Target shall offer to modify, and shall obtain such modification to, each outstanding Option which is exercisable on or prior to the Effective Time, to cause each such Option either to be exercised (if otherwise exercisable) prior to the Effective Time, or to be canceled as of the Effective Time in exchange for the Option Consideration, as contemplated by
SECTION 1.7(B). Target shall offer to modify, and shall obtain such modification to, each outstanding Option which is not exercisable on or prior to the Effective Time to be converted, as of the Effective Time, to the right to receive solely the Option Consideration, with such Option otherwise becoming exercisable following the Effective Time, in accordance with its terms, as contemplated by SECTION 1.7(B). Target shall effect the foregoing after reasonable consultation with Acquiror pursuant to written agreements in form and substance reasonably satisfactory to Acquiror, including, without limitation, in a form consistent with SECTION 1.7(B) hereof.

                                   ARTICLE V
                        ADDITIONAL COVENANTS OF ACQUIROR

    Acquiror covenants and agrees as follows:

    5.1 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Acquiror shall not, and shall cause its affiliates not to, without the written consent of Target, make any announcement or other disclosure relating to this Agreement, the terms hereof, the Merger or negotiations with respect thereto, except to their legal, accounting and financial advisers engaged in connection with the Merger, unless otherwise required by Law or pursuant to any applicable listing agreement with, or rules and regulations of, the NASD or other securities exchange; provided, that the Acquiror shall give Target notice a reasonable time prior to any such disclosure required by Law or otherwise, as referred to above, and shall cooperate with and consult with Target regarding the contents of any such disclosure.

    5.2 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Acquiror shall comply in all material respects with the applicable provisions of the Securities Exchange Act and shall comply, and/or cause the Acquisition Subsidiary to comply or to be in compliance, in all material respects, with all other applicable Laws applicable thereto.

    5.3 PROXY STATEMENT. Acquiror shall cooperate with Target with respect to the preparation of the Proxy Statement as set forth in SECTION 4.4. and shall provide Target with such information concerning Acquiror and Acquisition Subsidiary as shall be required to be included therein. Acquiror shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Target Common Stock directly or indirectly beneficially owned by it.

    5.4 TARGET SENIOR SECURED CREDIT FACILITY. Acquiror shall give its consent to the Merger in Acquiror's capacity as the assignee of the holder of the Senior Secured Notes issued by Target under the Senior Secured Credit Facility, at the Closing, subject to satisfaction of the conditions to Acquiror's obligations to effect the Merger.

    5.5 CS BORROWING. Acquiror shall use its reasonable efforts to request consents to the CS Borrowing from the sellers of any notes from which Acquiror has agreements to purchase such notes that are described in SECTION 3.7, above, to the extent that Acquiror shall not have purchased such notes.

    5.6  INDEMNIFICATION AND INSURANCE.

    (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation similar to those set forth in the Certificate of Incorporation and By-Laws of Target, which provisions the Acquiror shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify for a period of six (6) years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Target, unless such amendment, repeal or other modification is required by applicable Law.

    (b) From and after the Effective Time, Acquiror agrees that it will indemnify and hold harmless each present director and officer of Target (when acting in such capacity) determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Target would have been permitted under the Connecticut Code and its Certificate of Incorporation or By-Laws in effect on the date of this Agreement to indemnify such person (and Acquiror shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Certificate of Incorporation and the By-Laws of Target, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

    (c) Any Indemnified Party wishing to claim indemnification under paragraph
(b) of this SECTION 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof in writing, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror or the Surviving Corporation shall have the right to assume the defense thereof, and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror or the Surviving Corporation elects not to assume such defense, or if there are any issues which raise material conflicts of interest between Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Acquiror, and Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm or counsel for all Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent.

    (d) For a period of six (6) years after the Effective Time and to the extent available, Acquiror or the Surviving Corporation shall maintain in effect policies of directors' and officers' liability insurance covering those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to them in any material respect than the terms now applicable to them under Target's current insurance policies; provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 175% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

    (e) If Acquiror or the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this SECTION 5.6; provided, that the failure to make such provisions shall not affect the validity of any such consolidation, merger or transfer.

    (f) The provisions of this SECTION 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and representatives.

                                   ARTICLE VI
                                   CONDITIONS

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

           6.1.1 SHAREHOLDER APPROVAL. This Agreement and the Merger and the other transactions contemplated hereby shall have been duly adopted at or prior to the Effective Time by the requisite vote of the shareholders of Target in accordance with the Certificate of Incorporation and By-Laws of Target, the Connecticut Code and the Securities Exchange Act.

           6.1.2 NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which prohibits or prevents the consummation of the Merger or the other transactions contemplated hereby and which has not been vacated, dismissed or withdrawn by the Effective Time. Target and Acquiror shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

           6.1.3 HSR ACT. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade

       Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

           6.1.4 OPINION OF FINANCIAL ADVISOR. The fairness opinion referenced in SECTION 2.4(C) above shall not have been withdrawn at or prior to the Effective Time.

           6.1.5 GOVERNMENTAL APPROVALS. All Consents, other than Consents the failure of which to be obtained or made, in the judgment of Acquiror, would not have a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the result of operations of the Surviving Corporation and its subsidiaries taken as a whole ("SURVIVING CORPORATION MATERIAL ADVERSE EFFECT"), of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereinafter defined), provided that any Consent relating to any FCC License shall be so obtained or made by Final Order. The term "FINAL ORDER" with respect to any Consent of a Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed. The condition contained in this SUBSECTION 6.1.5 may be waived by Acquiror, in its sole judgment.

    6.2 CONDITIONS TO OBLIGATIONS OF TARGET. The obligation of Target to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Target:

           6.2.1 ACQUIROR REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror contained in this Agreement that are modified by materiality or Acquiror Material Adverse Effect ("ACQUIROR MODIFIED REPRESENTATION") shall be true and correct in all respects and those that are not so modified ("ACQUIROR NONMODIFIED REPRESENTATION") shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time. Furthermore, none of the representations or warranties of Acquiror contained in this Agreement, disregarding any qualifications therein or in this SECTION 6.2.1 regarding materiality or Acquiror Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have an Acquiror Material Adverse Effect.

           6.2.2 PERFORMANCE BY ACQUIROR. Acquiror shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Acquiror at or prior to the Effective Time.

           6.2.3 CERTIFICATE. Acquiror shall have delivered to Target a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in SUBSECTIONS 6.2.1 AND 6.2.2, above, have been satisfied.

    6.3 CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Acquiror:

           6.3.1 TARGET REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target contained in this Agreement that are modified by materiality or Target Material Adverse Effect ("TARGET MODIFIED REPRESENTATION") shall be true and correct in all respects, and those that are not so modified ("TARGET NONMODIFIED REPRESENTATION") shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time. Furthermore, none of the representations or warranties of Target contained in this Agreement, disregarding any qualifications therein or in this SECTION 6.3.1 regarding materiality or Target Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Target Material Adverse Effect.

           6.3.2 PERFORMANCE BY TARGET. Target shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Target at or prior to the Effective Time.

           6.3.3 NO MATERIAL ADVERSE CHANGE. There shall have not occurred after the date hereof any Event that has or reasonably could be expected to have a Target Material Adverse Effect or a Surviving Corporation Material Adverse Effect (as hereinafter defined) (except for (A) any decrease in monthly average GAAP-based revenues of Target and the Target Subsidiaries (other than CS and the CS Subsidiaries) of no more than 5.5% per month, subject to adjustment by percentage increase or decrease of 0.7% for seasonal trends (e.g., college population subscribers), (B) deviations of cash flow from operations of Target and the Target Subsidiaries (other than CS and the CS Subsidiaries) of 25% or less on a month-to-month basis as compared to cash flow from operations projected in the Target Approved Budget, (C) any decrease in monthly average GAAP-based revenues of CS and the CS Subsidiaries of no more than 5.5% per month, subject to adjustment by percentage increase or decrease of 0.7% for seasonal trends (e.g., college population subscribers), and (D) deviations of cash flow from operations of CS and the CS Subsidiaries of 25% or less on a month-to-month basis as compared to cash flow from operations projected in the CS Approved Budget).

           6.3.4 NO PENDING ACTION There shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Authority, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Authority, which is reasonably likely to be determined adversely to Acquiror or Acquisition Subsidiary, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Acquiror or Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of Target and the Target Subsidiaries, taken as a whole, or of Acquiror or Acquisition Subsidiary or any of their affiliates, or to compel Acquiror or Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of Target and the Target Subsidiaries, taken as a whole, or of Acquiror or Acquisition Subsidiary or any of their affiliates, (C) seeking to impose or confirm material limitations on the ability of Acquiror or Acquisition Subsidiary or any of their affiliates to exercise full rights of the ownership of the shares of Target Common Stock, including, without limitation, the right to vote the shares of Target Common Stock acquired or owned by Acquiror or Acquisition Subsidiary or any of their affiliates on all matters properly presented to the holders of Target Common Stock, (D) seeking to require divestiture by Acquiror or Acquisition Subsidiary or any of their affiliates of the shares of Target Common Stock, or (E) that otherwise would reasonably be expected to have a Target Material Adverse Effect.

           6.3.5 DISSENTING SHARES. At the Effective Time, Dissenting Shares shall not exceed 10% of the Target Shares.

           6.3.6 REQUIRED CONSENTS. All required Consents of any person (other than a Governmental Authority) to the Merger or the transactions contemplated hereby shall have been obtained or made on terms and conditions reasonably acceptable to Acquiror and be in full force and effect, except for those the failure of which to obtain or be made, in the judgment of Acquiror, would not have a Surviving Corporation Material Adverse Effect; provided that any Consents relating to any Channel Leases or Tower Site Leases, the failure of which to obtain, in the aggregate, are or would be material to Target and the Target Subsidiaries or are or would be material to the future plans or objectives of Acquiror or the failure of which to obtain would otherwise have a Target Material Adverse Effect shall be so obtained or made.

           6.3.7 CERTIFICATES AND OTHER DELIVERIES. Target shall have delivered, or caused to be delivered, to Acquiror (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in SUBSECTIONS 6.1.1, 6.1.4, 6.1.5, 6.3.1, 6.3.2, 6.3.3, 6.3.4, 6.3.5 AND 6.3.6, above, have been satisfied; (ii) a certificate of good standing or of legal existence, as applicable, from the Secretary of State of each state or comparable authority in other jurisdictions in which Target and the Target Subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing or of legal existence, as applicable; (iii) duly adopted resolutions of the Board of Directors and shareholders of Target approving the execution, delivery and performance of this Agreement, the Target Ancillary Agreements and the instruments contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of Target; (iv) a true and complete copy of the Articles or Certificate of Incorporation or comparable governing instruments, as amended, of Target and each of the Target Subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the By-Laws or comparable governing instruments, as amended, of Target and each of the Target Subsidiaries certified by the Secretary thereof;
       (v) the duly executed Noncompete and Confidentiality Agreements; (vi) the duly executed Resignations on terms and conditions reasonably acceptable to Acquiror; (vii) a list of the shareholders of Target entitled to vote on the adoption of this Agreement and an undertaking from Target's transfer agent to deliver a list of the shareholders of Target as of the Effective Time as soon thereafter as it is available, each such list to be certified by the transfer agent of Target; and (viii) such other documents and instruments as Acquiror reasonably may request.

           6.3.8 OPINION OF TARGET COUNSEL. Acquiror shall have received the opinion of Day, Berry & Howard LLP, counsel to the Target, in form and substance reasonably satisfactory to Acquiror, covering the matters set forth in SCHEDULE 6.3.8 attached hereto.

           6.3.9 COMFORT LETTERS. Acquiror shall have received "comfort letters" from the independent certified public accountants for Target dated as of the date of the Proxy Statement and the Closing Date, addressed to the Board of Directors of each of Target and Acquiror, covering such matters as Acquiror shall reasonably request with respect to facts concerning the financial condition and results of operations of Target and the Target Subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of Target described herein, only:

    (a) by mutual written consent of Acquiror and Target;

    (b) by either Acquiror or Target if:

        (i) the Merger shall not have been consummated on or prior to February 1, 2000; provided, however, that if Target or Acquiror determines that additional time is necessary in connection with obtaining a Consent from the FCC or, solely with respect to the HSR Act, any other Governmental Authority or satisfying any related waiting period, such date may be extended by Target or Acquiror from time to time by written notice to the other party to a date no later than May 1, 2000; and provided further, however, that the right to terminate this Agreement pursuant to this SECTION 7.1(B)(I) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

        (ii) the approval of holders of Target Common Stock required by SECTION
    6.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

        (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

    (c) by Acquiror, if (i) there are any breaches of any Target Modified Representation or there are any material breaches of any Target Nonmodified Representation, or (ii) Target shall have breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Target promptly after the discovery thereof and Target has failed to cure or otherwise resolve the same to the reasonable satisfaction of Acquiror within twenty (20) days after receipt of such notice;

    (d) by Acquiror, if SECTION 4.9 shall be breached by Target in any material respect, including, without limitation, by failing to promptly notify Acquiror as required thereunder;

    (e) by Target, if (i) there are any breaches of any Acquiror Modified Representation or there are any material breaches of any Acquiror Nonmodified Representation, or (ii) Acquiror shall have breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Acquiror promptly after the discovery thereof and Acquiror has failed to cure or otherwise resolve the same to the reasonable satisfaction of Target within twenty (20) days after receipt of such notice.

    The party desiring to terminate this Agreement pursuant to the preceding paragraphs (b), (c), (d) or (e), shall give written notice of such termination to the other party in accordance with SECTION 8.5 below.

    7.2  TERMINATION FEES AND RIGHTS.

    (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this SECTION 7.2, SECTION 7.3, SECTION 8.1 and SECTION 8.7) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisers or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for breach of this Agreement.

    (b) In the event that (A) a bona fide Takeover Proposal shall have been made known to Target or any of the Target Subsidiaries and made known to the holders of Target Common Stock generally or has been made directly to holders of Target Common Stock generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Takeover Proposal and such Takeover Proposal or announced intention shall not have been withdrawn and thereafter this Agreement is terminated by either Acquiror or Target pursuant to
SECTION 7.1(B)(I), or (B) this Agreement is terminated by Acquiror pursuant to
SECTION 7.1(D), then Target shall promptly, but in no event later than two days after the date of such termination, pay Acquiror a fee equal to $18 million (the "TERMINATION FEE"), payable by wire transfer of same day funds. Target acknowledges that the agreements contained in this SECTION 7.2(B) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Target fails to promptly pay the amount due pursuant to this
SECTION 7.2(B), and in order to obtain such payment, Acquiror commences a suit which results in a judgment against Target for the Termination Fee set forth in this paragraph (b), Target shall also pay to Acquiror its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of NationsBank, N.A. in effect on the date such payment was required to be made.

    7.3 PROCEDURE UPON TERMINATION. In the event of termination pursuant to this ARTICLE VII, this Agreement shall terminate and the Merger shall be abandoned without further action by Target or Acquiror, provided that the agreements contained in SECTIONS 7.2, 7.3, 8.1 AND 8.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    8.1 CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Acquiror and Target, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by Target and the Target Subsidiaries, Acquiror and Acquisition Subsidiary and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. In connection with any filing with the SEC under the Securities Exchange Act, Target or Acquiror, after consultation with the other party, may include any information required to be included therein with respect to the Merger. Acquiror and Target shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, Acquiror and Target shall return to the other all documents furnished by the other and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

    8.2 AMENDMENT AND MODIFICATION. To the extent permitted by applicable Law, this Agreement may be amended, modified or supplemented only by a written agreement among Target, Acquiror and Acquisition Subsidiary, whether before or after approval of the Merger and this Agreement by the holders of Target Common Stock and the holders of the common stock of Acquisition Subsidiary.

    8.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Target on the one hand, or Acquiror on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Acquiror on the one hand, or Target on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

    8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Target and Acquiror contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

    8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (i)    if to Target, to:
          CAI Wireless Systems, Inc.
          18 Corporate Woods Blvd., Third Floor
          Albany, NY 12211
          Attention: James P. Ashman, Executive Vice President
          Telecopy: 518-462-3045
          with a copy to:

          Day, Berry & Howard LLP
          One Canterbury Green
          Stamford, CT 06901
          Attention: Sabino Rodriguez III, Esq.
          Telecopy: 203-977-7301

              and

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York 10022
          Attention: J. Gregory Milmoe, Esq.
          Telecopy: 212-735-2000

              and

   (ii)   if to Acquiror or Acquisition Subsidiary, to:
          Robert M. Finch
          Vice President--Strategic Development
          MCI WORLDCOM, Inc.
          3060 Williams Drive, Suite 600
          Fairfax, VA 22031
          Telecopy: 703-645-4637

          with copies to:

          P. Bruce Borghardt, Esq.
          General Counsel--Corporate Development
          MCI WORLDCOM, Inc.
          10777 Sunset Office Drive, Suite 330
          St. Louis, MO 63127
          Telecopy: 314-909-4101

              and

          Bryan Cave LLP
          211 N. Broadway, Suite 3600
          St. Louis, MO 63102
          Attention: R. Randall Wang, Esq.
          Telecopy: 314-259-2020

    8.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to Acquiror or any other Subsidiary of Acquiror any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement.

    8.7 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under SECTION 7.2, above.

    8.8 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of New

York (without regard for its choice of law rules), except for matters governed by the Connecticut Code, which shall be interpreted, construed and governed by the Connecticut Code.

    8.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement. As used in this Agreement, (i) the term "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; (ii) the terms "AFFILIATE" and "ASSOCIATE" shall have the same meanings as set forth in Rule 12b-2 under the Securities Exchange Act; and (iii) the term "SHAREHOLDER" of any specified person shall mean any holder of capital stock or other equity interest in such person.

    8.11 ENTIRE AGREEMENT. This Agreement and the other agreements, documents or instruments referred to herein or executed in connection herewith including, but not limited to, the Schedules attached hereto, which Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter, including, without limitation, the letter agreement dated April 15, 1999 between Acquiror and Target.

    8.12 SEVERABILITY. In case any provision in this Agreement or in any of the other agreements, documents or instruments referred to herein shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

    8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

    8.14 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto, or, a successor or permitted assign of such a party, provided that the Indemnified Parties shall be entitled to the benefits of SECTION 5.6 hereof.

    8.15 SCHEDULES. The Schedules in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

    8.16 CONTROL. Neither Acquiror nor Acquisition Subsidiary have exercised, and neither shall exercise, any control over Target, the Target Subsidiaries or the FCC Licenses held by Target or any of the Target Subsidiaries prior to the grant of necessary approvals by the FCC, to the extent such approvals are required by Law prior to the exercise of any such control.

             [The remainder of this page is intentionally left blank.]

    IN WITNESS WHEREOF, Acquiror, Acquisition Subsidiary and Target have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                CAI WIRELESS SYSTEMS, INC.

                                By:  /s/ JARED E. ABBRUZZESE
                                     -----------------------------------------
                                     Name: Jared E. Abbruzzese
                                     Title: CHAIRMAN AND CHIEF EXECUTIVE
                                     OFFICER

                                MCI WORLDCOM, INC.

                                By:  /s/ JOHN SIDGMORE
                                     -----------------------------------------
                                     Name: John Sidgmore
                                     Title: VICE CHAIRMAN OF THE BOARD

                                CARDINAL ACQUISITION SUBSIDIARY, INC.

                                By:  /s/ JOHN SIDGMORE
                                     -----------------------------------------
                                     Name: John Sidgmore
                                     Title: PRESIDENT

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of April 26, 1999 (the "Agreement"), by and between MCI WORLDCOM, INC., a Georgia corporation ("MCI WorldCom"), and CAI WIRELESS SYSTEMS, INC., a Connecticut corporation ("CAI").

                                    RECITALS

    (A) MERGER AGREEMENT. MCI WorldCom, CAI and Cardinal Acquisition Subsidiary, Inc., a Connecticut corporation and wholly owned subsidiary of MCI WorldCom ("Acquisition Subsidiary"), have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of Acquisition Subsidiary with and into CAI (the "Merger"); and

    (B) CONDITION TO MERGER AGREEMENT. As a condition and inducement to MCI WorldCom's pursuit of the transactions contemplated by the Merger Agreement, and in consideration therefor, CAI has agreed to grant MCI WorldCom the Option (as hereinafter defined).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, MCI WorldCom and CAI, agree as follows:

    1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

    2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, CAI hereby grants to MCI WorldCom an irrevocable option (the "OPTION") to purchase a number of shares of common stock, par value $.01 per share ("CAI COMMON"), of CAI up to 6,090,481 of such shares (as adjusted as set forth herein, the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares, and which represents 24.4% of the fully diluted shares of CAI Common as of the date hereof), at a purchase price per Option Share (as adjusted as set forth herein, the "PURCHASE PRICE") equal to $28.

    3. EXERCISE OF OPTION.

    (a) Provided that no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Holder (as hereinafter defined) may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); PROVIDED that the Option shall terminate and be of no further force or effect as follows:

    (A) If the Merger is consummated, upon the Effective Time;

    (B) If the Merger Agreement is terminated for any reason and a Purchase Event has occurred prior to such termination, eighteen (18) months after the occurrence of such Purchase Event;

    (C) If the Merger Agreement is terminated pursuant to SECTIONS 7.1(A), 7.1(B)(I), 7.1(B)(III), OR 7.1(E) and a Purchase Event has not occurred prior to such termination, upon such termination;

    (D) If the Merger Agreement is terminated for any reason other than those enumerated in clause (C) above and a Purchase Event has not occurred prior to such termination, eighteen (18) months after such termination; and

    (E) Thirty (30) months from the date hereof if the Merger has not been consummated and the Merger Agreement has not been terminated by such date.

    PROVIDED, HOWEVER, that any purchase of Option Shares shall be subject to compliance with applicable law. The term "HOLDER" shall mean the holder or holders of the Option from time to time, and which is initially MCI WorldCom.

    (b) As used herein, a "Purchase Event" means any of the following events:

    (i) CAI shall have recommended to its shareholders, or CAI or any person (other than MCI WorldCom or any affiliate or associate of MCI WorldCom) shall have publicly proposed or publicly announced, a bona fide Takeover Proposal that shall not have been withdrawn at the time of the exercise of the Option; or

    (ii) any person (other than MCI WorldCom or any affiliate or associate of MCI WorldCom) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act) of or the right to acquire beneficial ownership of, or any "GROUP" (as such term is defined in Section 13(d)(3) of the Securities Exchange
         Act), other than a group of which MCI WorldCom or any affiliate or associate of MCI WorldCom is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the voting power of CAI; or

   (iii) CAI's Board of Directors shall have withdrawn or modified in a manner adverse to MCI WorldCom the recommendation of CAI's Board of Directors with respect to the Merger Agreement and the Merger.

    As used in this Agreement, "PERSON" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act.

    (c) CAI shall notify Holder promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by CAI shall not be a condition to the right of Holder to exercise the Option.

    (d) In the event Holder wishes to exercise the Option, it shall send to CAI a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing (the "CLOSING") of such purchase (the "CLOSING DATE"). If prior notification to or approval of any Governmental Authority is required in connection with such purchase, CAI shall cooperate with Holder in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (e) Holder, which is initially MCI WorldCom, by this Agreement, with respect to any Option Shares acquired by it on or prior to the record date for the meeting of shareholders of CAI called to consider the Merger Agreement and the Merger, does hereby constitute and appoint CAI, or any nominee of CAI, with full power of substitution, from the date hereof to the earlier to occur of the termination of the Merger Agreement or the Effective Time, as its true and lawful attorney and proxy (its "PROXY"), for and in its name, place and stead, to vote each of such Option Shares as its Proxy, at every annual, special or adjourned meeting of the shareholders of CAI, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to CAI that the law of the State of Connecticut may permit or require:

    (i) in favor of the Merger Agreement and the Merger; and

    (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between CAI and any person or entity (other than MCI WorldCom or Acquisition Subsidiary or other permitted assignee thereof under the Merger Agreement) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MCI WorldCom under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled.

    THIS POWER OF ATTORNEY IS IRREVOCABLE, IS GRANTED IN CONSIDERATION OF CAI ENTERING INTO THE MERGER AGREEMENT AND IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER. This appointment shall revoke all prior powers of attorney and proxies appointed by Holder at any time with respect to the Option Shares and no subsequent powers of attorney or proxies will be appointed by Holder, or be effective, with respect thereto during the term of this Agreement.

    Holder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in CAI the power to carry out and give effect to the provisions of this Agreement.

    4. PAYMENT AND DELIVERY OF CERTIFICATES.

    (a) On each Closing Date, Holder shall (i) pay to CAI, in immediately available funds by wire transfer to a bank account designated by CAI, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present this Agreement to CAI at the address of CAI specified in SECTION 11(F) and CAI shall mark and return this Agreement to Holder to reflect the exercise of this Option.

    (b) At each Closing, simultaneously with the delivery of immediately available funds, and presentation of this Agreement as provided in SECTION 4(A),
(i) CAI shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, fully paid and nonassessable and subject to no preemptive rights, and (B) an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Option Shares purchasable hereunder, if any, and the remaining rights of the Holder, and (ii) Holder shall deliver to CAI a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

    (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

    THE TRANSFER AND VOTING OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND A STOCK OPTION AGREEMENT DATED AS OF APRIL 26, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY CAI OF A WRITTEN REQUEST THEREFOR.

    It is understood and agreed that the portion of the above legend relating to restrictions on transfer shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to CAI a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to CAI and its counsel, to the effect that such legend is not required for purposes of the Securities Act. It is understood and agreed that the portion of the above legend relating to voting shall be removed upon expiration or termination of the proxy referred to in SECTION 3(E) hereof.

    (d) Upon the giving by Holder to CAI of the written notice of exercise of the Option provided for under SECTION 3(D), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to CAI, Holder shall be deemed to be the holder of record of the shares of CAI Common issuable upon such exercise, notwithstanding that the stock transfer books of CAI shall then be closed or that certificates representing such shares of CAI Common shall not then be actually delivered to Holder. CAI shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.

    (e) CAI agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of CAI Common so that the Option may be exercised without additional authorization of CAI Common after giving effect to all other options, warrants, convertible securities and other rights to purchase CAI Common, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by CAI, and (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements, (B) in the event prior approval of or notice to any governmental regulatory agency is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Governmental Authority as it may require and (C) amending, redeeming or taking such other action with respect to the Rights Plan so as to preclude MCI WorldCom from becoming an "Acquiring Person" (as defined in the Rights Plan) and to preclude a "Stock Acquisition Date" (as defined in the Rights Plan) or a "Distribution Date" (as defined in the Rights Plan) (or similar events) from occurring thereunder in order to permit Holder to exercise the Option and CAI duly and effectively to issue shares of the CAI Common pursuant hereto.

    5. REPRESENTATIONS AND WARRANTIES OF CAI. CAI hereby represents and warrants to MCI WorldCom (and Holder, if different from MCI WorldCom) as follows:

    (a) CORPORATE AUTHORITY. CAI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CAI, and no other corporate proceedings on the part of CAI are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by CAI.

    (b) BENEFICIAL OWNERSHIP. To the best knowledge of CAI, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of CAI Common other than persons or other entities affiliated with Merrill Lynch Asset Management, L.P. and Moore Capital Management, Inc., as reflected in Schedule 13Gs, publicly filed with the SEC on or prior to April 15, 1999.

    (c) SHARES RESERVED FOR ISSUANCE; CAPITAL STOCK. CAI has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of CAI Common equal to the maximum number of shares of CAI Common at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

    (d) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not and will not, and the consummation by CAI of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin CAI's performance under this Agreement in any material respect.

    6. REPRESENTATIONS AND WARRANTIES OF MCI WORLDCOM. MCI WorldCom hereby represents and warrants to CAI as follows:

    (a) CORPORATE AUTHORITY. MCI WorldCom has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MCI WorldCom; and this Agreement has been duly executed and delivered by MCI WorldCom.

    (b) INVESTMENT REPRESENTATIONS.

    (i) MCI WorldCom is acquiring the Option and the Option Shares (collectively, the "SECURITIES") for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act, or any rule or regulation under the Securities Act.

    (ii) MCI WorldCom has had such opportunity as it deems adequate to obtain from representatives of CAI such information as is necessary to permit MCI WorldCom to evaluate the merits and risks of its investment in CAI.

   (iii) MCI WorldCom has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Securities and to make an informed investment decision with respect to such purchase.

    (iv) MCI WorldCom acknowledges that (1) the Securities have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and (2) the Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

    7. ADJUSTMENT UPON CHANGES IN CAI CAPITALIZATION, ETC.

    (a) In the event of any change in the CAI Common by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of CAI Common if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of CAI Common are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this SECTION 7(A), upon exercise of any option to purchase CAI Common outstanding on the date hereof or upon conversion into CAI Common of any convertible security of CAI outstanding on the date hereof), the number of shares of CAI Common subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of CAI Common previously issued pursuant hereto, equals [24.4]% of the number of shares of CAI Common then issued and outstanding, giving effect to any shares subject to or issued pursuant to the Option. No provision of this SECTION 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Merger Agreement.

    (b) In the event that CAI shall enter into an agreement (i) to consolidate with or merge into any person, other than MCI WorldCom or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than MCI WorldCom or one of its subsidiaries, to merge into CAI and CAI shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of CAI Common shall be changed into or exchanged for stock or other securities of CAI or any other person or cash or any other property or the outstanding shares of CAI Common immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than MCI WorldCom or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option to acquire the number and class of shares or other securities or property that Holder would have received in respect of CAI Common if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefor, as applicable.

    8. REGISTRATION RIGHTS.

    (a) DEMAND REGISTRATION RIGHTS. CAI shall, subject to the conditions of
SECTION 8(C) below, if requested by Holder, including MCI WorldCom and any permitted transferee acquiring at least 10% of the shares of CAI Common represented by the Option on the date hereof (each, a "SELLING SHAREHOLDER"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of CAI Common or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and CAI shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws, PROVIDED, HOWEVER, that CAI shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

    (b) ADDITIONAL REGISTRATION RIGHTS. If CAI at any time after the exercise of the Option proposes to register any shares of CAI Common under the Securities Act, CAI will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within thirty (30) days after receipt of any such notice (which request shall specify the number of shares of CAI Common intended to be included in such public offering by the Selling Shareholder), CAI will cause all such shares for which a Selling Shareholder requests participation in such registration to be so registered and included in such public offering, PROVIDED, HOWEVER, that CAI may elect to not cause any such shares to be so registered (i) if such public offering is to be underwritten and the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; PROVIDED, FURTHER, HOWEVER, that such election pursuant to (i) may only be made two times. If some but not all the shares of CAI Common, with respect to which CAI shall have received requests for registration pursuant to this SECTION 8(B), shall be excluded from such registration, CAI shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have CAI Common registered for sale.

    (c) CONDITIONS TO REQUIRED REGISTRATION. CAI shall use all reasonable efforts to cause each registration statement referred to in SECTION 8(A) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; PROVIDED, HOWEVER, that CAI may delay any registration of Option Shares required pursuant to SECTION 8(A) above for a period not exceeding ninety (90) days provided CAI shall in good faith determine that any such registration would adversely affect CAI (provided that this right may not be exercised more than once during any twelve month period), and CAI shall not be required to register Option Shares under the Securities Act pursuant to SECTION 8(A) above:

    (i) on more than one occasion during any calendar year;

    (ii) within ninety (90) days after the effective date of a registration referred to in SECTION 8(B) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested;

   (iii) unless a request therefor is made to CAI by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of CAI Common issuable upon exercise of the Option) then outstanding; or

    (iv) if all the Option Shares proposed to be registered could be sold by the Selling Shareholders in a 90-day period in accordance with Rule 144.

    In addition to the foregoing, CAI shall not be required to maintain the effectiveness of any registration statement after the expiration of six (6) months from the effective date of such registration statement. CAI shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; PROVIDED, HOWEVER, that CAI shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

    (d) EXPENSES. Except where applicable state law prohibits such payments, CAI will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses, including the fees and expenses of counsel, legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered (not to exceed $15,000), printing expenses, the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if CAI so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to SECTION 8(A) OR 8(B) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to SECTION 8(A) OR 8(B) above.

    (e) INDEMNIFICATION. In connection with any registration under SECTION 8(A) OR 8(B) above, CAI hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by CAI in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to CAI by such indemnified party expressly for use therein, and CAI and each officer, director and controlling person of CAI shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by CAI in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to CAI by or on behalf of such Selling Shareholder or such underwriter, as the case may be, expressly for such use.

    Promptly upon receipt by a party indemnified under this SECTION 8(E) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this SECTION 8(E), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
SECTION 8(E) except to the extent the indemnified party is materially prejudiced thereby. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or
(iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

    If the indemnification provided for in this SECTION 8(E) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by CAI, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of CAI, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim, PROVIDED, HOWEVER, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Selling Shareholder to indemnify shall be several and not joint with other holders.

    In connection with any registration pursuant to SECTION 8(A) OR 8(B) above, CAI and each Selling Shareholder (other than MCI WorldCom) shall enter into an agreement containing the indemnification provisions of this SECTION 8(E). In the event of an underwritten public offering pursuant to SECTION 8(B), the Company and the Selling Shareholders shall enter into an underwriting agreement containing customary terms and provisions; PROVIDED that the indemnification provisions as they relate to Selling Shareholders shall contain substantially the same limitations as the provisions set forth herein.

    (f) MISCELLANEOUS REPORTING. CAI shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule
144. CAI shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Securities Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

    (g) ISSUE TAXES. CAI will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will hold the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

    9. QUOTATION; LISTING. If CAI Common or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on any securities exchange or market, CAI, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of CAI Common or other securities to be acquired upon exercise of the Option on such securities exchange or market and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

    10. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of CAI for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of CAI Common purchasable hereunder. The terms "AGREEMENT" and "OPTION" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by CAI of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, CAI will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of CAI, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    11. MISCELLANEOUS.

    (a) EXPENSES. Except as expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between MCI WorldCom and CAI (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under SECTION 8(E) and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to SECTION 11(H)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Governmental Authority determines that the Option does not permit Holder to acquire the full number of shares of CAI Common as provided in
SECTION 3 (as may be adjusted herein), it is the express intention of CAI to allow Holder to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

    (d) GOVERNING LAW. This Agreement shall be interpreted, construed and governed in accordance with the internal laws of the State of New York (without regard to any applicable conflicts of law rules), except for matters governed by the Connecticut Code, which shall be interpreted, construed and governed by Connecticut Code.

    (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

    (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed and delivered, it being understood that both parties need not sign the same counterpart.

    (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, CAI and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

    IN WITNESS WHEREOF, CAI and MCI WorldCom have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                        CAI WIRELESS SYSTEMS, INC.

                                        By: /s/ Jared E. Abbruzzese_____________

                                        Name: Jared E. Abbruzzese

                                        Title: Chairman and Chief Executive
                                        Officer

                                        MCI WORLDCOM, INC.

                                        By: /s/ Charles T. Cannada______________

                                        Name: Charles T. Cannada

                                        Title: Senior Vice President

BT Alex. Brown Incorporated                                               [LOGO]

                                 April 26, 1999

Board of Directors
CAI Wireless Systems, Inc.
18 Corporate Woods Boulevard
Albany, New York 12211

Members of the Board:

    BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to CAI Wireless Systems, Inc. ("CAI") in connection with the proposed merger transaction involving CAI and MCI WorldCom, Inc. ("WCOM") pursuant to the Agreement and Plan of Merger, dated as of April 26, 1999 (the "Merger Agreement"), among WCOM, Cardinal Acquisition Subsidiary Inc., a wholly owned subsidiary of WCOM ("Acquisition Subsidiary"), and CAI. The Merger Agreement provides, among other things, for the merger of Acquisition Subsidiary with and into CAI (the "Merger") pursuant to which CAI will become a wholly owned subsidiary of WCOM. As set forth more fully in the Merger Agreement, as a result of the Merger, each outstanding share of the common stock, par value $0.01 per share, of CAI ("CAI Common Stock") will be converted into the right to receive $28.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have requested BT Alex. Brown's opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CAI Common Stock (other than WCOM and its affiliates).

    In connection with BT Alex. Brown's role as financial advisor to CAI, and in arriving at its opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning CAI and certain internal analyses and other information furnished to or discussed with it by CAI and its advisors. BT Alex. Brown has also held discussions with members of the senior management of CAI regarding the business and prospects of CAI. In addition, BT Alex. Brown has
(i) reviewed the reported prices and trading activity for CAI Common Stock, (ii) compared certain financial and stock market information for CAI with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate. Prior to CAI's execution of a letter of intent with WCOM in April 1999, BT Alex. Brown was authorized in connection with its engagement to approach, and held discussions with, certain third parties to solicit indications of interest with respect to the acquisition of, or joint venture or business combination with, CAI.

    BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning CAI, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of CAI. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CAI as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BT Alex. Brown's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

Board of Directors
CAI Wireless Systems, Inc.
April 26, 1999
Page 2

    For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of CAI, WCOM and Acquisition Subsidiary contained in the Merger Agreement are true and correct, CAI, WCOM and Acquisition Subsidiary will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of CAI, WCOM and Acquisition Subsidiary to consummate the Merger will be satisfied without any waiver thereof. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either CAI or WCOM is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on CAI or WCOM or materially reduce the contemplated benefits of the Merger to CAI.

    This opinion is addressed to, and for the use and benefit of, the Board of Directors of CAI and is not a recommendation to any shareholder as to how such shareholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of CAI Common Stock (other than WCOM and its affiliates), and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by CAI to engage in the Merger.

    BT Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. BT Alex. Brown has acted as financial advisor to CAI in connection with the Merger and will receive a fee for its services contingent upon consummation of the Merger. BT Alex. Brown and its affiliates have in the past provided financial services to CAI and WCOM unrelated to the proposed Merger, including having acted as financial advisor to CAI in connection with its Chapter 11 bankruptcy proceeding in 1998 and as managing agent in connection with WCOM's senior bank debt financing in August 1998, for which services BT Alex. Brown and its affiliates have received compensation. BT Alex. Brown currently holds warrants to purchase shares of CAI Common Stock. BT Alex. Brown maintains a market in the securities of CAI and WCOM and regularly publishes research reports regarding WCOM and the businesses and securities of publicly traded companies in the telecommunications industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of CAI and WCOM for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

Board of Directors
CAI Wireless Systems, Inc.
April 26, 1999
Page 3

    Based upon and subject to the foregoing, it is BT Alex. Brown's opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of CAI Common Stock (other than WCOM and its affiliates).

                                        Very truly yours,

                                        /s/ BT Alex. Brown Incorporated

                                        BT ALEX. BROWN INCORPORATED

                                                                         ANNEX D

                          CONNECTICUT GENERAL STATUTES
                             TITLE 33. CORPORATIONS
                       CHAPTER 601. BUSINESS CORPORATIONS
                         PART XIII. DISSENTERS' RIGHTS

SECTION 33-855. DEFINITIONS

    As used in sections 33-855 to 33-872, inclusive:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

    (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-856. RIGHT TO DISSENT

    (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party
    (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
    (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

SECTION 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

    (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

SECTIONS 33-858, 33-859. RESERVED FOR FUTURE USE

SECTION 33-860. NOTICE OF DISSENTERS' RIGHTS

    (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

    (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

SECTION 33-861. NOTICE OF INTENT TO DEMAND PAYMENT

    (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

    (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SECTION 33-862. DISSENTERS' NOTICE

    (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

    (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

        (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

SECTION 33-863. DUTY TO DEMAND PAYMENT

    (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

    (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SECTION 33-864. SHARE RESTRICTIONS

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SECTION 33-865. PAYMENT

    (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

    (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-868; and
(5) a copy of sections 33-855 to 33-872, inclusive.

SECTION 33-866. FAILURE TO TAKE ACTION

    (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

SECTION 33-867. AFTER-ACQUIRED SHARES

    (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

SECTION 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

        (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

        (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

SECTIONS 33-869, 33-870. RESERVED FOR FUTURE USE

SECTION 33-871. COURT ACTION

    (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

SECTION 33-872. COURT COSTS AND COUNSEL FEES

    (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

    (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.